Exhibit 10.2

FIRST AMENDMENT

FIRST AMENDMENT, dated as of March 2, 2011 (this “Amendment”), to the CREDIT AGREEMENT, dated as of October 9, 2007, among GUITAR CENTER, INC., a Delaware corporation, (the “Borrower”), the facility guarantors party thereto (the “Facility Guarantors”), the lenders party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the Term Credit Agreement, the Lenders have agreed to make, and have made, certain extensions of credit to the Borrower;

WHEREAS, the Borrower has requested, among other things, that the Lenders agree to extend the tenor of their Term Loans;

WHEREAS, each Lender executing a signature page hereto with the description “Extended Term Loan Lender” has agreed to convert the amount of its Term Loan in the amount stated on such Lender’s signature page to “Extended Term Loans” and agreed to the amendments and waivers set forth herein, subject to the terms and conditions provided for herein;

WHEREAS, each Lender executing a signature page hereto with the description “Amending Non-Extending Lender” has declined to extend any portion of its Term Loans but has agreed to the amendments and waivers set forth herein subject to the terms and conditions provided for herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.           Defined Terms.  Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement (as defined after giving effect to this Amendment).

SECTION 2.           Amendments.

(a)           Effective as of the First Amendment Effective Date (as defined below), the Term Credit Agreement shall be amended to read in its entirety as set forth in Exhibit A to this Amendment; and

(b)           Effective as of the First Amendment Effective Date, Schedule 3.05(b) to the Term Credit Agreement shall be amended and restated in its entirety as set forth in Exhibit D to this Amendment.

SECTION 3.           Waivers and Consents.

(a)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to (i) the minimum Prime Rate (as defined in the ABL Agreement) for the Indebtedness under the ABL Facility being determined with reference to the LIBO Rate (as defined in the ABL Agreement) that would be applicable to a 1-month Interest Period (as defined in the ABL

Agreement) and (ii) the Applicable Margin (as defined in the ABL Agreement) for all or a portion of the Indebtedness under the ABL Facility being determined with reference to the following pricing grid:

Average Daily Excess Availability	LIBO Applicable Margin	Prime Rate Applicable Margin
Greater than $250,000,000	2.75%	1.75%
Less than or equal to $250,000,000 but greater than $125,000,000	3.00%	2.00%
Less than or equal to $125,000,000	3.25%	2.25%

(b)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to the increase in the Redemption Price (as defined in the Holdco Notes Indenture) for the period commencing October 15, 2013 through and including October 14, 2015.

(c)           Notwithstanding any provision in the Term Credit Agreement (including Section 6.09) or any other Loan Document to the contrary, which contrary provisions are hereby waived, each party hereto consents to (i) the Interest Reinvestment Transaction, (ii) the amendments to the Holdco Notes Indenture made pursuant to an amendment set forth in Exhibit B to this Amendment, (iii) the amendments to the Senior Notes Indenture made pursuant to an amendment set forth in Exhibit C to this Amendment and (iv) all transactions related to the foregoing.

SECTION 4.           Conditions to Effectiveness.  This Amendment shall become effective on and as of the date hereof (the “First Amendment Effective Date”) upon the satisfaction (or waiver by the Required Lenders) of the following conditions:

(a)           the Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of (a) the Borrower, (b) the Facility Guarantors and (c) the Required Lenders (including, in any event, each Extended Term Loan Lender), together with all schedules and exhibits hereto and acknowledged by the Administrative Agent;

(b)           the Administrative Agent shall have received the favorable written opinion with respect to the Amendment executed on the First Amendment Effective Date and the transactions contemplated hereby of Kirkland & Ellis LLP, special counsel to the Borrower and the Facility Guarantors, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent;

(c)           the Administrative Agent shall have received resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each Facility Guarantor certified by its secretary or assistant secretary as of the First Amendment Effective Date, approving this Amendment and authorizing the execution and delivery hereof, each in form and substance reasonably satisfactory to the Administrative Agent;

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(d)           the Administrative Agent shall have received specimen signatures of officers or other appropriate representatives executing this Amendment on behalf of the Borrower and each Facility Guarantor, certified by the secretary or assistant secretary of such Borrower or Facility Guarantor;

(e)           the Administrative Agent shall have received any changes to the Charter Documents of the Borrower and each Facility Guarantor since the Closing Date, certified as true and correct by its secretary or assistant secretary;

(f)            the Administrative Agent shall have received certificates issued as of a recent date by the Secretaries of State of the respective jurisdictions of formation of the Borrower and each Facility Guarantor as to the due existence and good standing of such Person;

(g)           the Administrative Agent shall have received evidence that all fees and expenses required to be paid pursuant to Sections 6 and 7 hereof by the Borrower on or before the First Amendment Effective Date to the Administrative Agent, the Arrangers and the Lenders (or their affiliates) in connection with this Amendment have been paid in full;

(h)           Holdings shall have entered into an amendment to the HoldCo Notes Indenture substantially in the form of Exhibit B to this Amendment, and such amendment shall become effective on the First Amendment Effective Date; and

(i)            the Borrower shall have entered into an amendment to the Senior Notes Indenture substantially in the form of Exhibit C to this Amendment, and such amendment shall become effective on the First Amendment Effective Date.

SECTION 5.           Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and each Lender that (immediately before and after giving effect to this Amendment):

(a)   Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and, in the case of the Borrower, to borrow under the Term Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”).  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of its obligations under this Amendment and, in the case of the Borrower, to authorize the borrowings under the Amended Credit Agreement.  This Amendment has been duly executed and delivered on behalf of each Loan Party.  This Amendment constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)   The execution, delivery and performance of this Amendment will not violate any Applicable Law, or conflict with any material indenture, agreement or other instrument to which the Borrower is a party, except to the extent that such violation or conflict would not reasonably be expected to result in a Material Adverse Effect, and will not result in the creation or imposition of any Lien upon any asset of the Borrower pursuant to any such agreement (other than any Permitted Encumbrances and Liens created under the Loan Documents).

(c)   Each of the representations and warranties made by any Loan Party in the Loan Documents as amended by this Amendment is true and correct in all material respects on and as of the First Amendment Effective Date, as if made on and as of such date (except that any representation or

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warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).

(d)   As of the First Amendment Effective Date, there does not exist any Default or Event of Default.

SECTION 6.           Payment of Expenses.  The Borrower agrees to pay or reimburse the Arrangers and the Administrative Agent for all Credit Party Expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby.

SECTION 7.           Consent Fee.  The Borrower agrees to pay to the Administrative Agent for the account of (a) each Extended Term Loan Lender that has executed and delivered a counterpart of this Amendment by the First Amendment Effective Date, a consent fee in an amount equal to 0.25% of such Lender’s Extended Term Loans, and a consent fee in an amount equal to 0.05% of such Lender’s Non-Extended Term Loans and (b) each Amending Non-Extending Lender that has executed and delivered a counterpart of this Amendment by the First Amendment Effective Date, a consent fee in an amount equal to 0.05% of such Lender’s Non-Extended Term Loans.

SECTION 8.           Post-Effectiveness Covenant.  The Borrower agrees to deliver to the Administrative Agent as soon as commercially reasonable, but in any event no later than the date that is 30 days after the First Amendment Effective Date (or such later date as the Administrative Agent may elect in its sole discretion) (a) an amendment to each Mortgage, in form and substance reasonably satisfactory to the Administrative Agent and (b) a date down endorsement to the title policy covering each Mortgage.

SECTION 9.           No Other Amendment or Waivers; Confirmation.  Except as expressly provided hereby, all of the terms and provisions of the Term Credit Agreement and the other Loan Documents are and shall remain in full force and effect.  The amendments and waivers contained herein (including Exhibits A, B, C and D) shall not be construed as an amendment or waiver of any other provision of the Term Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

SECTION 10.         GOVERNING LAW; WAIVER OF JURY TRIAL; MISCELLANEOUS.

(a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           On and after the First Amendment Effective Date, each reference in the Term Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Term Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Term Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

(c)           This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  This Amendment may be delivered by facsimile or electronic transmission of the relevant signature pages hereof.

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(d)           The Administrative Agent shall give notice to the Borrower and each of the Lenders promptly upon the occurrence of the “First Amendment Effective Date.”

(e)           The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and permitted assigns (including permitted assignees of its Loans in whole or in part prior to effectiveness hereof).

SECTION 11.         Severability.  If any provision of this Amendment shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

SECTION 12.         Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

GUITAR CENTER, INC.

		By:	/s/ Erick Mason
Name: Erick Mason
Title: EVP and CFO

THE ENTITIES LISTED ON SCHEDULE I HERETO, as Facility Guarantors

		By:	/s/ Erick Mason
Name: Erick Mason
Title: VP & Asst. Secretary, EVP, CFO, Treasurer, President

Acknowledged and Agreed:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, and as Lender

By:	/s/ Sarah Freedman
Name: Sarah Freedman
Title: Vice President

Name of Lender:

By:
Name:
Title:

Lender’s total Extended Term Loans: $

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Schedule I

Facility Guarantors

Guitar Center Holdings, Inc.

Guitar Center Stores, Inc.

Guitar Center Gift Card Company, LLC
Musician’s Friend, Inc.

Harmony Central Group, LLC

KORVAL, Inc.

Music123, Inc.

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EXHIBIT A

Amended Credit Agreement

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EXHIBIT A

CREDIT AGREEMENT

dated as of
October 9, 2007

VH MERGERSUB, INC.
(to be merged with and into GUITAR CENTER, INC.)

As Borrower

THE FACILITY GUARANTORS NAMED HEREIN

JPMORGAN CHASE BANK, N.A.
As Administrative Agent and Collateral Agent

EACH SYNDICATION AGENT AND CO-DOCUMENTATION AGENT NAMED HEREIN

THE LENDERS
NAMED HEREIN

And

J.P. MORGAN SECURITIES INC.
As Lead Arranger and Book Runner

As amended pursuant to the First Amendment, dated as of March 2, 2011

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EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B-1:	Form of Borrowing Request
Exhibit B-2:	Form of Conversion/Continuation Notice
Exhibit C:	Form of Note
Exhibit D:	Form of Joinder
Exhibit E:	Form of Compliance Certificate
Exhibit F:	Intercreditor Agreement

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SCHEDULES

Schedule 1.1(a):	Lenders and Commitments
Schedule 1.1(b):	Business Segments
Schedule 3.01:	Organization Information
Schedule 3.05(b):	Intellectual Property
Schedule 3.05(c)(i):	Owned Real Property
Schedule 3.06(a):	Disclosed Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 3.14:	Collective Bargaining Agreements
Schedule 5.16(a):	Mortgaged Properties
Schedule 5.17:	Post-Closing Matters
Schedule 6.01:	Existing Indebtedness
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Permitted Investments
Schedule 6.05:	Permitted Dispositions
Schedule 6.07:	Affiliate Transactions

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CREDIT AGREEMENT dated as of October 9, 2007 among:

VH MERGERSUB, INC. (“Merger Sub” and, prior to the Merger (as defined below), the “Borrower”), a corporation organized under the laws of the State of Delaware, to be merged (the “Merger”) with and into GUITAR CENTER, INC. (“Guitar Center” and, after the Merger, the “Borrower”), a corporation organized under the laws of the State of Delaware;

The FACILITY GUARANTORS from time to time party hereto;

JPMORGAN CHASE BANK, N.A., a national banking association, having a place of business at 270 Park Avenue, New York, New York 10017, as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”), for its own benefit and the benefit of the other Secured Parties;

The LENDERS party hereto; and Each SYNDICATION AGENT AND CO-DOCUMENTATION AGENT (as defined herein);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

SECTION 1.01               Definitions.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Agreement” means that certain credit agreement dated October 9, 2007 by and among the Borrower, as the lead borrower, the other borrowers named therein, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the lenders identified therein, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Borrowings Amount” means, as of any date (the “Reference Date”), an amount equal to (a) the sum of the aggregate amount of all Loans (as such term is defined under the ABL Agreement) outstanding for the period of four consecutive Fiscal Quarters most recently ended on or prior to the Reference Date divided by (b) four.

“ABL Facility” means the revolving credit loan facility established pursuant to the ABL Agreement in a principal amount of commitments and loans thereunder not to exceed $375,000,000 (which amount may be increased or reduced in accordance with the provisions of the ABL Agreement as in effect on the Closing Date), as amended, modified, supplemented, refinanced or replaced from time to time, provided that any such refinancing constitutes a Permitted Refinancing.

“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.  The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Acquired EBITDA” means, with respect to any entity or business acquired in a Permitted Acquisition (any of the foregoing, an “Acquired Entity”) for any period, the amount of Consolidated EBITDA of such Acquired Entity for such period (determined using such definition as if references to Holdings and its Restricted Subsidiaries therein were to such Acquired Entity and its Restricted Subsidiaries), all as determined on a Consolidated basis for such Acquired Entity in accordance with GAAP.

“Acquired Entity” has the meaning provided in the definition of “Acquired EBITDA.”

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a Real Estate portfolio or Stores from any other Person, or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Acquisition Agreement” means the Agreement and Plan of Merger among Guitar Center, Holdings and Merger Sub dated as of June 27, 2007, together with the schedules, exhibits and annexes thereto.

“Acquisition Charges” means the transaction costs, fees and expenses incurred in connection with the VH Acquisition and the financing therefor (including those related to this Agreement, the Senior Initial Loan Facility, the Holdco Initial Loan Facility and the ABL Facility).

“Acquisition Documents” means the Acquisition Agreement and all other agreements, documents, certificates and instruments executed and/or delivered in connection therewith, each as modified, amended, supplemented or restated, and in effect from time to time.

“Additional Borrower Unsecured Senior Notes” means the unsecured senior notes of the Borrower issued pursuant to an Interest Reinvestment Transaction, as modified, amended, supplemented or restated, and in effect from time to time.

“Additional Lender” has the meaning specified in SECTION 2.02.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Advisory Agreement” means the Advisory Agreement dated as of October 9, 2007 by and among Holdings, the Borrower and Bain Capital Partners, LLC, a Delaware limited liability company, as amended and in effect from time to time.

“Advisory Fees” means financial advisory fees, closing fees, transaction fees, monitoring fees, oversight fees and similar fees, expenses and indemnities payable by the Loan Parties pursuant to the Advisory Agreement, but in the case of any such fees not to exceed the amounts payable in respect thereof under the Advisory Agreement as in effect on the Closing Date.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Borrower (unless otherwise specified in this definition) equal to:

(a)           In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the net amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party was the sole “Affected Party” (as therein defined);

(b)           In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, based on the settlement price of such Hedge Agreement on such date of determination; or

(c)           In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss, if any, on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, enforceable notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means a percentage per annum equal to, in the case of any (a) Non-Extended Term Loan that is a Prime Rate Loan, 2.50%, (b) Non-Extended Term Loan that is a LIBO Loan, 3.50%, (c) Extended Term Loan that is a Prime Rate Loan, 4.25% and (d) Extended Term Loan that is a LIBO Loan, 5.25%.

“Arranger” means J.P. Morgan Securities Inc.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises, administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Title 11, U.S.C.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means the incurrence of Term Loans of a single Type having, in the case of LIBO Loans, a single Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.03.

“Breakage Costs” has the meaning provided in SECTION 2.16(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to Holdings and its Restricted Subsidiaries for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and its Restricted Subsidiaries that are (or would be) set forth in a Consolidated statement of cash flows of Holdings and its Restricted Subsidiaries for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any such expenditures which constitute capital expenditures relating to the construction or acquisition of any property which subsequent to such capital expenditures has been transferred to a Person other than Holdings or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction permitted under this Agreement, (ii) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received or Capital Lease Obligations incurred by Holdings or any of its Restricted Subsidiaries in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (C) the proceeds or consideration received from any sale, trade in or other disposition of Holdings’ or any of its Restricted Subsidiaries’ assets (other than assets constituting Collateral consisting of Inventory and Accounts), to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) any such expenditures which constitute a Permitted Acquisition, (iv) any such expenditures which constitute expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings or any of its Restricted Subsidiaries) and for which neither Holdings nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (v) any such expenditures which constitute the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any such expenditures which constitute the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) any such expenditures which constitute the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (viii) any such expenditures which constitute normal replacement and maintenance programs charged to current results or (ix) any expenditures which are contractually required to be, and are, reimbursed to Holdings or any of its Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (except for temporary treatment of construction related expenditures under EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as an operating lease and not a Capital Lease Obligation.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the benefit of the other Secured Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.17(f).

“Cash Equivalents” means Permitted Investments set forth in clauses (a) through (e) and clause (s) in the definition thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time:

(a)           any “change in/of control” or similar event as defined in any documents governing the Senior Initial Loan Facility or the Holdco Initial Loan Facility;

(b)           during a period of up to twelve (12) consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings (or prior to the consummation of a Qualifying IPO, the Sponsors) nor (ii) appointed by directors so nominated;

(c)           after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of Holdings entitled to vote for the election of directors of Holdings, and (ii) Capital Stock of Holdings entitled to vote for the election of directors of Holdings in an amount greater than the number of shares of such Capital Stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control);

(d)           prior to the consummation of a Qualifying IPO, a change in the Control of Holdings such that the Loan Parties are not Controlled by any one or more of the Sponsor Group; or

(e)           Holdings fails at any time to own, directly or indirectly (i) 100% of the Capital Stock of the Borrower or (ii) 100% of the Capital Stock of each of its other Subsidiaries (other than Subsidiaries that are directly or indirectly owned by the Borrower), in each case, free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i), (l) and (r) of the definition of Permitted Encumbrances), except, in the case of clause (ii), where such failure is as a result of a transaction permitted by the Loan Documents.

“Change in Law” means (a) the adoption of any Applicable Law after the Closing Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date applicable to the Loan Parties.

“Charges” has the meaning provided in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, certificate of formation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Closing Date” means October 9, 2007.

“Closing Date Representations and Warranties” means, solely with respect to the Borrower and its Subsidiaries, (a) those representations and warranties set forth in the Acquisition Agreement that (i) are material to the interests of the Lenders and (ii) a breach of any of which would permit Holdings or Merger Sub to terminate their respective obligations thereunder,(b) those representations and warranties set forth in the first and second sentence of SECTION 3.01 to the extent the same relate to the entering into and performance of the Loan Documents, SECTION 3.02, SECTION 3.08, SECTION 3.16 and SECTION 3.19 hereof and (c) the deemed representation and warranty that before and after giving effect to the Term Loans to be made on the Closing Date, no Default or Event of Default shall have occurred and be continuing in respect of the provisions of SECTION 5.11 hereof.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder.

“Co-Documentation Agent” means each financial institution accorded such title by the Arranger in consultation with Borrower in connection with the initial syndication of Commitments and with respect to the Extended Term Loans.

“Collateral” means any and all “Collateral”, “Pledged Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) each landlord of real property leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real property, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the real property for the purposes of conducting a Liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower on the Closing Date or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Term Loans to the Borrower, in the amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Compliance Certificate” has the meaning provided in SECTION 5.01(d).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Current Assets” means, at any date, all amounts (other than cash, Cash Equivalents and the current portion of deferred income taxes) that would, in conformity with GAAP, be included in the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be included in the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Loans (as defined in the ABL Agreement) otherwise included therein, (c) the current portion of deferred income taxes and (d) any liability in respect of net obligations pursuant to Hedge Agreements related solely to interest rate protection.

“Consolidated EBITDA” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any period, (i) the sum (without duplication) of (a) Consolidated Net Income for such period, plus in each case without duplication and to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization (including goodwill impairment charges), and all other non-cash charges, non-cash expenses or non-cash losses (including, but not limited to, amortization of deferred financing fees, non-cash rent expense, non-cash expense from any employee benefit or stock option plan, loss on sale or disposition of fixed assets and subsequent non-cash impairment charges), (c) provisions for Consolidated Taxes based on income, (d) Consolidated Interest Expense, (e) Acquisition Charges, (f) non-recurring and other one time costs (including, without limitation, legal, consulting and other advisory fees) in connection with the corporate restructuring of Holdings and its Restricted Subsidiaries which are incurred within twelve (12) months after the Closing Date, (g) expenses and indemnities paid to directors, (h) all costs, fees, expenses and any one time payments made related to the VH Acquisition, (i) all costs, fees, expenses and any one time payments made related to any Permitted Investments and Permitted Acquisitions, issuance of equity, recapitalization, reorganization, Permitted Disposition or issuance of Permitted Indebtedness, and any reasonably identifiable and factually supportable cost savings in an aggregate amount for any consecutive four Fiscal Quarter period not to exceed in the aggregate with any Pro Forma Adjustments for such period (or any portion thereof) an amount equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of determination and certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable in respect thereof within twelve (12) months following any such Permitted Acquisition or Permitted Disposition or recapitalization or reorganization to the extent (A) such cost savings would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, or (B) the Administrative Agent shall, in its sole discretion, have approved an adjustment in respect of such cost savings, (j) all one time compensation charges, including, without limitation, stay bonuses paid to existing management and severance costs, (k) to the extent not already included in Consolidated Net Income, proceeds from business interruption insurance, (l) to the extent not already included in Consolidated Net Income and actually indemnified or reimbursed, any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any Permitted Acquisition or any Permitted Disposition, (m) cash receipts (or reduced cash expenditures) in respect of income received in connection with subleases to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii)(b) below for any previous period, (n) non-cash charges, expenses or losses relating to the vesting of warrants, (o) any one time expenses relating to enhanced accounting functions, (p) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods, including, without limitation, changes in capitalization of variances) or (2) due to purchase accounting associated with the Transactions, (q) costs related to implementation of inventory management and point of sale solutions and other systems and technology initiatives (provided that the amount of any cash costs added-back in the calculation of Consolidated EBITDA pursuant to this clause (q) for such period, in the aggregate with the amount of any add-backs of such cash costs for preceding periods, shall not exceed $4,000,000), (r) annual Advisory Fees whether accrued or paid in cash (provided that to the extent any non-cash expense added back under this clause (r) becomes a cash charge in any subsequent period, such cash charge shall not be deducted in determining Consolidated Net Income for such subsequent period), (s) cash expenses incurred as a result of litigation against any Loan Party or any of its Subsidiaries to the extent not reimbursed in such period from insurance proceeds or by other third parties (provided that the amount of any such reimbursement in respect of such expenses received in a subsequent period shall be deducted in calculating Consolidated EBITDA for such subsequent period) in an amount not to exceed $3,000,000 in the aggregate with the amount of add-backs for preceding periods pursuant to this clause (s), (t) annual non-cash bonus expense in the period recorded (provided that to the extent any non-cash expense added back under this clause (t) becomes a cash expense in any subsequent period, such cash expense shall be deducted in calculating Consolidated EBITDA for such subsequent period) and (u) unusual, nonrecurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), minus (ii) the sum of (a) any Restricted Payment made in cash during such period to any Person (other than a Loan Party) having an interest in any Restricted Subsidiary of a Loan Party, (b) non-cash gains for such period to the extent included in Consolidated Net Income, and (c) cash payments made during such period on account of non-cash charges added back in the calculation of Consolidated EBITDA pursuant to clause (i)(b) above for any previous period.

“Consolidated Interest Expense” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any period, (a) total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP but excluding any imputed interest as a result of purchase accounting) of Holdings and its Restricted Subsidiaries on a Consolidated basis with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding (i) any non-cash or deferred interest financing costs and (ii) any non-cash amortization or write-down of any deferred financing fees (including bridge facility fees), all as determined on a Consolidated basis in accordance with GAAP.  For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements.

“Consolidated Net Income” means, with respect to Holdings and its Restricted Subsidiaries for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP (including any Acquired EBITDA); provided, however, that there shall be excluded (a) the income (or loss) of any Person in which Holdings and any of its Restricted Subsidiaries has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Holdings or such Restricted Subsidiary during such period, and (b) the income of any direct or indirect Restricted Subsidiary of Holdings or any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary

“Consolidated Secured Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) Consolidated Total Debt (other than any portion of such Consolidated Total Debt that is attributed to Loans (as such term is defined under the ABL Agreement) outstanding at such date) that is secured by a Lien on any asset of Holdings or any of its Subsidiaries plus (ii) the ABL Borrowings Amount on such date, minus (iii) the aggregate amount of unrestricted cash and Cash Equivalents on hand of Holdings and its Subsidiaries subject to a first priority (other than (i) Permitted Encumbrances of the type described in clause

(q) of the definition thereof and (ii) Permitted Encumbrances arising by operation of law) perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on and prior to such date, taken as one accounting period.

“Consolidated Taxes” means, as of any date for the applicable period ending on such date with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis, the aggregate of all income, withholding, franchise and similar taxes and foreign withholding taxes, as determined in accordance with GAAP, to the extent the same are paid or accrued during such period.

“Consolidated Total Debt” means, at any date, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries outstanding at such date in the amount that would be reflected on a balance sheet prepared on such date in accordance with GAAP (excluding any such Indebtedness pursuant to Hedge Agreements).

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the applicable Loan Party’s financial stock ledger based upon the Loan Parties’ accounting practices in effect on the Closing Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory to the extent treated consistently with the Loan Parties’ accounting practices in effect on the Closing Date) used in the applicable Loan Party’s calculation of cost of goods sold.

“Credit Party” means (a) the Lenders, (b) the Agents and their respective Affiliates and branches, (c) the Arranger and (d) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable documented out-of-pocket expenses incurred by the Agents and the Arranger, including the reasonable documented fees, charges and disbursements of one counsel for the Agents and the Arranger (plus one local counsel in any other jurisdiction to the extent reasonably necessary), in connection with the preparation and administration of the Loan Documents, the syndication of the credit facilities provided for herein, or any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), (b) all reasonable documented  out-of-pocket expenses incurred by the Agents or, subject to the proviso below, any Lender and their respective Affiliates and branches, including the reasonable documented fees, charges and disbursements of one counsel for the Agents, the Lenders and their respective Affiliates (plus one local counsel in any other jurisdiction to the extent reasonably necessary) in connection with the enforcement and protection of their rights in connection with the Loan Documents, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of the Term Loans; provided that the Agent, the Lenders and their Affiliates shall be entitled to reimbursement for no more than one counsel representing all such Lenders (plus one local counsel in any other jurisdiction to the extent reasonably necessary); and provided further that in the case of an actual conflict of interest the Agents, the Lenders and their respective Affiliates may engage and shall be reimbursed for additional counsel (plus additional local counsel in any other jurisdiction to the extent reasonably necessary); and provided further that the foregoing shall in no event limit the right of the Agents, the Arranger, the Lenders and their respective Affiliates to reimbursement of expenses of counsel under the ABL Facility.  Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.

“Cure Amount” has the meaning provided in SECTION 7.01.

“Cure Right” has the meaning provided in SECTION 7.01.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Designated Hedge Agreement” means each Hedge Agreement between any Loan Party or any of its Restricted Subsidiaries and any Person that is a Lender or an Affiliate of a Lender on the Closing Date or on the date such Hedge Agreement was entered into designated in writing by the Borrower to the Agents as a “Term Loan Pari Passu Hedge Agreement”, as each may be amended from time to time.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Non-Extended Term Loan Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any Capital Stock referred to in (a) above prior to the Non-Extended Term Loan Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Non-Extended Term Loan Maturity Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a Change in Control shall not constitute Disqualified Capital Stock.

“Disqualified Institution” means (a) any bank, financial institution or other Person or any competitor of the Borrower and its Subsidiaries, in each case as identified in writing by the

Borrower to the Administrative Agent prior to the Closing Date, and (b) any Excluded Institution.

“Documents” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase agreements.

“ECF Percentage” means, with respect to any Fiscal Year of Holdings ending on or after December 31, 2008, 50%; provided that the ECF Percentage shall be reduced to (i) 25%, if the Consolidated Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.75 to 1.0 and greater than or equal to 1.0 to 1.0, or (ii) 0%, if the Consolidated Secured Net Leverage Ratio as of the last day of such Fiscal Year is less than 1.0 to 1.0.

“Eligible Assignee” means (a) any Credit Party, any Affiliate of any Credit Party and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buy loans in the ordinary course, provided that in any event, “Eligible Assignee” shall not include (x) any natural person, or (y) the Sponsor Group or any of their respective Affiliates (other than any fund that makes debt investments in the ordinary course of business and is managed or administered by Sankaty Advisors LLC or any of its Subsidiaries).

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health from environmental hazards, to the protection of the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the Security Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means: (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (f) the receipt by any of the Loan Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any of the Loan Parties or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by any of the Loan Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Loan Parties or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Event of Default” has the meaning provided in SECTION 7.01.  An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing by the Administrative Agent in accordance with the terms of this Agreement.

“Excess Cash Flow” means, for any Fiscal Year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including Consolidated depreciation and amortization) deducted in arriving at such Consolidated Net Income to the extent such non-cash charges do not result in a cash payment in a future period, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non cash loss on the sale, transfer or other disposition of any assets by Holdings and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) without duplication of any such amount deducted in determining Excess Cash Flow for any preceding Fiscal Year of Holdings, the aggregate amount actually paid during such Fiscal Year (or, with respect to Permitted Investments, committed to be invested pursuant to a legally binding agreement) by Holdings and its Subsidiaries in cash on account of Capital Expenditures or Permitted Investments (excluding the principal amount of Indebtedness incurred (or, with respect to not yet paid for Permitted Investments, to be incurred) to finance such expenditures or Investments (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures or Permitted Investments financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled or optional principal payments of Funded Debt (excluding optional prepayments of the Term Loans) of Holdings and its Subsidiaries made during such Fiscal Year (other than (i) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and (ii) any such principal prepayments financed with the proceeds of other Indebtedness), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) the aggregate net amount of non-cash gain on the on the sale, transfer or other disposition of any assets by Holdings and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) cash payments made in respect of long-term liabilities of Holdings and its Subsidiaries other than Indebtedness, and (viii) all interest (whether accrued or paid in cash or added to principal) due in respect of the Holdco Initial Loan Facility Indebtedness during such Fiscal Year.

“Excess Cash Flow Application Date” has the meaning provided in SECTION 2.17(d).

“Excluded Institution” means (a) any institution engaged as a principal primarily in private equity or venture capital and (b) any institution engaged directly or indirectly in the sale of Guitar Center and its Subsidiaries on or before the Closing Date.

“Excluded Net Proceeds” means (i) with respect to any Net Proceeds received from the incurrence of any Indebtedness of Holdings or any of its Restricted Subsidiaries, such portion of such Net Proceeds that are then required to be paid to the holders of the Senior Initial Loans pursuant to the terms thereof and are permitted to be so paid pursuant to Section 6.06, and (ii) with respect to any Net Proceeds received from the incurrence of any Indebtedness of Holdings, such amount of such Net Proceeds as is required to prepay the Holdco Initial Loans pursuant to the terms thereof and are permitted to be so paid pursuant to Section 6.06.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (f) any Subsidiary that is a special purpose entity and (g) any other Subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or burden of providing a Guarantee of the Obligations outweighs the benefits to be obtained by the Lenders therefrom (it being agreed that, the cost and burden of a Foreign Subsidiary providing a Guarantee outweighs the benefits).

“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located (or any political subdivision thereof), (c) in the case of a U.S. Lender, any United States back-up withholding tax imposed on amounts payable to such U.S. Lender that is attributable to such U.S. Lender’s failure to comply with SECTION 2.23(f), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.24(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e).

“Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated December 21, 2001 entered into by and among Wells Fargo Retail Finance, LLC, as the arranger and administrative agent for the lenders thereto, Fleet Retail Group Inc., as documentation agent, the lenders thereto, Guitar Center, Guitar Center Stores, Inc. and Musician’s Friend, Inc., as amended by that certain Consent and Amendment dated June 9, 2003, as further amended by that certain Second Amendment dated December 5, 2003, as further amended by that certain Third Amendment dated February 8, 2005 and as further amended by that certain Fourth Amendment dated April 26, 2006.

“Existing 2007 Credit Agreement” means this Agreement as in effect immediately prior to the First Amendment Effective Date.

“Extended Term Loan” means term loans converted to “Extended Term Loans,” as described in SECTION 2.01.

“Extended Term Loan Installment” has the meaning set forth in SECTION 2.04(b).

“Extended Term Loan Lender” means each Lender that holds an Extended Term Loan.

“Extended Term Loan Maturity Date” means April 9, 2017.

“Extension” has the meaning provided in SECTION 2.27(a).

“Extension Offer” has the meaning provided in SECTION 2.27(a).

“Extension Term Loans” has the meaning provided in SECTION 2.27(a).

“Facility Guarantee” means any Guarantee of the Obligations executed by Holdings and its Subsidiaries (other than any Excluded Subsidiary) which are or hereafter become Facility Guarantors in favor of the Agents and the other Secured Parties and reasonably satisfactory in form and substance to the Administrative Agent.

“Facility Guarantors” means any Person executing a Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (1%)) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Fee Letter dated June 27, 2007 from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to Merger Sub and Holdings.

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.

“Financial Performance Covenant” means the covenant of the Borrower set forth in SECTION 6.11(a).

“First Amendment” means the First Amendment, dated as of [    ], 2011, to this Agreement.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall end on the last day of each calendar month in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed Assets” means Equipment and Real Estate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, or any of its territories or possessions.

“Funded Debt” means, as to any Person, all Indebtedness for borrowed money of such Person that matures more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of Holdings and its Subsidiaries, in any event including Indebtedness in respect of the Term Loans and the “Loans” (as such term is defined in the ABL Agreement and for the avoidance of doubt including all amounts drawn or paid under letters of credit issued or deemed issued under the ABL Facility for which the applicable issuing bank has not yet been reimbursed), the Senior Initial Loan Facility Indebtedness and the Holdco Initial Loan Facility Indebtedness.

“Funding Office” means the office of the Administrative Agent specified in SECTION 9.01 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.  For the avoidance of doubt, all computations with respect to leases contained in this Agreement will be performed in accordance with GAAP as in effect on the Closing Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations, including but not limited to, those in effect on the Closing Date or entered into in connection with any Permitted Acquisition or Permitted Disposition (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guitar Center” has the meaning set forth in the Preamble to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas,  mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.

“Holdco Initial Loan Agreement” means the Senior Holdings Initial Loan Credit Agreement, dated as of the Closing Date, among Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Holdings Initial Loan Agreement or other credit agreements, indentures (including any Holdco Notes Indenture) or otherwise).

“Holdco Initial Loan Documents” means the “Loan Documents” as such term is defined in the Holdco Initial Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Holdco Initial Loan Documents or other loan documents, indentures (including any Holdco Notes Indenture) or otherwise).

“Holdco Initial Loan Facility” means the collective reference to the Holdco Initial Loan Agreement, any Holdco Initial Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Holdco Initial Loan Agreement or other credit agreements, indentures (including any Holdco Notes Indenture) or otherwise).  Without limiting the generality of the foregoing, the term “Holdco Initial Loan Facility” shall include (x) any Holdco Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iii) otherwise altering the terms and conditions thereof or (iv) evidencing or governing any Indebtedness incurred pursuant to any Required Holdco Initial Loan Refinancing.

“Holdco Initial Loan Facility Indebtedness” means any Holdco Initial Loans, and any Indebtedness incurred under the Holdco Initial Loan Facility, including any Holdco Notes so incurred to refinance (whether in whole or in part) any Holdco Initial Loans.  Notwithstanding the foregoing, the stated maturity of the Holdco Initial Loan Facility Indebtedness (including, without limitation, any Holdco Notes) shall not be earlier than eight and a half years after the Closing Date.

“Holdco Initial Loans” means any loans made pursuant to the Holdco Initial Loan Agreement on the Closing Date.

“Holdco Notes” means (a) any Holdco Notes of Holdings to be issued after the Closing Date upon the conversion or exchange of the Holdco Initial Loans for such Holdco Notes, or to refinance in whole or in part the Holdco Initial Loans or any notes issued to refinance or upon the conversion or exchange of any Holdco Initial Loans, and (b) any substantially similar Holdco Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Holdco Notes; in each case as any such Holdco Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Holdco Notes Indenture” means any indenture governing any Holdco Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holders” has the meaning specified in the definition of “Interest Reinvestment Transaction.”

“Holdings” means Guitar Center Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary” means a Subsidiary of Holdings for which (a) the assets of such Subsidiary constitute less than or equal to 1% of the total assets of Holdings and its Subsidiaries on a Consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to 5% of the total assets of Holdings and its Subsidiaries on a Consolidated basis and (b) the Consolidated EBITDA attributable to such Subsidiary accounts for less than or equal to 1% of Consolidated EBITDA of Holdings and its Subsidiaries and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries.  In no event shall the Borrower be deemed an “Immaterial Subsidiary.”

“Incremental Amendment” has the meaning specified in SECTION 2.02(a).

“Incremental Facility” has the meaning specified in SECTION 2.02(a).

“Incremental Facility Closing Date” has the meaning specified in SECTION 2.02(c).

“Incremental Term Loans” has the meaning specified in SECTION 2.02(a).

“Indebtedness” of any Person means, without duplication:

(a)           All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b)           All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)           All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)           All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);

(e)           All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse;

(f)            All Guarantees by such Person of Indebtedness of others;

(g)           All Capital Lease Obligations of such Person;

(h)           All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i)            All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)            The Agreement Value of all Hedge Agreements;

(k)           The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;

(l)            Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined; and

(m)          All mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person (including, without limitation, Disqualified Capital Stock), other than upon any change of control or sale of all or substantially all assets of such Person;

Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP, (D) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of

EITF 97-10, “The Effects of Lessee Involvement in Asset Construction” or (E) Guarantees by the Borrower of lease obligations of its Subsidiaries (other than Capital Lease Obligations).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning provided in SECTION 9.03(b).

“Information” has the meaning provided in SECTION 9.15.

“Informational Website” has the meaning provided in SECTION 5.01.

“Installment Date” means the last day of each Fiscal Quarter.

“Installments” means the Non-Extended Term Loan Installments and the Extended Term Loan Installments.

“Instruments” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; and all other recognized forms of intellectual property throughout the world.

“Intellectual Property Security Agreement” means each short form intellectual property security agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its own benefit and for the benefit of the other Credit Parties, granting a Lien in the Intellectual Property of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Agents, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent under the ABL Facility, and the Loan Parties and attached hereto as Exhibit F.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan, the last day of each Fiscal Quarter and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO

Loan has an Interest Period of greater than ninety (90) days, the last day of every third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6), and, if available to all relevant Lenders, two (2) weeks or nine (9) or twelve (12) months thereafter as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Reinvestment Transaction” means the assignment, at Holdings’ election, by the holders (collectively, the “Holders”) of the Holdco Initial Loan Facility Indebtedness to the Borrower of the Holders’ rights to receive 50% of the cash interest payable on the Holdco Initial Loan Facility Indebtedness with respect to certain interest periods in exchange for senior unsecured notes of the Borrower, which may be issued pursuant to the Senior Notes Indenture, provided that such notes shall neither (a) bear interest at a rate greater than that applicable to the Senior Notes nor (b) have a maturity date earlier than that of the Senior Notes, and otherwise have substantially the same terms as those of the Senior Notes.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” means with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a)           Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b)           Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and deposits in connection with leases that are not required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP) to, or guaranty of Indebtedness of, another Person; and

(c)           Any Acquisition;

in all cases whether now existing or hereafter made.  For purposes of calculation,  the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of such Investment.  For purposes of the definition of “Unrestricted Subsidiary” and SECTION 6.04, (a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.

“Joinder Agreement” shall mean an agreement, in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor, as the Administrative Agent may determine.

“Junior Financing” means any Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its Subsidiaries and Affiliates.

“Lease” means any written agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means each Person holding a Commitment or Term Loans from time to time or at any time, and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period,

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Moneyline Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months), or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months), or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Borrowing being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank to major banks in the London interbank eurodollar market in London, England at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (provided that, with respect to the Extended Term Loans, for any Interest Period of one (1) or two (2) months, such rate shall be the rate, if higher, which would be applicable for an Interest Period of three (3) months).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any Loan Party, acting with the consent of the Administrative Agent, of any public, private or

“Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning provided in SECTION 2.20.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Facility Guarantee, the Intercreditor Agreement, the First Amendment and any other instrument or agreement now or hereafter executed and delivered in connection herewith (excluding agreements entered into in connection with any transaction arising out of any Designated Hedge Agreement), each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, facts, or circumstances, which has a material adverse effect on (i) the business, assets, or financial condition of the Loan Parties taken as a whole or (ii) the validity or enforceability of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Secured Parties hereunder or thereunder, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $35,000,000.  In any event, all Senior Initial Loan Facility Indebtedness, Holdco Initial Loan Facility Indebtedness and Indebtedness under the ABL Facility shall be deemed Material Indebtedness, regardless of the outstanding balance thereunder from time to time.

“Maturity Date” means, with respect to the Non-Extended Term Loans, the Non-Extended Term Loan Maturity Date, and, with respect to the Extended Term Loans, the Extended Term Loan Maturity Date.

“Maximum Rate” has the meaning provided in SECTION 9.13.

“Merger” has the meaning set forth in the Preamble to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Minimum Extension Condition” has the meaning provided in SECTION 2.27(c).

“Minority Lenders” has the meaning provided in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages and deeds of trust and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Collateral Agent for its own benefit and the benefit of the other Secured Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds or amounts escrowed pursuant to clause (b)(iv) of this definition, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations) secured by a Permitted Encumbrance on such asset that is senior to the Lien of the Collateral Agent on such asset, (iii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions), and (iv) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition.

“New Lending Office” has the meaning provided in SECTION 2.23(e).

“Non-Cash Pay Debt” means any Subordinated Indebtedness incurred by a Loan Party in connection with a Permitted Acquisition, which Subordinated Indebtedness does not require the payment in cash of principal, interest, fees, or any amount (other than on account of expense reimbursements and indemnities) payable to the holder of such Subordinated Indebtedness as a holder of debt pursuant to the documents governing such Subordinated Indebtedness prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date), has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Non-Core Business Segment” means any business segment or separate department of the Loan Parties which contributed less than 5% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the Fiscal Year immediately prior to the date of such calculation.  As of the Closing Date, “business segments” shall mean the businesses set forth on Schedule 1.1(b).

“Non-Extended Term Loan” means term loans maintained as “Non-Extended Term Loans,” as described in SECTION 2.01.

“Non-Extended Term Loan Installment” has the meaning set forth in SECTION 2.04(a).

“Non-Extended Term Loan Lender” means each Lender that holds a Non-Extended Term Loan.

“Non-Extended Term Loan Maturity Date” means October 9, 2014.

“Note” means any promissory note of the Borrower substantially in the form of Exhibit C, payable to the order of the applicable Lender, evidencing the Term Loan(s) made by such Lender to the Borrower.

“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state or federal bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Term Loans and Facility Guarantees and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents, and (c) the Other Liabilities.

“Other Liabilities” means outstanding liabilities of any Loan Party or any Subsidiary thereof with respect to or arising from, at the option of the Borrower, any Designated Hedge Agreement.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning provided in SECTION 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)           No Event of Default then exists or would arise from the consummation of such Acquisition;

(b)           For an Acquisition with an aggregate purchase price in excess of $5,000,000, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and in any event (regardless of the purchase price of such Acquisition) such Person shall not have announced that it will oppose such Acquisition and shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(c)           The Borrower shall have furnished the Administrative Agent with ten (10) days’ prior notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $25,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt or contingent Earn Out Obligations), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with Holdings and its Restricted Subsidiaries) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;

(d)           To the extent the purchase price relating to the acquisition is in excess of $25,000,000 (excluding such portion of the purchase price consisting of Capital Stock of a Loan Party, Non-Cash Pay Debt, or under contingent Earn Out Obligations), either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(e)           If the Acquisition is an Acquisition of Capital Stock, a Loan Party (i) shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;

(f)            Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower under this Agreement;

(g)           If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Loan Party” hereunder, to the extent required by SECTION 5.12, and the Collateral Agent shall, subject to the limitations set forth in SECTION 5.13 and the Security Documents, have received a first priority security and/or mortgage interest in respect of such Subsidiary’s assets (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Term Priority Collateral, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral), in order to secure the Obligations; and

(h)           (A) If each Person which is the subject of such Permitted Acquisition and any Indebtedness incurred in connection therewith will become a Loan Party (or the assets of each such Person will be acquired by a Loan Party), upon the consummation of such Permitted Acquisition, on a Pro Forma Basis, Holdings would be in compliance, as of the last day of the Fiscal Quarter most recently ended for which financial statements were required to have been delivered hereunder, with SECTION 6.11(a) or (B) if any Person which is the subject of such Permitted Acquisition will not become a Loan Party upon the consummation of such Permitted Acquisition, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio would be at least 0.25 to 1.0 less than the maximum Consolidated Secured Net Leverage Ratio then permitted under SECTION 6.11(a), if applicable, as of the last day of the Fiscal Quarter most recently ended for which financial statements were required to have been delivered hereunder (such compliance to be confirmed by a certificate of a Responsible Officer of the Borrower in a form reasonably satisfactory to the Administrative Agent, which certificate shall be furnished to the Administrative Agent).

“Permitted Cure Security” means common equity securities of Holdings or other equity securities of Holdings having terms reasonably acceptable to the Administrative Agent.

“Permitted Disposition” means any of the following:

(a)           licenses of Intellectual Property of a Loan Party or any of its Subsidiaries entered into in the ordinary course of business;

(b)           licenses for the conduct of licensed departments within the Stores of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(c)           as long as no Specified Default hereof then exists or would arise therefrom, bulk sales or other dispositions of the Inventory of a Loan Party or any of its Subsidiaries not in the ordinary course of business in connection with Store closings, at arm’s length, provided that (i) such Store closures and related Inventory dispositions shall not exceed, in any Fiscal Year of Holdings and its Subsidiaries, 15% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed, when taken together with (but without duplication of) any Stores disposed of or leased pursuant to clauses (g) and (o)(i) of this definition, 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d); provided that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a Cost greater than $1,000,000 or involve all or substantially all Inventory of any Store shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; and provided further that all Net Proceeds received in connection therewith are applied to the Term Loans, if then required in accordance with SECTION 2.17(a) hereof;

(d)           without duplication of the provisions of clause (c) of this definition, terminations of Leases in the ordinary course of business;

(e)           dispositions of assets (other than Real Estate), including abandonment of or failure to maintain Intellectual Property, in the ordinary course of business that is worn, damaged, obsolete, uneconomical or, in the judgment of a Loan Party, no longer used or useful or necessary in, or material to, its business;

(f)            sales, transfers and dispositions among the Loan Parties, so long as the Collateral Agent has a perfected first priority lien on the property so sold, transferred to disposed of (subject only to Permitted Encumbrances having priority pursuant to Applicable Law) after giving effect to such exchange, transfer or swap;

(g)           sales and transfers (including sale-leaseback transactions) of Real Estate of any Loan Party as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash; provided that in the case of any sale-leaseback transaction permitted under this clause (g), the Collateral Agent shall have received from such purchaser or transferee a Collateral Access Agreement reasonably satisfactory to the Collateral Agent); provided further that the aggregate amount of all Stores disposed of pursuant to this clause (g), when taken together with (but without duplication of) any Stores closed or leased pursuant to clauses (c) and (o)(i) of this definition shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d); and provided further that all Net Proceeds received in connection therewith are applied to the Term Loans if then required in accordance with SECTION 2.17(a);

(h)           sales, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(i)            leases, subleases, licenses and sublicenses of real or personal property (other than Intellectual Property) entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length;

(j)            sales of non-core assets acquired in connection with Permitted Acquisitions and sales of Real Estate acquired in a Permitted Acquisition which, within thirty (30) days of the date of acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a Store;

(k)           as long as no Event of Default then exists or would arise therefrom, sales or other dispositions of Permitted Investments described in clauses (a) through and including (d) and clause (s) of the definition thereof;

(l)            any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate;

(m)          the making of Permitted Investments and payments permitted under SECTION 6.06;

(n)           sales, transfers and dispositions as set forth on Schedule 6.05;

(o)           (i) Leasing of Real Estate (other than any subleases described in subclause (ii) of this clause (o)) no longer used or useful in the business of the Loan Parties or their Subsidiaries to the extent not otherwise prohibited hereunder; provided that the aggregate amount of all Stores leased pursuant to this clause (o)(i), when taken together with (but without duplication of) any Stores closed or disposed of pursuant to clauses (c) and (g) of this definition, shall not exceed 30% of the greater of (x) the number of the Loan Parties’ Stores in existence as of the Closing Date or (y) the number of the Loan Parties’ Stores as of the first day of any Fiscal Year beginning after the Closing Date (net of Store relocations (A) occurring substantially contemporaneously, but in no event later than ten (10) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d) and (ii) subleasing of partial interests in Real Estate (a portion of which shall continue to be used in the business of Holdings or any of its Subsidiaries) in the ordinary course of business and which does not materially interfere with the business of Holdings and its Subsidiaries;

(p)           forgiveness of Permitted Investments described in clause (g) of the definition thereof to the extent not prohibited by the ABL Agreement;

(q)           exchanges or swaps, including, but not limited to, transactions covered by Section 1031 of the Code, of Leases and Real Estate of the Loan Parties or their Subsidiaries so long as such exchange or swap is made for fair market value and on an arm’s length basis, provided, that (i) upon the completion of any such exchange or swap (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the Leases or Real Estate so exchanged or swapped and (y) all Net Proceeds, if any, received in connection with any such exchange or swap are applied to the Term Loans if then required in accordance with SECTION 2.17(a) and (ii) the aggregate amount of such exchanges or swaps shall not exceed 20% of the greater of (x) the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores in existence as of the Closing Date or (y) the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores as of the first day of any Fiscal Year beginning after the Closing Date as set forth in the Compliance Certificate delivered pursuant to SECTION 5.01(d);

(r)            sales, transfers and dispositions of non-Collateral assets;

(s)           sales of any business segment which is a Non-Core Business Segment or any portion thereof, in each case, as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and provided that, all Net Proceeds, if any, received in connection with any such sales are applied to the Term Loans if then required in accordance with SECTION 2.17(a);

(t)            not more than once during the term of this Agreement, the sale of any business segment or separate department of the Loan Parties which contributed less than 10% of the Consolidated EBITDA of Holdings and its Subsidiaries as of the Fiscal Year immediately prior to the date of such calculation, as long as (A) no Specified Default then exists or would arise therefrom and (B) such sale is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale is at least 85% cash or (2) if the sale is to an Affiliate, the entire consideration for such sale is paid in cash, and provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations to the extent required in accordance with SECTION 2.17(a), and further provided that no Proceeds Reinvestment shall be permitted in respect of any such Net Proceeds; and

(u)           other dispositions of assets (other than Leases and Real Estate) in an aggregate amount for all Loan Parties and their Subsidiaries not to exceed (i) $5,000,000 in any Fiscal Year and (ii) $25,000,000 since the Closing Date, in each case, as long as (A) no Specified Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and (1) if the sale is made to a Person which is not an Affiliate, the consideration received for such sale or transfer is at least 85% cash or (2) if the sale or transfer is to an Affiliate, the entire consideration for such sale or transfer is paid in cash, and provided that, all Net Proceeds, if any, received in connection with any such sales are applied to the Term Loans if then required in accordance with SECTION 2.17(a) hereof.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not required to be paid pursuant to SECTION 5.05;

(b)           Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(c)           Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           Deposits to secure or relating to the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e)           Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(j);

(f)            Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, other land use laws, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property when used in a manner consistent with current usage or materially interfere with the ordinary conduct of business of a Loan Party as currently conducted and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the affected property in any material respect;

(g)           Any Lien on any property or asset of any Loan Party (other than Holdings) or any Subsidiary of it set forth on Schedule 6.02, provided that, if such Lien secured Indebtedness, such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Closing Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);

(h)           Liens on fixed or capital assets acquired by any Loan Party or any of its Subsidiaries to secure Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within two hundred and seventy (270) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties or any of their Subsidiaries;

(i)            Liens in favor of the Collateral Agent, for its own benefit and the benefit of the other Secured Parties;

(j)            Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(k)           Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such liens (a) attach only to such Investments or other Investments held by such broker or dealer and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)          Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(n)           Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(o)           voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;

(p)           Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(q)           Liens granted by the Loan Parties to the secured parties under the ABL Facility and any refinancings thereof permitted hereunder;

(r)            any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(s)           leases or subleases granted to third Persons in the ordinary course of business;

(t)            licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(u)           the replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable;

(v)           Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;

(w)          Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(x)            Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(y)           Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z)            Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(aa)         Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(bb)         Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;

(cc)         Other Liens not securing Indebtedness in an amount not to exceed $2,500,000 in the aggregate at any time outstanding; and

(dd)         Liens securing Indebtedness permitted pursuant to clause (x) of the definition “Permitted Indebtedness”;

provided, however, that, except as provided in any one or more of clauses (a) through (dd) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Indebtedness” means each of the following:

(a)           Indebtedness created under the Loan Documents;

(b)           Indebtedness set forth on Schedule 6.01;

(c)           (i) Indebtedness of any Loan Party to any other Loan Party (excluding Holdings) or Guarantees by any Loan Party of Indebtedness or other obligations of any other Loan Party (excluding Holdings), (ii) Indebtedness of any Subsidiary of a Loan Party to any other Subsidiary of a Loan Party or Guarantees by any Subsidiary of a Loan Party of Indebtedness or other obligations of any other Subsidiary of a Loan Party (iii) Indebtedness of any Loan Party to any Subsidiary of a Loan Party or, subject to compliance with SECTION 6.04, Guarantees by any Loan Party of Indebtedness or other obligations of any Subsidiary of a Loan Party, provided that any such Indebtedness is subordinated in right of payment to the Obligations, and (iv) subject to compliance with SECTION 6.04, Indebtedness of any Subsidiary of a Loan Party to any Loan Party (excluding Holdings) or Guarantees by any Subsidiary of a Loan Party of Indebtedness or other obligations of any Loan Party (excluding Holdings);

(d)           Purchase money Indebtedness of any Loan Party or any Subsidiary of it to finance the acquisition or improvement of any fixed or capital assets (including Real Estate), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) (i) outstanding at any time shall not exceed the greater of $40,000,000 or 4% of the book value of the Consolidated tangible assets of Holdings and its Subsidiaries determined in accordance with GAAP;

(e)           Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(f)            Contingent liabilities under surety bonds, customs and appeal bonds, governmental contracts and leases or similar instruments incurred in the ordinary course of business;

(g)           any Indebtedness constituting Senior Initial Loan Facility Indebtedness, provided that in no event shall the principal amount of such at any time outstanding, in the aggregate with the principal amount of any Holdco Initial Loan Facility Indebtedness outstanding at such time, exceed the aggregate principal amount outstanding as of the Closing Date of Senior Initial Loan Facility Indebtedness and Holdco Initial Loan Facility Indebtedness (except by the amount of (i) any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with any renewal, refinancing, replacement, conversion or exchange of any such Indebtedness and (ii) any increase in the principal of Holdco Initial Loan Facility Indebtedness resulting from payments of interest in kind pursuant to the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture), and provided further, that any renewal, refinancing (whether in whole or in part), replacement, conversion or exchange of any such Indebtedness shall only be permitted under this clause (g) to the extent it constitutes a Permitted Refinancing (disregarding clauses (i) and (ii)(B) of the definition of Permitted Refinancing);

(h)           Indebtedness under the ABL Facility, provided that in no event shall the principal amount of such Indebtedness exceed $450,000,000 at any time outstanding;

(i)            Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date), has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(j)            [Reserved];

(k)           Subordinated Indebtedness with an aggregate principal amount not exceeding $100,000,000; provided that the proceeds of such Subordinated Indebtedness are used (i) to pay closing and other transactional costs in connection with a Permitted Acquisition, (ii) to prepay the Term Loans in accordance with SECTION 2.17(c), or (iii) to permanently reduce, retire or refinance (whether in whole or in part)  the Senior Initial Loan Facility Indebtedness to the extent permitted under clause (g) of this definition; and further provided that such Subordinated Indebtedness (a) shall not have a maturity date or be subject to amortization, mandatory repurchase or redemption (except pursuant to customary asset sale and change of control provisions requiring such redemption or repurchase if and only to the extent permitted hereunder) prior to the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Subordinated Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and (b) shall not be exchangeable or convertible into Disqualified Capital Stock or any other Indebtedness (other than any Indebtedness of the same obligor that is otherwise permitted to be incurred under this Agreement at the time of such exchange or conversion);

(l)            Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(m)          Indebtedness of any Loan Party or any Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time and as a result of a Permitted Acquisition); provided that in each case such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(n)           Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(o)           Unsecured Indebtedness owed to the Sponsors, Sponsor Related Parties, and/or other stockholders of Holdings and their respective Affiliates (other than the Borrower and its Subsidiaries) provided that such Indebtedness, (i) does not require the payment in cash of principal prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) in excess of an aggregate amount per annum equal to 10% of the original principal amount thereof, (ii) does not require the payment in cash of interest prior to the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) at a rate in excess of 10% per annum, (iii) has a maturity which extends beyond the date that is six months after the later of the Non-Extended Term Loan Maturity Date (or, with respect to any such Indebtedness incurred after the First Amendment Effective Date, the Extended Term Loan Maturity Date) and the maturity date under the ABL Facility, and (iv) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; and provided further that extensions, renewals and replacements of such Indebtedness shall be permitted under this clause (o) to the extent constituting a Permitted Refinancing and in compliance with the requirements of clause (ii) of the preceding proviso;

(p)           Indebtedness constituting the obligation to make customary purchase price adjustments for working capital and indemnities in connection with Permitted Acquisitions and the VH Acquisition;

(q)           Guarantees and letters of credit and surety bonds (other than Guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued in connection with Permitted Acquisitions and Permitted Dispositions;

(r)            without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(s)           Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(t)            any Indebtedness of Holdings constituting Holdco Initial Loan Facility Indebtedness, provided that in no event shall the principal amount of such Indebtedness at any time outstanding, in the aggregate with the principal amount of any Senior Initial Loan Facility Indebtedness outstanding at such time, exceed the aggregate principal amount outstanding as of the Closing Date of Senior Initial Loan Facility Indebtedness and Holdco Initial Loan Facility Indebtedness (except by (i) the amount of any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with any renewal, refinancing, replacement, conversion or exchange of any such Indebtedness and (ii) any increase in the principal of Holdco Initial Loan Facility Indebtedness resulting from payments of interest in kind pursuant to the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture); and provided further that any renewal, refinancing (whether in whole or in part), replacement, extension, conversion or exchange of any such Indebtedness shall only be permitted under this clause (t) to the extent it constitutes a Permitted Refinancing (disregarding clauses (i) and (ii)(B) of the definition of Permitted Refinancing);

(u)           unsecured notes issued by Holdings to stockholders in connection with the repurchase of shares of Capital Stock of Holdings or any of its Subsidiaries;

(v)           without duplication of, or accumulation with, other categories of Indebtedness permitted hereunder, other unsecured Indebtedness (other than Subordinated Indebtedness) in an aggregate principal amount, not exceeding $100,000,000 at any time outstanding;

(w)          extensions, renewals and replacements of any such Indebtedness described in clauses (b), (c), (d), (e), (h), (i), (k), (m), (s) and (u) above and in clauses (x) and (y) below, provided that such Indebtedness constitutes a Permitted Refinancing;

(x)            the Permitted Refinancing Notes; and

(y)           Additional Borrower Unsecured Senior Notes in a principal amount, with respect to each such issuance, not to exceed 50% of the cash interest payable on the Holdco Initial Loan Facility Indebtedness related to an Interest Reinvestment Transaction and in an aggregate amount not to exceed $85,000,000.

“Permitted Investments” means each of the following:

(a)           Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(b)           Investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;

(c)           Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           Master demand notes and fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

(e)           Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f)            Investments existing or contemplated on the Closing Date and set forth on Schedule 6.04;

(g)           capital contributions or loans made by (i) any Loan Party (with respect to loans, excluding Holdings) to any other Loan Party, (ii) any Subsidiary of a Loan Party to any other Subsidiary of a Loan Party or to any Loan Party or (iii) as long as no Specified Default then exists or would arise therefrom, any Loan Party to any Subsidiary or Affiliate of any Loan Party (other than to any Loan Party, any of the Sponsors, any of the Sponsor Related Parties, any other stockholder, member or partner of Holdings or any Affiliate of any thereof in which Holdings does not have a direct or indirect ownership interest) in an aggregate amount not to exceed the Subsidiary Investment Cap at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (g)(iii) and clause (t) of this definition may not exceed the Subsidiary Investment Cap in the aggregate outstanding at any time;

(h)           Guarantees constituting Permitted Indebtedness;

(i)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)            Loans or advances to employees made in the ordinary course of business, provided that all such loans and advances to employees shall not exceed $2,500,000 in the aggregate at any time outstanding, and determined without regard to any write-downs or write-offs thereof;

(k)           Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;

(l)            (A) Permitted Acquisitions, provided that the aggregate consideration in respect of such Permitted Acquisitions paid by any of the Loan Parties and their Subsidiaries since the Closing Date shall not exceed the greater of (x) $125,000,000 and (y) 4% of the book value of Consolidated total assets of Holdings and its Subsidiaries determined in accordance with GAAP and (B) existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;

(m)          Hedging Agreements entered into in the ordinary course of business for non-speculative purposes;

(n)           To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(o)           Earnest money required in connection with Permitted Acquisitions;

(p)           Investments in deposit accounts opened in the ordinary course of business;

(q)           Investments in new Subsidiaries subject to the provisions of SECTION 5.12;

(r)            Capital Expenditures;

(s)           Investments with foreign governmental entities which are members of the OECD or foreign banks organized under the laws of countries which are members of the OECD, in each case similar to the Investments set forth in clauses (a), (b), and (c) above, so long as such foreign bank has combined capital and surplus of a Dollar equivalent of no less than $500,000,000;

(t)            Guarantees of Indebtedness under clause (g)(ii) above of Subsidiaries that are not Loan Parties not in excess of $15,000,000 in the aggregate at any time outstanding, provided that the aggregate amount of all Investments of the type described in this clause (t) and clause (g)(iii) of this definition may not exceed the Subsidiary Investment Cap in the aggregate outstanding at any time;

(u)           a purchase or acquisition of all or substantially all of the assets of, or a Real Estate portfolio or Stores from, any other Loan Party or any Subsidiary thereof; and

(v)           without duplication of, or accumulation with, other categories of Investments permitted hereunder, other Investments in an amount not to exceed $25,000,000 in the aggregate outstanding at any time;

provided, however, that for purposes of calculation, the amount of any Investment held by any Person outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of such Investment and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“Permitted Refinancing” means any Indebtedness that replaces or refinances (whether in whole or in part) any other Permitted Indebtedness, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest and reasonable closing costs, expenses, fees and premia paid in connection with such extension, renewal or replacement), (ii) the result of such refinancing of or replacement shall not be (A) an earlier maturity date or (B) decreased weighted average life, (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (iv) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same (or in the case of collateral, the same or less than) as the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (v) the subordination, to the extent applicable, and other material provisions of the refinancing Indebtedness are no less favorable to the Lenders than those terms of the Indebtedness being refinanced, and (vi) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (v) above.

“Permitted Refinancing Notes” means any Indebtedness in the form of one or more series of secured or unsecured notes; provided that (i) in the case of secured notes, such Indebtedness is secured by the Collateral on a pari passu or subordinated basis (but without regard to the control of remedies) with respect to the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes a Permitted Refinancing with respect to the Non-Extended Term Loans or the Extended Term Loans, as applicable, (iii) in the case of secured notes, the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries of Holdings other than the Loan Parties and (vi) in the case of secured notes, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any of the Loan Parties or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent for its own benefit and the benefit of the other Secured Parties, as amended and in effect from time to time.

“Post Acquisition Period” means, with respect to any Permitted Acquisition the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive Fiscal Quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” means the occurrence of any of the events described in SECTIONS 2.17(a) through (c).

“Prime Rate” means, as to any Borrowing, for any day, the highest of: (a) the variable annual rate of interest then determined by JPMorgan Chase Bank, N.A. at its principal office in New York, New York as its “Prime Rate”; (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum and (c) the LIBO Rate applicable to an Interest Period of one (1) month (or, if higher, and only in the case of the Extended Term Loans, three (3) months) on such day plus 1.00% per annum.  Any change in the Prime Rate due to a change in JPMorgan Chase Bank’s Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in JPMorgan Chase Bank’s Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Prime Rate Loan” means any Term Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Prior Specified Refinancing Debt” has the meaning provided in SECTION 2.28(a).

“Proceeds Reinvestment” has the meaning provided in SECTION 2.17(a).

“Pro Forma Adjustments” means, with respect to any Permitted Acquisition, for any applicable period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or the Consolidated EBITDA of Holdings and its Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such Permitted Acquisition as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity with the operations of Holdings and its Subsidiaries; provided that (i) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, that such costs savings will be realizable during the entirety of such period, or such additional costs, as applicable, will be incurred during the entirety of such period and (ii) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, for such period; provided further that any such increase, decrease and other adjustments of such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, either (x) would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, or (y) shall have been approved by the Administrative Agent in its sole discretion; and provided, further, that the aggregate amount of any such increase and other like adjustments of such Acquired EBITDA or such Consolidated EBITDA of Holdings and its Subsidiaries, as the case may be, shall not in the aggregate with any adjustments to Consolidated EBITDA for such period (or any portion thereof) for projected cost savings pursuant to clause (i) of the definition of “Consolidated EBITDA” exceed an amount equal to 5% of Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended on or prior to the date of determination.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustments shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary or the Disposition of all or substantially all equity interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a

Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are consistent with the definition of Pro Forma Adjustments.

“Qualifying IPO” means an equity issuance by Holdings consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to Holdings of at least $100,000,000.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof related to such owned property.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with SECTION 2.28.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” has the meaning provided in SECTION 2.17(a).

“Related Fund” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed, administered or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Reinvestment Deferred Amount” means, with respect to a Prepayment Event described in SECTION 2.17(a) or (b), the aggregate Net Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans in accordance with the provisos in SECTION 2.17(a) or (b), as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning provided in Section 101(22) of CERCLA without giving effect to the exclusions set forth in subsections (A), (B), (C) and (D) thereof.

“Replacement Lender” has the meaning provided in SECTION 9.02(c).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reports” has the meaning provided in SECTION 8.13.

“Repricing Transaction” means (a) any prepayment of the Extended Term Loans using proceeds from a substantially concurrent incurrence by the Borrower of syndicated term loans for which the interest rate payable thereon on the date of such prepayment is lower than the LIBO Rate on the date of such prepayment plus the Applicable Margin with respect to the Extended Term Loans on the date of such prepayment or (b) any repricing of the Extended Term Loans pursuant to an amendment hereto resulting in the interest rate payable thereon on the date of such amendment being lower than the LIBO Rate on the date of such amendment plus the Applicable Margin with respect to the Extended Term Loans on the date of such amendment.

“Required Holdco Initial Loan Refinancing” means any offering or issuance of indebtedness or securities of Holdings pursuant to the original Holdco Initial Loan Agreement.

“Required Initial Loan Refinancing” means any offering or issuance of indebtedness or securities of the Borrower or any of its Subsidiaries pursuant to the original Senior Initial Loan Agreement.

“Required Lenders” means, at any time, Lenders having Commitments aggregating more than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Term Loans aggregate more than 50% of all such Term Loans.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person or on account of any return of capital to the Person’s stockholders, partners or members, and (b) any principal or interest payment (or other distribution, whether in cash, securities or other property) on, or redemption, repurchase, defeasance or other acquisition or retirement for value of, in each case prior to any scheduled payment, sinking fund payment or maturity, of any Indebtedness due to Holdings, any of the Sponsors, Sponsor Related Parties and/or other stockholders, partners or members of Holdings or any of their respective Affiliates (other than Indebtedness due to the Borrower or any Restricted Subsidiary of it).  “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolver Priority Collateral” means all “ABL Priority Collateral” (as such term is defined in the Intercreditor Agreement).

“Revolving Credit Loans” has the meaning set forth in the ABL Agreement.

“S&P” means Standard & Poor’s Ratings Services, advisor of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means (a) each Credit Party, (b) at the option of the Borrower, any Person (other than any Loan Party or any of its Subsidiaries) party to a Designated Hedge Agreement, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Pledge Agreement, the Facility Guarantee, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document that creates a Lien in favor of the Collateral Agent to secure any of the Obligations.

“Senior Initial Loan Agreement” means the Senior Initial Loan Credit Agreement, dated as of the Closing Date, among the Lead Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise).

“Senior Initial Loan Documents” means the “Loan Documents” as such term is defined in the Senior Initial Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Documents or other agreements, indentures (including any Senior Notes Indenture) or otherwise).

“Senior Initial Loan Facility” means the collective reference to the Senior Initial Loan Agreement, any Senior Initial Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Initial Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise).  Without limiting the generality of the foregoing, the term “Senior Initial Loan Facility” shall include (x) any Senior Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iv) otherwise altering the terms and conditions thereof or (v) evidencing or governing any Indebtedness incurred pursuant to any Required Initial Loan Refinancing.

“Senior Initial Loan Facility Indebtedness” means any Senior Initial Loans, and any Indebtedness incurred under the Senior Initial Loan Facility, including any Senior Notes so incurred to refinance (whether in whole or in part) any Senior Initial Loans.  Notwithstanding the foregoing, the stated maturity of the Senior Initial Loan Facility Indebtedness (including, without limitation, any Senior Notes) shall not be earlier than eight years after the Closing Date.

“Senior Initial Loans” means any loans made pursuant to the Senior Initial Loan Agreement on the Closing Date.

“Senior Notes” means (a) any Senior Notes of the Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Initial Loans for such Senior Notes, or to refinance in whole or in part the Senior Initial Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Initial Loans, and (b) any substantially similar Senior Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Notes; in each case as any such Senior Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture” means any indenture governing any Senior Notes and any Additional Borrower Unsecured Senior Notes (as applicable), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Representative” means, with respect to any series of Permitted Refinancing Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Software” has the meaning assigned to such term in the Security Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Default” means the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c) (but only with respect to any representation made or deemed to be made by or on behalf of any Loan Party in any certificate of a Financial Officer accompanying any financial statement), SECTION 7.01(d) (but only with respect to SECTION 5.07, SECTION 5.11 and SECTION 6.11), SECTION 7.01(f), SECTION 7.01(h), or SECTION 7.01(i).

“Specified Indebtedness” means (a) all (i) Senior Initial Loan Facility Indebtedness, (ii) Holdco Initial Loan Facility Indebtedness, (iii) Additional Borrower Unsecured Senior Notes, and (iv) Indebtedness under the ABL Facility and (b) any Indebtedness that replaces or refinances any of the foregoing (including pursuant to successive refinancings) pursuant to a Permitted Refinancing.

“Specified Refinancing Debt” has the meaning provided in SECTION 2.28(a).

“Specified Transaction” means any (a) disposition of all or substantially all the assets or Capital Stock of any Subsidiary or of any division or product line of Holdings or any of its Subsidiaries, (b) designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (c) Permitted Acquisition or (d) proposed incurrence of Indebtedness in respect of which compliance with the financial covenant set forth in SECTION 6.11(a) is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means collectively, Bain Capital Partners, LLC, Highland Capital Partners, LLC and their respective Affiliates.

“Sponsor Group” means the Sponsors and the Sponsor Related Parties.

“Sponsor Related Parties” means, with respect to the Sponsors, (a) any Controlling stockholder or partner thereof (including in the case of an individual Person who possesses

Control, the spouse or immediate family member of such Person provided such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms reasonably acceptable to the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  With respect to each Loan Party, each reference to a “Subsidiary” thereof shall be deemed to exclude Unrestricted Subsidiaries unless expressly noted otherwise.

“Subsidiary Investment Cap” means $15,000,000 during the Fiscal Year ended December 31, 2011; $20,000,000 during the Fiscal Years ended December 31, 2012 and December 31, 2013; and $25,000,000 during each Fiscal Year thereafter.

“Syndication Agent” means the financial institution accorded such title by the Arranger in consultation with the Borrower in connection with the initial syndication of Commitments.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future income, stamp or other taxes, levies, imposts, duties (including stamp duties), deductions, fees, charges (including ad valorem charges) or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and any and all interest and penalties related thereto.

“Term Loans” means the Non-Extended Term Loans and the Extended Term Loans (including different tranches of Non-Extended Term Loans and Extended Term Loans from time to time outstanding pursuant to SECTION 2.27).

“Termination Date” means the earlier to occur of (i) the Extended Term Loan Maturity Date, or (ii) the date on which the maturity of the Obligations (other than the Other Liabilities) is accelerated in accordance with Article VII.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Threshold Lenders” has the meaning provided in SECTION 9.02(c).

“Total Commitments” means the aggregate of the Commitments of all Lenders.  On the Closing Date, the Total Commitments are $650,000,000.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate, as applicable.

“U.S. Lender” means any Lender that is a “United States person,” as that term is defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unanimous Consent” means the consent of Lenders holding 100% of the Commitments or Term Loans.

“Unrestricted Subsidiaries” means, at any time, (a) each Subsidiary of the Borrower that at such time is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower (as provided below) as an Unrestricted Subsidiary) and (b) any Subsidiary of an Unrestricted Subsidiary.

Any Subsidiary of the Borrower (including any existing Restricted Subsidiary and any newly acquired or newly formed Subsidiary) so designated by the board of directors of the

Borrower shall constitute an Unrestricted Subsidiary; provided that (i) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing; (ii) both before and after giving effect to such designation, all outstanding Investments of the Loan Parties in such Subsidiary, valued at an amount determined as set forth in the last sentence of the definition of “Investments”, would constitute Permitted Investments; (iii) at all times, shares of the Capital Stock of such Subsidiary entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower; (iv) at no time shall such Subsidiary nor any of its Subsidiaries own any Capital Stock or Indebtedness of, or own or hold any Lien on, the assets of, Holdings or any of its Subsidiaries (other than any Subsidiary of the Subsidiary to be so designated); (v) at no time shall such Subsidiary nor any of its Subsidiaries create, incur, issue, assume, guarantee or otherwise be or become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); and (vi) at no time shall such Subsidiary be designated or treated as a “Restricted Subsidiary” (or a similar concept) for the purpose of the ABL Facility or any Junior Financing.

The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing; (ii) both before and after giving effect to such designation, all Indebtedness of such Subsidiary outstanding at such time would constitute Permitted Indebtedness; (iii) both before and after giving effect to such designation, Holdings shall be in compliance with SECTION 6.11(a) on a Pro Forma Basis, as of the last day of the then most recently ended Fiscal Quarter (as demonstrated by the Loan Parties to the Administrative Agent to its reasonable satisfaction); and (iv) both before and after giving effect to such designation, all Liens on any property or asset such Subsidiary would constitute Permitted Encumbrances.

“VH Acquisition” means the Acquisition of Guitar Center and its Subsidiaries in accordance with the Acquisition Documents.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (2) the sum of all such payments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02       Terms Generally.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,”

“includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “$” or “dollars” or to amounts of money and all calculations of permitted “baskets” and other similar matters shall be deemed to be references to the lawful currency of the United States of America, and (viii) references to “knowledge” of any Loan Party means the actual knowledge of a Responsible Officer.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

SECTION 1.03       Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in SECTION 3.04, except as otherwise specifically prescribed herein.  All amounts used for purposes of financial calculations required to be made shall be without duplication.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(b)           Issues Related to GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  In addition, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude (a) the effect of purchase accounting adjustments, including the effect of non-cash items resulting from any amortization, write-up, write-down or write-off of any assets or deferred charges (including, without limitation, intangible assets, goodwill and deferred financing costs in connection with the VH Acquisition, any Permitted Acquisition or any merger, consolidation or other similar transaction permitted by this Agreement), (b) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the Consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (c) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), (d) any non-cash compensation charges resulting from the application of FAS 123r and (e) FAS 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04       Rounding(a)          .  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05       Times of Day(a)    .  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06       Certifications(a)    .  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01       Commitment of the Lenders.  Effective on the First Amendment Effective Date, each Term Loan outstanding under the Existing 2007 Credit Agreement shall either be maintained hereunder as a “Non-Extended Term Loan” or converted to an “Extended Term Loan”, in each case in amounts for each relevant Lender as specified to such Lender in a notice from the Administrative Agent delivered on or about the First Amendment Effective Date.  The Term Loans may from time to time be LIBO Loans or Prime Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with SECTIONS 2.03 and 2.09.

SECTION 2.02       Incremental Credit Extensions.

(a)           The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans to be made hereunder (each, an “Incremental Facility”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, (i) no Default or Event of Default shall exist or would arise therefrom, (ii) each Incremental Facility shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence), and (iii) the aggregate amount of any Incremental Facility, when taken together with all other Incremental Facilities to date, shall not exceed the sum of (A) $50,000,000 plus (B) the amount available at the time of incurrence so long as, on a Pro Forma Basis after giving effect to the incurrence of all Indebtedness under any such Incremental Facility, the Consolidated Secured Net Leverage Ratio is less than or equal to 2.75 to 1.00.  The Administrative Agent and the Borrower shall determine the effective date of such Incremental Facility and any such Incremental Facility shall be first made available to all existing Lenders on a pro rata basis.  To the extent that the existing Lenders in a timely fashion relative to the Incremental Facility Closing Date (as defined below) decline to issue commitments in respect of such Incremental Facility in the amount requested by the Borrower, the Administrative Agent, in consultation with the Borrower, will use its reasonable best efforts to arrange for other Persons (which Person may be suggested by the Borrower) to become a Lender hereunder and to issue commitments in an aggregate amount equal to the amount of the Incremental Facility requested by the Borrower for which the existing Lenders decline to issue commitments (each Person issuing a commitment under an Incremental Facility, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide a commitment in respect of such Incremental Facility as a result of any such request by the Borrower, (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld), and (iii) without the consent of the Administrative Agent, at no time shall the commitment of any Additional Lender in respect of such Incremental Facility be less than $5,000,000.  The term loans made under such

Incremental Facility (“Incremental Term Loans”) (a) shall rank pari passu in right of payment and of security with the Term Loans, (b) shall not mature earlier than the Extended Term Loan Maturity Date, (c) may participate on a pro rata basis or a less than pro rata basis (but no greater than pro rata basis) with respect to the Extended Term Loans in any voluntary or mandatory prepayment hereunder, (d) the yield (including, for the avoidance of doubt, any upfront fees, original issue discount and similar amounts paid to Lenders under the Incremental Facility) on the Incremental Term Loans shall not exceed the corresponding interest rate on the Extended Term Loans by more than 25 basis points (it being understood that this condition may be satisfied by including a provision in the respective Incremental Amendment in respect of such Incremental Term Loans pursuant to which the Applicable Margin in respect of the Extended Term Loans is increased to the extent necessary to reduce any such excess to no more than 25 basis points) and (e) the amortization schedule applicable to the Incremental Term Loans shall provide for a Weighted Average Life to Maturity of the Incremental Term Loans no shorter than the Weighted Average Life to Maturity of the Extended Term Loans.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the requested Incremental Facility.  Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be mutually agreed by the Administrative Agent and the Borrower to effect the provisions of this Section.  The Administrative Agent and the Lenders hereby agree that the pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  The provisions of this SECTION 2.02 shall supersede any provisions in SECTION 2.21 or 9.02 to the contrary.

(b)           No Incremental Amendment shall become effective unless and until each of the following conditions has been satisfied or waived:

(i)            All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date (it being understood and agreed that the Borrower’s maintenance of its Incremental Facility request shall be deemed a representation and warranty by the Loan Parties to all Lenders and all Additional Lenders that the condition specified in this subclause (i) is satisfied as of the Incremental Facility Closing Date);

(ii)           The Loan Parties shall have demonstrated, to the reasonable satisfaction of the Administrative Agent, that both before and after giving effect to such Incremental Amendment and any Incremental Term Loans and Investments made in connection therewith, Holdings shall be in compliance with SECTION 6.11(a) on a Pro Forma Basis, as of the last day of the then most recently ended Fiscal Quarter;

(iii)          The Borrower, Administrative Agent, and each Additional Lender shall have executed and delivered the Incremental Amendment and such other amendments to the Loan Documents as the Administrative Agent shall reasonably require;

(iv)          The Borrower shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the Borrower, such Additional Lenders and the Administrative Agent shall agree;

(v)           The Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers and dated such date;

(vi)          A promissory note (to the extent requested) will be issued at the Borrower’s expense, to each such Additional Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification); and

(vii)         The Borrower and each Additional Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(c)       The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment (with each date of such effectiveness being referred to herein as an “Incremental Facility Closing Date”).

SECTION 2.03                     [Reserved].

SECTION 2.04                     Repayment of Term Loans.

(a)           The principal amount of the Non-Extended Term Loans shall be repaid in consecutive quarterly installments (each, a “Non-Extended Term Loan Installment”) of 0.25% of the original aggregate principal amount thereof (to be decreased in accordance with SECTION 2.16 or 2.17(f) in the event of any voluntary or mandatory prepayments of the Non-Extended Term Loans made hereunder, including any such prepayments made prior to the First Amendment Effective Date), each payable on the Installment Date.  The remaining principal amount of the Non-Extended Term Loans shall be repaid on the Non-Extended Term Loan Maturity Date.

(b)           The principal amount of the Extended Term Loans shall be repaid in consecutive quarterly installments (each, an “Extended Term Loan Installment”) of 0.25% of the original aggregate principal amount thereof (to be decreased in accordance with SECTION 2.16 or 2.17(f) in the event of any voluntary or mandatory prepayments of the Extended Term Loans made hereunder, including any such prepayments made prior to the First Amendment Effective Date), each payable on the Installment Date.  The remaining principal amount of the Extended Term Loans shall be repaid on the Extended Term Loan Maturity Date.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with SECTION 2.16 or 2.17(f), as applicable;  (y) the Non-Extended Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Non-Extended Maturity Date; and (z) the Extended Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Extended Maturity Date.

SECTION 2.05       Reserved.

SECTION 2.06       Reserved.

SECTION 2.07       Notes.

(a)           Upon the request of any Lender, the Term Loans made by such Lender shall be evidenced by a Note, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b)           Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, each payment of interest on any such Term Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Term Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c)           Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.

SECTION 2.08       Interest on Term Loans.

(a)           Subject to SECTION 2.12, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b)           Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c)           Accrued interest on all Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, upon prepayment, at maturity (whether by acceleration or otherwise) and after such maturity on demand.

SECTION 2.09       Conversion and Continuation of Term Loans.

(a)           The Borrower shall have the right at any time, on three (3) Business Days’ prior notice to the Administrative Agent (which notice shall be in the form of Exhibit B-2 hereto and, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, or (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

(i)            No Borrowing of Term Loans may be converted into, or continued as, LIBO Loans at any time when any Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrower to incur Breakage Costs upon the occurrence and during the continuance of an Event of Default unless the Obligations are accelerated);

(ii)           If less than a full Borrowing of Term Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Term Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii)          The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv)          Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Term Loan being so converted;

(v)           The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(vi)          A Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion;

(vii)         Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month; and

(viii)        No more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b)           If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO

Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period.  The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Term Loan made by such Lender.

SECTION 2.10       Alternate Rate of Interest for Term Loans.  If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(a)           Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in accordance with the terms of the definition thereof) for such Interest Period; or

(b)           Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Borrower.

SECTION 2.11       Change in Legality.

(a)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Borrower, such Lender may (x) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lender be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b).  In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)           For purposes of this SECTION 2.11, a notice to the Borrower pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.12       Default Interest.  Effective upon written notice from the Administrative Agent (which notice shall be given only at the direction of the Required Lenders after the occurrence and during the continuance of an Event of Default under SECTION 7.01 (a) SECTION 7.01(b), SECTION 7.01(h) or SECTION 7.01(i)) and at all times thereafter while such Event of Default is continuing, interest shall accrue on all Term Loans and other amounts owing by the Loan Parties (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to (a) with respect to overdue principal of any Term Loan, the rate (including the Applicable Margin) otherwise applicable thereto plus two percent (2.00%) per annum and (b) with respect to any other overdue amount, the rate then applicable to Prime Rate Loans plus two percent (2.00%) per annum.  Such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Term Loans).

SECTION 2.13       Reserved.

SECTION 2.14       Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting LIBO Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15       Reserved.

SECTION 2.16       Optional Prepayment of Term Loans; Reimbursement of Lenders.

(a)           The Borrower shall have the right at any time and from time to time to prepay without premium or penalty (except as set forth in clause (c) below and subject to payment of Breakage Costs as provided herein) outstanding Term Loans in whole or in part, (x) with respect to LIBO Loans, upon at least three (3) Business Days’ prior written, telex or facsimile notice to the Administrative Agent, prior to 1:00 p.m., and/or (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 pm, subject in each case to the following limitations:

(i)            All such prepayments shall be paid to the Administrative Agent for application on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans; provided that the Borrower may direct (x) that any such prepayment shall be applied to the Installments in a different order and (y) that any such prepayment be applied (1) solely to the Non-Extended Term Loans or (2) to the Non-Extended Term Loans and the Extended Term Loans on a pro rata basis;

(ii)           Subject to the foregoing, outstanding Prime Rate Loans of the Borrower shall be prepaid before outstanding LIBO Loans of the Borrower are prepaid (except as otherwise directed by the Borrower).  Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $5,000,000).  No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail.  No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

(iii)          Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Term Loans to be prepaid, whether such prepayment shall be applied solely to the Non-Extended Term Loans or to the Non-Extended Term Loans and the Extended Term Loans on a pro rata basis and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Term Loans were made.  Each notice of prepayment shall be revocable, provided that, within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment.  The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)           The Borrower shall reimburse each Lender as set forth below for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and during the continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Term Loan is prepaid other than on the last day of the Interest Period for such Term Loan, or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.03 in respect of LIBO Loans, or any notice of conversion to LIBO Loans under Section 2.09, such Term Loans are not made on the first day of the Interest Period specified in such notice of borrowing or such notice of conversion, for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.09(a)(i), Section 2.10 or Section 2.11, or (iii) in the event that after the Borrower delivers a notice of prepayment under this Section 2.16 in respect of LIBO Loans, such prepayments are not made on the day specified in such notice of prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Term Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or convert or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans other than on the last day of the Interest Period for such Term Loan or the failure to prepay a LIBO Loan, of the then current Interest Period for such Term Loan or (y) in the case of such failure to borrow or convert, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow or convert, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.

(c)           Any prepayment or repricing of the Extended Term Loans effected on or prior to the first anniversary of the First Amendment Effective Date as a result of a Repricing Transaction shall be accompanied by a fee equal to 1.00% of the principal amount of the Extended Term Loans so prepaid or repriced, unless such fee is waived by the applicable Extended Term Loan Lender.  If in connection with a Repricing Transaction on or prior to such first anniversary of the First Amendment Effective Date any Lender is replaced as a result of its being a Minority Lender in respect of such Repricing Transaction pursuant to Section 9.02(c), such Lender shall be entitled to the fee provided under this Section 2.16(c).

(d)           Whenever any partial prepayment of Term Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

SECTION 2.17       Mandatory Prepayment.  The outstanding Obligations shall be subject to prepayment as follows:

(a)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds in excess of $2,500,000 from any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction ) of any of its assets (other than the sale of assets (other than Real Estate, Capital Stock and Intellectual Property) in the ordinary course of business and the transfer of any assets among Stores and other locations of the Loan Parties or any of their Subsidiaries), to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f) unless the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds were received or reinvesting in assets used in any Loan Party’s or any of its Subsidiaries’ business (any such application of proceeds, a “Proceeds Reinvestment”) within twelve (12) months of the receipt of such proceeds (or if a letter of intent or other binding commitment to reinvest such proceeds is entered into within the later of twelve (12) months of receipt of such proceeds and 180 days from the date of such letter of intent or other binding commitment) (such time period, with respect to such proceeds, the “Reinvestment Period”); or

(b)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds in excess of $2,500,000 from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any of its assets, to the extent that such Net Proceeds are not required to be applied to the payment of obligations of the Borrower or other borrowers under the ABL Facility, an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f) unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent, or (ii) the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used in any Loan Party’s or any of its Subsidiaries’ business within twelve (12) months of the receipt of such proceeds (or if a letter of intent or other binding commitment to reinvest such proceeds is entered into within the later of twelve (12) months of receipt of such proceeds and 180 days from the date of such letter of intent or other binding commitment);

(c)           If on any date any Loan Party or any of its Subsidiaries shall have received Net Proceeds (other than Excluded Net Proceeds) from the incurrence of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than Permitted Indebtedness (other than Permitted Indebtedness as described in clause (k)(ii)), an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after such date toward the prepayment of Term Loans as set forth in SECTION 2.17(f);  and

(d)           If, for any Fiscal Year of Holdings commencing with the Fiscal Year ending December 31, 2008, there shall be Excess Cash Flow, the Loan Parties shall, on the relevant Excess Cash Flow Application Date (as defined below), apply the difference of (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate amount of all optional prepayments of the Term Loans during such Fiscal Year, toward the prepayment of the Term Loans as set forth in SECTION 2.17(f).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the date on which Consolidated financial statements of Holdings and its Subsidiaries have been delivered pursuant to SECTION 5.01(a).

(e)           Reserved.

(f)            Any prepayment of any Term Loans pursuant to SECTIONS 2.17(a) through (d) above shall be applied to the remaining scheduled Installments of principal in the chronological order of the Installment Dates, pro rata as between the Non-Extended Term Loans and the Extended Term Loans.  Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid.  No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within ten (10) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail.  In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in a Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the occurrence and during the continuance of any Event of Default).

SECTION 2.18       Reserved.

SECTION 2.19       Fees.

(a)           The Borrower shall pay to the Agents, for their respective accounts, (i) the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth and (ii) such other fees in the amounts and at the times separately agreed upon between the Borrower and the Agents.

(b)       All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent and other Credit Parties as provided herein.  Once due, all fees shall be fully earned and shall not be refundable under any circumstances (except to the extent set forth in the Fee Letter).

SECTION 2.20       Maintenance of Loan Account; Statements of Account.  The Administrative Agent shall maintain an account on its books in the name of the Borrower (each, the “Loan Account”) which will reflect (i) all Term Loans made by the Lenders to the Borrower or for the Borrower’s account and (ii) any and all other monetary Obligations that have become payable.  The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from other Persons for the Borrower’s account, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(f) or 7.03, as applicable.

SECTION 2.21       Payments; Sharing of Setoff.

(a)           The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees, amounts payable under SECTIONS 2.14, 2.16(b) or 2.23, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its Funding Office, except that payments pursuant to SECTIONS 2.14, 2.16(b), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           All funds received by and available to the Administrative Agent to pay principal, interest, fees and other amounts then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17(f) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, interest, fees and other amounts then due to such respective parties.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

SECTION 2.22       Reserved.

SECTION 2.23       Taxes.

(a)           Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party or an Agent or a Lender shall be required to deduct or remit any such Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this SECTION 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           The Loan Parties  shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further, that the Borrowers shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts payable by such Lender in any fiscal year of such Lender if such Lender does not furnish notice of such claim within one (1) year from the end of such fiscal year; provided further, that if the law giving rise to such claim has a retroactive effect, then such one (1) year period shall be extended to include such period of retroactive effect.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction in United States withholding tax shall deliver to the Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue Service Form W-8BEN (claiming a treaty benefit) or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (A) Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (3) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Notwithstanding any other provision of this SECTION 2.23(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Foreign Lender is not legally able to deliver.

(f)            Any U.S. Lender that is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower and the Administrative Agent two (2) properly completed and duly executed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g)           The Loan Parties shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above.  Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h)           If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(h); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(i)            If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.

(j)            If any Credit Party, in its sole discretion, determines in good faith that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents (which refund, deduction or credit is provided by the jurisdiction imposing such Taxes), a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit (but only to the extent of the amount of any Taxes paid or reimbursed by the Loan Parties), net of all reasonable out of pocket expenses incurred in securing such refund, deduction or credit; provided, however, that the Borrower, upon the request of the Administrative Agent or such Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Credit Party in the event the Administrative Agent or such Credit Party is required to repay such refund, deduction or credit to such Governmental Authority.  This SECTION 2.23(i) shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party.

SECTION 2.24       Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under SECTION 2.14 or cannot make Term Loans under SECTION 2.11, or if the Loan Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)           If any Lender requests compensation under SECTION 2.14 or cannot make Term Loans under SECTION 2.11 for thirty (30) consecutive days, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.25       Reserved.

SECTION 2.26       Security Interests in Collateral.  To secure their Obligations under this Agreement and the other Loan Documents, the Borrower shall, and shall cause each other Loan Party to, grant to the Collateral Agent, for its benefit and the benefit of the other Secured Parties, a first-priority security interest in (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on all Term Priority Collateral, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral), all of the Collateral pursuant hereto and to the Security Documents, provided that the Collateral shall secure amounts owing with respect to the Other Liabilities only to the extent as agreed to by the Borrower.

SECTION 2.27       Extension Offers.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Non-Extended Term Loans or Extended Term Loans, as applicable, on a pro rata basis (based on the aggregate outstanding principal amount of the Non-Extended Term Loans or Extended Term Loans, as applicable) and on the same terms to each such Lender, the Borrower may from time to time extend the maturity date of the Non-Extended Term Loans or Extended Term Loans, as applicable, and otherwise modify the terms of the Non-Extended Term Loans or Extended Term Loans, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of the Non-Extended Term Loans or Extended Term Loans, as applicable (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Non-Extended Term Loans or Extended Term Loans, as applicable) (each, an “Extension”, and each group of Non-Extended Term Loans or Extended Term Loans, as applicable, as so extended, as well as the original Non-Extended Term Loans or Extended Term Loans, as applicable (in each case not so extended), being a

“tranche”; any Extension Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Non-Extended Term Loans or Extended Term Loans, as applicable, of any Lender extended pursuant to any Extension (“Extension Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extension Term Loans shall be no earlier than the then latest maturity date of Term Loans hereunder and the amortization applicable to Non-Extended Term Loans or Extended Term Loans, as applicable, pursuant to SECTION 2.04(a) or 2.04(b), as applicable, for periods prior to the original Non-Extended Term Loan Maturity Date or Extended Term Loan Maturity Date, as applicable, may not be increased, (iv) the Weighted Average Life to Maturity of any Extension Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Non-Extended Term Loans or Extended Term Loans, as applicable, extended thereby, (v) any Extension Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Non-Extended Term Loans or Extended Term Loans, as applicable (calculated on the face amount thereof), in respect of which Lenders or shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Non-Extended Term Loans or Extended Term Loans, as applicable, offered to be extended by the Borrower pursuant to such Extension Offer, then the Non-Extended Term Loans or Extended Term Loans, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)           If at the time any Extension of Term Loans becomes effective, there are Extension Term Loans that remain outstanding from a prior Extension or any Extended Term Loans are outstanding, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extension Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such Extension Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of the Extension Term Loans shall at any time (over the life of the Extension Term Loans) exceed the “effective interest rate” applicable to (A) Term Loans which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence) or (B) the Extended Term Loans (determined on the same basis as provided in the first parenthetical in this sentence) by more than 0.50%, then the Applicable Rate applicable to such prior extended Term Loans and/or the Extended

Term Loans shall be increased to the extent necessary so that at all times thereafter the Extension Term Loans made pursuant to previous Extensions and the Extended Term Loans do not receive an “effective interest rate” less than that applicable to the Loans made (or extended) pursuant to such Extension minus 0.50%.

(c)           With respect to all Extensions consummated by the Borrower pursuant to this SECTION 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.04 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Non-Extended Term Loans or Extended Term Loans, as applicable, be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this SECTION 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extension Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this SECTION 2.27.

(d)           The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this SECTION 2.27.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that refers to a maturity date prior to the then latest maturity date of a Term Loan so that such maturity date is extended to the then latest maturity date of a Term Loan.

(e)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this SECTION 2.27.

SECTION 2.28       Specified Refinancing Debt

(a)           The Borrower may, from time to time, add one or more additional tranches of term loans to be made hereunder (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Non-Extended Term Loans or Extended Term Loans, as applicable, then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment and of security with the other Term Loans hereunder; (ii) subject to the last sentence of this clause (a), will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Non-Extended Term Loans or Extended Term Loans, as applicable, being refinanced; (iv) subject to clauses (ii) and (iii) above, will have terms and conditions (taken as a whole) that are substantially identical to, or less favorable to the investors providing such Specified Refinancing Debt than, the Non-Extended Term Loans or Extended Term Loans, as applicable, being refinanced; and (v) the proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Non-Extended Term Loans or Extended Term Loans, as applicable; provided further that the terms and conditions applicable to such Specified Refinancing Debt may provide for any additional or different covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the latest maturity date of Term Loans that is in effect on the date such Specified Refinancing Debt is issued, incurred or obtained or the date on which all non-refinanced Obligations are paid in full.  If at any time any Specified Refinancing Debt becomes effective, there is other Specified Refinancing Debt then outstanding from a prior incurrence of Specified Refinancing Debt (any such prior Specified Refinancing Debt, “Prior Specified Refinancing Debt”) or any Extended Term Loans are then outstanding, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Specified Refinancing Debt and (y) the four years following the date of the incurrence of such new Specified Refinancing Debt) in respect of the new Specified Refinancing Debt shall at any time (over the life of the Prior Specified Refinancing Debt) exceed the “effective interest rate” applicable to Prior Specified Refinancing Debt or Extended Term Loans (in each case, determined on the same basis as provided in the second parenthetical in this sentence) by more than 0.50%, then the Applicable Rate applicable to Prior Specified Refinancing Debt or Extended Term Loans shall be increased to the extent necessary so that at all times thereafter, the “effective interest rate” applicable to the Prior Specified Refinancing Debt and the Extended Term Loans is not lower than the “effective interest rate” applicable to the new Specified Refinancing Debt minus 0.50%.

(b)           The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Non-Extended Term Loan Lenders or Extended Term Loan Lenders, as applicable. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).  Each Non-Extended Term Loan Lender or Extended Term Loan Lender, as applicable, shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such requested increase.  Any Non-Extended Term Loan Lender or Extended Term Loan Lender, as applicable, approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt.  Any Non-Extended Term Loan Lender or Extended Term Loan

Lender, as applicable, not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt.  The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(c)           The effectiveness of any Refinancing Amendment shall be subject, to the extent requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under SECTION 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Term Loans, the Loan Parties executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party and its Subsidiaries on the Closing Date, assuming the effectiveness of the transactions contemplated under the Acquisition Documents and in each case as of the date such representation and warranty is made unless an earlier date is specified:

SECTION 3.01       Organization; Powers.  Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other applicable entity power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party.  Each Loan Party and each of its Subsidiaries is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.  Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s and each of its Subsidiaries’ name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02       Authorization; Enforceability.  The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action.  This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03       No Conflicts.  The transactions to be entered into and contemplated by the Loan Documents (a) will not violate any Applicable Law (except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect) or the Charter Documents of any Loan Party or any of its Subsidiaries, (b) do not violate or result in a default (with due notice, lapse of grace period or both) under any indenture or any other material agreement or instrument, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (c) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents and Permitted Encumbrances.

SECTION 3.04       Financial Condition.

(a)           The Borrower has heretofore furnished to the Agents the Consolidated balance sheet, and statements of operations, stockholders’ equity, and cash flows for the Borrower and its Subsidiaries (i) as of and for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, in each case audited by KPMG, LLP, independent public accountants, and (ii) as of and for the Fiscal Quarters ended March 31, 2007 and June 30, 2007.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.  Since December 31, 2006, there has been no event, change, condition or development that has had or could reasonably be expected to have, individually or in the aggregate, (i) as of the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) or (ii) a Material Adverse Effect.

(b)           The Borrower has heretofore furnished to the Agents the pro forma financial statements required pursuant to SECTION 4.01(i) hereof.  Such pro forma financial statements have been prepared in good faith by the Borrower, are based on  assumptions believed by the Borrower to be reasonable at the time of preparation, accurately reflect in all material respects all adjustments required to be made to give effect to the VH Acquisition and present fairly in all material respects on a pro forma basis the estimated Consolidated financial position of the Borrower and its Subsidiaries as of such date and for the periods reflected therein, assuming that the VH Acquisition had actually occurred at such date; it being understood that such pro forma financial statements are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material.

SECTION 3.05       Properties.

(a)           Each Loan Party and each of its Subsidiaries has title to, or valid leasehold interests in or right to use, all its real and personal property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 3.05(b) sets forth with respect to each Loan Party and each of its Subsidiaries a list of all registrations and issuances of the Intellectual Property owned by such Loan Party and each of its Subsidiaries and all applications for the registrations or issuance thereof.  Each such registration, issuance and application that is material to the business of such Loan Party or such Subsidiary is subsisting, has not expired or been abandoned or cancelled, and to the knowledge of each Loan Party, is valid and enforceable.  To the knowledge of each Loan Party, no proceeding is pending against any Loan Party challenging the ownership, registration, validity, enforceability or use of any item of Intellectual Property.  Each Loan Party and each of its Subsidiaries owns or is licensed to use, all Intellectual Property used in its business, free and clear of all Liens other than Permitted Encumbrances, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s and each of its Subsidiaries’ conduct of its business and its use of the Intellectual Property owned by such Loan Party or such Subsidiary does not infringe upon, misappropriate, dilute or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No proceeding is pending (or to the knowledge of each Loan Party, threatened) in which any Person is alleging that a Loan Party or any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person in any material respect.  Each Loan Party and each of its Subsidiaries have taken reasonable actions to maintain and protect their material Intellectual Property.

(c)           Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties and their Subsidiaries as of the Closing Date.

SECTION 3.06       Litigation and Environmental Matters.

(a)           Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable expectation of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents, the Senior Initial Loan Documents, the Holdco Initial Loan Documents or the Acquisition Agreement.

(b)           No Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any actual or potential claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected  to result in a Material Adverse Effect.

(c)           No Real Estate or facility owned, operated or leased by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or similar state “Superfund” list except to the extent that such filings, individually or in the aggregate, would not reasonably be expected  to result in a Material Adverse Effect.

(d)           No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any Real Estate of the Loan Parties or any of their Subsidiaries.

(e)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)            The Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Borrower and their Subsidiaries concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Estate or facilities currently or formerly owned, operated, leased or used by the Borrower or any of its Subsidiaries.

(g)           Hazardous Materials are not present at or about any of the Real Estate or any other facility currently owned, operated or leased by any Loan Party or any of its Subsidiaries in amount or condition that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07       Compliance with Laws and Agreements.  Other than as set forth on Schedule 3.06(a), each Loan Party and each of its Subsidiaries is in compliance with all Applicable Law and all Material Indebtedness, and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08       Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09       Taxes.  Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP, and as to which no Lien has arisen or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10       ERISA.  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each of the Loan Parties and their ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) the present value of all benefit liabilities under each Plan of each of the Loan Parties and their ERISA Affiliates (based on those assumptions used to fund such Plan) does not exceed the value of the assets of such Plan and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv) none of the Loan Parties or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or is in endangered or critical status or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or in endangered or critical status or to be terminated.

SECTION 3.11       Disclosure.  As of the Closing Date, none of the reports, financial statements, certificates or other written information (other than any projections, pro formas, budgets and general market information) concerning any of the Loan Parties or any of their Subsidiaries furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

SECTION 3.12       Subsidiaries.

(a)           Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party and each of its Subsidiaries in, each Subsidiary as of the Closing Date; there is no other Capital Stock of any class outstanding as of the Closing Date.  To the knowledge of the Loan Parties, all such shares of Capital Stock as of the Closing Date are validly issued, fully paid, and, with respect to corporate shares, non-assessable.

(b)           Except as set forth on Schedule 3.12, no Loan Party nor any of its Subsidiaries is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Closing Date.

SECTION 3.13       Reserved.

SECTION 3.14       Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Affect.  The hours worked by and payments made to employees of any of the Loan Parties and any of their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.06(a) or except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary thereof, or for which any claim may be made against any Loan Party or any Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party or such Subsidiary.  Except as set forth on Schedule 3.14, as of the Closing Date no Loan Party nor any Subsidiary thereof is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  As of the Closing Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary thereof has made a pending demand in writing for recognition.  As of the Closing Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary thereof is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15       Security Documents.  The Security Documents create in favor of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a legal, valid and enforceable security or mortgage interests in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other instruments within the time periods prescribed under Applicable Law and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, all right, title and interest of the Loan Parties and their Subsidiaries thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances (x) having priority by operation of Applicable Law, or (y) in favor of the agent under the ABL Facility on any Revolver Priority Collateral.

SECTION 3.16       Federal Reserve Regulations.

(a)           No Loan Party nor any Subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17       Solvency.  The Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent on and as of the Closing Date.  No transfer of property is being made by any Loan Party or any Subsidiary thereof and no obligation is being incurred by any Loan Party or any Subsidiary thereof in connection with the transactions contemplated by the VH Acquisition or this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary thereof.

SECTION 3.19       Subordination of Junior Financing.  The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) and “Designated Senior Debt”, “Designated Senior Indebtedness”, “Designated Guaranteed Senior Debt”, or “Designated Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE IV

Conditions

SECTION 4.01       Closing Date.  The obligation of the Lenders to make Term Loans on the Closing Date is subject to the satisfaction by the Loan Parties or the waiver of each of the following conditions precedent:

(a)           Subject to SECTION 2.18(b), SECTION 5.16  and SECTION 5.17, the Agents and the Arranger (or their counsel) shall have received either (i) a counterpart of this Agreement and all other Loan Documents from each party thereto signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Agents and the Arranger (which may include telecopy transmission or electronic pdf copy of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents to which it is a party.

(b)           The Agents and the Arranger shall have received a written opinion (addressed to each Agent, the Arranger and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, covering such matters relating to the

Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents and the Arranger shall reasonably request.  The Loan Parties hereby request such counsel to deliver such opinions.

(c)           The Agents and the Arranger shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents, the Arranger and their counsel.

(d)           The Administrative Agent shall have received a notice with respect to such Borrowing as required by Article II.

(e)           The Agents and the Arranger shall have received a certificate, reasonably satisfactory in form and substance to the Agents and the Arranger, certifying that, as of the Closing Date, no Default or Event of Default exists and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent and that immediately after the consummation of the VH Acquisition, no Default or Event of Default will exist and the Loan Parties and their Subsidiaries, taken as a whole, will be Solvent.

(f)            The Closing Date Representations and Warranties shall be true and correct in all material respects, provided that any such representation and warranty that is  already qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects.

(g)           No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since December 31, 2006.

(h)           There shall not be any other Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than (i) the Senior Initial Loan Facility Indebtedness, (ii) the ABL Facility, (iii) the Holdco Initial Loan Facility Indebtedness, (iv) this Agreement, (v) Indebtedness permitted to remain outstanding under the Acquisition Agreement (except that all Indebtedness outstanding under the Borrower’s Existing Credit Agreement shall have been paid in full (other than contingent obligations) and all commitments thereunder shall have terminated) and (vi) Permitted Indebtedness.

(i)            The Administrative Agent shall have received (a) Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the Fiscal Years ended December 31, 2004, December 31, 2005 and December 31, 2006, all prepared in accordance with GAAP and audited and reported on by independent public accountants of recognized national standing, (b) to the extent made available to Holdings, unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for each subsequent Fiscal Quarter ended at least forty-five (45) days prior to the Closing Date, prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes and (c) a pro forma Consolidated balance sheet of the Borrower and its Subsidiaries as of the date of the most recent Consolidated balance sheet delivered pursuant to clause (b) above, as adjusted to give effect to the transactions contemplated by the Acquisition Documents and the Loan Documents as if such transactions had occurred on such date and to such other adjustments as shall be agreed among the Sponsors, the Borrower and the Arranger.

(j)            The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Closing Date.

(k)           The Agents and the Arranger shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(l)            Holdings and/or the Borrower shall have received a cash and/or roll-over common equity contribution in an aggregate amount equal to at least 25% of the pro forma total Consolidated capitalization of Holdings and its Subsidiaries as of the Closing Date (as adjusted to give effect to the transactions contemplated by the Acquisition Documents and the Loan Documents (including the funding of the Senior Initial Loan Facility, the Holdco Initial Loan Facility, the Term Loan Financing Facility and such equity contribution) as if such transactions had occurred on such date and to such other adjustments as shall be agreed among the Sponsors, Holdings, and the Arranger), to pay a portion of the purchase price under the Acquisition Documents and the Acquisition Charges.

(m)          [Reserved].

(n)           The Merger shall have been consummated, or substantially simultaneously with the initial Borrowing under this Agreement shall be consummated, in accordance with the Acquisition Agreement, which shall be reasonably satisfactory to the Arranger, and no material provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Arranger (not to be unreasonably withheld or delayed).

(o)           The Collateral Agent shall have received all Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect in the United States the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

(p)           There shall have been delivered to the Agents and the Arranger all documentation and other information requested by them that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in SECTION 9.16 below).

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01       Financial Statements and Other Information.  Holdings (and, with respect to clauses (g) through (l) below, the Borrower) will furnish to the Administrative Agent:

(a)           Within  (i) one hundred and five (105) days after the end of the first Fiscal Year of Holdings after the Closing Date and (ii) ninety (90) days after the end of each Fiscal Year of Holdings, thereafter, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for Holdings and its Subsidiaries (including Unrestricted Subsidiaries), setting forth in comparative form, the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Year ended on December 31, 2008) and the figures as set forth in the projections delivered pursuant to SECTION 5.01(e), all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit), except for the aforementioned projections, to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP;

(b)           Within (i) sixty (60) days after the end of each of the first three (3) Fiscal Quarters of Holdings beginning with the Fiscal Quarter ended March 31, 2008 and (ii) forty-five (45) days after the end of each Fiscal Quarter of Holdings, thereafter, in each case, excluding the last Fiscal Quarter of each Fiscal Year of Holdings, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for Holdings and its Subsidiaries (including Unrestricted Subsidiaries) as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Quarter ended on March 31, 2009) all such Consolidated figures certified by one of the Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes;

(c)           within forty (40) days after the end of each Fiscal Month of Holdings and its Subsidiaries beginning with the Fiscal Month ended October 31, 2007 internally prepared monthly operating financial reports for Holdings and its Subsidiaries (including Unrestricted Subsidiaries), as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year (such comparisons to the prior Fiscal Year only to commence with the Fiscal Month ended on October 31, 2008), all certified by one of the Borrower’s Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including Unrestricted Subsidiaries) on a Consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(d)           Concurrently with any delivery of financial statements under clause (a) or clause (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to Excess Cash Flow (in case of any delivery of financial statements under clause (a) above only), for such period, (iii) detailing all Store openings and Store closings during the immediately preceding fiscal period, and stating the aggregate number of the Loan Parties’ and their Subsidiaries’ Stores as of the first day of the current fiscal period, (iv) setting forth the Cure Amount with respect to each exercise of Cure Rights, if any, in such period, (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (vi) listing the names of all Immaterial Subsidiaries (if any) of Holdings and certifying that each Subsidiary set forth on such list qualifies as an Immaterial Subsidiary, provided that such list shall only be required to be produced annually, concurrently with any delivery of financial statements under clause (a) above, with monthly updates to the extent necessary, concurrently with any delivery of financial reports under clause (c) above, and (vii) setting forth all information and calculations necessary for determining compliance by Holdings with SECTION 6.11 as of the last day of the Fiscal Quarter or Fiscal Year for which such financial statements are delivered;

(e)           Within ninety (90) days after the commencement of each Fiscal Year of the Loan Parties, a detailed, Consolidated budget by month for the applicable Fiscal Year for Holdings and its Subsidiaries, and promptly when available, any revisions to such budget resulting from any Permitted Acquisition, Permitted Disposition or other transaction, the effect of which would reasonably be expected to change the projected Consolidated EBITDA of Holdings and the Restricted Subsidiaries in the subsequent Fiscal Year by 20% or more;

(f)            [Reserved];

(g)           Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, and (ii) SEC Forms 10K and 10Q for the Borrower and/or Holdings (for so long as the Borrower and/or Holdings is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended);

(h)           Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants;

(i)            [Reserved];

(j)            Concurrently with any delivery of financial statements under clause (a) or (b) above, the related unaudited Consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements;

(k)           Promptly following any reasonable request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that any Loan Party or any of their ERISA Affiliates have received with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the any Loan Party any of their ERISA Affiliates have received with respect to any Plan or Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(l)            Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as the Agents or any Lender may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person).

Documents required to be delivered pursuant to this SECTION 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s and/or Holdings’ behalf on IntraLinks/ IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Administrative Agent have unrestricted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrower physical delivery of specific financial information provided for in this SECTION 5.01 and (B) the Borrower and/or Holdings, as applicable, shall give the Administrative Agent and each Lender (or if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website.  The Credit Parties shall have no liability to any Loan Party, any Credit Party or any of their respective Affiliates associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

SECTION 5.02       Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)           A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b)           The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Borrower that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           The occurrence of an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability to any Loan Party or any of their respective ERISA Affiliates in excess of $15,000,000; and

(d)           Any development that results in a Material Adverse Effect;

Each notice delivered under SECTION 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03       Information Regarding Collateral.  The Borrower will furnish to the Agents prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.  The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the Uniform Commercial Code or other Applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Security Documents (subject only to Permitted Encumbrances) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

SECTION 5.04       Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary of it to, do all things necessary (a) to comply with its Charter Documents in all material respects, and (b) to obtain, preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names, domain names, trade secrets and other proprietary and confidential information material to the conduct of its business, except, in the case of clause (a) and (b)(ii) above, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03 or SECTION 6.05.

SECTION 5.05       Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary of it to, pay its Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (c) the failure to make payment, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06       Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary of it to, keep and maintain all tangible property material to the conduct of its business in substantially the same condition as of the Closing Date (ordinary wear and tear, casualty loss and condemnation excepted), except (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) for Store closings and Permitted Dispositions permitted hereunder.  Each Loan Party will, and will cause each Subsidiary of it to, use commercially reasonable efforts to prosecute, maintain, and enforce the Intellectual Property, except to the extent such Intellectual Property is no longer used or deemed by such Loan Party or such Subsidiary in its reasonable business judgment to be materially useful or desirable in the conduct of the business of the Loan Parties and their Subsidiaries.

SECTION 5.07       Insurance.

(a)           Each Loan Party shall, and shall cause each Subsidiary of it to, (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, upon written request, full information as to the insurance carried.

(b)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to any of the Loan Parties or their Subsidiaries under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, their Subsidiaries, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured.  Business interruption policies shall name the Administrative Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, after the occurrence and during the continuance of an Event of Default, the insurer shall pay all proceeds of such business interruption policies otherwise payable to any of the Loan Parties or their Subsidiaries under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, their Subsidiaries, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer and (iii) such other provisions to the endorsement as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement insurance binder or certificate (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           With respect to each Real Estate for which a Mortgage is required to be delivered under the Loan Documents, obtain flood insurance in such total amounts as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on such Real Estate is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.08       Books and Records; Inspection and Audit Rights; Accountants.

(a)           Each Loan Party will, and will cause each Subsidiary of it to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each Subsidiary of it to, permit any representatives designated by any Agent, upon reasonable prior written notice and during regular business hours, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and to examine and make extracts from its books and records, all at the reasonable expense of the Loan Parties at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default shall have occurred and be continuing, the Loan Parties shall pay the reasonable out-of-pocket expenses for only one such visit inspection in any calendar year.

(b)           The Loan Parties shall, and shall cause each Subsidiary of it to, at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the Loan Parties’ and their Subsidiaries’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Agents; subject, however, if requested by such accountants, to the execution of an access agreement by the Agents and such accountants in form reasonably satisfactory to each of them; provided that a representative of the Borrower shall be given the opportunity to be present all such discussions.

(c)       At its election, upon either (i) its reasonable belief that any Loan Party or any Subsidiary thereof has breached any representation, warranty or covenant herein relating to environmental matters, which breach could reasonably be expected to have a Material Adverse Effect, or (ii) in connection with the enforcement of remedies against any Real Estate after the occurrence and during the continuance of an Event of Default, the Collateral Agent or any Lender may request in writing that the Loan Party, at its own cost and expense, retain an independent engineer or environmental consultant to conduct an environmental assessment or other appropriate review of reasonable scope (but, prior to the occurrence of any such Event of Default, only with respect to the subject matter of such breach), including, as relevant of the condition of any Real Estate or facility of any Loan Party or any Subsidiary thereof and/or such Loan Party’s or such Subsidiary’s compliance with Environmental Law.  If the Loan Party fails to conduct such assessment or review within 30 days of receipt of the request, the Collateral Agent or Lender may retain an independent engineer or environmental consultant to conduct an environmental assessment or other appropriate review.  Each Loan Party shall, and shall cause each Subsidiary of it to, cooperate in the performance of any such environmental assessment or review and permit any such engineer or consultant designated by the Collateral Agent or such Lender to have full access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment or review.  Environmental assessments or reviews conducted under this paragraph shall be limited to visual inspections of the Real Estate or facility, interviews with representatives of the Loan Parties or their Subsidiaries or facility personnel, and review of applicable records and documents pertaining to the condition of the property or facility, its compliance with Environmental Law and any potential Environmental Liabilities, in each case prior to the occurrence and during the continuance of an Event of Default, to the extent relevant to the subject matter of such breach.  All environmental assessments or reviews conducted pursuant to this paragraph shall be at the Loan Parties’ sole cost and expense.

SECTION 5.09       Reserved.

SECTION 5.10       Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary of it to, comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each Subsidiary of it to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; and (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate.  The Loan Parties shall, and shall cause each Subsidiary of it to, notify the Administrative Agent promptly after such Person becomes aware of any violation of or non-compliance with any Environmental Laws or any Release on, at, in, under, above, to, from or about any Real Estate or any property subject to a Lease that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate; and promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 individually or in the aggregate in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

SECTION 5.11       Use of Proceeds.  The proceeds of Term Loans made hereunder will be used only (a) to directly or indirectly finance the VH Acquisition, (b) to repay in full all amounts, if any, due or owing under the Existing Credit Agreement and to repay other Indebtedness of the Borrower and its Subsidiaries, in each case, on the Closing Date, and (c) to pay the Acquisition Charges.  No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.12       Additional Subsidiaries.  If any Loan Party shall form or directly acquire all or substantially all of the outstanding Capital Stock of a Subsidiary that is not an Excluded Subsidiary after the Closing Date, the Borrower will notify the Agents thereof and if such Subsidiary is not an Excluded Subsidiary, such Loan Party will cause such Subsidiary to enter into a Joinder Agreement and to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agents or the Required Lenders shall reasonably request; provided that Mortgages shall only be required in respect of Real Estate having a fair market value at the time of the acquisition of such Subsidiary exceeding $1,000,000.  If any shares of Capital Stock or Indebtedness of any Subsidiary are owned by or on behalf of any Loan Party, such Loan Party will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Obligations within ten (10) Business Days after such Subsidiary is formed or such shares of Capital Stock or Indebtedness are acquired (except that, (i) if such Subsidiary is a Foreign Subsidiary or a Subsidiary in which substantially all of its assets consist of the Capital Stock of one or more Foreign Subsidiaries, shares of Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of Capital Stock of such Subsidiary and (ii) if such Subsidiary is an Immaterial Subsidiary or an Unrestricted Subsidiary, no shares of Capital Stock of such Subsidiary are required to be pledged).

SECTION 5.13       Further Assurances.

(a)           Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b)           If any Real Estate having a fair market value in excess of $1,000,000 is acquired by any Loan Party after the Closing Date (other than Real Estate constituting Collateral under the Security Agreement that becomes subject to a Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Collateral Agent, and, if reasonably requested by the Collateral Agent, the Borrower will cause such Real Estate to be subjected to a Lien securing the Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in SECTION 4.01(b) and (o), paragraph (a) of this SECTION 5.13 and SECTION 5.16, all at the expense of the Loan Parties.

(c)           Each Loan Party shall deliver to the Collateral Agent any and all certificates representing Capital Stock (to the extent certificated) that are required to be pledged pursuant to the Pledge Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Loan Party and required to be pledged pursuant to the Pledge Agreement, indorsed in blank to the Collateral Agent.

SECTION 5.14       Corporate Separateness.

(a)           Each Loan Party shall satisfy, and cause each of its Subsidiaries (including Unrestricted Subsidiaries) to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, in each case, to the extent required by law and the maintenance of corporate offices and records.

(b)           Each Loan Party shall ensure that (i) no payment is made by it or any of its Restricted Subsidiaries to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, except as permitted under SECTION 6.04, (ii) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of any Loan Party or any direct or indirect parent of any Loan Party, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from any Loan Party, any of its Restricted Subsidiaries or any direct or indirect parent of any Loan Party.

SECTION 5.15       Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, in each case pursuant and subject to the provisions in the definition of “Unrestricted Subsidiary”.  Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of any applicable board resolution giving effect to such designation and a certificate by a Responsible Officer of the Borrower certifying that such designation complied with such provisions.  Notwithstanding the foregoing, as of the Closing Date, all of the  Subsidiaries of the Borrower shall be Restricted Subsidiaries.

SECTION 5.16       Mortgages.  Prior to, on or within sixty (60) days after the Closing Date (which period may be extended by the Administrative Agent acting in its reasonable discretion), each Loan Party shall have delivered to the Collateral Agent: (a) fully executed Mortgages in respect of each of the Real Estate properties set forth on Schedule 5.16(a), which Mortgages shall be recorded promptly to create valid and enforceable liens on each such Real Estate property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for its benefit and for the benefit of the Secured Parties, (b) title insurance in form, scope and amount reasonably satisfactory in all respects to the Collateral Agent and a flood insurance policy if required by the Flood Disaster Protection Act of 1973; (c) written opinions (addressed to each Agent, the Arranger and the Lenders) of applicable local counsel with respect to the enforceability and perfection of the Mortgages referred to in clause (a) above and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and (d) for each Real Estate property listed on Schedule 5.16(a), (i) new ALTA/ACSM surveys reasonably satisfactory to and certified to the Collateral Agent (including such additional Table A items as the Collateral Agent may reasonably request), dated not more than thirty (30) days prior to the Closing Date or (ii) ALTA/ACSM surveys dated within four (4) years of the Closing Date reasonably satisfactory to the Collateral Agent together with an affidavit of “No Change”, provided that the title company provides full title coverage for such ALTA/ACSM surveys, including the issuance of all survey-dependent title endorsements (to the extent available in the state in which the applicable Real Estate is located).

SECTION 5.17       Post-Closing Matters

(a)           To the extent the Loan Parties shall have used commercially reasonable efforts to deliver to the Agents the deliverables set forth on Schedule 5.17 and yet are unable to provide such deliverables on or prior to the Closing Date (as determined by the Administrative Agent in its reasonable discretion), the Loan Parties shall deliver such deliverables in each case within the time limits set forth on Schedule 5.17 or such longer period as determined by the Administrative Agent in its sole discretion.

(b)           Within thirty (30) days after the Closing Date, or such longer period as determined by the Administrative Agent in its sole discretion, the Borrower shall liquidate, dissolve or wind up American Student Rental, Inc., Musician’s Choice, Inc. and GC Stores Canada, Inc.  Prior to and up to the date of the liquidation, dissolution or winding up of the aforementioned entities, such entities shall not engage in any business or activity except as ancillary or incidental to such liquidation or dissolution.

(c)           Within two (2) Business Days after the Closing Date, Holdings and/or the Borrower shall have received a cash common equity contribution in an amount that, in the aggregate with the cash and roll-over common equity contributions made to Holdings and/or the Borrower on the Closing Date, shall be equal to at least $625,000,000.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01       Indebtedness and Other Obligations.  No Loan Party will, nor will it permit any Subsidiary of it to, create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02       Liens.  No Loan Party will, nor will it permit any Subsidiary of it to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.

SECTION 6.03       Fundamental Changes.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party may merge with or into any other Loan Party, and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person, provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by SECTION 6.04, and further provided that any such merger or consolidation involving the Borrower shall not be permitted unless the Borrower is the surviving Person; and, further provided, that any such merger or consolidation involving Holdings shall not be permitted unless Holdings is the surviving Person.

(b)           No Loan Party will, nor will it permit any Subsidiary of it to, engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party or such Subsidiary, as applicable, on the date of execution of this Agreement and businesses reasonably related thereto and those supportive, complementary or ancillary thereto.

(c)           Holdings shall not, nor shall it permit any of its Subsidiaries directly, or indirectly owning Capital Stock of the Borrower to, (i) engage or commit to engage in any business or activity other than (A) the ownership of all the outstanding shares of Capital Stock of the Borrower and activities incidental thereto and (B) the ownership of all the outstanding shares of Capital Stock of other entities created or acquired in a transaction otherwise permitted hereunder and activities incidental thereto, (ii) own or acquire any assets (other than all of the outstanding shares of Capital Stock of the Borrower, the cash proceeds of any Restricted Payments permitted by SECTION 6.06 or all of the outstanding shares of Capital Stock of any other entity created or acquired in a transaction otherwise permitted hereunder), or (iii) incur any Indebtedness or other liabilities or financial obligations (other than obligations constituting Permitted Indebtedness under clauses (a), (c), (i), (k), (m), (o), (t) or (u) of the definition thereof or, with respect to such types of Permitted Indebtedness, constituting Permitted Indebtedness under clause (w) of the definition thereof to the extent permitted thereunder, nonconsensual obligations imposed by operation of law and obligations reasonably incurred in connection with its maintenance of its existence).

SECTION 6.04       Investments, Unrestricted Subsidiaries.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, make or permit to exist any Investment, except Permitted Investments.

(b)           The Borrower will not permit (i) any Restricted Subsidiary to be designated as or remain an Unrestricted Subsidiary or (ii) any Unrestricted Subsidiary to be designated as a Restricted Subsidiary, except in each case in accordance with the provisions of the definition of “Unrestricted Subsidiary”.  The Borrower will not permit any Restricted Subsidiary to be designated an Unrestricted Subsidiary if such Subsidiary had been designated as an Unrestricted Subsidiary at any time during the term of this Agreement.

SECTION 6.05       Asset Sales.  No Loan Party will, nor will it permit any Subsidiary of it to, sell, transfer, lease (as lessor), license (as licensor), abandon or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash or cash equivalents in the ordinary course of business, transactions permitted by SECTION 6.03 and Permitted Dispositions and the making of Permitted Investments (to the extent such Investment would involve a sale, transfer or disposition of any assets).

SECTION 6.06       Restricted Payments; Certain Payments of Indebtedness.

(a)           No Loan Party will, nor will it permit any Subsidiary of it to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(i)            Any Loan Party or any Subsidiary of a Loan Party may declare and pay cash dividends or make other distributions of property to a Loan Party; provided that any such Restricted Payments made to Holdings under this clause (i) shall be used only (A)(x) to pay general corporate overhead and similar expenses incurred by Holdings in the ordinary course of business, or the amount of any indemnification claims made by any director or officer of Holdings, (y) to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and (z) to pay taxes that are due and payable by Holdings as the parent of a consolidated group that includes Holdings and its Subsidiaries (including Unrestricted Subsidiaries); (B) so long as (1) no Event of Default has occurred and is continuing or would arise therefrom and (2) the Borrower is not prohibited under the Senior Initial Loan Facility or the ABL Facility from making such payments to Holdings, to make payments in connection with the repurchase of Capital Stock of Holdings or any Subsidiary of it (including payments of principal and interest in respect of notes issued by Holdings to stockholders in connection therewith), provided that such payments are otherwise permitted under this SECTION 6.06; (C) so long as (1) no Event of Default under SECTION 7.01(a), SECTION 7.01(b) (but only with respect to clause (i) thereof as it relates to non-payment of interest), SECTION 7.01(h) or SECTION 7.01(i) has occurred and is continuing or would arise therefrom and (2) the Borrower is not prohibited under the Senior Initial Loan Facility or the ABL Facility from making such payments to Holdings, to pay interest as and when due in respect of the Holdco Initial Loan Facility Indebtedness; and (D) to partially redeem or prepay Holdco Initial Loan Facility Indebtedness to the extent necessary to make an AHYDO “catch-up” payment thereon;

(ii)           The Loan Parties and their Subsidiaries may make Restricted Payments for the purpose of paying amounts owing under the Advisory Agreement, to the extent permitted under SECTION 6.07;

(iii)          The Loan Parties and their Subsidiaries may make Restricted Payments on the Closing Date to consummate the VH Acquisition;

(iv)          The Loan Parties and their Subsidiaries may make Restricted Payments consisting of Permitted Dispositions of the type described, and subject to the limitations contained, in the definition thereof;

(v)           The Loan Parties and their Subsidiaries may make Restricted Payments constituting repurchases of Capital Stock of Holdings or any Subsidiary of it in connection with the exercise of stock options or warrants if such equity interests represent a portion of the exercise price of such option or warrants, provided that Restricted Payments made pursuant to this clause (v) shall not exceed $5,000,000 in any Fiscal Year of the Borrower;

(vi)          Holdings may make Restricted Payments constituting other repurchases of Capital Stock of Holdings or any Subsidiary of it, provided that such payments, in the aggregate with any payments made pursuant to clause (vii) below, shall not exceed $3,000,000 in any Fiscal Year (and provided further that (A) in the event the entire $3,000,000 is not utilized in any Fiscal Year under clauses (vi) and (vii) of this SECTION 6.06, one hundred percent (100%) of such unutilized portion may be carried forward to the next succeeding Fiscal Year of Holdings, (B) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (A) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (C) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (A) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year);

(vii)         Holdings may make payments of principal and interest in respect of notes issued to stockholders in connection with the repurchase of shares of Capital Stock of Holdings or any Subsidiary of it, provided that such payments, in the aggregate with any payments made pursuant to clause (vi) above, shall not exceed $3,000,000 in any Fiscal Year, (and provided further that, (A) in the event the entire $3,000,000 is not utilized in any Fiscal Year under clauses (vi) and (vii) of this SECTION 6.06, one hundred percent (100%) of such unutilized portion may be carried forward to the next succeeding Fiscal Year of Holdings, (B) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (A) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (C) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (A) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year; and

(viii)        so long as no Event of Default shall have occurred and be continuing, the Loan Parties and their Subsidiaries may in each Fiscal Year make Restricted Payments in an aggregate amount, without duplication, not exceeding the amount set forth below for such Fiscal Year:

Fiscal Year	Restricted Payment Amount
2007	$1,000,000
2008	$5,000,000
2009	$10,000,000
2010	$15,000,000
2011	$20,000,000
2012	$20,000,000
2013	$20,000,000

; provided, that (a) to the extent the capacity to make Restricted Payments pursuant to this clause (vi) for any Fiscal Year exceeds the aggregate amount of Restricted Payments made during such Fiscal Year, such excess capacity may be carried over to the next succeeding Fiscal Year, (b) Restricted Payments made pursuant to this clause during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above and, second, in respect of amounts permitted for such Fiscal Year as provided above and (c) the amount of excess capacity that may be carried over from a prior Fiscal Year pursuant to clause (a) above shall be calculated without taking into account any amounts carried over to such prior Fiscal Year.

(b)           No Loan Party will, nor will it permit any Subsidiary of it to, make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Specified Indebtedness of the type described in clause (a)(i), clause (a)(ii), clause (a)(iii) or, with respect to the types of Specified Indebtedness described in clauses (a)(i), (a)(ii) and (a)(iii), clause (b) of the definition of Specified Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Specified Indebtedness, except

(i)            payments in Capital Stock (as long as no Change in Control would result therefrom) and payments of interest in-kind of the Loan Parties and their Subsidiaries;

(ii)           (A) scheduled payments of principal and interest as and when due and (B) as long as no Specified Default then exists or would arise therefrom, prepayments in whole or in part of the Senior Initial Loan Facility Indebtedness, Additional Borrower Unsecured Senior Notes and the Holdco Initial Loan Facility Indebtedness in a principal amount not exceeding $10,000,000 in the aggregate in any Fiscal Year and not exceeding $25,000,000 in the aggregate since the Closing Date;

(iii)          prepayment in whole or in part of the Senior Initial Loan Facility, Additional Borrower Unsecured Senior Notes, the Holdco Initial Loan Facility or the Term Loan Financing Facility with the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary for the purpose of making such payment or prepayment;

(iv)          (A) mandatory prepayments by the Borrower as required under the Senior Initial Loan Agreement as in effect on the Closing Date or any Senior Initial Loan Agreement, Senior Note Indenture or supplemental indenture, so long as such Senior Initial Loan Agreement, Senior Note Indenture or supplemental indenture contains terms regarding mandatory prepayments no less favorable to the obligors thereunder than the Senior Initial Loan Agreement in effect on the Closing Date, (B) mandatory prepayments by Holdings as required under the Holdco Initial Loan Agreement as in effect on the Closing Date or any Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture, so long as such Holdco Initial Loan Agreement, Holdco Note Indenture or supplemental indenture contains terms regarding mandatory prepayments no less favorable to Holdings than the Holdco Initial Loan Agreement in effect on the Closing Date and (C) mandatory prepayments by the Borrower as required under the Additional Borrower Unsecured Senior Notes so long as the terms thereof regarding mandatory prepayments are no less favorable to the Borrower than those in the Senior Note Indenture on the First Amendment Effective Date;

(v)           partial redemption or prepayment by Holdings of the Holdco Initial Loan Facility Indebtedness to the extent necessary to make an AHYDO “catch-up” payment thereon;

(vi)          any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Senior Initial Loan Facility Indebtedness (including, without limitation, Senior Initial Loans and any Senior Notes) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower incurred in compliance with Section 6.01;

(vii)         any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Holdco Initial Loan Facility Indebtedness (including, without limitation, Holdco Initial Loans and any Holdco Notes) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of Holdings incurred in compliance with Sections 6.01 and 6.03; and

(viii)        any repayment, purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness constituting Additional Borrower Unsecured Senior Notes made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower incurred in compliance with Section 6.01.

SECTION 6.07       Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary of it to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration in excess of $1,000,000, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and/or their Subsidiaries not otherwise prohibited hereunder, (c) payments due pursuant to the Advisory Agreement on account of Advisory Fees consisting of (i) fees payable on the Closing Date or (ii) payments (but not prepayments) of annual Advisory Fees provided that such payments may not be made if an Event of Default under SECTION 7.01(a), (b), (d) (but only with respect to SECTION 6.11), (h) or (i) has occurred and is continuing or would arise therefrom, and provided further that such fees not paid shall accrue and be paid when the applicable Event of Default has been cured or waived and no additional Event of Default under SECTION 7.01(a), (b), (d) (but only with respect to SECTION 6.11), (h) or (i) has occurred and is continuing or would arise as a result of such payment; (d) payments of indemnities and reasonable expense reimbursements under the Advisory Agreement; (e) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries; (f) payment of director’s fees, expenses and indemnities; (g) stock option, stock incentive, equity, bonus and other compensation plans of the Loan Parties and their Subsidiaries; (h) employment contracts with officers and management of the Loan Parties and their Subsidiaries; (i) the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement; (j) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted under this Agreement; (k) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement; (l) payments pursuant to the tax sharing agreements among the Loan Parties and their Subsidiaries to the extent attributable to the ownership or operations of the Holdings and its Subsidiaries; (m) the issuance of equity interests to the management of Holdings in connection with the VH Acquisition; (n) other transactions with Affiliates specifically permitted under SECTION 6.01 in connection with clause (c)(i), (ii) and (iv), (l) and (p) of the definition of “Permitted Indebtedness,” SECTION 6.04(b) or SECTION 6.04(a) in connection with clause (g)(i) and (ii), (j) and (n) of the definition of “Permitted Investments,” SECTION 6.05 in connection with clause (q) of the definition of “Permitted Dispositions” or SECTION 6.06(a)(i), (a)(v) through (a)(viii) or SECTION 6.06(b)(v); and (o) as set forth on Schedule 6.07.

SECTION 6.08       Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary of it to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or such Subsidiary or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, by any documents in existence on the Closing Date or under any documents relating to joint ventures of any Loan Party or any Subsidiary to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment or subleasing or sublicensing thereof, (v) the foregoing shall not apply to any agreement related to the Specified Indebtedness, (vi) clause (a) of the foregoing shall not apply to licenses or contracts which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein, and (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.

SECTION 6.09       Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary of it to, amend, modify or waive any of its rights governing any Specified Indebtedness in any way to (i) increase the rate of or change the time for payment of interest on any Specified Indebtedness, (ii) advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Specified Indebtedness or (iii) alter the redemption provisions or the price or terms at which any Loan Party is required to offer to purchase any Specified Indebtedness in any manner materially adverse to the Lenders.

SECTION 6.10       Fiscal Year.  No Loan Party will, nor will it permit any Subsidiary of it to, change its Fiscal Year without the prior written consent of the Administrative Agent.

SECTION 6.11       Financial Performance Covenants.

(a)           Consolidated Secured Net Leverage Ratio.  Holdings shall not permit the Consolidated Secured Net Leverage Ratio on the last day of any Fiscal Quarter during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

October 1, 2008 through March 31, 2009	4.80x
April 1, 2009 through September 30, 2009	4.50x
October 1, 2009 through March 31, 2010	3.90x
April 1, 2010 through June 30, 2014	3.50x
July 1, 2014 through June 30, 2015	3.25x
Thereafter	3.00x

(b)           Capital Expenditures.  Holdings shall not and shall not permit any of its Subsidiaries to, make or commit to make any Capital Expenditure that would cause the aggregate amount of such Capital Expenditures made by the Loan Parties in any Fiscal Year of Holdings to exceed the amount set forth with respect to such Fiscal Year in the table set forth below (such amount, the “Permitted Capital Expenditure Amount”); provided that to the extent that Capital Expenditures during any Fiscal Year are less than the Permitted Capital Expenditure Amount in respect of such Fiscal Year, (x) up to 100% of any such unused amount may be carried over for expenditure in the next succeeding Fiscal Year and (y) Capital Expenditures made pursuant to this Section during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (x) above, and, second, in respect of the Permitted Capital Expenditure Amount in respect of such Fiscal Year.

Period	Permitted Capital Expenditure Amount

January 1, 2008 through December 31, 2008	$57,500,000
January 1, 2009 through December 31, 2009	$57,500,000
January 1, 2010 through December 31, 2010	$60,000,000
January 1, 2011 through December 31, 2011	$65,000,000
January 1, 2012 through December 31, 2012	$70,000,000
January 1, 2013 through December 31, 2013	$75,000,000
January 1, 2014 through December 31, 2014	$75,000,000
Thereafter	$80,000,000

ARTICLE VII

Events of Default

SECTION 7.01       Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           Any Loan Party shall fail to pay any principal of any Term Loan, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration or otherwise;

(b)           Any Loan Party shall fail to pay (i) any interest on or fee with respect to any Term Loan as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days; or (ii) any other amount (other than an amount referred to in SECTION 7.01(a) or Other Liabilities) as the same shall become due and payable under this Agreement or any other Loan Document and such failure continues for thirty (30) days;

(c)           Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;

(d)           Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI, (ii) SECTION 5.04(b)(i) or SECTION 5.17(c), or (iii) any of SECTION 5.01(d) or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e)           Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower and (y) a Responsible Officer of any Loan Party obtaining actual knowledge thereof;

(f)            (i) Any Loan Party shall fail to make any payment (whether of principal, interest, letter of credit fees or commitment fees and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue beyond the expiration of any applicable grace or cure period set forth in the documents governing such Material Indebtedness, (ii) any event, circumstance or condition occurs that, with or without any action on the part of the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf, results in any Material Indebtedness becoming due prior to its scheduled maturity or requiring the prepayment, redemption, repurchase or defeasance thereof, prior to its scheduled maturity or (iii) any event, circumstance or condition shall have occurred and be continuing that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness (other than Indebtedness outstanding under the ABL Facility) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, redemption, repurchase or defeasance thereof, prior to its scheduled maturity and any applicable grace or cure period set forth in respect of such event, circumstance or condition in the documents governing such Material Indebtedness shall have expired;

(g)           a Change in Control shall occur;

(h)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty

(60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            Except with respect to matters set forth on Schedule 3.06(a), one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(k)           An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a liability of any Loan Party in excess of $25,000,000 or such other amount that would reasonably be expected to result in a Material Adverse Effect, and the same shall remain undischarged for a period of thirty (30) consecutive days;

(l)            Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(m)          (i) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (A) as a result of the sale, release or other disposition of the applicable Collateral in a Permitted Disposition or other transaction permitted under the Loan Documents or, (B) relating to an immaterial amount of Collateral not constituting Term Priority Collateral, or (C) as a result of the failure of the Collateral Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with Applicable Law or (ii) any of the outstanding Capital Stock of the Borrower shall cease to be pledged pursuant to the Pledge Agreement free of Liens other than Liens created by the Security Documents or any non-consensual Liens arising solely by operation of law; or

(n)           The termination of the Facility Guaranty or any other guaranty of the Obligations (except for any release or termination permitted hereunder);

then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) require each of the following to become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii) all other Obligations; and (b) subject to the Intercreditor Agreement, cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents.  In the case of any event with respect to any Loan Party described in 7.01(h) or 7.01(i), (a) each of the following shall automatically become immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party to the extent permitted under Applicable Law: (i) the unpaid principal amount of and accrued interest on the Term Loans and (ii) all other Obligations, and (b) Administrative Agent may, subject to the Intercreditor Agreement, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

Notwithstanding anything to the contrary contained in this ARTICLE VII, in the event that the Borrower fails to comply with the requirements of the Financial Performance Covenant set forth in SECTION 6.11(a) until the date that is ten (10) days after the day on which financial statements are required to be delivered hereunder for a Fiscal Quarter or a Fiscal Year pursuant to SECTION 5.01(a) or (b), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the common capital of Holdings (collectively, the “Cure Right”); provided that at the Borrower’s option, Holdings may elect to exercise such Cure Right prior to the date of the delivery of such financial statements if Holdings reasonably determines that it will fail to comply with the requirements of such Financial Performance Covenant upon the delivery of such financial statements, and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of measuring such Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of such Financial Performance Covenant, Holdings shall be deemed to have satisfied the requirements of such Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Performance Covenant that had occurred shall be deemed cured for this purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one Fiscal Quarter in which the Cure Right is not exercised, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with such Financial Performance Covenant, and (c) the Cure Amount shall be set forth in each applicable Compliance Certificate delivered pursuant to SECTION 5.01(d).

SECTION 7.02       Remedies on Default.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents (at the direction of the Required Lenders) shall proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03       Application of Proceeds.  After the occurrence and during the continuance of any Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral owned by a Loan Party or, without limiting the foregoing, on account of any Prepayment Event or Excess Cash Flow, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order:

(a)           FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full (other than contingent obligations);

(b)           SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Lenders, until paid in full;

(c)           THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(d)           FOURTH, to pay principal due in respect of the Term Loans until paid in full;

(e)           FIFTH, ratably to pay outstanding Obligations (to the extent such Obligations are secured hereunder and under the other Loan Documents at the option of the Borrower) with respect to any Designated Hedge Agreement;

(f)            SIXTH, ratably to pay any other outstanding Obligations (including any outstanding Other Liabilities); and

(g)           SEVENTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01       Appointment and Administration by Administrative Agent.  Each Credit Party hereby irrevocably designates JPMorgan Chase Bank as Administrative Agent under this Agreement and the other Loan Documents.  The general administration of the Loan Documents shall be by the Administrative Agent.  The Credit Parties each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02       Appointment of Collateral Agent.  Each Secured Party hereby irrevocably designates JPMorgan Chase Bank as Collateral Agent under this Agreement and the other Loan Documents.  The Secured Parties each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents.  All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties.  Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents.  The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

SECTION 8.03       Sharing of Excess Payments.  If at any time or times any Secured Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (ii) payments from the Administrative Agent in excess of such Secured Party’s ratable portion of all such distributions by the Administrative Agent, such Secured Party shall promptly (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.  In no event shall the provisions of this paragraph be construed to apply to any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Loan Parties or any Affiliate(s) thereof (as to which the provisions of this paragraph shall apply).

SECTION 8.04       Agreement of Applicable Lenders.  Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties.  No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

SECTION 8.05       Liability of Agents.

(a)           The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement or any of the other Loan Documents by or through any of their respective officers, agents and employees, and no Agent nor any of their respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent nor any of their respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it.  Without limiting the foregoing no Agent, nor any of their respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(b)           The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c)           None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)           The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06       Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Secured Parties.  Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties.  In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that their compliance with such directions would be unlawful.

SECTION 8.07       Credit Decisions.  Each Secured Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other

Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Revolving Credit Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08       Reimbursement and Indemnification.  Each Secured Party (other than the Agents) agrees to (i) reimburse the Agents for such Secured Party’s pro rata share of all Obligations held by such Secured Party of (x) any expenses and fees incurred by any Agent for the benefit of Secured Parties under this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (y) any expenses of any Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby and have failed to so reimburse, and (ii) indemnify and hold harmless each Agent and any of their respective directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s pro rata share of all Obligations held by such Secured Party, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents or any other agreement or instrument contemplated hereby or thereby to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such.  The provisions of this SECTION 8.08 shall survive the repayment of the Obligations and the termination of the Commitments.

SECTION 8.09       Rights of Agents.  It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents.  Each Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent thereunder.

SECTION 8.10       Notice of Transfer.  The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11       Successor Agents.  Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Borrower.  Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Specified Default, shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $1,000,000,000, or capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Secured Parties in writing by such successor Agent) which, so long as there is no Specified Default, shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12       Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13       Financial Statements.  By signing this Agreement, each Lender:

(a)           agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;

(b)           is deemed to have requested that the Agents furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by Holdings hereunder (collectively, the “Reports”) (and the Agents agree to furnish such Reports promptly to the Lenders, which Reports may be furnished in accordance with the final paragraph of SECTION 5.01);

(c)           expressly agrees and acknowledges that no Agent makes any representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)           agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold each Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.

SECTION 8.14       Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession.  Should any Secured Party (other than an Agent) obtain possession of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent, or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15       Reserved.

SECTION 8.16       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize the Collateral Agent to release any Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnity obligations with respect to then unasserted claims), or (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by this Agreement.  Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Applicable Lenders.  Upon request by any Agent or any Loan Party at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.16.

(b)           Upon at least two (2) Business Days’ prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.16(a); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Collateral Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 8.17       Syndication Agent and Arranger.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent and the Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01       Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a)           if to any Loan Party, to it at Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362, Attention: Erick Mason (Telecopy No.  (818) 735-8833, E-Mail: emason@guitarcenter.com), David Robson (Telecopy No. (818) 735-8833, E-Mail: drobson@guitarcenter.com) and Michelle Sanft (Telecopy No. (818) 735-8833, E-Mail: msanft@guitarcenter.com), with copies to Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: Warren Valdmanis (Telecopy No. (617) 516-2010, E-Mail: wvaldmanis@baincapital.com), and Kirkland & Ellis, LLP, 300 North LaSalle, Chicago, Illinois 60654, Attention: Linda K. Myers, P.C. (Telecopy No. (312) 862-2200, E-Mail: linda.myers@kirkland.com);

(b)           if to the Administrative Agent or the Collateral Agent to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention: Barry Bergman, with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: William B. Sheehan;

(c)           if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02       Waivers; Amendments.

(a)           No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

(i)            Increase the Commitment of any Lender without the prior written consent of such Lender;

(ii)           Without:

(A)          the prior written Unanimous Consent of all Lenders directly adversely affected thereby, reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents (it being understood that a waiver of a Default shall not constitute a reduction of interest for purposes of this Section);

(B)           the prior written Unanimous Consent of all Lenders directly adversely affected thereby, postpone the scheduled date of payment of any interest on any Obligation or reduce the amount of, waive or excuse any such payment (provided that a waiver of a Default shall not constitute a reduction, excuse or waiver of interest for purposes of this Section), or postpone the Maturity Date;

(C)           the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as permitted in SECTION 8.16 and for mergers, consolidations, liquidations and dissolutions permitted under SECTION 6.03, release all or substantially all of the Collateral from the

Liens of the Security Documents or release all or substantially all of the Facility Guarantors from their respective obligations under their Facility Guarantee or substantially limit their liability in respect of such Facility Guarantee;

(D)          the prior written consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(E)           the prior written Unanimous Consent of all Lenders, change any of the provisions of SECTION 8.03;

(iii)          Without prior written consent of the Agents, affect the rights or duties of the Agents.

(c)           Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of all Lenders or all directly adversely affected Lenders pursuant to SECTION 9.02(b) and such modification, amendment or waiver is approved by the Lenders holding at least 50% of the aggregate Commitments held by all Lenders or all directly adversely affected Lenders (as applicable) or, if the Commitments have been terminated, at least 50% of the aggregate outstanding Term Loans held by all Lenders or all directly adversely affected Lenders (as applicable) (such Lender or Lenders collectively, the “Threshold Lenders”), but not by the requisite percentage of all Lenders or all the directly adversely affected Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the requisite Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) provided that, with respect to each such Minority Lender, the Borrower shall, by giving written notice to Administrative Agent and such Minority Lender of its election to do so, elect to cause such Minority Lender (and such Minority Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of SECTION 9.04 and such Replacement Lender shall pay any fees payable thereunder in connection with such assignment; provided further that, (1) on the date of such assignment, the Replacement Lender shall pay to the Minority Lender an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Minority Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Minority Lender pursuant to SECTIONS 2.14, 2.16(b) or 2.23 or otherwise as if it were a prepayment; and (3) each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Minority Lender did not consent.  In connection with any such replacement, if the Minority Lender does not execute and deliver to the Administrative Agent a duly completed Assigned and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonably by the Administrative Agent as of the date on which the Replacement Lender executes such Assignment and Acceptance and/or such other documentation, then such Minority Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such documentation on behalf of such Minority Lender.  Upon the prepayment of all amounts owing to any Minority Lender, such Minority Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Minority Lender to indemnification hereunder shall survive as to such Minority Lender.

(d)           Further, notwithstanding anything to the contrary contained in this SECTION 9.02, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(e)           No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances.  Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.  No amendment to this Agreement or any other Loan Document shall be effective against any Loan Party unless signed by such Loan Party.

SECTION 9.03       Expenses; Indemnity; Damage Waiver.

(a)           The Loan Parties shall jointly and severally pay all Credit Party Expenses incurred as of the Closing Date on the Closing Date.  Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within thirty (30) days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Loan Parties have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Loan Parties or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Loan Parties’ rights with respect thereto).

(b)           The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective directors, officers, employees, agents and controlling persons of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for all the Indemnitees (plus, in each case, one local counsel in any other jurisdiction to the extent reasonably necessary) (provided that in the case of a conflict of interest the affected Indemnitee may engage and shall be reimbursed for one additional counsel, plus one local counsel in any other jurisdiction to the extent reasonably necessary), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a third party or any Loan Party or any Affiliate thereof or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or any of its Affiliates or Related Parties), (ii) such Indemnitee’s (or any of its Affiliates’ or Related Parties’) material breach of its obligations under this Agreement or any other Loan Document or (iii) any dispute solely among the Indemnitees other than claims against the Administrative Agent in its capacity or in fulfilling its role as an agent or arranger or any other similar role under this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby and any claims arising out of any act or omission by the Borrower or any of its Affiliates.  Notwithstanding anything to the contrary contained herein, the Loan Parties shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Loan Parties with an executed undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Loan Parties to such Indemnitee to the extent any of the foregoing items described in clauses (i) through (iii) occurs.

(c)           No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Term Loan or the use of the proceeds thereof.

(d)           The provisions of paragraphs (b) and (c) of this SECTION 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party.  All amounts due under this SECTION 9.03 shall be payable within thirty (30) days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

SECTION 9.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees), any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may, with the consent of the Administrative Agent and the Borrower (which consent shall be deemed to have been granted unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice of any such assignment), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided, however, that no such consent of the Borrower shall be required (A) in connection with any assignment to another Lender, an Affiliate of a Lender or an Approved Fund (unless such Lender Affiliate or Approved Fund is a Disqualified Institution) or (B) if an Event of Default under SECTION 7.01(a), (b), (h) or (i) has occurred and is continuing; and provided further that, each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender (unless such Lender Affiliate is a Disqualified Institution), the amount of the Term Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds) shall be an integral multiple of $1,000,000, or, if less, the entire remaining amount of the assigning Lender’s Term Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Term Loans, together with a processing and recordation fee of $3,500.00.  Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e).  The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c)           The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive and the Loan Parties and Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement absent any manifest error, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).

(e)           Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it), subject to the following:

(i)            such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)          the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv)          any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Term Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A), (B) or (C) that affects such Participant;

(v)           subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);

(vi)          to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;

(vii)         a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(viii)        a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).

(f)            Any Credit Party may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or grant to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or grant of a security interest; provided, however, that no such pledge or grant of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or grantee for such Credit Party as a party hereto.

(g)           The Loan Parties authorize each Credit Party to disclose to any Participant or grantee and any prospective Participant or grantee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to a Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to a Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of SECTIONS 2.11, 2.14, 2.21, 2.22 and 2.23 to the same extent as if it were a Lender, (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under SECTION 2.14 or 2.23) unless the grant to the SPC was made with the Borrower’s prior written consent, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this SECTION 9.04, any SPC may (i) with notice to, but without the prior written consent of the Borrower, or the Administrative Agent, and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or, subject to obtaining the requisite consents under SECTION 9.04(b), to any other financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  Any Lender who grants an option to an SPC to make a Term Loan to the any Borrower shall, if such option is exercised, maintain a register similar to the Participant Register described in paragraph (c) of this SECTION.

SECTION 9.05       Survival.  All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and, notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Term Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full.  The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents, on behalf of themselves and the other Credit Parties, may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

SECTION 9.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08       Right of Set-off.  If any Specified Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have.  No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders.  ANY AND ALL RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts.  Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11       Press Releases and Related Matters.  The Borrower consents to the publication by the Administrative Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using the Borrower’s name, and with the consent of the Borrower, logo or trademark.  The Administrative Agent shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Administrative Agent and the Lenders reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts that are treated as interest on such Term Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with Applicable Law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14       Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party.  To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or under Applicable Law, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           The obligations of each Loan Party to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of all Commitments to the Borrower under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).

(c)           To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document.  The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document.  Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto.  Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof.  Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15       Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ (other than Excluded Institutions’) directors, officers, employees and agents, including accountants, legal counsel and other advisors involved with the financing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, in accordance with Applicable Laws, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the consent of the Loan Parties, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties, or (i) to the extent that such Information is independently developed by such Credit Party.  For the purposes of this Section, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.16       Patriot Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower is in compliance, in all material respects, with the Act.  No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17       Foreign Asset Control Regulations.  Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18       Intercreditor Agreement.  The Loan Parties, the Agents, the Lenders and the other Credit Parties acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the

Intercreditor Agreement.  Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Lenders and the other Credit Parties shall remain in full force and effect.

EXHIBIT B

Execution Version

GUITAR CENTER HOLDINGS, INC.

14.09% SENIOR PIK NOTES DUE 2018

AMENDED AND RESTATED INDENTURE

DATED AS OF March 2, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Section Indenture
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.3; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6; 7.7
	(c)	7.6; 12.2
	(d)	7.6
314	(a)	4.3; 12.5
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	N.A.
	(d)	9.1
	(e)	12.5
	(f)	N.A.
315	(a)	7.1
	(b)	7.5; 12.2
	(c)	7.1
	(d)	7.1
	(e)	6.11
316	(a) (last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.13
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4

318	(a)	12.1
	(b)	N.A.
	(c)	12.1

N.A. means not applicable.

*              This Cross-Reference Table is not part of this Indenture.

i

(continued)

ii

(continued)

iii

(continued)

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATIONS
Exhibit E	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS

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This Amended and Restated Indenture, dated as of March 2, 2011 is by and among Guitar Center Holdings, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Company has entered into that certain Indenture, dated as of August 6, 2008 (the “Original Indenture”), between the Company and the Trustee, pursuant to which the Company issued its 14.09% Senior PIK Notes due 2016 (as amended, the “Initial Notes”).  The Original Indenture and the terms of the Initial Notes are being amended and restated in their pursuant to the terms of this Indenture and the 14.09% Senior PIK Notes due 2018 being executed in connection with this Indenture.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1                     Definitions.

“2007 Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Facilities, (iii) this Indenture and (iv) the Holdings Notes Indenture.

“ABL Facility” means that certain Credit Agreement, dated as of October 9, 2007, among Guitar Center, the Company, the other borrowers party thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                  Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 27, 2007, by and among the Company, VH MergerSub, Inc., a Delaware corporation, and Guitar Center, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which VH MergerSub, Inc. merged with and into Guitar Center, with Guitar Center surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of:

(a)                                                                                  the present value at such redemption date of (i) the redemption price at October 15, 2013 (each such redemption price being set forth under Section 3.7), plus (ii) all required interest payments due through October 15, 2013 (excluding accrued but unpaid interest to the applicable date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                                                                                 the then outstanding principal amount of the Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)                                  a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)                                  the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Article V or any disposition that constitutes a Change of Control pursuant to this Indenture;

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(3)                                  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under Section 4.7 or the granting of a Lien permitted by Section 4.12;

(4)                                  any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $2.0 million;

(5)                                  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)                                  the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)                                  any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)                                  foreclosures on assets or transfers by reason of eminent domain;

(9)                                  disposition of an account receivable in connection with the collection or compromise thereof;

(10)                            sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11)                            a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Assignment and Assumption” means that certain Assignment and Assumption, dated as of March 2, 2011, by and among the Assignors named therein, the Company and Guitar Center, as may be amended and supplemented by the parties thereto.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is

3

exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation;

(2)                                  with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1)                                  in the case of a corporation, capital stock;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

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(1)                                  U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)                                  securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3)                                  certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to either Credit Facility or with any commercial bank having capital and surplus in excess of $250 million;

(4)                                  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)                                  readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7)                                  instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8)                                  investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Interest Period” means an interest period in which the Company has paid all accrued interest on the Notes only in the form of cash.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto other than Global Notes.

“Change of Control” means the occurrence of any of the following:

(1)                                  the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

5

(2)                                  the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities;

(3)                                  the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), “Continuing Directors”); or

(4)                                  the Company ceases to beneficially own 100% of the issued and outstanding common stock of Guitar Center or any Change of Control occurs under the Guitar Center Indenture.

“Change of Control Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.14 to all Holders.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Guitar Center Holdings, Inc., a Delaware corporation, and any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

6

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received or receivable in cash for such period.

“Consolidated Net Leverage Ratio” with respect to the Company and its Restricted Subsidiaries, as of any date, means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the Term Loan Facility as in effect on the date hereof) as of such date, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the Term Loan Facility as in effect on the date hereof) for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)                                  the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(2)                                  the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (3) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period; and

7

(3)                                  the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of EBITDA, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (3)) in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet determined in accordance with GAAP, less appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office as of the date hereof is located at 700 South Flower Street, Suite 500, Los Angeles, CA 90017, Attention:  Corporate Unit, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means, collectively the ABL Facility and the Term Loan Facility (each, a “Credit Facility”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

8

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock in the Company or is an employee of the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of this Indenture described under Sections 4.10 and 4.14 and such repurchase or redemption complies with Section 4.7), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

9

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)                                  the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2)                                  Consolidated Interest Expense (including, without limitation, in the case of the Company, interest expense of Holdings to the extent relating to the Holdings Notes or Permitted Holdings Refinancing Indebtedness) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)                                  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4)                                  any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated) or the 2007 Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the 2007 Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5)                                  the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus or minus

(6)                                  any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses), plus or minus

(7)                                  any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, plus

(8)                                  any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting

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treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries, plus

(9)                                  the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus or minus

(10)                            any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness, plus or minus

(11)                            any unrealized net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), plus or minus

(12)                            any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, minus

(13)                            noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent permitted under clause (1) or clause (12) (but only with respect to clause (1)) of the second paragraph of Section 4.8), unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, or (ii) an issuance to any Subsidiary of the Company.

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“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to Section 2.6(h).

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“fair market value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

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For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the 2007 Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except that with respect to any reports or financial information required to be delivered pursuant to Section 4.3, GAAP means generally accepted accounting principles in the United States as in effect during the applicable period covered by such report or financial information. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without

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limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor. On the Issue Date, there will be no Guarantors.

“Guitar Center” means Guitar Center, Inc., a Delaware corporation.

“Guitar Center Loans” means any loans of Guitar Center outstanding under the Senior Initial Loan Credit Agreement, dated as of October 9, 2007, among Guitar Center, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and syndication agent and the lenders party thereto, as amended or supplemented from time to time.

“Guitar Center Notes” means the $375.0 million aggregate principal amount at maturity of 11.5% Senior Notes due 2017 of Guitar Center and any additional 11.50% Senior Notes due 2017 issued under the Guitar Center Notes Indenture pursuant to the Assignment and Assumption.

“Guitar Center Notes Indenture” means the amended and restated indenture dated as of the date hereof, among Guitar Center, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Guitar Center Notes were issued, as amended or supplemented from time to time.

“Guitar Center Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, among Guitar Center and ACOF III GC Acquisition, L.P. relating to the Guitar Center Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)                                  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)                                  other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a Person in whose name a Note is registered in the security register.

“Indebtedness” means, with respect to any Person,

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(a)                                                                        any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)                                                                                     in respect of borrowed money,

(ii)                                                                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii)                                                                               representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv)                                                                              representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)                                                                       Disqualified Stock of such Person,

(c)                                                                        to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d)                                                                       to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Indenture” means this Amended and Restated Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the preamble hereto.

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“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described under Section 4.7.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under Section 4.7 (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Interest Assignment Election” means the election by the Company pursuant to the Assignment and Assumption to have each assignor named therein to sell and assign to Guitar

16

Center is rights to receive 50% of the interest payable on the Notes held by such assignor in exchange for Guitar Center Notes in an aggregate principal amount equal to the assigned interest.

“Issue Date” means August 6, 2008.

“Letter Agreement” means that letter agreement, dated as of February 14, 2011, by and among the parties to the Assignment and Assumption, as may be amended and supplemented by the parties thereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Advisory Agreement dated as of October 9, 2007, by and among Guitar Center, the Company and the Sponsors, as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the 14.09% Senior PIK Notes due 2016 of the Company issued on the Issue Date, as amended, any Additional Notes, including any Exchange Notes, and shall include any PIK Notes issued as a result of a PIK Payment or any increase in the principal amount of the

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Notes as a result of a PIK Payment. The Notes and the Additional Notes (including any Exchange Notes), if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his or her address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than thirty (30) days or more than sixty (60) days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least fifteen (15) days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)                                  the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)                                  the Expiration Date and the Purchase Date;

(3)                                  the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)                                  the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)                                  that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and that no partial redemption may result in a note having a principal amount of less than $2,000;

(6)                                  the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

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(7)                                  that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)                                  that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)                                  that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his or her attorney duly authorized in writing);

(10)                            that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his or her tender;

(11)                            that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased), so long as no partial redemption results in a Note having a principal amount of less than $2,000; and

(12)                            if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial

19

officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee.

“Original Indenture” has the meaning set forth in the Recitals hereto.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in by the Company and its Restricted Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under Section 4.9.

“Permitted Holders” means the (i) the Sponsor, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means

(1)                                  any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)                                  any Investment in cash and Cash Equivalents;

(3)                                  any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)                                  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the

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provisions described under Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)                                  any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in existence on the Issue Date;

(6)                                  loans and advances to employees and any guarantees (i) made in the ordinary course of business or (ii) used to finance the purchase by such employees of Equity Interests of the Company pursuant to a stock ownership or compensation plan, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time under clauses (i) and (ii) of this clause (6);

(7)                                  any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                  Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9)                                  loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)                            any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to (a) (i) $5.0 million as of the date hereof, plus (ii) $5.0 million for each Cash Interest Period, up to a maximum of $25.0 million or (b) after October 15, 2013, if the Consolidated Net Leverage Ratio of the Company is less than 7.5 to 1.0, $30.0 million notwithstanding the number of Cash Interest Periods; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)                            Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount

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available for Restricted Payments under clause (3) of the first paragraph of the covenant described in Section 4.7;

(12)                            guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under Section 4.9 and performance guarantees consistent with past practice;

(13)                            Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)                            any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(15)                            Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under the covenant described in Section 4.7.

“Permitted Liens” means the following types of Liens:

(1)                                  deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)                                  Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)                                  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiary;

(4)                                  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

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(5)                                  Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)                                  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)                                  Liens in favor of the Company or any Restricted Subsidiary;

(8)                                  Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)                                  Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (17) of the definition of Permitted Debt;

(10)                            Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)                            judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)                            pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

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(13)                            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(14)                            encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)                            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(16)                            the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)                            banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18)                            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)                            (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $5.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

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(20)                            Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)                            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)                            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23)                            Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)                            Liens with respect to the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred in accordance with the covenant contained under clause (21) of the definition of Permitted Debt;

(25)                            Liens to secure Indebtedness incurred pursuant to clause (19) or (20) of the definition of “Permitted Debt”;

(26)                            Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)                            security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)                            landlords’ and lessors’ Liens in respect of rent not in default for more than 60 days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Company, materially adversely affect the Company’s business or its ability to pay any Obligation under the Notes;

(29)                            Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance

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with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(30)                            Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31)                            Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

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“Registration Rights Agreement” means the Exchange and Registration Rights Agreement related to the Notes, dated as of the Issue Date, between the Company and the holders of the Notes named therein.

“Resale Restriction Termination Date” means for any Transfer Restricted Note (or beneficial interest therein), other than a Regulation S Temporary Global Note, which shall not have a Resale Restriction Termination Date and shall remain subject to the transfer restrictions specified therefor in this Indenture until such Global Note is cancelled by the Trustee, that is (a) not a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), one year (or such other period specified in Rule 144(d)) from the Issue Date or, if any Additional Notes that are Transfer Restricted Notes have been issued before the Resale Restriction Termination Date for any Transfer Restricted Notes, from the latest such original issue date of such Additional Notes, and (b) a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)) (other than a Regulation S Temporary Global Note), the date on or after the 40th consecutive day beginning on and including the later of (i) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (ii) the issue date for such Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant treasurer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Payment” has the meaning set forth in Section 4.7.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

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“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding

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other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Shareholders Agreement” means the Shareholders Agreement dated as of October 9, 2007, by and among the Sponsors, Guitar Center, the Company and certain other stockholders signatory thereto as in effect on the Issue Date.

“Shelf Registration Statement” has the meaning set forth in the Registration Right Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” means Bain Capital Partners, LLC and its Affiliates, but not including any portfolio company of the Sponsors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees

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thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means that certain Senior Secured Term Loan Agreement, dated as of October 9, 2007, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2013; provided, however, that if the period from such redemption date to April 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble to this Indenture.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company (other than Guitar Center) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary

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of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under Section 4.7 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and (1) in the case of any Subsidiary of Guitar Center, Guitar Center could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (ii) of the first paragraph of  Section 4.9 and (2) in the case of any Subsidiary of the Company that is not a Subsidiary of Guitar Center, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (ii) of the first paragraph of Section 4.9.  Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 4.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a)                                                                                  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)                                                                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America,

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which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2                                                                     Other Definitions.

Term	Defined in Section
“Act”	12.14(a)
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“AHYDO Redemption Date”	3.8
“Change of Control Payment”	4.14
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.10
“IAI Global Note”	2.1
“Initial Institutional Accredited Investor”	2.1

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Term	Defined in Section
“Institutional Accredited Investor”	2.1
“Legal Defeasance”	8.2
“Mandatory Principal Redemption”	3.8
“Mandatory Principal Redemption Amount”	3.8
“Offer Amount”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“PIK Interest”	Exhibit A
“PIK Notes”	2.1
“PIK Payment”	2.1
“Refunding Capital Stock”	4.7
“Registrar”	2.3
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Regulation S Permanent Global Note”	2.1
“Regulation S Temporary Global Note”	2.1
“Retired Capital Stock”	4.7
“Rule 144A”	2.1
“Successor Company”	5.1
“Successor Guarantor”	11.5
“Transferee Institutional Accredited Investor”	2.1

SECTION 1.3                                                                     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

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SECTION 1.4                                                                     Rules of Construction.

Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it herein;

(2)                                  an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and in the plural include the singular;

(5)                                  unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6)                                  provisions apply to successive events and transactions; and

(7)                                  references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1                                                                     Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof, subject to the issuance of certificated PIK Notes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

In addition, in connection with the payment of PIK Interest in respect of the Notes, the Company is entitled to, without the consent of the Holders and without regard to Section 4.9, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes offered hereby (in each case, the “PIK Payment”).

(a)                                                                                  The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as

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custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

Except as set forth in Section 2.6, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)                                                                                 The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”) and (iii) to institutional “accredited investors” as described in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (the “Initial Institutional Accredited Investors”). After such initial offers, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, to institutional “accredited investors” as described in Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act (“Transferee Institutional Accredited Investors” and together with Initial Institutional Accredited Investors, “Institutional Accredited Investors”) or outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (collectively, the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more temporary Global Notes substantially in the form set forth in Exhibit A, including the Regulation S Temporary Global Note legend (collectively, the “Regulation S Temporary Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, a single permanent global Note in registered form substantially in the form of Exhibit A (collectively, the “Regulation S Permanent Global Note,” and together with the Regulation S Temporary Global Note, the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the cancellation of the Regulation S Temporary Global Note and the issuance of the Regulation S Permanent Global Note.

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Initial Notes that are offered to Institutional Accredited Investors shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (collectively, the “IAI Global Note”), deposited with the Trustee, as Note Custodian.  The QIB Global Note, the IAI Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes among QIBs, Institutional Accredited Investors and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c)                           Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian for the Depositary.

(d)                           Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2                   Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue up to the aggregate principal amount stated in the Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.8.

On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then

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the Note Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Note Custodian, to reflect such increase.  On any Interest Payment Date on which the Company pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant Record Date for such Interest Payment Date, shall be rounded up to the nearest $1.00.  With respect to a Global Note represented by certificated notes, PIK Interest shall be paid by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1.00), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

SECTION 2.3                                                                     Registrar; Paying Agent.

The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. Such agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Company initially appoints the Trustee to act as the Note Custodian, Registrar and Paying Agent.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4                                                                     Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or

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interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such money. If the Company or any of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5                                                                     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6                                                                     Book-Entry Provisions for Global Securities.

(a)                           Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Note Custodian, or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder that is a member of (or a Participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon

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information furnished by DTC with respect to its members, participants and any beneficial owners in the Notes.

(b)                                                                                 Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all beneficial owners (or the requesting beneficial owners, in the case of clause (ii)) in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice, (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from any beneficial owner of an interest in any Global Note (subject to the third paragraph of Section 2.6(a)) to issue such Certificated Notes or (iii) the Company, in its sole discretion, notifies the Trustee that it elects to cause the issuance of Certificated Notes.

(c)                                                                                  In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)                                                                                 The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)                                                                                  Each Global Note shall bear the Global Note Legend on the face thereof.

(f)                                                                                    At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)                                                                                 General Provisions Relating to Transfers and Exchanges.

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(2)                                  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(3)                                  No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.1, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).

(4)                                  All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5)                                  The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)                                  Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(7)                                  The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(8)                                  Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(9)                                  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by

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the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(a)                           Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of a written order of the Company in accordance with Section 2.2, the Trustee shall authenticate (i) one or more unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Transfer Restricted Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not affiliates (as defined in Rule 144) of the Company, (y) they are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (z) they are acquiring the Exchange Notes in their ordinary course of business and (ii) unrestricted Certificated Notes in an aggregate principal amount equal to the principal amount of the Certificated Notes that are Transfer Restricted Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the Global Notes that are Transfer Restricted Notes to be reduced accordingly, and the Trustee shall deliver to the Persons designated by the Holders of Global Notes or Certificated Notes that are Transfer Restricted Notes so accepted the unrestricted Global Notes or unrestricted Certificated Notes, as the case may be, issued and authenticated in accordance with the preceding sentence in the appropriate principal amount.

SECTION 2.7                                                                     Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by an Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8                                                                     Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

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If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9                                                                     Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10                                                              Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11                                                              Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company upon its request therefor.

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SECTION 2.12                                                              Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13                                                              Record Date.

Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.14                                                              Computation of Interest.

Interest and Additional Interest, if any, on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15                                                              CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in any CUSIP number.

SECTION 2.16                                                              Special Transfer Provisions.

Each Initial Note and each Additional Note issued pursuant to an exemption from registration under the Securities Act will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the expiration of the Resale Restriction Termination Date therefor, unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act. The following provisions shall apply to the transfer of a Transfer Restricted Note, subject to Section 2.16(e):

(a)                           Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S under the Securities Act) to a QIB:

(i)                            The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed

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certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C from the proposed transferor.

(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note or the IAI Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note or the IAI Global Note, as the case may be, to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Regulation S Global Note or IAI Global Note in an amount equal to the principal amount of the beneficial interest in such Regulation S Global Note or IAI Global Note to be so transferred.

(b)                           Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)                            The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the QIB Global Note or the IAI Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note or the IAI Global Note, as the case may be, to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the QIB Global Note or the IAI Global Note in an amount equal to the principal amount of the beneficial interest in such QIB Global Note or the IAI Global Note to be transferred.

(iii)                          Prior to the expiration of the Resale Restriction Termination Date, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream.

(c)                           Transfers to Institutional Accredited Investors.  The following provisions shall apply with respect to the registration of any proposed transfer of a

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Transfer Restricted Note (other than pursuant to Regulation S) to an Institutional Accredited Investor that is not a QIB:

(i)                            The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to an Institutional Accredited Investor if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit E from the proposed transferor.

(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the QIB Global Note or the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note or the Regulation S Global Note, as the case may be, to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such QIB Global Note or Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in such QIB Global Note or Regulation S Global Note to be so transferred.

(d)                           Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e)                           General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S, to an Institutional Accredited Investor  or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Company and the Trustee may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Company and the Trustee.

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The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17                                                              Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes, including Exchange Notes, under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions, any registration rights agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12. The Initial Notes and any Additional Notes, PIK Notes or Exchange Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a Board of Directors Resolution and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)           the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3)           whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1                                                                     Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before a redemption date, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date, (iii) principal amount of Notes to be redeemed and (iv) Redemption Price.

If the Company is required to make an offer to purchase Notes pursuant to Section 4.10 or Section 4.14, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the offer to purchase shall occur, (ii) terms of the offer, (iii) principal amount of Notes to be purchased, (iv) purchase price and (v) purchase date and further setting forth a statement to the effect that (a) the Company or one of its

46

Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $20.0 million or (b) a Change of Control has occurred, as applicable.

The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2                                                                     Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee may deem fair and appropriate (and in a manner that complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first class mail at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Sections 8.2, 8.3 or 8.8 hereof.  Except for a redemption to be effected pursuant to Section 3.7, notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to this Indenture and shall promptly notify the Company in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000 so long as no partial redemption results in a Note having a principal amount of less then $2,000.

SECTION 3.3                                                                     Notice of Redemption.

Subject to the provisions of Section 3.9, at least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the Redemption Price;

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(3)           if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)           the name, telephone number and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)           that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least forty-five (45) days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4                                                                     Effect of Notice of Redemption.

Except with respect to notices of redemption given in accordance with Section 3.7(d), once notice of redemption is mailed in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to such date. A notice of redemption may not be conditional.

SECTION 3.5                                                                     Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or Section 4.14, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts

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necessary to pay the Redemption Price of (including any applicable premium), and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6                                                                     Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1.00 in excess thereof.

SECTION 3.7                                                                     Optional Redemption.

(a)                           The Notes may be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)                           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 15, 2013, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during periods indicated below).

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Period	Redemption Price
October 15, 2013 – October 14, 2014	101.7613%
October 15, 2014 and thereafter	100.0000%

The Redemption Price for the period commencing October 15, 2013 through October 14, 2014 shall be increased by (a) 0.3500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.2000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.1500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.000% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  The Redemption Price for the period commencing October 15, 2014 through October 14, 2015 shall be increased by (a) 0.4500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.4000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.3500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.500% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  Commencing October 15, 2015, the Redemption Price shall be 100.0000%.

SECTION 3.8                                                                     Mandatory Redemption.

(a)                           Except as set forth in this Section 3.8 or under Sections 3.9, 4.9, 4.10 and 4.14, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b)                           In the event that the Company is required to redeem a portion of the Notes pursuant to clause (1) of Section 4.9, the Company shall redeem such Notes in accordance with the provisions of Sections 3.1 through 3.6, upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address.

(c)                           If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of November 28, 2007 (the “AHYDO Redemption Date”), the Company will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”).  The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the

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date of redemption.  The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.  No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of this Indenture will alter the Company’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO Redemption Date.

SECTION 3.9                       Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.14 (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest and Additional Interest, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at the written request of the Company, shall authenticate and mail or deliver at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion

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of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

ARTICLE IV

COVENANTS

SECTION 4.1                       Payment of Notes.

(a)                           The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.  The Company shall pay all Additional Interest, if any, in the same manner on the dates and amounts set forth in the Registration Rights Agreement.

(b)                           The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2                       Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

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The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

SECTION 4.3                       Provision of Financial Information.

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods (provided that such time periods shall be extended by 30 days for each period through and including the first Form 10-K following the Issue Date) specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer”:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

At any time that any Unrestricted Subsidiary has consolidated total assets of greater than 1.0% of Consolidated Total Assets or that any group of Unrestricted Subsidiaries of the Company collectively has consolidated total assets greater than 5.0% of the Consolidated Total Assets, then the quarterly and annual financial information required by clause (1) of the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries, taken as a whole, separate from the financial condition and results of operations of all Unrestricted Subsidiaries of the Company, taken as a whole.

The Company shall (i) make its Chief Executive Officer, Chief Financial Officer and a representative from the Sponsors available to participate in quarterly conference calls to discuss results of operations for financial reporting periods ending after the Issue Date with Holders, and (ii) provide Holders, (A) within 90 days after the commencement of each fiscal year, a consolidated budget for such fiscal year, together with management’s discussion and analysis pertaining to such budget, and, (B) within 40 days after the end of each fiscal month, internally prepared monthly operating financial reports for the Company and its Subsidiaries.  In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as

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any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No fewer than three Business Days prior to the date of any conference call held in accordance with the preceding paragraph, the Company shall issue a press release to the appropriate internationally recognized wire services announcing the time and date of such conference call and directing Holders and prospective investors to contact the investor relations office of the Company to obtain access to such conference call.  The Company shall either maintain a website to which Holders and prospective investors are given access and to which the information referred to in clauses (1) and (2) of the first paragraph of this covenant and conference call access details are posted or distribute via electronic mail such information and conference call details to Holders, beneficial owners of the Notes and prospective investors who request to receive such distributions.

In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of an exchange offer registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time periods and in accordance with the other provisions described thereunder.

SECTION 4.4                       Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2008, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes is prohibited

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or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5                       Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6                       Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7                       Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                           declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (iii) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

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(b)                           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)                           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)                           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(2)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(3)           (A) with respect to a Restricted Payment by the Company or any Restricted Subsidiary of the Company other than Guitar Center and its Restricted Subsidiaries, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of Section 4.9 or (B) with respect to a Restricted Payment by Guitar Center or any Restricted Subsidiary of Guitar Center, Guitar Center would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of Section 4.9; and

(4)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (7), (13) and (16) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next succeeding paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

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(a)                           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 2, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)                           100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Disqualified Stock, and (iv) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)                           100% of the aggregate amount of cash contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii)  any Disqualified Stock, (iii) any Refunding Capital Stock, and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)                           to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)           the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

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(2)           the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3)           the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is incurred in compliance with Section 4.9 so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to the Notes so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(4)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $3.0 million (with any unused amounts in any calendar year being carried over to the next immediately succeeding calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the 2007 Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) (it being

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understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4) and provided, further, that any such Restricted Payment made in the form of a note or Indebtedness of the Company or any Restricted Subsidiary shall constitute a Restricted Payment under this clause (4) when, and to the extent, payments of principal, interest and any other amounts under such Indebtedness are made, and not when such debt is incurred by the Company or such Restricted Subsidiary, as the case may be, so long as such Indebtedness shall expressly by its terms be Subordinated Indebtedness;

(5)           [Reserved];

(6)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)           the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8;

(8)           other Restricted Payments in an aggregate amount not to exceed $25.0 million after the Issue Date;

(9)           distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(10)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described in Sections 3.9, 4.10 and 4.14; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(11)         the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(A)                          franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

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(B)                           income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer;

(C)                           customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)                          general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(E)                           reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company.

(12)         cash payments in an aggregate amount not to exceed $5.0 million after the Issue Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.7 (as determined in good faith by the Board of Directors of the Company);

(13)         dividends or other distributions of Capital Stock of Unrestricted Subsidiaries; or

(14)         any Restricted Payment used to fund the 2007 Transactions and the fees and expenses related thereto,

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (7), (8), (10), and (14) above, no default which, with the passage of time would be an Event of Default, or Event of Default, shall have occurred and be continuing or would occur as a consequence thereof.

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The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $10.0 million.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

SECTION 4.8                                                  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                  make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)                                  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)                                  this Indenture, the Notes and Guarantees (including any Exchange Notes with respect to the Notes and related Guarantees issued in exchange therefor pursuant to

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the Registration Rights Agreement), the Guitar Center Notes Indenture, the Guitar Center Notes and related Guarantees (including any exchange notes with respect to the Guitar Center Notes and related Guarantees issued in exchange therefor pursuant to the Guitar Center Registration Rights Agreement);

(3)                                  purchase money obligations or other obligations described in clause (4) of the second paragraph of Section 4.9 that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)                                  applicable law or any applicable rule, regulation or order;

(5)                                  any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)                                  contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary (other than Guitar Center);

(7)                                  Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.9 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)                                  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)                                  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)                            customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(11)                            other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to Section 4.9; provided, that in the good faith judgment of the Board of Directors of the Company, such encumbrances or restrictions contained in such Indebtedness (A) are not more restrictive in any material respect than the encumbrances and restrictions set forth herein with respect to the Company or such Guarantor, as applicable, and (B) do not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to make scheduled cash payments on the Notes when due; and

(12)                            any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications,

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restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above;

provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due.

SECTION 4.9                                                  Limitation on Incurrence of Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company and any Guarantor (other than Guitar Center and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Subsidiaries (on a consolidated combined basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 and (ii) Guitar Center and any Restricted Subsidiary of Guitar Center that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for Guitar Center’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)                                  (A) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the ABL Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount equal to $375.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of Section 4.10; and (B) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Term Loan Facility together with the incurrence by

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the Company or any Restricted Subsidiary of the guarantees thereunder, up to an aggregate principal amount, equal to $650.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of Section 4.10; provided, however, that the Company shall use the net proceeds from any Indebtedness that is not revolving Indebtedness incurred under this clause (1) in excess of $620.0 million either to (i) redeem the Notes (x) prior to October 15, 2013, at the redemption price set forth in Section 3.7(a) or (y) on or after October 15, 2013, at the applicable redemption price set forth in Section 3.7(b), or (ii) distribute to Guitar Center in order to permit Guitar Center to redeem the Guitar Center Notes (a) prior to October 15, 2013, at the redemption price set forth in Section 3.7(a) of the Guitar Center Notes Indenture or (b) on or after October 15, 2013, at the applicable redemption price set forth in Section 3.7(b), of the Guitar Center Notes Indenture;

(2)                                  (A) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Notes (including any PIK Notes) on the Issue Date and any Notes issued in exchange for such Notes pursuant to the Registration Rights Agreement, (B) the incurrence by Guitar Center of the Guitar Center Notes and any Guarantee thereof issued on the Issue Date (and any Guitar Center Notes and related guarantees issued in exchange therefor pursuant to the Guitar Center Registration Rights Agreement) or (C) the Guitar Center Notes and related guarantees issued under the terms of the Assumption and Assignment;

(3)                                  any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2));

(4)                                  Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $20.0 million;

(5)                                  Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)                                  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition

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or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with a disposition;

(7)                                  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8)                                  shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)                                  Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices;

(10)                            obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11)                            Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then

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outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $10.0 million;

(12)                            (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary of the Company, if any, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee with respect to the Notes, if any, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of this Indenture and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of this Indenture;

(13)                            the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, if any, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees, if any, at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) at any time there is any Guarantee on the Notes, Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding;

(14)                            Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further,

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that after giving effect to such incurrence of Indebtedness either (A) in the case of Indebtedness or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary of the Company (other than Guitar Center and its Restricted Subsidiaries), the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this Section 4.9 and (B) in the case of Indebtedness or Preferred Stock of Persons that are acquired by Guitar Center and its Restricted Subsidiaries, Guitar Center would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of this Section 4.9;

(15)                            Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)                            Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17)                            Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18)                            Indebtedness consisting of promissory notes issued by the Company to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by Section 4.7;

(19)                            Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used immediately to defease the Notes as described in Article VIII;

(20)                            Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(21)                            Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (21) does not exceed $17.5 million; and

(22)                            Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements.

For purposes of determining compliance with this Section 4.9 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first

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paragraph of this Section 4.9, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and Section 4.12. Notwithstanding the foregoing, Indebtedness under the Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor, if applicable, to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or any such Guarantor’s Guarantee of the Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

SECTION 4.10                                           Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

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(1)                                  the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                                  in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

(3)                                  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees, if any) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any asset described in clauses (2) or (3) below and (iv) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) an amount equal to 0.67% of Consolidated Total Assets of the Company on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)                                  (A) to reduce Obligations under Secured Indebtedness of the Company or any Guarantor or Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company or such Guarantor shall so reduce Obligations under Indebtedness that rank pari passu with the Notes or a related Guarantee (other than Secured Indebtedness), it will equally and ratably reduce Obligations under the Notes by making, or causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or (B) to reduce Obligations under Indebtedness of any Restricted Subsidiary that is not a Guarantor (including Guitar Center Notes repurchased as a consequence of the Asset Sale Offer provisions of the Guitar Center Notes Indenture), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

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(2)                                  to make (A) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) an investment in other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)                                  to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if, during such 365-day period, the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of the Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds under this Indenture will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder

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to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

SECTION 4.11                                                           Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $500,000, unless:

(1)                                  the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company or, in the case of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an Independent Financial Advisor has delivered an opinion as to the fairness to the Holders of such Affiliate Transactions from a financial point of view; provided that so long as the Sponsors beneficially own more than 50.0% of the Voting Stock of the Company, any Affiliate Transaction or series of related Affiliate Transactions requiring the good faith determination of the Board of Directors of the Company shall be made by a majority of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)                                  any transaction between or among the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)                                  Restricted Payments and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by this Indenture;

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(3)                                  the payment to the Sponsors, any of their Affiliates, and officers or Affiliates of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the Holders in any material respect than the Management Agreement in effect on the Issue Date) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the 2007 Transactions and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the Holders in any material respect than the original agreement as in effect on the Issue Date); provided that in no event shall the aggregate payments permitted under this clause (3) exceed $6.0 million per year;

(4)                                  the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5)                                  payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

(6)                                  transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7)                                  payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under this Indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(8)                                  payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the 2007 Transactions);

(9)                                  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into

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thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous in the good faith judgment of the Board of Directors of the Company to Holders in any material respect than the original agreement as in effect on the Issue Date;

(10)                            transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including the Company and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party, in each case in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof;

(11)                            if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary); and

(12)                            any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

SECTION 4.12                                                           Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors, if applicable, to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor ranking pari passu with or subordinated to the Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary that is a Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)                                  in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, if any, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)                                  in all other cases, the Notes and any related Guarantees, if any, are equally and ratably secured,

except that the foregoing shall not apply to:

(i)                                                                                     Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

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(ii)                                                                                  (A) Liens securing the Notes and any Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Notes issued in exchange for Additional Notes) and the related Guarantees, if any, and secured by a Lien (in each case in accordance with the terms of this Indenture) and the related Guarantees, if any, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt”; or

(iii)                                                                               Permitted Liens.

SECTION 4.13                                                           Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14                                                           Offer to Purchase upon Change of Control.

If a Change of Control occurs, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000. In such an event, the Company will offer (a “Change of Control Offer”) a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

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(1)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1.00 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.9 of this Indenture unless and until there is a default in the payment of the redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 4.15                                                           Corporate Existence.

Subject to Section 4.14 and Article V, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16                                                           Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

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SECTION 4.17                                                           Limitation on Issuance of Guarantees.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company or any of the Guarantors, if any, unless such Restricted Subsidiary, within 10 Business Days of such guarantee of such Indebtedness, executes and delivers to the Trustee a Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee (a “Note Guarantee”) shall be senior or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.  Such Guarantee shall provide for the unconditional Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in this Indenture.  The Guarantee of a Guarantor will be released in the event that:

(a)                                                                                  the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b)                                                                                 the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(c)                                                                                  in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to this Section 4.17 the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, so long as all Indebtedness Incurred by such Restricted Subsidiary is permitted under the Indenture to be Incurred by a Restricted Subsidiary that is not a Guarantor;

(d)                                                                                 if the Company exercises its legal defeasance option or its covenant defeasance option set under Section 8.2 or Section 8.3 of this Indenture or if its obligations under this Indenture are discharged in accordance with the terms of hereof; or

(e)                                                                                  such Guarantor is also a guarantor or borrower under the Credit Facilities as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has

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been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Facilities, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under Section 4.9 and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

SECTION 4.18                                                           Further Instruments and Acts.

Upon request by the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.1                                                                  Consolidation, Merger, Conveyance, Transfer or Lease.

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)                                  the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)                                  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of Section 4.9; and

(5)                                  the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, or merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties

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or assets of the Company and its Restricted Subsidiaries, taken as a whole, complies with the provisions of this Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

This Section 5.1 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor.  In addition, clauses (3), (4) and (5) of this Section 5.1 will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

SECTION 5.2                                                                  Successor Company Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1                                                                  Events of Default.

Each of the following constitutes an “Event of Default”:

(1)                                  the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

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(2)                                  the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3)                                  the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)                                  a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)                                  the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(6)                                  the Guarantee, if any, of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Indenture, and such Default continues for 10 days;

(7)                                  (i)  the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                                                                                  commences a voluntary case,

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(b)                                                                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                                                                  consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)                                                                                 makes a general assignment for the benefit of its creditors, or

(e)                                                                                  generally is not paying its debts as they become due; or

(i)                                                                                     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(f)                                                                                    is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(g)                                                                                 appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(h)                                                                                 orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; and

(8)                                  the Company (a) defaults in the delivery of Guitar Center Notes when due under the terms of the Assignment and Assumption and such default continues for a period of 30 days, (b) defaults in the performance of clause 1(b) of the Letter Agreement or (c) in the performance of, or breaches any covenant, warranty or other agreement contained in, any other provision of the Letter Agreement and, in the case of this clause (c), such default or breach continues for a period of 60 days after notice specified below.

SECTION 6.2                                                                  Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 with respect to the Company) shall occur and be continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and any accrued and unpaid interest, if any, on the outstanding Notes to be due and payable by a notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Upon such declaration of acceleration, the aggregate principal of and any accrued and unpaid interest on the outstanding Notes shall immediately become due and payable.

If an Event of Default specified in clause (7) of Section 6.1 with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and

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unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of all of the Holders rescind and cancel an acceleration and its consequences:

(1)                                  if the rescission would not conflict with any judgment or decree;

(2)                                  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)                                  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)                                  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)                                  in the event of the cure or waiver of an Event of Default of the type described in clause (7) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.7, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

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SECTION 6.3                                                                  Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4                                                                  Waiver of Past Defaults.

Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration, subject to the third paragraph of Section 6.2), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5                                                                  Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6                                                                  Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                                                                                  the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b)                                                                                 the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                                                                                  such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)                                                                                 the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

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(e)                                                                                  during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7                                                                  Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8                                                                  Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9                                                                  Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights

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of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10                                                           Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11                                                           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1                                                                  Duties of Trustee.

(a)                                                                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                                                                                 Except during the continuance of an Event of Default:

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(i)                                                                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA, and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                                                                  the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)                                                                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                                                                     this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii)                                                                                  the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                                                                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)                                                                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)                                                                                  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f)                                                                                    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2                                                                  Rights of Trustee.

(a)                                                                                  The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

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(b)                                                                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)                                                                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                                                                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(e)                                                                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an officer of the Company or such Guarantor.

(f)                                                                                    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                                                                 The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)                                                                                 The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(i)                                                                                     The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate

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may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)                                                                                     The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)                                                                                  In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.3                                                                  Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within ninety (90) days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.4                                                                  Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital on any Officers’ Certificate delivered to the Trustee under Article IV or Section 8.4, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication and any notices or reports under Sections 7.5 and 7.6.

SECTION 7.5                                                                  Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Additional Interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

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SECTION 7.6                                                                  Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2009, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7                                                                  Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that

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held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8                                                                  Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)                                                                                  the Trustee fails to comply with Section 7.10;

(b)                                                                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)                                                                                  a custodian or public officer takes charge of the Trustee or its property; or

(d)                                                                                 the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall

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become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9                                                                  Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10                                                           Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11                                                           Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THE INDENTURE

SECTION 8.1                                                                  Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

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SECTION 8.2                                                                  Legal Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, The Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2 and 4.15 (as to the legal existence of the Company only); (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3                                                                  Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (as to the legal existence of the Company’s Subsidiaries only), 4.16, 4.17, 5.1(4) and 11.5 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(4), 6.1(5), 6.1(6) and, solely with respect to any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, 6.1(7) shall not constitute Events of Default.

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Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to the legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive.

SECTION 8.4                                                                  Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued hereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)                                  in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                  in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                  no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or, insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other

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than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)                                  the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)                                  the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5                                                                  Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. Government Securities held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

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SECTION 8.6                                                                  Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest or Additional Interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7                                                                  Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Securities in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8                                                                  Discharge.

The Company and the Guarantors may terminate the obligations under this Indenture and the Notes when:

(1)                                  either:

(a)                                                                                  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)                                                                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably

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deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)                                  the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(4)                                  the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

(5)                                  In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In the case of clause (1)(b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.2, 2.3, 2.4,  2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1                                                                  Without Consent of Holders of the Notes.

Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture or the Notes issued hereunder for any of the following purposes:

(1)                                  to cure any ambiguity, mistake, defect or inconsistency;

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(2)                                  to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3)                                  to provide for the assumption by a Successor Company or a successor company of any Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)                                  to secure the Notes;

(6)                                  to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(7)                                  to provide for Guarantees or add a Guarantee of the Notes, including, without limitation, by a direct or indirect parent of the Company; or

(8)                                  to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture.

SECTION 9.2                                                                  With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or, subject to the third paragraph of Section 6.2, Sections 6.4 and 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce the principal amount of Notes issued hereunder whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal of or change the maturity of any Note or alter the provisions with respect to the redemption of such Notes issued hereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14, except as set forth in item (10) below);

(3)                                  reduce the rate of or change the time for payment of interest on any Note issued hereunder;

(4)                                  waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to a

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nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any Note payable in money other than that stated in the Notes;

(6)                                  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)                                  waive a redemption payment with respect to any Note issued hereunder (other than a payment required by Sections 3.9, 4.10 and 4.14, except as set forth in item (10) below);

(8)                                  make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;

(9)                                  modify any Guarantees in any manner adverse to the Holders of the Notes;

(10)                            amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)                            make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default:

(1)                                  in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)                                  in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3                                                                  Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.3 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

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SECTION 9.4                                                                  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Company shall designate.

SECTION 9.5                                                                  Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6                                                                  Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE X

[Reserved]

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ARTICLE XI

GUARANTEES

SECTION 11.1                                                           Guarantees.

(a)                                                                                  Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any, and interest and Additional Interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest and Additional Interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b)                                                                                 Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                                                                                  Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)                                                                                 If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other

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similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)                                                                                  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

SECTION 11.2                                                           Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that this Indenture shall be executed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.  In case the officer, board member or director of such Guarantor whose signature is on this Indenture no longer holds office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company shall cause each Restricted Subsidiary described in Section 4.17 hereof to comply with the provisions of Section 4.17 hereof and this Article XI, to the extent applicable.

SECTION 11.3                                                           Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.4                                                           Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the

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Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Company) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 11.5                                                           Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in this Section 11.5, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1)                                  the Guarantor is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)                                  the Successor Guarantor (if other than the Guarantor) assumes all the obligations of the Guarantor under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)                                  immediately after giving effect to such transactions, no Default or Event of Default exists;

(4)                                  the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10; and

(5)                                  the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or sale or disposition of all or substantially all of the assets or properties of the Guarantor complies with the provisions of this Indenture.

For purposes of this Section 11.5, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Guarantor, which properties and assets, if held by the Guarantor instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Guarantor.

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In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Guarantor, such Successor Guarantor shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

This Section 11.5 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor.  In addition, clauses (3), (4) and (5) will not be applicable to any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary.

SECTION 11.6                                                           Releases Following Sale of Assets.

Any Guarantor shall be released and relieved of any obligations under this Guarantee, in the event that:

(a)                                                                                  the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of this Indenture;

(b)                                                                                 the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(c)                                                                                  in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.17, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, so long as all other Indebtedness incurred by such Restricted Subsidiary is permitted under this Indenture to be incurred by a Restricted Subsidiary that is not a Guarantor;

(d)                                                                                 if the Company exercises its legal defeasance option or its covenant defeasance option pursuant to Section 8.2 or 8.3 or if its obligations under this Indenture are discharged in accordance with Section 8.8; or

(e)                                                                                  such Guarantor is also a guarantor or borrower under the Credit Facilities as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Facilities (which may be conditioned on the concurrent release

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hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (8), (9), (10) or (15) of the second paragraph of Section 4.9 and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

SECTION 11.7                                                           Release of a Guarantor.

Any Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Company’s request for such release accompanied by an Officers’ Certificate certifying as to the compliance with this Section 11.7. Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Guarantee.

SECTION 11.8                                                           Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                                                           Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control.

SECTION 12.2                                                           Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

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If to the Company:

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Dennis M. Myers

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017
Fax: (213) 630-6298
Attention: Corporate Unit

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

The Trustee agrees to accept and act upon facsimile transmission of written instructions and/or directions pursuant to this Indenture given by the Company, provided, however that: (i) the Company, subsequent to such facsimile transmission of written instructions and/or directions, shall provide the originally executed instructions and/or directions to the Trustee in a timely manner and (ii) such originally executed instructions and/or directions shall be signed by an authorized officer of the Company.

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If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.3                                                           Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4                                                           Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a)                                                                                  an Officers’ Certificate (which shall include the statements set forth in Section 12.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                                                                 an Opinion of Counsel (which shall include the statements set forth in Section 12.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.5                                                           Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                                                                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                                                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                                                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                                                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

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SECTION 12.6                                                           Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7                                                           No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, any Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.8                                                           Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

SECTION 12.9                                                           No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10                                                    Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11                                                    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

106

SECTION 12.12                                                    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13                                                    Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14                                                    Acts of Holders.

(a)                                                                                  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b)                                                                                 The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)                                                                                  The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)                                                                                 Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)                                                                                  If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its

107

option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15                                                    Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WANES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.16                                                    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

108

Dated as of March 2, 2011	GUITAR CENTER HOLDINGS, INC.

	By:	/s/ Erick Mason
		Name:	Erick Mason
		Title:	Vice President and Assistant Secretary

Signature Page to Guitar Center Holdings, Inc. Indenture

Dated as of March 2, 2011	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

	By:	/s/ Teresa Petta
		Name:	Teresa Petta
		Title:	Vice President

Signature Page to Guitar Center Holdings, Inc. Indenture

EXHIBIT A

FORM OF NOTE

(Face of 14.09% Senior PIK Note)
14.09% Senior PIK Notes due 2018

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT.”  A HOLDER MAY OBTAIN THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS:  GUITAR CENTER HOLDINGS, INC., 5795 LINDERO CANYON ROAD, WESTLAKE, CALIFORNIA  91362, ATTENTION:  CHIEF FINANCIAL OFFICER.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN

THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN “INSTITUTIONAL ACCREDITED INVESTOR” (AS DEFINED IN THE INDENTURE) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[Regulation S Temporary Global Note legend]

THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE [SECURITIES ACT] [UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)]. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.

No.	CUSIP NO.
ISIN

Guitar Center Holdings, Inc. (including any successor thereto) promises to pay to Cede & Co. or registered assigns, the principal sum set forth on the Schedule of Exchanges attached hereto on April 15, 2018.

Interest Payment Dates: April 15 and October 15, beginning October 15, 2008

Record Dates: April 1 and October 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

GUITAR CENTER HOLDINGS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

(Back of 14.09% Senior PIK Note)
14.09% Senior PIK Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                  Interest. Guitar Center Holdings, Inc., a Delaware corporation and any successor thereto (“Holdings” or the “Company”) promises to pay interest on the principal amount of this 14.09% Senior PIK Note due 2018 (a “14.09% Senior PIK Note”) at a fixed rate of 14.09% per annum.  Holdings will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on April 15 and October 15, commencing on October 15, 2008 or, with respect to Cash Interest (as defined below) if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the 14.09% Senior PIK Notes shall accrue from the most recent date to which interest has been paid; provided that (i) if there is no existing Default or Event of Default in the payment of interest, and if this 14.09% Senior PIK Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after August 6, 2008), interest shall accrue from such next succeeding Interest Payment Date, and (ii) in the case of the original issuance of 14.09% Senior PIK Notes, interest shall accrue from April 15, 2008.  Holdings shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the 14.09% Senior PIK Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the 14.09% Senior PIK Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.  Cash Interest (as defined below) on the 14.09% Senior PIK Notes will accrue at fixed rate of 14.09% per annum and be payable in cash.  PIK Interest on the 14.09% Senior PIK Notes will be payable (x) with respect to 14.09% Senior PIK Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global 14.09% Senior PIK Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) and (y) with respect to 14.09% Senior PIK Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders.  Following an increase in the principal amount of the outstanding global 14.09% Senior PIK Notes as a result of a PIK Payment, the global 14.09% Senior PIK Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All 14.09% Senior PIK Notes issued pursuant to a PIK Payment will mature on the same date as the other 14.09% Senior PIK Notes and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the 14.09% Senior PIK Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

(2)                                  Method of Payment.  Holdings will pay interest on the 14.09% Senior PIK Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of 14.09% Senior PIK Notes at the close of business on the April 1 and October 1 preceding the Interest Payment Date, even if such 14.09% Senior PIK Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The first interest payment will be on October 15, 2008.  Through and until October 15, 2010, the Company will pay interest on the 14.09% Senior PIK Notes at a rate of 14.09% per annum by increasing the principal amount of the 14.09% Senior PIK Notes or issuing new Notes (“PIK Interest”) for the entire amount of the interest payment.  In connection with the payment of PIK Interest, the Company is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Notes offered hereby (in each case, the “PIK Payment”).  Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a payment of PIK Interest.  For interest accruing after October 15, 2010, the Company will pay such interest on the Notes only in cash (“Cash Interest”).

The 14.09% Senior PIK Notes shall be payable as to principal, premium, interest and Additional Interest, if any, at the office or agency of Holdings maintained for such purpose within or without the City and State of New York, or, at the option of Holdings, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, interest and Additional Interest, if any, on, all Global Notes and all other 14.09% Senior PIK Notes the Holders of which shall have provided, at least three (3) Business Days prior to the applicable payment date, written wire transfer instructions to Holdings and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this 14.09% Senior PIK Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)                                  Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. Holdings may change any Paying Agent or Registrar without notice to any Holder. Holdings or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)                                  Indenture. Holdings amended the 14.09% Senior PIK Notes under an Amended and Restated Indenture, dated as of March 2, 2011 (the “Indenture”), among the Company and the Trustee. The terms of the 14.09% Senior PIK Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 14.09% Senior PIK Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 14.09% Senior PIK Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The 14.09% Senior PIK Notes issued on the Issue Date are senior obligations of Holdings limited to $401,758,438 in aggregate principal amount, plus amounts, if any, sufficient to pay premium, interest and Additional Interest, if any, on outstanding 14.09% Senior PIK Notes as set forth in Paragraph (2) hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest and Additional Interest, if any, on the 14.09% Senior PIK Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantors.

(5)                                  Optional Redemption.

(a)                                                                                  The Notes may be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)                                                                                 The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 15, 2013, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during periods indicated below).

Year	Redemption Price
October 15, 2013 — October 14, 2014	101.7613%
October 15, 2014 and thereafter	100.0000%

The Redemption Price for the period commencing October 15, 2013 through October 14, 2014 shall be increased by (a) 0.3500% if the Company makes an Interest

Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.2000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.1500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.000% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  The Redemption Price for the period commencing October 15, 2014 through October 14, 2015 shall be increased by (a) 0.4500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2010; (b) 0.4000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2011; (c) 0.3500% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on October 16, 2011; and (d) 0.3000% if the Company makes an Interest Assignment Election with respect to the semi-annual interest period commencing on April 16, 2012.  For the avoidance of any doubt, the aforementioned increases would be cumulative and would equal a maximum of 1.500% in the event that the Company were to make an Interest Assignment Election with respect to all four semi-annual interest periods.  Commencing October 15, 2015, the Redemption Price shall be 100.0000%.

(6)                                  Mandatory Redemption. Except as provided in the Indenture, Holdings shall not be required to make mandatory redemption or sinking fund payments with respect to the 14.09% Senior PIK Notes.

On April 15, 2013, the Company will be required to redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption.

(7)                                  Repurchase at Option of Holder.

(a)                                                                                  If a Change of Control occurs, unless the Company at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, each Holder will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s 14.09% Senior PIK Notes pursuant to a Change of Control Offer at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000.  Within 30 days following any Change of Control unless the Company at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)                                                                                 Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes.

(c)                                                                                  Holders of the 14.09% Senior PIK Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from Holdings prior to any related purchase date and may elect to have such 14.09% Senior PIK Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)                                  Notice of Redemption. Notice of redemption shall be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder whose 14.09% Senior PIK Notes are to be redeemed at its registered address. 14.09% Senior PIK Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $1,000 and integral multiples of $1,000 thereof, unless all of the 14.09% Senior PIK Notes held by a Holder are to be redeemed so long as no partial redemption results in a Note having a principal amount of less than $2,000. On and after the redemption date, interest will cease to accrue on the 14.09% Senior PIK Notes or portions hereof called for redemption.

(9)                                  [Reserved]

(10)                            Denominations, Transfer, Exchange. The 14.09% Senior PIK Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1.00 thereof. The transfer of the 14.09% Senior PIK Notes may be registered and the 14.09% Senior PIK Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holdings may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holdings need not exchange or register the transfer of any 14.09% Senior PIK Note or portion of a 14.09% Senior PIK Note selected for redemption, except for the unredeemed portion of any 14.09% Senior PIK Note being redeemed in part. Also, it need not exchange or register the transfer of any 14.09% Senior PIK Notes for a period of fifteen (15) days before a selection of 14.09% Senior PIK Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11)                            Persons Deemed Owners. The registered Holder of a 14.09% Senior PIK Note may be treated as its owner for all purposes.

(12)                            Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the 14.09% Senior PIK Notes may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 14.09% Senior PIK Notes, including, without limitation, consents obtained connection with a purchase of, or tender offer or exchange offer for, 14.09% Senior PIK Notes, and, except as set forth in the Indenture, any existing

Default or Event of Default or compliance with any provision of the Indenture or the 14.09% Senior PIK Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 14.09% Senior PIK Notes, including consents obtained in connection with a tender offer or exchange offer for 14.09% Senior PIK Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, Holdings, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1)                                  to cure any ambiguity, mistake, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                  to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)                                  to secure the Notes;

(6)                                  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(7)                                  to provide for Guarantees or add a Guarantee of the Notes, including, without limitation, by a direct or indirect parent of the Company; or

(8)                                  to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions herein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)                                  reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 of the Indenture except as set forth in item (10) below);

(3)                                  reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)                                  waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the Holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any Note payable in money other than that stated in such Notes;

(6)                                  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)                                  waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 of the Indenture except as set forth in item (10) below);

(8)                                  make any change in the ranking or priority of any Note that would adversely affect the Holders of such Notes;

(9)                                  modify any Guarantees in any manner adverse to the Holders of the Notes;

(10)                            amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)                            make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1)                                  in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)                                  in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(3)                                  Defaults and Remedies. Each of the following constitutes an Event of Default:

(1)                                  the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)                                  the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3)                                  the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)                                  a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)                                  the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(6)                                  the Guarantee, if any, of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days;

(7)                                  (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                                  commences a voluntary case,

(b)                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                  consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)                                 makes a general assignment for the benefit of its creditors, or

(e)                                                          generally is not paying its debts as they become due;

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)                                  is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)                                 appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c)                                  orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; and

(8)                                  the Company (a) defaults in the delivery of Guitar Center Notes when due under the terms of the Assignment and Assumption and such default continues for a period of 30 days, (b) defaults in the performance of clause 1(b) of the Letter Agreement or (c) in the performance of, or breaches any covenant, warranty or other agreement contained in, any other provision of the Letter Agreement and, in the case of this clause (c), such default or breach continues for a period of 60 days after notice specified below.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and any accrued and unpaid interest on the outstanding Notes to be due and payable by a notice in writing to the Company and to the Trustee as described in the Indenture. Upon such declaration of acceleration, the aggregate principal of and any accrued and unpaid interest on the outstanding Notes shall immediately become due and payable.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within twenty (20) days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

(9)                                  Trustee Dealings with Holdings. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Holdings, the Guarantors or their respective Affiliates, and may otherwise deal with Holdings, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(10)                            No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries or any of its direct and indirect parent companies, as such or in such capacity, shall have any personal liability for any obligations of the Company or any Guarantor under the 14.09% Senior PIK Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(11)                            Authentication. This 14.09% Senior PIK Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(12)                            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(13)                            CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 14.09% Senior PIK Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the 14.09% Senior PIK Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

Holdings shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

ASSIGNMENT FORM

To assign this 14.09% Senior PIK Note, fill in the form below: (I) or (we) assign and transfer this 14.09% Senior PIK Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 14.09% Senior PIK Note on the books of Holdings. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this 14.09% Senior PIK Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 14.09% Senior PIK Note purchased by Holdings pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box below:

☐ Section 4.10          ☐ Section 4.14

If you want to elect to have only part of the 14.09% Senior PIK Note purchased by Holdings pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
Your Signature:

(Sign exactly as your name appears on the face of this 14.09% Senior PIK Note)

Signature guarantee:

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OF TRANSFER RESTRICTED NOTES

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re: CUSIP NO.

Reference is hereby made to that certain Amended and Restated Indenture dated March 2, 2011 (the “Indenture”) among Guitar Center Holdings, Inc. (the “Company” or “Holdings”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $                         principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned                      (transferor) (check one box below):

☐hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐hereby requests the Trustee to exchange a Note or Notes to                          (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐                   to Holdings or any of its subsidiaries; or

(2) ☐                   inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐                   outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

(4) ☐                   to an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act) of Regulation D of Rule 501 under the Securities Act that is acquiring the security for its own account, or for the account of such institutional accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:	NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF 14.09% SENIOR PIK NOTES

The following exchanges of a part of this Global Note for other 14.09% Senior PIK Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 14.09 % Senior PIK Note Custodian

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED
BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of                        , 20     (this “Supplemental Indenture” or “Guarantee”), among                                     (the “Guarantor”), Guitar Center Holdings, Inc. (together with its successors and assigns, the “Company”), each other then-existing Guarantor under the Indenture referred to below, and The Bank of New York Mellon Trust Company, N.A., as Trustee under such Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Amended and Restated Indenture, dated as of March 2, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 14.09% Senior PIK Notes due 2018 of the Company (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Company or any of the Guarantors, if any, unless such Restricted Subsidiary, within 10 Business Days of such guarantee of such Indebtedness, executes and delivers to the Trustee a Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee (a “Note Guarantee”) shall be senior or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.  Such Guarantee shall provide for the unconditional Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1                     Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental

B-1

Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1                     Agreement to be Bound.  The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2                     Guarantee.  The Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article XI of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1                     Notices.  All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[Name of future Guarantor]
[ ]
[ ]
Fax:	[ ]
Attention: [ ]

SECTION 3.2                     Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3                     Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4                     Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

B-2

SECTION 3.5                     Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6                     Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7                     Headings.  The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

B-3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTOR],
as a Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:
Name:
Title:

GUITAR CENTER HOLDINGS, INC.

By:
Name:
Title:

B-4

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:                               Guitar Center Holdings, Inc. (the “Company”) 14.09% Senior PIK Notes due 2018 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                         aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:                               Guitar Center Holdings, Inc. (the “Company”) 14.09% Senior PIK Notes due 2018 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)                                  the offer of the Notes was not made to a person in the United States;

(2)                                  either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)                                  no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)                                  the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

D-1

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2

EXHIBIT E

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS]

Guitar Center Holdings, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:                               Guitar Center Holdings, Inc. (the “Company”) 14.09% Senior PIK Notes due 2018 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $             aggregate principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.                                       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

E-1

2.                                       We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

Very truly yours,

[Name of Transferee]

By:
Authorized Signature

E-2

EXHIBIT C

Execution Version

GUITAR CENTER, INC.

11.50% SENIOR NOTES DUE 2017

AMENDED AND RESTATED INDENTURE

DATED AS OF March 2, 2011

The Bank of New York Mellon Trust Company, N.A.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Section Indenture
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.3; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6; 7.7
	(c)	7.6; 12.2
	(d)	7.6
314	(a)	4.3; 12.5
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	N.A.
	(d)	9.1
	(e)	12.5
	(f)	N.A.
315	(a)	7.1
	(b)	7.5; 12.2
	(c)	7.1
	(d)	7.1
	(e)	6.11
316	(a) (last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.13
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4

318	(a)	12.1
	(b)	N.A.
	(c)	12.1

N.A. means not applicable.

*                      This Cross-Reference Table is not part of this Indenture.

i

(continued)

(continued)

(continued)

		Page

SECTION 12.15	Waiver of Jury Trial	104
SECTION 12.16	Force Majeure	105

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
Exhibit E	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS

This Amended and Restated Indenture, dated as of March 2, 2011 is by and among Guitar Center, Inc., a Delaware corporation (the “Company”), the initial guarantors listed on the signature pages hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The Company and the Guarantors have entered into that certain Indenture, dated as of August 6, 2008 (the “Original Indenture”), between the Company, the guarantors party thereto and the Trustee, pursuant to which the Company issued its 11.50% Senior Notes due 2015 (as amended, the “Initial Notes”).  The Original Indenture and the terms of the Initial Notes are being amended and restated in their entirety pursuant to this Indenture and the 11.50% Senior Notes due 2017 being executed in connection with this Indenture.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1                       Definitions.

“2007 Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Facilities, (iii) this Indenture and (iv) the Holdings Notes Indenture.

“ABL Facility” means that certain Credit Agreement, dated as of October 9, 2007, among Holdings, the Company, the other borrowers party thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)           Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of June 27, 2007, by and among Guitar Center Holdings, Inc., VH MergerSub, Inc., a Delaware corporation, and the Company, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which VH MergerSub, Inc. merged with and into the Company, with the Company surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of:

(a)                           the present value at such redemption date of (i) the redemption price at October 15, 2013 (each such redemption price being set forth under Section 3.7), plus (ii) all required interest payments due through October 15, 2013 (excluding accrued but unpaid interest to the applicable date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                           the then outstanding principal amount of the Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)           a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Article V or any disposition that constitutes a Change of Control pursuant to this Indenture;

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(3)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under Section 4.7 or the granting of a Lien permitted by Section 4.12;

(4)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $2.0 million;

(5)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)           the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)           foreclosures on assets or transfers by reason of eminent domain;

(9)           disposition of an account receivable in connection with the collection or compromise thereof;

(10)         sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11)         a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Assignment and Assumption” means that certain Assignment and Assumption, dated as of March 2, 2011, by and among the Assignors named therein, the Company and Holdings, as may be amended and supplement by the parties thereto.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is

3

exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1)           in the case of a corporation, capital stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

4

(1)           U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)           securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3)           certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to either Credit Facility or with any commercial bank having capital and surplus in excess of $250 million;

(4)           repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)           readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7)           instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8)           investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Interest Period” means an interest period in which Holdings has paid all accrued interest on the Holding Notes only in the form of cash.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto other than Global Notes.

“Change of Control” means the occurrence of any of the following:

(9)           the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

5

(10)         the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities; or

(11)         the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) and (ii), “Continuing Directors”).

“Change of Control Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.14 to all Holders.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Guitar Center, Inc., a Delaware corporation, and any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized

6

interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, and (c) in the case of the Company, any interest expense of Holdings to the extent related to the Holdings Notes or Permitted Holdings Refinancing Indebtedness and including, without duplication, the amount of any dividends or other distributions made to Holdings pursuant to clause (18) under Section 4.7 during the applicable period, less (d) interest income actually received or receivable in cash for such period.

“Consolidated Net Leverage Ratio” with respect to the Company and its Restricted Subsidiaries, as of any date, means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the Term Loan Facility as in effect on the date hereof) as of such date, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the Term Loan Facility as in effect on the date hereof) for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding such date. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Net Leverage Ratio is made, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)           the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(2)           the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (3) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period; and

(3)           the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any

7

agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of EBITDA, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (3)) in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet determined in accordance with GAAP, less appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office as of the date hereof is located at 700 South Flower Street, Suite 500, Los Angeles, CA 90017, Attention:  Corporate Unit, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means, collectively the ABL Facility and the Term Loan Facility (each, a “Credit Facility”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6, and, thereafter, “Depositary” shall mean or include such successor.

8

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Stock in the Company or is an employee of the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of this Indenture described under Sections 4.10 and 4.14 and such repurchase or redemption complies with Section 4.7), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)           the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

9

(2)           Consolidated Interest Expense (including, without limitation, in the case of the Company, interest expense of Holdings to the extent relating to the Holdings Notes or Permitted Holdings Refinancing Indebtedness) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)           Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4)           any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated) or the 2007 Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the 2007 Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5)           the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus or minus

(6)           any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses), plus or minus

(7)           any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, plus

(8)           any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries, plus

(9)           the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus or minus

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(10)         any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness, plus or minus

(11)         any unrealized net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133), plus or minus

(12)         any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, minus

(13)         noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent permitted under clause (1) or clause (12) (but only with respect to clause (1)) of the second paragraph of Section 4.8), unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, or (ii) an issuance to any Subsidiary of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to Section 2.6(h).

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“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“fair market value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, or the Holdings Notes or any Permitted Holdings Refinancing Indebtedness are incurred, assumed or repaid, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the 2007 Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into

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account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except that with respect to any reports or financial information required to be delivered pursuant to Section 4.3, GAAP means generally accepted accounting principles in the United States as in effect during the applicable period covered by such report or financial information. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.  When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

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“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Facilities.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)           other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a Person in whose name a Note is registered in the security register.

“Holdings” means Guitar Center Holdings, Inc., a Delaware corporation, and any successor thereto.

“Holdings Loans” means any loans of Holdings outstanding under the Senior Holdings Initial Loan Credit Agreement, dated as of October 9, 2007, among Holdings, JPMorgan Chase Bank, N.A., as administrative agent and syndication agent and the lenders party thereto, as amended or supplemented from time to time.

“Holdings Notes” means the $401,758,438 of aggregate principal amount of 14.09% Senior PIK Notes due 2016 of Holdings outstanding as of the Issue Date, as amended, together with any increases in such aggregate principal amount to reflect the payment of interest thereon.

“Holdings Notes Indenture” means the amended and restated indenture dated as of the date hereof among Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Holdings Notes were issued, as amended or supplemented from time to time.

“Holdings Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of the Issue Date, among Holdings and ACOF III GC Acquisition, L.P. relating to the Holdings Notes.

“Indebtedness” means, with respect to any Person,

(a)                           any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)                            in respect of borrowed money,

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(ii)                           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii)                          representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv)                          representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)                           Disqualified Stock of such Person,

(c)                           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d)                           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Indenture” means this Amended and Restated Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the

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write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described under Section 4.7.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under Section 4.7 (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means August 6, 2008.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the

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Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Advisory Agreement dated as of October 9, 2007, by and among Holdings, the Company and the Sponsors, as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Guitar Center Notes” means the 11.50% Senior Notes due 2017 of the Company issued under this Indenture from time to time in accordance with the Assignment and Assumption.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the 11.50% Senior Notes due 2015 of the Company issued on the Issue Date, as amended, and any Additional Notes, including any Exchange Notes and the New Guitar Center Notes. The Notes and the Additional Notes (including any Exchange Notes and the New Guitar Center Notes), if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

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“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his or her address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than thirty (30) days or more than sixty (60) days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least fifteen (15) days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)           the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)           the Expiration Date and the Purchase Date;

(3)           the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)           the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)           that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and that no partial redemption may result in a note having a principal amount of less than $2,000;

(6)           the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)           that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)           that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)           that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at

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the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his or her attorney duly authorized in writing);

(10)         that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his or her tender;

(11)         that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased), so long as no partial redemption results in a Note having a principal amount of less than $2,000; and

(12)         if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee.

“Original Indenture” has the meaning set forth in the Recitals hereto.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

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“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in by the Company and its Restricted Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under Section 4.9.

“Permitted Holders” means the (i) the Sponsor, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Holdings Refinancing Indebtedness” means any indebtedness that refinances the Holdings Notes or other Permitted Holdings Refinancing Indebtedness, including to pay premiums and fees in connection therewith; provided that (i) such Indebtedness shall not be in an accreted value or principal amount, as the case may be, in excess of the accreted value or principal amount, as the case may be, of premium, if any, accrued or accreted interest on, if any, and related fees and expenses of, the Indebtedness being refunded or refinanced, and (ii) the interest payable on such Permitted Holdings Refinancing Indebtedness shall not exceed the interest payable on the Indebtedness being refunded or refinanced.

“Permitted Investments” means

(1)           any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)           any Investment in cash and Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)           any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 or any other disposition of assets not constituting an Asset Sale;

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(5)           any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in existence on the Issue Date;

(6)           loans and advances to employees and any guarantees (i) made in the ordinary course of business or (ii) used to finance the purchase by such employees of Equity Interests of Holdings pursuant to a stock ownership or compensation plan, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time under clauses (i) and (ii) of this clause (6);

(7)           any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9)           loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)         any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to (a) (i) $5.0 million as of the date hereof, plus (ii) $5.0 million for each Cash Interest Period, up to a maximum of $25.0 million, or (b) after October 15, 2013, if the Consolidated Net Leverage Ratio of the Company is less than 7.5 to 1.0, $30.0 million notwithstanding the number of Cash Interest Periods; provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)         Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of the covenant described in Section 4.7;

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(12)         guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under Section 4.9 and performance guarantees consistent with past practice;

(13)         Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)         any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(15)         Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under the covenant described in Section 4.7.

“Permitted Liens” means the following types of Liens:

(1)           deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)           Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)           Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiary;

(4)           Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)           Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

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(6)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)           Liens in favor of the Company or any Restricted Subsidiary;

(8)           Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)           Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (17) of the definition of Permitted Debt;

(10)         Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)         judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)         pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii)(A) that are

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being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(14)         encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)         leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(16)         the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)         banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)         (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $12.5 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity

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trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23)         Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)         Liens with respect to the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred in accordance with the covenant contained under clause (21) of the definition of Permitted Debt;

(25)         Liens to secure Indebtedness incurred pursuant to clause (19) or (20) of the definition of “Permitted Debt”;

(26)         Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)         security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)         landlords’ and lessors’ Liens in respect of rent not in default for more than 60 days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Company, materially adversely affect the Company’s business or its ability to pay any Obligation under the Notes;

(29)         Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

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(30)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31)         Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.  The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Company, the Guarantors and the holders of the Notes named therein.

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“Resale Restriction Termination Date” means for any Transfer Restricted Note (or beneficial interest therein), other than a Regulation S Temporary Global Note, which shall not have a Resale Restriction Termination Date and shall remain subject to the transfer restrictions specified therefor in this Indenture until such Global Note is cancelled by the Trustee, that is (a) not a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), one year (or such other period specified in Rule 144(d)) from the Issue Date or, if any Additional Notes that are Transfer Restricted Notes have been issued before the Resale Restriction Termination Date for any Transfer Restricted Notes, from the latest such original issue date of such Additional Notes, and (b) a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)) (other than a Regulation S Temporary Global Note), the date on or after the 40th consecutive day beginning on and including the later of (i) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (ii) the issue date for such Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant treasurer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Payment” has the meaning set forth in Section 4.7.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under this Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

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“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of

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the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Shareholders Agreement” means the Shareholders Agreement, dated as of October 9, 2007, by and among the Sponsors, Holdings, the Company and certain other stockholders signatory thereto as in effect on the Issue Date.

“Shelf Registration Statement” has the meaning set forth in the Registration Right Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” means Bain Capital Partners, LLC and its Affiliates, but not including any portfolio company of the Sponsors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes. For the avoidance of doubt, the Holdings Notes are not Subordinated Indebtedness of the Company or Holdings solely by virtue of their structural subordination to the Notes.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

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(2)           any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Term Loan Facility” means that certain Credit Agreement, dated as of October 9, 2007, among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the co-documentation agents and syndication agents named therein and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Trustee” has the meaning set forth in the preamble to this Indenture.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under Section 4.7 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the

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Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph Section 4.9.  Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 4.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a)                           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)                           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of

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principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2                       Other Definitions.

Term	Defined in Section
“Act”	12.14(a)
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Change of Control Payment”	4.14
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.10
“IAI Global Note”	2.1
“Initial Institutional Accredited Investor”	2.1
“Institutional Accredited Investor”	2.1
“Legal Defeasance”	8.2
“Offer Amount”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“Refunding Capital Stock”	4.7
“Registrar”	2.3
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Regulation S Permanent Global Note”	2.1
“Regulation S Temporary Global Note”	2.1
“Retired Capital Stock”	4.7
“Rule 144A”	2.1
“Successor Company”	5.1
“Successor Guarantor”	11.5
“Transferee Institutional Accredited Investor”	2.1

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SECTION 1.3                       Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4                       Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it herein;

(2)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6)           provisions apply to successive events and transactions; and

(7)           references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

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ARTICLE II

THE NOTES

SECTION 2.1                       Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)                           The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

Except as set forth in Section 2.6, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)                           The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”) and (iii) to institutional “accredited investors” as described in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act (the “Initial Institutional Accredited Investors”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, to institutional “accredited investors” as described in Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act (“Transferee Institutional Accredited Investors” and together with the Initial Institutional Accredited Investors, “Institutional Accredited Investors”) or outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (collectively, the “QIB Global Note”), deposited with the Trustee, as

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Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more temporary Global Notes substantially in the form set forth in Exhibit A, including the Regulation S Temporary Global Note legend (collectively, the “Regulation S Temporary Global Note”), deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, a single permanent global Note in registered form substantially in the form of Exhibit A (collectively, the “Regulation S Permanent Global Note,” and together with the Regulation S Temporary Global Note, the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the cancellation of the Regulation S Temporary Global Note and the issuance of the Regulation S Permanent Global Note. Initial Notes that are offered to Institutional Accredited Investors shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (collectively, the “IAI Global Note”), deposited with the Trustee, as Note Custodian.  The QIB Global Note, the IAI Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes among QIBs, Institutional Accredited Investors and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c)                           Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian for the Depositary.

(d)                           Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2                       Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

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A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue up to the aggregate principal amount stated in the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.8.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

SECTION 2.3                       Registrar; Paying Agent.

The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. Such agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Company initially appoints the Trustee to act as the Note Custodian, Registrar and Paying Agent.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4                       Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Company in making any

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such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such money. If the Company or any of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5                       Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6                       Book-Entry Provisions for Global Securities.

(a)                           Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Note Custodian, or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder that is a member of (or a Participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any beneficial owners in the Notes.

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(b)                           Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all beneficial owners (or the requesting beneficial owners, in the case of clause (ii)) in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice, (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from any beneficial owner of an interest in any Global Note (subject to the third paragraph of Section 2.6(a)) to issue such Certificated Notes or (iii) the Company, in its sole discretion, notifies the Trustee that it elects to cause the issuance of Certificated Notes.

(c)                           In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)                           The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)                           Each Global Note shall bear the Global Note Legend on the face thereof.

(f)                            At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)                           General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

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(2)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.1, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).

(3)           All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(4)           The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(6)           The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(7)           Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(a)                           Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon

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receipt of a written order of the Company in accordance with Section 2.2, the Trustee shall authenticate (i) one or more unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Transfer Restricted Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not affiliates (as defined in Rule 144) of the Company, (y) they are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (z) they are acquiring the Exchange Notes in their ordinary course of business and (ii) unrestricted Certificated Notes in an aggregate principal amount equal to the principal amount of the Certificated Notes that are Transfer Restricted Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the Global Notes that are Transfer Restricted Notes to be reduced accordingly, and the Trustee shall deliver to the Persons designated by the Holders of Global Notes or Certificated Notes that are Transfer Restricted Notes so accepted the unrestricted Global Notes or unrestricted Certificated Notes, as the case may be, issued and authenticated in accordance with the preceding sentence in the appropriate principal amount.

SECTION 2.7                       Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by an Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8                       Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

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If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9                       Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10                     Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11                     Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company upon its request therefor.

SECTION 2.12                     Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest,

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to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13                     Record Date.

Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.14                     Computation of Interest.

Interest and Additional Interest, if any, on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15                     CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in any CUSIP number.

SECTION 2.16                     Special Transfer Provisions.

Each Initial Note and each Additional Note issued pursuant to an exemption from registration under the Securities Act will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the expiration of the Resale Restriction Termination Date therefor, unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act. The following provisions shall apply to the transfer of a Transfer Restricted Note, subject to Section 2.16(e):

(a)                           Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S under the Securities Act) to a QIB:

(i)                            The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C from the proposed transferor.

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(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note or the IAI Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note or the IAI Global Note, as the case may be, to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Regulation S Global Note or IAI Global Note in an amount equal to the principal amount of the beneficial interest in such Regulation S Global Note or IAI Global Note to be so transferred.

(b)                           Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)                            The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the QIB Global Note or the IAI Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note or the IAI Global Note, as the case may be, to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the QIB Global Note or the IAI Global Note in an amount equal to the principal amount of the beneficial interest in such QIB Global Note or the IAI Global Note to be transferred.

(iii)                          Prior to the expiration of the Resale Restriction Termination Date, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream.

(c)                           Transfers to Institutional Accredited Investors.  The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S) to an Institutional Accredited Investor that is not a QIB:

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(i)                            The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to an Institutional Accredited Investor if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit E from the proposed transferor.

(ii)                           If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the QIB Global Note or the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note or the Regulation S Global Note, as the case may be, to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such QIB Global Note or Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in such QIB Global Note or Regulation S Global Note to be so transferred.

(d)                           Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e)                           General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S, to an Institutional Accredited Investor  or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Company and the Trustee may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Company and the Trustee.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

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SECTION 2.17                     Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes, including Exchange Notes and New Guitar Center Notes, under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions, any registration rights agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12. The Initial Notes and any Additional Notes, Exchange Notes or New Guitar Center Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a Board of Directors Resolution and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)           the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3)           whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1                       Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before a redemption date, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date, (iii) principal amount of Notes to be redeemed and (iv) Redemption Price.

If the Company is required to make an offer to purchase Notes pursuant to Section 4.10 or Section 4.14, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the offer to purchase shall occur, (ii) terms of the offer, (iii) principal amount of Notes to be purchased, (iv) purchase price and (v) purchase date and further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $20.0 million or (b) a Change of Control has occurred, as applicable.

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The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2                       Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee may deem fair and appropriate (and in a manner that complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first class mail at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Sections 8.2, 8.3 or 8.8 hereof.  Except for a redemption to be effected pursuant to Section 3.7, notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to this Indenture and shall promptly notify the Company in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000 so long as no partial redemption results in a Note having a principal amount of less then $2,000.

SECTION 3.3                       Notice of Redemption.

Subject to the provisions of Section 3.9, at least thirty (30) days but not more than sixty (60) days before a redemption date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the Redemption Price;

(3)           if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such

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Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)           the name, telephone number and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)           that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least forty-five (45) days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4                       Effect of Notice of Redemption.

Except with respect to notices of redemption given in accordance with Section 3.7(d), once notice of redemption is mailed in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to such date. A notice of redemption may not be conditional.

SECTION 3.5                       Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or Section 4.14, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

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If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6                       Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7                       Optional Redemption.

(a)                           The Notes may be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)                           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 15, 2013, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the periods indicated below):

Period	Redemption Price
October 15, 2013 and thereafter	100.000%

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SECTION 3.8                       Mandatory Redemption.

(a)                           Except as set forth herein or under Sections 3.9, 4.9, 4.10 and 4.14, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b)                           In the event that the Company is required to redeem a portion of the Notes pursuant to clause (1) of Section 4.9, the Company shall redeem such Notes in accordance with the provisions of Sections 3.1 through 3.6, upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address.

SECTION 3.9                       Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.14 (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest and Additional Interest, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at

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the written request of the Company, shall authenticate and mail or deliver at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

ARTICLE IV

COVENANTS

SECTION 4.1                       Payment of Notes.

(a)                           The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.  The Company shall pay all Additional Interest, if any, in the same manner on the dates and amounts set forth in the Registration Rights Agreement.

(b)                           The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2                       Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the

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Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

SECTION 4.3                       Provision of Financial Information.

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods (provided that such time periods shall be extended by 30 days for each period through and including the first Form 10-K following the Issue Date) specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer”:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

At any time that any Unrestricted Subsidiary has consolidated total assets of greater than 1.0% of Consolidated Total Assets or that any group of Unrestricted Subsidiaries of the Company collectively has consolidated total assets greater than 5.0% of the Consolidated Total Assets, then the quarterly and annual financial information required by clause (1) of the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries, taken as a whole, separate from the financial condition and results of operations of all Unrestricted Subsidiaries of the Company, taken as a whole.

The Company shall (i) make its Chief Executive Officer, Chief Financial Officer and a representative from the Sponsors available to participate in quarterly conference calls to discuss results of operations for financial reporting periods ending after the Issue Date with Holders, and (ii) provide Holders, (A) within 90 days after the commencement of each fiscal year, a consolidated budget for such fiscal year, together with management’s discussion and analysis pertaining to such budget, and, (B) within 40 days after the end of each fiscal month, internally prepared monthly operating financial reports for the Company and its Subsidiaries.  In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless

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the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No fewer than three Business Days prior to the date of any conference call held in accordance with the preceding paragraph, the Company shall issue a press release to the appropriate internationally recognized wire services announcing the time and date of such conference call and directing Holders and prospective investors to contact the investor relations office of the Company to obtain access to such conference call.  The Company shall either maintain a website to which Holders and prospective investors are given access and to which the information referred to in clauses (1) and (2) of the first paragraph of this covenant and conference call access details are posted or distribute via electronic mail such information and conference call details to Holders, beneficial owners of the Notes and prospective investors who request to receive such distributions.

In addition, if at any time any direct or indirect parent becomes a Guarantor, holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of an exchange offer registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time periods and in accordance with the other provisions described thereunder.

SECTION 4.4                       Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2008, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge,

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no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5                       Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6                       Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7                       Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                           declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (iii) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

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(b)                           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)                           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)                           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (7) and (13) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next succeeding paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a)                           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 2, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)                           100% of the aggregate net cash proceeds received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually

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contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Disqualified Stock, and (iv) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)                           100% of the aggregate amount of cash contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii)  any Disqualified Stock, (iii) any Refunding Capital Stock, and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)                           to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(4)           the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(5)           the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

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(6)           the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is incurred in compliance with Section 4.9 so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to the Notes so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(7)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $3.0 million (with any unused amounts in any calendar year being carried over to the next immediately succeeding calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the 2007 Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(8)           the payment or any dividend or distribution with the proceeds of Indebtedness incurred pursuant to clause (1) of Section 4.09 to the extent necessary to comply with, and for the purpose set forth in, clause (ii) of the proviso set forth in such clause (1);

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(9)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(10)         the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8;

(11)         other Restricted Payments in an aggregate amount not to exceed $25.0 million after the Issue Date;

(12)         distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(13)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described in Sections 3.9, 4.10 and 4.14; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14)         the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(A)                          franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)                           income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer;

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(C)                           customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)                          general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E)                           reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company; and

(F)                           obligations under the Management Agreement;

(15)         cash payments in an aggregate amount not to exceed $5.0 million after the Issue Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.7 (as determined in good faith by the Board of Directors of the Company);

(16)         dividends or other distributions of Capital Stock of Unrestricted Subsidiaries;

(17)         any Restricted Payment used to fund the 2007 Transactions and the fees and expenses related thereto; or

(18)         the declaration and payments of dividends or other distributions to Holdings to fund (a) interest payments including additional interest pursuant to the Holdings Registration Rights Agreement, at their Stated Maturity, on (i) the Holdings Loans and Holdings Notes outstanding on the Issue Date at the rate specified in such Holdings Loans and Holdings Notes as in effect on the Issue Date and (ii) Permitted Holdings Refinancing Indebtedness at the rate specified in the instrument governing such Permitted Holdings Refinancing Indebtedness (it being understood that all such interest payments on the Holdings Notes and the Permitted Holdings Refinancing Indebtedness shall be deducted from the calculation of Consolidated Net Income, pursuant to clause (11) of the definition thereof), (b) mandatory redemption of a portion of such Holdings Loans and Holdings Notes pursuant to the terms of the Holdings Loans and Holdings Notes as in effect on the Issue Date or as required by clause (1) of Section 4.9 and (c) an offer to purchase upon a Change of Control or Asset Sale to the extent required by the terms of such Holdings Notes, but only if the Company shall have complied with

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Sections 3.9, 4.10 and 4.14 as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to paying any such dividend to Holdings, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under: (i) clauses (4), (5), (7), (8), (10), (11)(F) and (14) above, no default which, with the passage of time would be an Event of Default, or Event of Default, shall have occurred and be continuing or would occur as a consequence thereof; and (ii) clause (15)(a) and (c) above, no Event of Default specified in clause (1), (2) or (7) of Section 6.1 shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $10.0 million.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

SECTION 4.8                       Limitation on Dividends and Other Payment Restrictions AffectingSubsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

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However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(4)           contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(5)           this Indenture, the Notes and Guarantees (including any Exchange Notes with respect to the Notes and related Guarantees), the Holdings Notes Indenture, the Holdings Notes (including any exchange notes with respect to the Holdings Notes);

(6)           purchase money obligations or other obligations described in clause (4) of the second paragraph of Section 4.9 that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(7)           applicable law or any applicable rule, regulation or order;

(8)           any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(9)           contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(10)         Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.9 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(11)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)         customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13)         customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(14)         other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to Section 4.9; provided, that in the good faith judgment of the Board of Directors of the Company, such encumbrances or restrictions contained in such Indebtedness (A) are not more restrictive in any material respect than the encumbrances and restrictions set forth herein with

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respect to the Company or such Guarantor, as applicable, and (B) do not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to make scheduled cash payments on the Notes when due; and

(15)         any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above;

provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due.

SECTION 4.9                       Limitation on Incurrence of Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Subsidiaries (on a consolidated combined basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)           (A) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the ABL Facility together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount equal to $375.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of Section 4.10; and (B) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Term Loan Facility together with the incurrence by

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the Company or any Restricted Subsidiary of the guarantees thereunder, up to an aggregate principal amount, equal to $650.0 million outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to clause (1) of the third paragraph of Section 4.10; provided, however, that the Company shall use the net proceeds from any Indebtedness that is not revolving Indebtedness incurred under this clause (1) in excess of $620.0 million either to (i) redeem the Notes (x) prior to October 15, 2013, at the redemption price set forth in Section 3.7(a) or (y) on or after October 15, 2013, at the applicable redemption price set forth in Section 3.7(b), or (ii) distribute to Holdings in order to permit Holdings to redeem the Holdings Notes (a) prior to October 15, 2013, at the redemption price set forth in Section 3.7(a) of the Holdings Notes Indenture or (b) on or after October 15, 2013, at the applicable redemption price set forth in Section 3.7(b) of the Holdings Notes Indenture;

(2)           the incurrence by the Company and the Guarantors of Indebtedness represented by (A) the Notes (including any Guarantee thereof) on the Issue Date and any Notes issued in exchange for such Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement or (B) the New Guitar Center Notes and related guarantees issued under the terms of the Assumption and Assignment;

(3)           any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2));

(4)           Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $20.0 million;

(5)           Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)           Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

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(A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with a disposition;

(7)           Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8)           shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)           Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices;

(10)         obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11)         Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $17.5 million;

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(12)         (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of this Indenture and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of this Indenture;

(13)         the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding;

(14)         Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.9;

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(15)         Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)         Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17)         Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18)         Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by Section 4.7;

(19)         Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used immediately to defease the Notes as described in Article VIII;

(20)         Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(21)         Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (21) does not exceed $17.5 million; and

(22)         Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements.

For purposes of determining compliance with this Section 4.9 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.9, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and Section 4.12. Notwithstanding the foregoing, Indebtedness under the Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted

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Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor’s Guarantee of the Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

SECTION 4.10                     Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

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(3)           at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any asset described in clauses (2) or (3) below and (iv) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) an amount equal to 0.67% of Consolidated Total Assets of the Company on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)           to reduce Obligations under Secured Indebtedness of the Company or any Guarantor or Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company or such Guarantor shall so reduce Obligations under Indebtedness that rank pari passu with the Notes or a related Guarantee (other than Secured Indebtedness), it will equally and ratably reduce Obligations under the Notes by making, or causing the Company to make, an offer (in accordance with the procedures set forth below in this Section 4.10 for an Asset Sale Offer) to all holders of Notes to purchase at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2)           to make (A) an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) an investment in other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)           to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it

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results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if, during such 365-day period, the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of the Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds under this Indenture will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

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SECTION 4.11                     Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving an aggregate consideration in excess of $500,000, unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company or, in the case of any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an Independent Financial Advisor has delivered an opinion as to the fairness to the Holders of such Affiliate Transactions from a financial point of view; provided that so long as the Sponsors beneficially own more than 50.0% of the Voting Stock of the Company, any Affiliate Transaction or series of related Affiliate Transactions requiring the good faith determination of the Board of Directors of the Company shall be made by a majority of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(3)           any transaction between or among the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(4)           Restricted Payments and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by this Indenture;

(5)           the payment to the Sponsors, any of their Affiliates, and officers or Affiliates of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the Holders in any material respect than the Management Agreement in effect on the Issue Date) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the 2007 Transactions and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous in the good faith judgment of the Board of Directors of the Company to the

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Holders in any material respect than the original agreement as in effect on the Issue Date); provided that in no event shall the aggregate payments permitted under this clause (3) exceed $6.0 million per year;

(6)           the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(7)           payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

(8)           transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(9)           payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under this Indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(10)         payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the 2007 Transactions);

(11)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous in the good faith judgment of the Board of Directors of the Company to Holders in any material respect than the original agreement as in effect on the Issue Date;

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(12)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Holdings and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party, in each case in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof;

(13)         if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(14)         any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing; and

(15)         any transaction effected in accordance with the terms of the Assignment and Assumption.

SECTION 4.12                     Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except that the foregoing shall not apply to:

(a)                           Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(i)                            (A) Liens securing the Notes and the related Guarantees and any Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Notes issued in exchange for Additional Notes) and secured by a Lien (in each case in accordance with the terms of this Indenture) and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt”; or

(ii)                           Permitted Liens.

SECTION 4.13                     Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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SECTION 4.14                     Offer to Purchase upon Change of Control.

If a Change of Control occurs, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000.  In such an event, the Company will offer (a “Change of Control Offer”) a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change

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of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.9 of this Indenture unless and until there is a default in the payment of the redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 4.15                     Corporate Existence.

Subject to Section 4.14 and Article V, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16                     Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.17                     Additional Guarantees.

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10), (15) and (17) of the second paragraph of Section 4.9 and (ii) each Restricted Subsidiary (other than any Foreign Subsidiary) that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee, which shall be a supplemental indenture, the form of which is attached as Exhibit B hereto, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under this Indenture on the same terms and conditions as those set forth in this Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

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SECTION 4.18                     Further Instruments and Acts.

Upon request by the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.1                       Consolidation, Merger, Conveyance, Transfer or Lease.

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)           the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)           the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9; and

(5)           the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, or merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, complies with the provisions of this Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance,

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assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

This Section 5.1 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor.  In addition, clauses (3),  (4) and (5) of this Section 5.1 will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

SECTION 5.2                       Successor Company Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1                       Events of Default.

Each of the following constitutes an “Event of Default”:

(1)           the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)           the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3)           the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt

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with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)           a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)           the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(6)           the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Indenture, and such Default continues for 10 days; and

(7)           (i)the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                           commences a voluntary case,

(b)                           consents to the entry of an order for relief against it in an involuntary case,

(c)                           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)                           makes a general assignment for the benefit of its creditors, or

(e)                           generally is not paying its debts as they become due; or

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(i)                            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(f)                            is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(g)                           appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(h)                           orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.2                       Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 with respect to the Company) shall occur and be continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and any accrued and unpaid interest, if any, on the outstanding Notes to be due and payable by a notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Upon such declaration of acceleration, the aggregate principal of and any accrued and unpaid interest on the outstanding Notes shall immediately become due and payable.

If an Event of Default specified in clause (7) of Section 6.1 with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of all of the Holders rescind and cancel an acceleration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

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(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in clause (7) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.7, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.3                       Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4                       Waiver of Past Defaults.

Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration, subject to the third paragraph of Section 6.2), which shall require the consent of all of the Holders of the Notes then outstanding.

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SECTION 6.5                       Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6                       Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                           the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b)                           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                           such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)                           the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e)                           during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7                       Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8                       Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining

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unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9                       Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10                     Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

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The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11                     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1                       Duties of Trustee.

(a)                           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                           Except during the continuance of an Event of Default:

(i)                            the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA, and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                           the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)                           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                            this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

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(ii)                           the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)                           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)                           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f)                            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2                       Rights of Trustee.

(a)                           The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)                           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)                           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(e)                           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an officer of the Company or such Guarantor.

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(f)                            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)                           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(i)                            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)                            The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)                           In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.3                       Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any

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conflicting interest, it must eliminate such conflict within ninety (90) days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.4                       Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital on any Officers’ Certificate delivered to the Trustee under Article IV or Section 8.4, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication and any notices or reports under Sections 7.5 and 7.6.

SECTION 7.5                       Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Additional Interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6                       Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2009, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7                       Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such

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expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8                       Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)                           the Trustee fails to comply with Section 7.10;

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(b)                   the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)                   a custodian or public officer takes charge of the Trustee or its property; or

(d)                   the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9               Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10             Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

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This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11             Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THE INDENTURE

SECTION 8.1               Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2               Legal Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, The Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2 and 4.15 (as to the legal existence of the Company only); (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article

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VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3               Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (as to the legal existence of the Company’s Subsidiaries only), 4.16, 4.17, 5.1(4) and 11.5 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(4), 6.1(5), 6.1(6) and, solely with respect to any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, 6.1(7) shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Company’s obligations in Sections 2.2, 2,3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to the legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive.

SECTION 8.4               Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued hereunder on the stated maturity or on the

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applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or, insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)           the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)           the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the

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maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5               Deposited Money and U.S. Government Securities to Be Held in  Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. Government Securities held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6               Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest or Additional Interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

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SECTION 8.7               Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Securities in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8               Discharge.

The Company and the Guarantors may terminate the obligations under this Indenture and the Notes when:

(1)           either:

(a)                   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)                   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)           no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)           the Company has paid or caused to be paid all sums payable by it under this Indenture; and

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(4)           the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

(5)           In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In the case of clause (1)(b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1               Without Consent of Holders of the Notes.

Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture or the Notes issued hereunder for any of the following purposes:

(1)           to cure any ambiguity, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3)           to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)           to secure the Notes;

(6)           to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

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(7)           to add a Guarantee of the Notes; or

(8)           to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture.

SECTION 9.2               With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or, subject to the third paragraph of Section 6.2, Sections 6.4 and 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes issued hereunder whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the maturity of any Note or alter the provisions with respect to the redemption of such Notes issued hereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14, except as set forth in item (10) below);

(3)           reduce the rate of or change the time for payment of interest on any Note issued hereunder;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           waive a redemption payment with respect to any Note issued hereunder (other than a payment required by Sections 3.9, 4.10 and 4.14, except as set forth in item (10) below);

(8)           make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;

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(9)           modify the Guarantees in any manner adverse to the Holders of the Notes;

(10)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)         make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default:

(12)         in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(13)         in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3               Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.3 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.4               Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Company shall designate.

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SECTION 9.5               Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6               Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE X

[Reserved]

ARTICLE XI

GUARANTEES

SECTION 11.1             Guarantees.

(a)                   Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any, and interest and Additional Interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest and Additional Interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

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(b)                   Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                   Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)                   If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)                   Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

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SECTION 11.2             Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that this Indenture shall be executed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.  In case the officer, board member or director of such Guarantor whose signature is on this Indenture no longer holds office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company shall cause each Restricted Subsidiary described in Section 4.17 hereof to comply with the provisions of Section 4.17 hereof and this Article XI, to the extent applicable.

SECTION 11.3             Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.4             Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Company) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 11.5             Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in this Section 11.5, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1)           the Guarantor is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Guarantor or

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such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)           the Successor Guarantor (if other than the Guarantor) assumes all the obligations of the Guarantor under the Guarantee, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after giving effect to such transaction, no Default or Event of Default exists;

(4)           the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10; and

(5)           the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or sale or disposition of all or substantially all of the assets or properties of the Guarantor complies with the provisions of this Indenture.

For purposes of this Section 11.5, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Guarantor, which properties and assets, if held by the Guarantor instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Guarantor.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Guarantor, such Successor Guarantor shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

This Section 11.5 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor.  In addition, clauses (3), (4) and (5) will not be applicable to any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary.

SECTION 11.6             Releases Following Sale of Assets.

Any Guarantor shall be released and relieved of any obligations under this Guarantee, in the event that:

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(a)                   the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of this Indenture;

(b)                   the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(c)                   in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.17, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, so long as all other Indebtedness incurred by such Restricted Subsidiary is permitted under this Indenture to be incurred by a Restricted Subsidiary that is not a Guarantor;

(d)                   if the Company exercises its legal defeasance option or its covenant defeasance option pursuant to Section 8.2 or 8.3 or if its obligations under this Indenture are discharged in accordance with Section 8.8; or

(e)                   such Guarantor is also a guarantor or borrower under the Credit Facilities as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Facilities (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (8), (9), (10) or (15) of the second paragraph of Section 4.9 and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

SECTION 11.7             Release of a Guarantor.

Any Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Company’s request

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for such release accompanied by an Officers’ Certificate certifying as to the compliance with this Section 11.7. Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Guarantee.

SECTION 11.8             Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1             Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control.

SECTION 12.2             Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Company:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Dennis M. Myers

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017

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Fax: (213) 630-6298
Attention: Corporate Unit

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

The Trustee agrees to accept and act upon facsimile transmission of written instructions and/or directions pursuant to this Indenture given by the Company, provided, however that: (i) the Company, subsequent to such facsimile transmission of written instructions and/or directions, shall provide the originally executed instructions and/or directions to the Trustee in a timely manner and (ii) such originally executed instructions and/or directions shall be signed by an authorized officer of the Company.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.3             Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4             Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a)                   an Officers’ Certificate (which shall include the statements set forth in Section 12.5) stating that, in the opinion of the signers, all conditions precedent

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and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                   an Opinion of Counsel (which shall include the statements set forth in Section 12.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.5             Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                   a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.6             Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7             No Personal Liability of Directors, Officers, Employees and  Stockholders.

No director, officer, employee, incorporator or stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.8             Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York

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State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

SECTION 12.9             No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10          Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12          Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13          Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14          Acts of Holders.

(a)                   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture

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and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b)                   The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)                   The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)                   Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)                   If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15          Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WANES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

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SECTION 12.16          Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

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Dated as of March 2, 2011	GUITAR CENTER, INC.

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS

GUITAR CENTER STORES, INC.

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President and Chief Financial Officer

GUITAR CENTER GIFT CARD COMPANY, LLC

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	President

HARMONY CENTRAL GROUP, LLC

By: Musician’s Friend, Inc.
Its: Sole Managing Member

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President

MUSICIAN’S FRIEND, INC.

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President

MUSIC123, INC.

	By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President and Treasurer

Signature Page to Guitar Center, Inc. Indenture

KORVAL, INC.

By:	/s/ Erick Mason
Name:	Erick Mason
Title:	Executive Vice President and Treasurer

2

Dated as of March 2, 2011	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

	By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

Signature Page to Guitar Center, Inc. Indenture

EXHIBIT A

FORM OF NOTE

(Face of 11.50% Senior Note)
11.50% Senior Notes due 2017

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED

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INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN “INSTITUTIONAL ACCREDITED INVESTOR” (AS DEFINED IN THE INDENTURE) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[Regulation S Temporary Global Note legend]

THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE [SECURITIES ACT] [UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)]. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

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NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.

No.	CUSIP NO. (1)
ISIN

Guitar Center, Inc. (including any successor thereto) promises to pay to Cede & Co. or registered assigns, the principal sum set forth on the Schedule of Exchanges attached hereto on October 15, 2017.

Interest Payment Dates: April 15 and October 15, beginning October 15, 2008

Record Dates: April 1 and October 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

(1)          Rule 144A Note CUSIP: 402040 AD1

Rule 144A Note ISIN: US402040AD13

Regulation S Note CUSIP: U40245AA7

Regulation S Note ISIN: USU40245AA77

IAI Note CUSIP: 402040 AE9

IAI Note ISIN: US402040AE95

Exchange Note CUSIP: 402040 AF6

Exchange Note ISIN: US402040AF60

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GUITAR CENTER, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

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(Back of 11.50% Senior Note)
11.50% Senior Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest. Guitar Center, Inc., a Delaware corporation and any successor thereto (“Guitar Center” or the “Company”) promises to pay interest on the principal amount of this 11.50% Senior Note due 2017 (a “11.50% Senior Note”) at a fixed rate of 11.50% per annum. Guitar Center will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on April 15 and October 15, commencing on October 15, 2008 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the 11.50% Senior Notes shall accrue from the most recent date to which interest has been paid; provided that (i) if there is no existing Default or Event of Default in the payment of interest, and if this 11.50% Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after August 6, 2008), interest shall accrue from such next succeeding Interest Payment Date, and (ii) in the case of the original issuance of 11.50% Senior Notes, interest shall accrue from April 15, 2008. Guitar Center shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the 11.50% Senior Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment. Guitar Center will pay interest on the 11.50% Senior Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of 11.50% Senior Notes at the close of business on the April 1 and October 1 preceding the Interest Payment Date, even if such 11.50% Senior Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 11.50% Senior Notes shall be payable as to principal, premium, interest and Additional Interest, if any, at the office or agency of Guitar Center maintained for such purpose within or without the City and State of New York, or, at the option of Guitar Center, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, interest and Additional Interest, if any, on, all Global Notes and all other 11.50% Senior Notes the Holders of which shall have provided, at least three (3) Business Days prior to the applicable payment date, written wire transfer instructions to Guitar Center and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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Any payments of principal of this 11.50% Senior Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. Guitar Center may change any Paying Agent or Registrar without notice to any Holder. Guitar Center or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)           Indenture. Guitar Center amended the 11.50% Senior Notes under an Amended and Restated Indenture, dated March 2, 2011 (the “Indenture”), among the Company, the Guarantors thereto and the Trustee. The terms of the 11.50% Senior Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 11.50% Senior Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 11.50% Senior Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The 11.50% Senior Notes issued on the Issue Date are senior obligations of Guitar Center limited to $375,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium, interest and Additional Interest, if any, on outstanding 11.50% Senior Notes as set forth in Paragraph (2) hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest and Additional Interest, if any, on the 11.50% Senior Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantors.

(5)           Optional Redemption.

(a)                           The Notes may be redeemed, in whole or in part, at any time prior to October 15, 2013, at the option of the Company upon not less than 30, nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)                           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 15, 2013, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the periods indicated below):

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Period	Redemption Price
October 15, 2013 and thereafter	100.000%

(6)           Mandatory Redemption. Except as provided in the Indenture, Guitar Center shall not be required to make mandatory redemption or sinking fund payments with respect to the 11.50% Senior Notes.

(7)           Repurchase at Option of Holder.

(a)                           If a Change of Control occurs, unless the Company at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, each Holder will have the right to require Guitar Center to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s 11.50% Senior Notes pursuant to a Change of Control Offer at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000. Within 30 days following any Change of Control unless the Company at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, Guitar Center will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b)                           Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes.

(c)                           Holders of the 11.50% Senior Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from Guitar Center prior to any related purchase date and may elect to have such 11.50% Senior Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption. Notice of redemption shall be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder whose 11.50% Senior Notes are to be redeemed at its registered address. 11.50% Senior Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $1,000 and integral multiples of $1,000 thereof, unless all of the 11.50% Senior Notes held by a Holder are to be redeemed so long as no partial redemption results in a Note having a principal amount of less than $2,000.  On and after the redemption date, interest will cease to accrue on the 11.50% Senior Notes or portions hereof called for redemption.

(9)           [Reserved]

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(10)         Denominations, Transfer, Exchange. The 11.50% Senior Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1.00 thereof. The transfer of the 11.50% Senior Notes may be registered and the 11.50% Senior Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Guitar Center may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Guitar Center need not exchange or register the transfer of any 11.50% Senior Note or portion of a 11.50% Senior Note selected for redemption, except for the unredeemed portion of any 11.50% Senior Note being redeemed in part. Also, it need not exchange or register the transfer of any 11.50% Senior Notes for a period of fifteen (15) days before a selection of 11.50% Senior Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11)         Persons Deemed Owners. The registered Holder of a 11.50% Senior Note may be treated as its owner for all purposes.

(12)         Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the 11.50% Senior Notes may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 11.50% Senior Notes, including, without limitation, consents obtained connection with a purchase of, or tender offer or exchange offer for, 11.50% Senior Notes, and, except as set forth in the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture or the 11.50% Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 11.50% Senior Notes, including consents obtained in connection with a tender offer or exchange offer for 11.50% Senior Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, Guitar Center, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1)           to cure any ambiguity, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)           to secure the Notes;

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(6)           to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(7)           to add a Guarantee of the Notes; or

(8)           to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions herein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 of the Indenture except as set forth in item (10) below);

(3)           reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the Holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in such Notes;

(6)           make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 of the Indenture except as set forth in item (10) below);

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(8)           make any change in the ranking or priority of any Note that would adversely affect the Holders of such Notes;

(9)           modify the Guarantees in any manner adverse to the Holders of the Notes;

(10)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)         make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(12)         in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(13)         in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under Section 9.3 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(14)         Defaults and Remedies. Each of the following constitutes an Event of Default:

(15)         the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(16)         the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(17)         the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(18)         a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by

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the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(19)         the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final;

(20)         the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days; and

(21)         (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                           commences a voluntary case,

(b)                           consents to the entry of an order for relief against it in an involuntary case,

(c)                           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)                           makes a general assignment for the benefit of its creditors, or

(e)                           generally is not paying its debts as they become due;

(ii)                           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

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(f)                            is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(g)                           appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(h)                           orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and any accrued and unpaid interest on the outstanding Notes to be due and payable by a notice in writing to the Company and to the Trustee as described in the Indenture. Upon such declaration of acceleration, the aggregate principal of and any accrued and unpaid interest on the outstanding Notes shall immediately become due and payable.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within twenty (20) days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

(22)         Trustee Dealings with Guitar Center. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Guitar Center, the Guarantors or their respective Affiliates, and may otherwise deal with Guitar Center, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(23)         No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries or any of its direct and indirect parent companies,

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as such or in such capacity, shall have any personal liability for any obligations of the Company or any Guarantor under the 11.50% Senior Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(24)         Authentication. This 11.50% Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(25)         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(26)         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 11.50% Senior Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the 11.50% Senior Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

Guitar Center shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

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ASSIGNMENT FORM

To assign this 11.50% Senior Note, fill in the form below: (I) or (we) assign and transfer this 11.50% Senior Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 11.50% Senior Note on the books of Guitar Center. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name

appears on the face of this 11.50% Senior Note)

Signature guarantee:

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 11.50% Senior Note purchased by Guitar Center pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box below:

If you want to elect to have only part of the 11.50% Senior Note purchased by Guitar Center pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:
Your Signature:

(Sign exactly as your name

appears on the 11.50% Senior Note)

Tax Identification No.:

Signature guarantee:

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CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OF TRANSFER RESTRICTED NOTES

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re: CUSIP NO.

Reference is hereby made to that certain Amended and Restated Indenture, dated March 2, 2011 (the “Indenture”) among Guitar Center, Inc. (the “Company” or “Guitar Center”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $                         principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned                      (transferor) (check one box below):

☐hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐hereby requests the Trustee to exchange a Note or Notes to                          (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐                  to Guitar Center or any of its subsidiaries; or

(2) ☐                   inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

A-16

(3) ☐                   outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

(4) ☐                   to an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a) under the Securities Act) of Regulation D of Rule 501 under the Securities Act that is acquiring the security for its own account, or for the account of such institutional accredited investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:	NOTICE: To be executed by an executive officer

A-17

SCHEDULE OF EXCHANGES OF 11.50% SENIOR NOTES

The following exchanges of a part of this Global Note for other 11.50% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 11.5% Senior Note Custodian

A-18

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED
BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of                        , 20     (this “Supplemental Indenture” or “Guarantee”), among                                (the “Guarantor”), Guitar Center, Inc. (together with its successors and assigns, the “Company”), each other then-existing Guarantor under the Indenture referred to below, and The Bank of New York Mellon Trust Company, N.A., as Trustee under such Indenture.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Amended and Restated Indenture, dated March 2, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 11.50% Senior Notes due 2017 of the Company (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness (subject to certain exceptions as set forth in the Indenture) and (ii) each Restricted Subsidiary (other than any Foreign Subsidiary) that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1       Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental

Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1       Agreement to be Bound.  The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2       Guarantee.  The Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article XI of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1       Notices.  All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[Name of future Guarantor]

[                                           ]

[                                           ]

Fax: [                      ]

Attention: [                      ]

SECTION 3.2       Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3       Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4       Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5       Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6       Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7       Headings.  The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTOR],
as a Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

GUITAR CENTER, INC.

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:          Guitar Center, Inc. (the “Company”) 11.50% Senior Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                         aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:          Guitar Center, Inc. (the “Company”) 11.50% Senior Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

D-1

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2

EXHIBIT E

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS TO INSTITUTIONAL ACCREDITED INVESTORS]

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Fax: (818) 735-8833
Attention: General Counsel

The Bank of New York Mellon Trust Company, N.A.
111 Sanders Creek Parkway
East Syracuse, New York 13057
Fax: (315) 414-3140
Attention: DWAC Unit

Re:          Guitar Center, Inc. (the “Company”) 11.50% Senior Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $             aggregate principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

E-1

2.             We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) (solely to the extent that the equity owners are “accredited investors” under clauses (1), (2), (3) or (7) of Rule 501(a)) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

Very truly yours,

[Name of Transferee]

By:

Authorized Signature

E-2

EXHIBIT D

Schedule 3.05(b) to Term Credit Agreement

Schedule 3.05(b)

Guitar Center, Inc.
Korval, Inc.
Music123, Inc.
Musician’s Friend, Inc.

1

(Copyright Registrations and Applications)

United States Copyright Registrations and Applications

Title	Registration Number	Registration Date	Owner
Headstock design for Mitchell guitars.	VAu691-983	11/7/2005	Guitar Center, Inc.

Foreign Copyright Registrations and Applications

None.

2

(Patents and Patent Applications)

None.

3

(Trademark Registrations and Applications)

United States Trademark Registrations and Applications

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
(Design Only)	73/422503	4/21/1983	1318652	2/5/1985	Renewed	Musician’s Friend, Inc.
(Design Only)	74/126093	12/24/1990	1671713	1/14/1992	Renewed	Guitar Center, Inc.
(Design Only)	78/460691	8/2/2004	3053666	1/31/2006	Registered	Guitar Center, Inc.
ACOUSTIC	75/666595	3/11/1999	2309450	1/18/2000	Renewed Section 2(f)	Korval, Inc.
ACOUSTIC	75/666596	3/11/1999	2309451	1/18/2000	Renewed Section 2(f)	Korval, Inc.
ACOUSTIC	75/666826	3/11/1999	2312002	1/25/2000	Renewed	Korval, Inc.
ACOUSTIC	75/751976	7/14/1998	2580641	6/18/2002	Registered	Korval, Inc.
ACOUSTIC & Design	75/484774	5/13/1998	2294166	11/23/1999	Renewed Partial Section 2(f)	Korval, Inc.
ACOUSTIC & Design	75/666598	3/11/1999	2470898	7/24/2001	Registered Section 2(f)	Korval, Inc.

4

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
ACOUSTIC & Design	75/666825	3/11/1999	2312001	1/25/2000	Renewed	Korval, Inc.
ACOUSTIC CONTROL	85/070547	6/24/2010			Pending Intent to Use…	Korval, Inc.
ADESSO	78/753268	11/14/2005	3158086	10/17/2006	Registered	Korval, Inc.
AGAZARIAN	77/117514	2/27/2007	3490742	8/19/2008	Registered Supplemental Register	Korval, Inc.
AJ’S PRO PERCUSSION & Design	78/542621	1/5/2005	3073117	3/28/2006	Registered	Musician’s Friend, Inc.
ALLORA	76/425050	6/25/2002	2711231	4/29/2003	Registered	Korval, Inc.
AMERICAN MUSIC	74/125750	12/24/1990	1671712	1/14/1992	Renewed	Guitar Center, Inc.
AMERICAN MUSIC	74/126266	12/24/1990	1685628	5/5/1992	Renewed	Guitar Center, Inc.
AMERICAN MUSIC	74/157890	4/17/1991	1684766	4/28/1992	Renewed	Guitar Center, Inc.
AMERICAN STUDENT RENTAL	76/489252	2/11/2003	2866155	7/27/2004	Registered Section 2(f)	Guitar Center, Inc.
ARCOLLA CF	76/553505	10/3/2003	2980482	8/2/2005	Registered	Korval, Inc.
BAJA	77/657835	1/27/2009	3829115	8/3/2010	Registered	Korval, Inc.
BAJA	77/949767	3/3/2010	3863385	10/19/2010	Registered	Korval, Inc.
BAJA & Design	76/508004	4/21/2003	2913700	12/21/2004	Registered	Korval, Inc.
BAJA PERCUSSION (Stylized Letters)	85/046569	5/24/2010			Pending	Korval, Inc.
BANDNOW & Design	76/213685	2/14/2001	2789241	12/2/2003	Registered	Korval, Inc.

…                This item is a United States intent-to-use Trademark application that has not yet matured into a Trademark registration.   Per the terms of the Loan Documents, no Trademarks are included within the Collateral to the extent that the grant of a security interest therein would result in, permit or provide grounds for the cancellation or invalidation of such Trademark.  As such, this intent-to-use Trademark application shall be deemed to be excluded from the definition of Collateral unless and until such time as such application matures into a Trademark registration.

5

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
BE WHO U WANT PLAY WHAT U WANT	85/207080	12/29/2010			Pending	Guitar Center, Inc.
BE WHO WANT PLAY WHAT (Stylized Letters)	85/209689	1/4/2011			Pending	Guitar Center, Inc.
BELLAFINA	76/179933	12/11/2000	2577867	6/11/2002	Registered	Korval, Inc.
BIG COOL DEAL	85/157113	10/20/2010			Pending	Guitar Center, Inc.
BLACK LABEL & Design	78/673820	7/19/2005	3141551	9/12/2006	Registered	Korval, Inc.
CHUBBIES	85/201400	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
CONTROL ACOUSTICS	77/368318	1/10/2008	3778624	4/20/2010	Registered	Korval, Inc.
CRUMAR	77/916695	1/21/2010			Allowed Intent to Use …	Korval, Inc.
DELTALAB	77/659270	1/29/2009	3651105	7/7/2009	Registered	Korval, Inc.
DELTALAB & Design	77/659344	1/29/2009	3651106	7/7/2009	Registered	Korval, Inc.
DELTALAB & Design	77/659545	1/29/2009	3647550	6/30/2009	Registered	Korval, Inc.
DIGITAL REFERENCE	75/424343	1/27/1998	2307875	1/11/2000	Renewed	Korval, Inc.
DR PRO & Design	77/083519	1/16/2007	3296826	9/25/2007	Registered	Korval, Inc.
DREAM BOOK	85/210276	1/4/2011			Pending	Guitar Center, Inc.
DRUM PADS	77/262983	8/23/2007			Published (Pending) Intent to Use …	Guitar Center, Inc.
DRUM PADS	77/977557	8/23/2007	3681431	9/8/2009	Registered	Guitar Center, Inc.
DRUMS IN THE WIND	74/470188	12/14/1993	1867349	12/13/1994	Renewed	Musician’s Friend, Inc.
DRUMWIND	76/515935	4/25/2003	2914943	12/28/2004	Registered	Musician’s Friend, Inc.
ENCORE REWARDS	77/736341	5/13/2009	3854571	9/28/2010	Registered	Guitar Center, Inc.
ESSENTIALS PAK (Stylized Letters)	78/543269	1/6/2005	3600137	3/31/2009	Registered	Korval, Inc.
ETUDE	77/253547	8/13/2007	3493659	8/26/2008	Registered	Korval, Inc.

6

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
ETUDE (Stylized Letters)	77/515897	7/7/2008	3564603	1/20/2009	Registered	Korval, Inc.
FAT BOY	85/201364	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FAT GUY	85/201396	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FAT MAN	85/201399	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FAT TONE	85/201387	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FAT WIRE	85/201402	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FATBOY	85/201363	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FATGUY	85/201391	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FATMAN	85/201398	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FAT-TONE	85/201384	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FATWIRE	85/201389	12/19/2010			Pending Intent to Use …	Guitar Center, Inc.
FIND YOUR VOICE	78/595778	3/27/2005	3068209	3/14/2006	Registered	Guitar Center, Inc.
FLOREA (Stylized Letters)	76/508003	4/21/2003	2819420	3/2/2004	Registered	Korval, Inc.
FRETREST	76/452926	9/25/2002	2884873	9/14/2004	Registered	Korval, Inc.
FULLERTON	74/506064	3/25/1994	1922887	9/26/1995	Renewed	Korval, Inc.
FULLERTON	76/314703	9/19/2001	3261383	7/10/2007	Registered Section 2(f)	Korval, Inc.
G GIARDINELLI & Design	78/903730	6/8/2006	3213513	2/27/2007	Registered	Korval, Inc.

7

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
G GIARDINELLI & Design	78/903806	6/8/2006	3202210	1/23/2007	Registered	Korval, Inc.
GAIN	77/117702	2/27/2007	3623478	5/19/2009	Registered	Guitar Center, Inc.
GC GARAGE GUITAR TUNE UPS AND REPAIR	85/139738	9/28/2010			Pending	Guitar Center, Inc.
GC SESSIONS	85/132091	9/17/2010			Pending	Guitar Center, Inc.
GC STUDIOS	77/181835	5/15/2007	3635867	6/9/2009	Registered	Guitar Center, Inc.
GET OFF THE COUCH	85/210301	1/4/2011			Pending	Guitar Center, Inc.
GIARDINELLI	78/903660	6/8/2006	3334951	11/13/2007	Registered Section 2(f)	Korval, Inc.
GIARDINELLI	78/980875	5/25/2006	3617701	5/5/2009	Registered Section 2(f)	Korval, Inc.
GIARDINELLI & Design	78/909011	6/15/2006	3227898	4/10/2007	Registered	Korval, Inc.
GRABBERS	77/657233	1/27/2009			Published (Pending) Intent to Use …	Korval, Inc.
GRIME GUTTER	73/471919	3/26/1984	1318025	2/5/1985	Renewed	Korval, Inc.
GUITAR CENTER	75/455821	3/24/1998	2280874	9/28/1999	Renewed	Guitar Center, Inc.
GUITAR CENTER	77/882275	11/30/2009	3906431	1/18/2011	Registered Section 2(f)	Guitar Center, Inc.
GUITAR CENTER & Design	73/373972	7/12/1982	1290481	8/14/1984	Renewed	Guitar Center, Inc.
GUITAR CENTER & Design	75/069484	3/8/1996	2085508	8/5/1997	Renewed Section 2(f)	Guitar Center, Inc.
GUITAR CENTER & Design	77/467677	5/7/2008	3534059	11/18/2008	Registered	Guitar Center, Inc.

8

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
GUITAR CENTER & Design	77/511649	6/30/2008	3681099	9/8/2009	Registered	Guitar Center, Inc.
GUITAR CENTER AXE SMITH	77/438825	4/3/2008	3530579	11/11/2008	Registered	Guitar Center, Inc.
GUITAR CENTER GC GARAGE GUITAR TUNE UPS AND REPAIR & Design	85/154810	10/18/2010			Pending	Guitar Center, Inc.
GUITAR CENTER PLAYER REWARDS	77/741249	5/20/2009			Allowed Partial Section 2(f) Intent to Use …	Guitar Center, Inc.
GUITAR CENTER SESSIONS	85/131960	9/17/2010			Pending	Guitar Center, Inc.
GUITAR CENTER STUDIOS	85/194673	12/9/2010			Pending Intent to Use …	Guitar Center, Inc.
GUITAR CENTER’S DRUM OFF	76/489778	2/14/2003	2810188	2/3/2004	Registered	Guitar Center, Inc.
GUITAR CENTER’S ROCKTOBER	85/163253	10/28/2010			Pending Intent to Use …	Guitar Center, Inc.
GUITAR CENTER’S SPIN OFF	76/489688	2/14/2003	2810186	2/3/2004	Registered	Guitar Center, Inc.
GUITARATHON	78/688749	8/9/2005	3212416	2/27/2007	Registered	Guitar Center, Inc.
GUITARCENTER.COM	85/135251	9/22/2010			Pending	Guitar Center, Inc.
GUITARS123.COM	75/925835	2/23/2000	2802687	1/6/2004	Registered	Musician’s Friend, Inc.
HARBINGER	78/903541	6/8/2006	3314673	10/16/2007	Registered	Korval, Inc.
HARMONY CENTRAL	78/571171	2/19/2005	3073197	3/28/2006	Registered	Musician’s Friend, Inc.
INDEPENDENCE	77/080663	1/11/2007			Published (Pending) Intent to Use …	Korval, Inc.
JET-TONE	73/149707	11/23/1977	1107200	11/28/1978	Renewed	Korval, Inc.
JO-RAL (Stylized Letters)	74/084066	8/1/1990	1654877	8/27/1991	Renewed	Korval, Inc.
KARL WILLHELM	76/179716	12/8/2000	2542706	2/26/2002	Registered	Korval, Inc.

9

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
KEEP THE MUSIC ALIVE	77/736361	5/13/2009			Published (Pending) Intent to Use …	Guitar Center, Inc.
KEYTECH (Stylized Letters)	78/755937	11/17/2005	3158209	10/17/2006	Registered	Korval, Inc.
LAGUNA	77/117443	2/27/2007	3481408	8/5/2008	Registered	Korval, Inc.
LAZER	74/112797	11/2/1990	1692880	6/9/1992	Renewed	Korval, Inc.
LESSONS GC STUDIOS REHEARSALS & Design	77/634375	12/16/2008	3729786	12/22/2009	Registered	Guitar Center, Inc.
LIVE WIRE	76/500759	3/26/2003	2831584	4/13/2004	Registered	Korval, Inc.
LIVE WIRE SOLUTIONS	78/460370	8/2/2004	3234366	4/24/2007	Registered	Korval, Inc.
LUCERO & Design	78/674347	7/20/2005	3336330	11/13/2007	Registered	Korval, Inc.
LYONS	73/413968	2/17/1983	1276584	5/1/1984	Renewed	Musician’s Friend, Inc.
LYONS	73/591058	3/31/1986	1446299	7/7/1987	Renewed Section 2(f)	Korval, Inc.
LYONS & Design	73/422504	4/21/1983	1318653	2/5/1985	Renewed	Musician’s Friend, Inc.
MAKE NOISE	77/144052	3/29/2007			Published (Pending) Intent to Use …	Guitar Center, Inc.
MIDNIGHT MADNESS	85/212238	1/6/2011			Pending Intent to Use …	Guitar Center, Inc.
MISUPPLY	76/127706	9/12/2000	2813387	2/10/2004	Registered	Musician’s Friend, Inc.
MITCHELL (Stylized Letters)	78/674723	7/20/2005	3129275	8/15/2006	Registered	Korval, Inc.
MULTIVOX	85/069437	6/23/2010			Allowed Intent to Use …	Korval, Inc.

10

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
MUSIC & ARTS & Design	77/144164	3/29/2007	3485768	8/12/2008	Registered	Guitar Center, Inc.
MUSIC & ARTS & Design	77/145665	4/1/2007	3715720	11/24/2009	Registered	Guitar Center, Inc.
MUSIC & ARTS CENTER & Design	77/081037	1/11/2007			Published (Pending) Intent to Use …	Guitar Center, Inc.
MUSIC & ARTS CENTER & Design	77/081222	1/11/2007	3686483	9/22/2009	Registered	Guitar Center, Inc.
MUSIC & ARTS CENTERS	76/488615	2/10/2003	2868579	8/3/2004	Registered Section 2(f)	Guitar Center, Inc.
MUSIC & ARTS CENTERS	78/799311	1/25/2006	3257948	7/3/2007	Registered Section 2(f)	Guitar Center, Inc.
MUSIC & ARTS CENTERS & Design	76/488624	2/10/2003	2866149	7/27/2004	Registered Section 2(f)	Guitar Center, Inc.
MUSIC&ARTS.COM	85/141337	9/29/2010			Pending Intent to Use …	Guitar Center, Inc.
MUSIC123	77/580998	9/29/2008	3615668	5/5/2009	Registered	Music123, Inc.
MUSIC123.COM	75/869155	12/10/1999	2387979	9/19/2000	Renewed	Music123, Inc.
MUSICIAN’S FRIEND	74/378202	4/12/1993	1812560	12/21/1993	Renewed	Musician’s Friend, Inc.
MUSICIAN’S FRIEND	75/862530	12/1/1999	2412387	12/12/2000	Renewed	Musician’s Friend, Inc.
MUSICIAN’S FRIEND & Design	75/428180	2/3/1998	2238700	4/13/1999	Renewed	Musician’s Friend, Inc.
MUSICIAN’S FRIEND & Design	85/174030	11/10/2010			Pending	Musician’s Friend, Inc.
MUSICIANSFRIEND.COM & Design	75/898283	1/17/2000	2492090	9/25/2001	Registered	Musician’s Friend, Inc.

11

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
OCDP & Design	77/214985	6/25/2007	3503700	9/23/2008	Registered	Korval, Inc.
OCEAN	78/928970	7/13/2006	3455752	6/24/2008	Registered	Korval, Inc.
ON STAGE	85/210397	1/4/2011			Pending	Guitar Center, Inc.
OTTO BENJAMIN (Stylized Letters)	77/080228	1/10/2007	3301258	10/2/2007	Registered	Korval, Inc.
PALOMINO	78/570881	2/18/2005	3163884	10/24/2006	Registered	Korval, Inc.
PLAY NOW	76/478117	12/23/2002	2942606	4/19/2005	Registered	Musician’s Friend, Inc.
PLAYTEST	75/504129	6/17/1998	2324958	2/29/2000	Renewed	Musician’s Friend, Inc.
PREFERRED PLAYER CARD	85/211288	1/5/2011			Pending	Guitar Center, Inc.
PRICE CLOUT	85/212255	1/6/2011			Pending Intent to Use …	Guitar Center, Inc.
PRO COVERAGE	85/212059	1/6/2011			Pending	Guitar Center, Inc.
PRO PLAYER	78/834541	3/10/2006	3341733	11/20/2007	Registered	Musician’s Friend, Inc.
PROLINE	76/500760	3/26/2003	2912130	12/21/2004	Registered	Korval, Inc.
PROTEGE	77/681869	3/2/2009			Pending Intent to Use …	Korval, Inc.
PULSE & Design	78/699383	8/24/2005	3666807	8/11/2009	Registered	Korval, Inc.
R & Design	85/068940	6/22/2010			Published (Pending)	Korval, Inc.
R RAVEN & Design	77/819293	9/3/2009	3827218	8/3/2010	Registered	Korval, Inc.
RANDOM ACTS OF COOLNESS	85/079720	7/7/2010	3900773	1/4/2011	Registered	Guitar Center, Inc.
RAVEN	77/117494	2/27/2007			Published (Pending) Intent to Use …	Guitar Center, Inc.
RAVEN	77/976823	2/27/2007	3617465	5/5/2009	Registered	Korval, Inc.
RED HOWLER	77/805958	8/17/2009	3812122	6/29/2010	Registered	Korval, Inc.
RIA FINE SAXOPHONE & CLARINET MOUTHPIECES & Design	74/085872	8/8/1990	1682861	4/14/1992	Renewed	Korval, Inc.
ROAD RUNNER & Design	76/592730	5/17/2004	3159452	10/17/2006	Registered	Korval, Inc.
ROCK WALK	73/766395	11/30/1988	1576899	1/9/1990	Renewed	Guitar Center, Inc.

12

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
ROCKETEER	77/847852	10/13/2009			Allowed Intent to Use …	Korval, Inc.
ROCKTOBER	85/156454	10/19/2010			Pending	Guitar Center, Inc.
ROCKWIND	76/509647	4/25/2003	2946523	5/3/2005	Registered	Musician’s Friend, Inc.
ROGUE (Stylized Letters)	75/428649	2/4/1998	2247491	5/25/1999	Renewed	Korval, Inc.
S & Design	85/167540	11/2/2010			Pending Intent to Use …	Guitar Center, Inc.
S STUDIO TRENDS & Design	85/167559	11/2/2010			Pending Intent to Use …	Guitar Center, Inc.
SAVINGS KIT	85/210259	1/4/2011			Pending	Guitar Center, Inc.
SE HABLA MUSICA	85/063405	6/15/2010			Published (Pending)	Guitar Center, Inc.
SHARE THE PASSION	85/210838	1/5/2011			Pending	Guitar Center, Inc.
SHEETMUSIC123.COM	85/056578	6/7/2010			Allowed Intent to Use …	Guitar Center, Inc.
SHOPCHECK	75/504128	6/17/1998	2324957	2/29/2000	Renewed	Musician’s Friend, Inc.
SILVER CREEK	78/267643	6/26/2003	2936992	3/29/2005	Registered	Korval, Inc.
SIMMONS	78/711341	9/12/2005	3246321	5/29/2007	Registered Section 2(f)	Korval, Inc.
SIMMONS & Design	77/059144	12/7/2006	3377141	2/5/2008	Registered Section 2(f)	Korval, Inc.
SOUND PERCUSSION	78/521297	11/22/2004	3041383	1/10/2006	Registered	Korval, Inc.
SP SOUND PERCUSSION & Design	76/572869	1/30/2004	2932518	3/15/2005	Registered	Korval, Inc.
SP SOUND PERCUSSION & Design	77/875395	11/18/2009			Published (Pending) Partial Section 2(f)	Korval, Inc.
SPECTRAL	76/592729	5/17/2004	3093672	5/16/2006	Registered	Korval, Inc.
STERLING AUDIO	78/650328	6/14/2005	3568607	1/27/2009	Registered	Korval, Inc.

13

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
STERLING AUDIO & Design	78/785088	1/4/2006	3535461	11/18/2008	Registered	Korval, Inc.
STICK BRICK (Stylized Letters)	78/756094	11/17/2005	3248576	5/29/2007	Registered	Korval, Inc.
STROBEL (Stylized Letters)	77/080276	1/10/2007	3328500	11/6/2007	Registered Section 2(f)	Korval, Inc.
STUDIO TRENDS	85/166457	11/1/2010			Pending Intent to Use …	Guitar Center, Inc.
STUPID DEAL OF THE DAY	77/440893	4/5/2008	3530660	11/11/2008	Registered	Guitar Center, Inc.
TANTRUM	78/981194	5/23/2006	3694306	10/6/2009	Registered	Korval, Inc.
THE BIG PAYBACK	85/210884	1/5/2011			Pending	Guitar Center, Inc.
THE BURST BROTHERS	85/121626	9/2/2010			Pending	Guitar Center, Inc.
THE LIST	78/665452	7/7/2005	3111814	7/4/2006	Registered	Guitar Center, Inc.
THE MUSICIAN’S CHOICE	74/582970	10/6/1994	1946542	1/9/1996	Renewed	Guitar Center, Inc.
THE PRICE PORTAL	85/210326	1/4/2011			Pending	Guitar Center, Inc.
THE RECORDING EXPERIENCE & Design	85/156494	10/19/2010			Pending	Guitar Center, Inc.
THE STRING CENTRE & Design	76/553506	10/3/2003	2980483	8/2/2005	Registered	Musician’s Friend, Inc.
THE VOICE OF THE CUSTOMER	85/210359	1/4/2011			Pending	Guitar Center, Inc.
THE WOODWIND & THE BRASSWIND	74/471526	12/14/1993	1927030	10/17/1995	Renewed Section 2(f)	Musician’s Friend, Inc.
THEWOODWIND&BRASSWIND.COM	85/140017	9/28/2010			Pending Intent to Use …	Musician’s Friend, Inc.
UITAR CENTER & Design	77/505461	6/23/2008	3569716	2/3/2009	Registered	Guitar Center, Inc.

14

Trademark	Application Number	Application Date	Registration Number	Registration Date	Status	Owner
VALDESTA	76/574741	2/6/2004	3007043	10/18/2005	Registered	Korval, Inc.
VENTUS	85/043324	5/20/2010			Allowed Intent to Use …	Korval, Inc.
VENUE	77/640061	12/25/2008	3668869	8/18/2009	Registered	Korval, Inc.
VENUE & Design	77/640691	12/29/2008	3668873	8/18/2009	Registered	Korval, Inc.
VERVE & Design	76/508005	4/21/2003	2822780	3/16/2004	Registered	Korval, Inc.
W WILLIAMS & Design	76/571773	1/26/2004	2996547	9/20/2005	Registered	Korval, Inc.
WOLFPAK & Design	74/369783	3/18/1993	1804375	11/16/1993	Renewed	Korval, Inc.
WOODWIND & BRASSWIND	85/090885	7/22/2010			Pending Intent to Use …	Musician’s Friend, Inc.
WOODWIND&BRASSWIND.COM	85/140046	9/28/2010			Pending Intent to Use …	Musician’s Friend, Inc.
WWBW.COM	85/140068	9/28/2010			Pending Intent to Use …	Musician’s Friend, Inc.
YOUR NEXT RECORD	85/210824	1/5/2011			Pending	Guitar Center, Inc.

15

Foreign Trademark Registrations

Trademark	Country	Registration Number	Owner
Adesso	European Community	4959813	Korval, Inc.
Adesso	Norway	236545	Korval, Inc.
Adesso	Switzerland	547954	Korval, Inc.
Fretrest	International Register Protection claimed in: Germany, Great Britain	885 495	Korval, Inc.
Fullerton	China	4742342	Korval, Inc.
Guitar Center	Canada	1459922	Korval, Inc.
Guitar Center	Germany	39617712	Guitar Center, Inc.
Guitar Center & Design	Australia	802293	Guitar Center, Inc.
Guitar Center & Design	Australia	869346	Guitar Center, Inc.
Guitar Center & Design	Japan	4114856	Guitar Center, Inc.
Guitar Center & Design	United Kingdom	2068383	Guitar Center, Inc.
Guitar Center (design mark)

International Register

Protection claimed in:

Netherland Antilles, Switzerland, Czech Republic, Spain, Finland, France, Greece, Ireland, Italy, Democratic People’s Republic of Korea, Republic of Korea, Monaco, Norway, Portugal, Sweden, Singapore, Turkey

		888 069	Guitar Center, Inc.
Guitar Center (word mark)

International Register

Protection claimed in:

Netherland Antilles, Switzerland

Czech Republic, Spain, Finland, France

Greece, Ireland, Italy, Democratic People’s Republic of Korea, Republic of Korea, Monaco, Norway, Portugal

Sweden, Singapore, Turkey

		889 590	Guitar Center, Inc.
Guitar Center (word mark)	International Register Protection claimed in: Germany, United Kingdom	887 177	Guitar Center, Inc.
Guitar Center and Design	Canada	1459923	Guitar Center, Inc.
Guitar Center and Design	European Community	8993164	Guitar Center, Inc.
Guitar Center and Design	European Community	8993206	Guitar Center, Inc.
Guitar Center and Design	Japan	4362921	Guitar Center Inc.
Keytech (stylized)	European Community	4979928	Korval, Inc.

16

Trademark	Country	Registration Number	Owner
Keytech (stylized)	Switzerland	552305	Korval, Inc.
Live Wire	International Register Protection claimed in: Germany, Great Britain	885 493	Korval, Inc.
Mainline	China	4764918	Korval, Inc.
Mainline	European Community	4466355	Korval, Inc.
Mainline	Japan	4916507	Korval, Inc.
Mainline Audio	China	4764919	Korval, Inc.
Mainline Audio	European Community	4460523	Korval, Inc.
Mainline Audio	Japan	4916508	Korval, Inc.
Music 123	Benelux	780227	Music123, Inc.
Music 123	Japan	4967693	Music123, Inc.
Music123	Taiwan	1190468	Music123, Inc.
Music123.com	Australia	828785	Music123, Inc.
Music123.com	Canada	TMA591577	Music123, Inc.
Music123.com	European Community	1562669	Music123, Inc.
Music123.com	European Community	4258067	Music123, Inc.
Musician.com and Design	European Community	2239958	Musician’s Choice, Inc.
Musician’s Friend & Design	Canada	TMA722980	Musician’s Friend, Inc.
Musician’s Friend (design mark)	International Register Protection claimed in: China, Japan, Singapore, Republic of Korea, Democratic Peoples Republic of Korea, Vietnam, European Community	1044930	Musician’s Friend, Inc.
Musician’s Friend and Design	Canada	722980	Musician’s Friend, Inc.
Musician’s Friend	Canada	592327	Musician’s Friend, Inc.
Musician’s Friend (word mark)

International Register

Protection claimed in:

Netherland Antilles, Austria, Australia, Switzerland, Denmark, Spain, Finland, France, Greece, Ireland, Italy, Japan, Democratic People’s Republic of Korea, Republic of Korea, Monaco, Norway, Portugal, Sweden, Singapore, Turkey

		885 949	Musician’s Friend, Inc.

17

Trademark	Country	Registration Number	Owner
OCDP	International Register Protection claimed in: Germany, United Kingdom, China, Japan	1011477	Korval, Inc.
Playtest	France	98764895	Korval, Inc.
Playtest	Germany	39872728	Korval, Inc.
Proline	International Register Protection claimed in: Germany, Great Britain	885 494	Korval, Inc.
Shopcheck	France	98764894	Korval, Inc.
Shopcheck	Germany	39872727	Korval, Inc.
Simmons	China	7497896	Korval, Inc.
Simmons	International Register Protection claimed in: Germany, France, Spain, Italy, Sweden, Denmark, Australia, Japan, Vietnam, European Community	1001419	Korval, Inc.
Simmons	United Kingdom	2440539	Korval, Inc.
The Woodwind & Brasswind	International Register Protection claimed in: China, Singapore, Republic of Korea Democratic Peoples Republic of Korea, Vietnam	1056407	Musician’s Friend, Inc.
Woodwind & Brasswind	Australia	1181646	Musician’s Friend, Inc.
Woodwind & Brasswind	Benelux	780228	Guitar Center, Inc.
Woodwind & Brasswind	Canada	TMA671621	Guitar Center, Inc.
Woodwind & Brasswind	European Community	4612297	Guitar Center, Inc.
Woodwind & Brasswind	Japan	5120434	Musician’s Friend, Inc.
Woodwind & Brasswind (design mark)	Taiwan	1298365	Musician’s Friend, Inc.
Zapf’s Music 123, Inc.	European Community	4526893	Guitar Center, Inc.

18

Foreign Trademark Applications

Trademark	Country	Application Number	Owner
Keytech (stylized)	Norway	200602711	Korval, Inc.
Music123	Brazil	827803508	Music123, Inc.
Music123	China	4563652	Guitar Center, Inc.
Music123	China	4751862	Guitar Center, Inc.
Music123.co.uk	European Community	6310992	Guitar Center, Inc.
Sound Percussion	China	7147959	Korval, Inc.
Sound Percussion (logo)	China	7147958	Korval, Inc.
Woodwind & Brasswind	Australia	1068505	Guitar Center, Inc.
Woodwind & Brasswind	China	4865674	Guitar Center, Inc.
Woodwind & Brasswind	China	4865675	Guitar Center, Inc.
Woodwind & Brasswind (design mark)	Taiwan	096015073	Guitar Center, Inc.

Internet Domain Name Registrations

•                  Please see attachments titled: (1) Exhibit C - Internet Domain Name Registrations - Attachment No. 1; and (2) Exhibit C - Internet Domain Name Registrations - Attachment No. 2.

19

(IP Licenses)

•                  Trademark License Agreement, dated September 10, 2007, by and between Guitar Center, Inc. and Conn-Selmer, Inc.

•                  Trademark Licensing Agreement, dated April 17, 2006, by and between Guitar Center, Inc. (as assignee of Samick Music Corporation) and the George Paul Grexa Company.

20

Internet Domain Name Registrations- Attachment No.1

Account	Domain	Ext	Country	Renewal
Musicians Friend	123band	com	Generic	8/17/2011
Musicians Friend	123msic	com	Generic	2/15/2011
Musicians Friend	123woodwinds	com	Generic	8/17/2011
Musicians Friend	2wbw	com	Generic	4/22/2011
Musicians Friend	2wwbw	com	Generic	4/22/2011
Guitar Center Inc	360amp	com	Generic	8/30/2011
Guitar Center Inc	360amp	net	Generic	8/30/2011
Guitar Center Inc	360amp	org	Generic	8/30/2011
Guitar Center Inc	360bass	com	Generic	8/30/2011
Guitar Center Inc	360bass	net	Generic	8/30/2011
Guitar Center Inc	360bass	org	Generic	8/30/2011
Guitar Center Inc	360stack	net	Generic	8/30/2011
Guitar Center Inc	360stack	org	Generic	8/30/2011
Musicians Friend	3wbw	com	Generic	4/22/2011
Musicians Friend	3wwbw	com	Generic	4/22/2011
Musicians Friend	4lyons	com	Generic	2/23/2014
Musicians Friend	53lp	com	Generic	9/22/2011
Musicians Friend	54lp	com	Generic	9/22/2011
Musicians Friend	55lp	com	Generic	9/22/2011
Musicians Friend	56lp	com	Generic	9/22/2011
Musicians Friend	57lp	com	Generic	9/22/2011
Musicians Friend	58lp	com	Generic	9/22/2011
Musicians Friend	59lp	com	Generic	4/6/2011
Musicians Friend	60lp	com	Generic	9/22/2011
Musicians Friend	61lp	com	Generic	9/22/2011
Musicians Friend	62lp	com	Generic	9/22/2011
Guitar Center Inc	acoustic360	net	Generic	8/29/2011
Guitar Center Inc	acoustic360	org	Generic	8/29/2011
Guitar Center Inc	acoustic360bass	com	Generic	8/29/2011
Guitar Center Inc	acoustic360bass	net	Generic	8/29/2011
Guitar Center Inc	acoustic360bass	org	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamp	com	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamp	net	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamp	org	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamps	com	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamps	net	Generic	8/29/2011
Guitar Center Inc	acoustic360bassamps	org	Generic	8/29/2011
Guitar Center Inc	acoustic360bassampsusa	com	Generic	8/29/2011
Guitar Center Inc	acoustic360bassampsusa	net	Generic	8/29/2011
Guitar Center Inc	acoustic360bassampsusa	org	Generic	8/29/2011
Guitar Center Inc	acoustic360bassampusa	com	Generic	9/10/2011
Guitar Center Inc	acoustic360bassusa	com	Generic	8/29/2011
Guitar Center Inc	acoustic360bassusa	net	Generic	8/29/2011
Guitar Center Inc	acoustic360bassusa	org	Generic	8/29/2011
Guitar Center Inc	acousticamp	org	Generic	8/29/2011
Guitar Center Inc	acousticamplification	net	Generic	8/22/2011

Guitar Center Inc	acousticamplification	org	Generic	8/29/2011
Guitar Center Inc	acousticamplificationusa	org	Generic	8/29/2011
Guitar Center Inc	acousticamplifier	net	Generic	8/29/2011
Guitar Center Inc	acousticamplifier	org	Generic	8/29/2011
Guitar Center Inc	acousticampsusa	com	Generic	8/29/2011
Guitar Center Inc	acousticampsusa	net	Generic	8/29/2011
Guitar Center Inc	acousticampsusa	org	Generic	8/29/2011
Guitar Center Inc	acousticbassamp	com	Generic	8/29/2011
Guitar Center Inc	acousticbassamp	net	Generic	8/29/2011
Guitar Center Inc	acousticbassamp	org	Generic	8/29/2011
Guitar Center Inc	acousticbassamps	com	Generic	8/29/2011
Guitar Center Inc	acousticbassamps	net	Generic	8/29/2011
Guitar Center Inc	acousticbassamps	org	Generic	8/29/2011
Guitar Center Inc	acousticbassusa	com	Generic	8/29/2011
Guitar Center Inc	acousticbassusa	net	Generic	8/29/2011
Guitar Center Inc	acousticbassusa	org	Generic	8/29/2011
Musicians Friend	acousticdrummer	com	Generic	2/23/2011
Musicians Friend	acousticicon	biz	Generic	9/6/2012
Musicians Friend	acousticicon	com	Generic	9/6/2012
Musicians Friend	acousticicon	info	Generic	9/6/2012
Musicians Friend	acousticicon	name	Generic	9/6/2011
Musicians Friend	acousticicon	net	Generic	9/6/2012
Musicians Friend	acousticicon	org	Generic	9/6/2012
Musicians Friend	acousticicons	biz	Generic	12/14/2011
Musicians Friend	acousticicons	com	Generic	12/14/2011
Musicians Friend	acousticicons	info	Generic	12/14/2011
Musicians Friend	acousticicons	name	Generic	12/14/2011
Musicians Friend	acousticicons	net	Generic	12/14/2011
Musicians Friend	acousticicons	org	Generic	12/14/2011
Guitar Center Inc	Actsofcoolness	com	Generic	5/4/2020
Musicians Friend	advatech	com	Generic	7/8/2011
Musicians Friend	ahrmonycentral	com	Generic	4/22/2011
Musicians Friend	ahrmony-central	com	Generic	4/22/2011
Musicians Friend	ajdrums	com	Generic	2/23/2011
Musicians Friend	allmusicianfind	com	Generic	5/10/2013
Guitar Center Inc	allorainstruments	com	Generic	5/7/2011
Guitar Center Inc	allorainstruments	net	Generic	5/7/2011
Musicians Friend	artisanwinds	com	Generic	11/30/2011
Musicians Friend	askmusicians	com	Generic	8/30/2011
Musicians Friend	askmusicians	net	Generic	8/30/2011
Musicians Friend	audioprocessor	com	Generic	7/9/2013
Musicians Friend	audio-software	info	Generic	5/22/2013
Musicians Friend	audiovideofriend	biz	Generic	4/6/2012
Musicians Friend	audiovideofriend	com	Generic	4/6/2012
Musicians Friend	audiovideofriend	info	Generic	4/6/2012
Musicians Friend	audiovideofriend	name	Generic	4/6/2011
Musicians Friend	audiovideofriend	net	Generic	4/6/2012

Musicians Friend	audiovideofriend	org	Generic	4/6/2012
Guitar Center Inc	awesomeexcuses	com	Generic	7/16/2011
Musicians Friend	awwbw	com	Generic	4/22/2011
Musicians Friend	axmanguitars	com	Generic	6/28/2012
Musicians Friend	band123	biz	Generic	8/2/2011
Musicians Friend	band123	com	Generic	1/11/2014
Guitar Center Inc	bandfaktory	com	Generic	7/20/2011
Musicians Friend	bandnow	com	Generic	2/8/2011
Guitar Center Inc	bandrental	com	Generic	12/16/2011
Guitar Center Inc	bandrentals	com	Generic	11/12/2011
Musicians Friend	bands123	com	Generic	1/18/2014
Musicians Friend	bandshwag	com	Generic	8/15/2012
Musicians Friend	band-web-sites	com	Generic	12/13/2012
Musicians Friend	barmonycentral	com	Generic	4/22/2011
Musicians Friend	barmony-central	com	Generic	4/22/2011
Musicians Friend	barringtonmusic	com	Generic	5/9/2011
Musicians Friend	barringtonmusicproducts	com	Generic	6/25/2011
Musicians Friend	bass123	biz	Generic	8/2/2011
Musicians Friend	basstipoftheday	com	Generic	5/20/2013
Guitar Center Inc	BerkleeBonusCard	com	Generic	7/29/2012
Guitar Center Inc	bguitarcenter	com	Generic	4/22/2011
Musicians Friend	bharmonycentral	com	Generic	4/22/2011
Musicians Friend	bharmony-central	com	Generic	4/22/2011
Guitar Center Inc	blacklabelfluid	com	Generic	4/29/2011
Guitar Center Inc	blacklabelfluid	net	Generic	4/29/2011
Guitar Center Inc	blacklabelfog	com	Generic	4/29/2011
Guitar Center Inc	blacklabelfog	net	Generic	4/29/2011
Guitar Center Inc	blacklabelfogfluid	com	Generic	4/29/2011
Guitar Center Inc	blacklabelfogfluid	net	Generic	4/29/2011
Guitar Center Inc	blacklabelindustrial	com	Generic	4/29/2011
Guitar Center Inc	blacklabelindustrial	net	Generic	4/29/2011
Guitar Center Inc	blacklabelindustrialfogfluid	com	Generic	4/29/2011
Guitar Center Inc	blacklabelindustrialfogfluid	net	Generic	4/29/2011
Guitar Center Inc	builtformusic	com	Generic	11/21/2011
Guitar Center Inc	builtformusic	net	Generic	11/21/2011
Musicians Friend	buitarcenter	com	Generic	8/26/2011
Guitar Center Inc	Bundyinstruments	com	Generic	5/7/2011
Guitar Center Inc	Bundyinstruments	net	Generic	5/7/2011
Guitar Center Inc	bundymusical	com	Generic	4/28/2011
Guitar Center Inc	bundywinds	com	Generic	4/28/2011
Guitar Center Inc	BURRITTMUSIC	com	Generic	5/3/2012
Guitar Center Inc	cd-dup	com	Generic	9/21/2011
Guitar Center Inc	celebratingmusicforlife	com	Generic	4/15/2011
Guitar Center Inc	celebratingmusicforlife	org	Generic	4/15/2011
Guitar Center Inc	certifiedreserve	com	Generic	4/18/2011
Musicians Friend	cherrysmusic	com	Generic	11/5/2013
Musicians Friend	clarinet123	com	Generic	4/1/2012

Musicians Friend	contractersfriend	com	Generic	12/12/2012
Musicians Friend	contractorsfriend	com	Generic	12/12/2012
Guitar Center Inc	controlacoustic	com	Generic	4/2/2011
Guitar Center Inc	controlacoustic	net	Generic	4/2/2011
Guitar Center Inc	controlacoustics	com	Generic	4/3/2011
Guitar Center Inc	controlacoustics	net	Generic	4/3/2011
Guitar Center Inc	CSCCBonusCard	com	Generic	7/29/2012
Guitar Center Inc	CSCCMusicard	com	Generic	7/20/2011
Guitar Center Inc	csccmusiccard	com	Generic	7/19/2011
Musicians Friend	customdirectguitars	biz	Generic	2/8/2013
Musicians Friend	customdirectguitars	com	Generic	2/8/2013
Musicians Friend	customdirectguitars	info	Generic	2/8/2013
Musicians Friend	customdirectguitars	name	Generic	2/8/2014
Musicians Friend	customdirectguitars	net	Generic	2/8/2013
Musicians Friend	customdirectguitars	org	Generic	2/8/2013
Musicians Friend	customgibson	com	Generic	6/15/2011
Musicians Friend	customselectwind	com	Generic	1/26/2013
Musicians Friend	dbamberinc	com	Generic	11/5/2013
Guitar Center Inc	delta-lab	net	Generic	7/21/2011
Guitar Center Inc	deltalabeffects	net	Generic	7/21/2011
Guitar Center Inc	deltalabinternational	com	Generic	7/21/2011
Guitar Center Inc	deltalabinternational	net	Generic	7/21/2011
Guitar Center Inc	delta-labs	com	Generic	6/6/2011
Guitar Center Inc	delta-labs	net	Generic	6/6/2011
Guitar Center Inc	deltalabseffects	com	Generic	6/6/2011
Guitar Center Inc	deltalabseffects	net	Generic	6/6/2011
Guitar Center Inc	deltalabsinternational	com	Generic	6/6/2011
Guitar Center Inc	deltalabsinternational	net	Generic	6/6/2011
Guitar Center Inc	deltalabsworldwide	com	Generic	6/6/2011
Guitar Center Inc	deltalabsworldwide	net	Generic	6/6/2011
Guitar Center Inc	deltalabworldwide	com	Generic	7/21/2011
Guitar Center Inc	deltalabworldwide	net	Generic	7/21/2011
Musicians Friend	dennisbamberinc	com	Generic	11/16/2013
Guitar Center Inc	digital-reference	net	Generic	11/8/2011
Guitar Center Inc	digitalreferenceheadphones	com	Generic	11/8/2011
Guitar Center Inc	digitalreferenceheadphones	net	Generic	11/8/2011
Guitar Center Inc	digitalreferencemics	com	Generic	11/8/2011
Guitar Center Inc	digitalreferencemics	net	Generic	11/8/2011
Guitar Center Inc	digitalreference-usa	com	Generic	11/9/2011
Guitar Center Inc	digitalreference-usa	net	Generic	11/9/2011
Guitar Center Inc	digitalreferencewireless	com	Generic	11/8/2011
Guitar Center Inc	digitalreferencewireless	net	Generic	11/8/2011
Musicians Friend	djexplosion	com	Generic	4/25/2013
Musicians Friend	djtipoftheday	com	Generic	5/20/2013
Guitar Center Inc	dr-pro	net	Generic	11/9/2011
Guitar Center Inc	drproproducts	com	Generic	11/9/2011
Guitar Center Inc	drproproducts	net	Generic	11/9/2011

Guitar Center Inc	drprostands	net	Generic	11/9/2011
Guitar Center Inc	drpro-usa	com	Generic	11/9/2011
Guitar Center Inc	drpro-usa	net	Generic	11/9/2011
Musicians Friend	drumbuyer	com	Generic	2/23/2011
Musicians Friend	drumbuys	com	Generic	2/23/2011
Musicians Friend	drumcatalog	com	Generic	2/23/2011
Guitar Center Inc	drumoff	net	Generic	8/29/2011
Musicians Friend	drum-rudiments	com	Generic	3/8/2013
Musicians Friend	drumshopper	com	Generic	2/23/2011
Musicians Friend	drumsinthewind	com	Generic	11/4/2013
Musicians Friend	drumsmall	com	Generic	2/23/2011
Musicians Friend	drumspecials	com	Generic	2/23/2011
Musicians Friend	drumstoday	com	Generic	2/23/2011
Musicians Friend	drumsweb	com	Generic	2/23/2011
Musicians Friend	drumswind	com	Generic	5/1/2011
Musicians Friend	drumtipoftheday	com	Generic	5/20/2013
Musicians Friend	drumwind	com	Generic	5/1/2011
Guitar Center Inc	dupcd	com	Generic	9/21/2011
Guitar Center Inc	dup-cd	com	Generic	9/21/2011
Musicians Friend	electricicons	biz	Generic	12/14/2011
Musicians Friend	electricicons	com	Generic	12/14/2011
Musicians Friend	electricicons	info	Generic	12/14/2011
Musicians Friend	electricicons	name	Generic	12/14/2011
Musicians Friend	electricicons	net	Generic	12/14/2011
Musicians Friend	electricicons	org	Generic	12/14/2011
Musicians Friend	epiphoneoftheweek	com	Generic	4/3/2011
Musicians Friend	es339	biz	Generic	8/6/2011
Musicians Friend	es339	com	Generic	8/6/2011
Musicians Friend	es339	info	Generic	8/6/2011
Musicians Friend	es339	name	Generic	8/6/2011
Musicians Friend	es339	net	Generic	8/6/2011
Musicians Friend	es339	org	Generic	8/6/2011
Musicians Friend	es-339	biz	Generic	8/6/2011
Musicians Friend	es-339	com	Generic	8/6/2011
Musicians Friend	es-339	info	Generic	8/6/2011
Musicians Friend	es-339	name	Generic	8/6/2011
Musicians Friend	es-339	net	Generic	8/6/2011
Musicians Friend	es-339	org	Generic	8/6/2011
Guitar Center Inc	essentialspack	net	Generic	11/9/2011
Guitar Center Inc	essentialspak	com	Generic	11/9/2011
Guitar Center Inc	essentialspak	net	Generic	11/9/2011
Guitar Center Inc	essentialspak-usa	com	Generic	11/9/2011
Guitar Center Inc	essentialspak-usa	net	Generic	11/9/2011
Guitar Center Inc	Etudeinstruments	com	Generic	5/7/2011
Guitar Center Inc	Etudeinstruments	net	Generic	5/7/2011
Guitar Center Inc	etudewinds	com	Generic	4/28/2011
Musicians Friend	ewwbw	com	Generic	4/22/2011

Guitar Center Inc	familymusicstore	com	Generic	5/14/2011
Musicians Friend	fenderoftheweek	com	Generic	4/3/2011
Guitar Center Inc	fenderroom	com	Generic	9/2/2011
Guitar Center Inc	fguitarcenter	com	Generic	4/22/2011
Guitar Center Inc	fillupmyguitarstand	com	Generic	9/19/2011
Musicians Friend	floridadrumexpo	com	Generic	2/23/2011
Musicians Friend	flute123	com	Generic	4/1/2012
Proprietary Brands	fretrest	net	Generic	5/8/2011
Guitar Center Inc	fretrestproducts	com	Generic	11/9/2011
Guitar Center Inc	fretrestproducts	net	Generic	11/9/2011
Proprietary Brands	fretreststands	com	Generic	5/8/2011
Proprietary Brands	fretreststands	net	Generic	5/8/2011
Guitar Center Inc	fretrest-usa	com	Generic	11/9/2011
Guitar Center Inc	fretrest-usa	net	Generic	11/9/2011
Guitar Center Inc	fuitarcenter	com	Generic	4/22/2011
Musicians Friend	fullertonmusic	com	Generic	8/19/2011
Guitar Center Inc	g7itarcenter	com	Generic	4/22/2011
Guitar Center Inc	g7uitarcenter	com	Generic	4/22/2011
Guitar Center Inc	g8uitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gaincentral	com	Generic	2/19/2018
Guitar Center Inc	gaincentral	net	Generic	2/19/2018
Musicians Friend	garmonycentral	com	Generic	4/22/2011
Musicians Friend	garmony-central	com	Generic	4/22/2011
Guitar Center Inc	gbuitarcenter	com	Generic	4/22/2011
Guitar Center Inc	GCBonusCard	com	Generic	7/29/2011
Guitar Center Inc	gcbuiltformusic	com	Generic	11/21/2011
Guitar Center Inc	gcbuiltformusic	net	Generic	11/21/2011
Guitar Center Inc	gcdrumoff	net	Generic	8/29/2011
Guitar Center Inc	gcfoundation	com	Generic	10/21/2011
Guitar Center Inc	gcgearcard	com	Generic	4/14/2011
Guitar Center Inc	gcgearcards	com	Generic	4/14/2011
Guitar Center Inc	gcignet	com	Generic	3/2/2016
Guitar Center Inc	gcindependent	com	Generic	2/12/2011
Guitar Center Inc	gcindependent	info	Generic	2/12/2011
Guitar Center Inc	gcindependent	net	Generic	2/12/2011
Guitar Center Inc	gcindie	com	Generic	2/12/2011
Guitar Center Inc	gcindie	info	Generic	2/12/2011
Guitar Center Inc	gcindie	net	Generic	2/12/2011
Guitar Center Inc	gckids	com	Generic	10/21/2011
Guitar Center Inc	gckids	net	Generic	10/21/2011
Guitar Center Inc	gckids	org	Generic	10/21/2011
Guitar Center Inc	gckingoftheblues	com	Generic	12/4/2011
Guitar Center Inc	gckotb	com	Generic	12/4/2011
Musicians Friend	gclab	com	Generic	8/28/2011
Guitar Center Inc	gclegendscollection	com	Generic	7/30/2011
Guitar Center Inc	gclegendscollection	net	Generic	7/30/2011
Guitar Center Inc	gclegendscollection	org	Generic	7/30/2011

Guitar Center Inc	gcmef	com	Generic	10/21/2011
Guitar Center Inc	gcmef	net	Generic	10/21/2011
Guitar Center Inc	gcmef	org	Generic	10/21/2011
Guitar Center Inc	gcmidnight	com	Generic	6/23/2011
Guitar Center Inc	gcmidnite	com	Generic	6/23/2011
Guitar Center Inc	GCMusiCard	com	Generic	7/21/2011
Guitar Center Inc	GCMusicCard	com	Generic	7/21/2011
Guitar Center Inc	gcmusiceducation	com	Generic	10/21/2011
Guitar Center Inc	gcmusiceducation	net	Generic	10/21/2011
Guitar Center Inc	gcmusiceducation	org	Generic	10/21/2011
Guitar Center Inc	gcmusiceducationfoundation	com	Generic	10/21/2011
Guitar Center Inc	gcmusiceducationfoundation	net	Generic	10/21/2011
Guitar Center Inc	gcmusiceducationfoundation	org	Generic	10/21/2011
Guitar Center Inc	gcmusicfoundation	com	Generic	10/21/2011
Guitar Center Inc	gcmusicfoundation	net	Generic	10/21/2011
Guitar Center Inc	gcmusicfoundation	org	Generic	10/21/2011
Guitar Center Inc	gcnation	com	Generic	5/7/2011
Guitar Center Inc	gconstage	com	Generic	6/4/2011
Guitar Center Inc	gconstage	info	Generic	6/4/2011
Guitar Center Inc	gconstage	mobi	Generic	5/20/2011
Guitar Center Inc	gconstage	net	Generic	6/4/2011
Guitar Center Inc	gconstage	org	Generic	6/4/2011
Guitar Center Inc	gcon-stage	com	Generic	6/4/2011
Guitar Center Inc	gcon-stage	mobi	Generic	5/20/2011
Guitar Center Inc	gcon-stage	net	Generic	6/4/2011
Guitar Center Inc	gcon-stage	org	Generic	6/4/2011
Guitar Center Inc	gcplatinum	com	Generic	9/30/2011
Guitar Center Inc	gcplatinum	net	Generic	6/20/2011
Guitar Center Inc	gcplatinumguitar	com	Generic	6/20/2011
Guitar Center Inc	gcplatinumguitar	net	Generic	6/20/2011
Guitar Center Inc	gcplatinumguitars	com	Generic	6/20/2011
Guitar Center Inc	gcplatinumguitars	net	Generic	6/20/2011
Guitar Center Inc	gcplayerrewards	com	Generic	5/19/2011
Loyalty URL	gcplayerrewards	biz	Generic	5/22/2011
Loyalty URL	gcplayerrewards	info	Generic	5/22/2011
Loyalty URL	gcplayerrewards	mobi	Generic	5/22/2011
Loyalty URL	gcplayerrewards	net	Generic	5/22/2011
Loyalty URL	gcplayerrewards	org	Generic	5/22/2011
Guitar Center Inc	gc-playerrewards	com	Generic	5/19/2011
Loyalty URL	gc-playerrewards	biz	Generic	5/22/2011
Loyalty URL	gc-playerrewards	info	Generic	5/22/2011
Loyalty URL	gc-playerrewards	mobi	Generic	5/22/2011
Loyalty URL	gc-playerrewards	net	Generic	5/22/2011
Loyalty URL	gc-playerrewards	org	Generic	5/22/2011
Guitar Center Inc	gcpodcast	com	Generic	1/18/2011
Guitar Center Inc	gcpodcasts	com	Generic	1/18/2011
Musicians Friend	gcreserve	biz	Generic	7/21/2012

Musicians Friend	gcreserve	com	Generic	7/21/2012
Musicians Friend	gcreserve	info	Generic	7/21/2013
Musicians Friend	gcreserve	name	Generic	7/21/2012
Musicians Friend	gcreserve	net	Generic	7/21/2012
Musicians Friend	gcreserve	org	Generic	7/21/2012
Loyalty URL	gcrewards	biz	Generic	5/22/2011
Loyalty URL	gcrewards	info	Generic	5/22/2011
Loyalty URL	gcrewards	mobi	Generic	5/22/2011
Loyalty URL	gcrewards	net	Generic	5/22/2011
Loyalty URL	gcrewards	org	Generic	5/22/2011
Guitar Center Inc	gc-rewards	com	Generic	5/19/2011
Loyalty URL	gc-rewards	biz	Generic	5/22/2011
Loyalty URL	gc-rewards	info	Generic	5/22/2011
Loyalty URL	gc-rewards	mobi	Generic	5/22/2011
Loyalty URL	gc-rewards	net	Generic	5/22/2011
Loyalty URL	gc-rewards	org	Generic	5/22/2011
Guitar Center Inc	gcrock-enroll	com	Generic	10/13/2011
Guitar Center Inc	gcrocktheempire	com	Generic	4/24/2011
Guitar Center Inc	gcspinoff	com	Generic	8/29/2011
Guitar Center Inc	gcspinoff	net	Generic	8/29/2011
Guitar Center Inc	gcstratathon	com	Generic	5/14/2011
Guitar Center Inc	gcstudios	biz	Generic	9/17/2011
Guitar Center Inc	gcstudios	info	Generic	9/17/2011
Guitar Center Inc	gcstudios	net	Generic	5/10/2011
Guitar Center Inc	gcstudios	org	Generic	5/24/2012
Guitar Center Inc	gcstudioslive	com	Generic	10/21/2011
Guitar Center Inc	gcstudiosnow	com	Generic	10/21/2011
Guitar Center Inc	gcstudiosonline	com	Generic	10/21/2011
Guitar Center Inc	gcstudiosplasma	com	Generic	4/16/2011
Guitar Center Inc	gcstudiossucks	com	Generic	1/23/2011
Guitar Center Inc	gcstudiossucks	net	Generic	1/23/2011
Guitar Center Inc	gcstudiosucks	com	Generic	1/23/2011
Guitar Center Inc	gcstudiosucks	net	Generic	1/23/2011
Guitar Center Inc	gcsystems	net	Generic	3/23/2011
Guitar Center Inc	gearcards	com	Generic	4/14/2011
Musicians Friend	gearchat	com	Generic	9/16/2013
Musicians Friend	gear-factory	com	Generic	1/11/2011
Guitar Center Inc	gearonemusic	net	Generic	8/15/2011
Guitar Center Inc	gearoneproducts	com	Generic	8/14/2011
Guitar Center Inc	gearoneproducts	net	Generic	8/14/2011
Musicians Friend	gearschool	com	Generic	9/21/2013
Musicians Friend	gear-support	com	Generic	1/11/2011
Musicians Friend	generalmusicstore	com	Generic	11/5/2013
Guitar Center Inc	getagearcard	com	Generic	4/14/2011
Guitar Center Inc	gfuitarcenter	com	Generic	4/22/2011
Musicians Friend	gguitarcenter	com	Generic	12/14/2011
Musicians Friend	gharmonycentral	com	Generic	4/22/2011

Musicians Friend	gharmony-central	com	Generic	4/22/2011
Guitar Center Inc	ghitarcenter	com	Generic	4/22/2011
Guitar Center Inc	ghuitarcenter	com	Generic	4/22/2011
Musicians Friend	giardaneli	com	Generic	2/4/2012
Musicians Friend	giardanelli	com	Generic	2/4/2012
Musicians Friend	giardinelli	com	Generic	9/11/2013
Musicians Friend	giardinelli	net	Generic	2/4/2012
Musicians Friend	giardinelli	org	Generic	2/4/2012
Musicians Friend	gibsonbluegrass	com	Generic	11/6/2011
Musicians Friend	gibsonguitaroftheweek	com	Generic	4/3/2011
Musicians Friend	gibsonguy	com	Generic	1/27/2011
Musicians Friend	gibsonguys	com	Generic	1/27/2011
Musicians Friend	gibsonmandolin	com	Generic	11/6/2011
Musicians Friend	gibsonmontana	com	Generic	11/5/2011
Musicians Friend	gibsonmontana	net	Generic	11/5/2011
Musicians Friend	gibsonnashville	com	Generic	6/15/2011
Musicians Friend	gibsonoftheweek	com	Generic	4/2/2011
Musicians Friend	giftofnote	com	Generic	6/10/2011
Musicians Friend	giftsofnote	com	Generic	6/10/2011
Musicians Friend	gigscentral	com	Generic	4/27/2013
Guitar Center Inc	giitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gjuitarcenter	com	Generic	4/22/2011
Guitar Center Inc	greatestprizeinrock	com	Generic	6/4/2011
Guitar Center Inc	greatestprizeinrock	info	Generic	6/4/2011
Guitar Center Inc	greatestprizeinrock	mobi	Generic	5/20/2011
Guitar Center Inc	greatestprizeinrock	net	Generic	6/4/2011
Guitar Center Inc	greatestprizeinrock	org	Generic	6/4/2011
Guitar Center Inc	gtuitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gu7itarcenter	com	Generic	4/22/2011
Guitar Center Inc	gu8itarcenter	com	Generic	4/22/2011
Guitar Center Inc	gu8tarcenter	com	Generic	4/22/2011
Guitar Center Inc	gu9itarcenter	com	Generic	4/22/2011
Guitar Center Inc	gu9tarcenter	com	Generic	4/22/2011
Guitar Center Inc	guhitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gui5arcenter	com	Generic	4/22/2011
Guitar Center Inc	gui5tarcenter	com	Generic	4/22/2011
Guitar Center Inc	gui6arcenter	com	Generic	4/22/2011
Guitar Center Inc	gui6tarcenter	com	Generic	4/22/2011
Guitar Center Inc	gui8tarcenter	com	Generic	4/22/2011
Guitar Center Inc	gui9tarcenter	com	Generic	4/22/2011
Guitar Center Inc	guiftarcenter	com	Generic	4/22/2011
Guitar Center Inc	guigtarcenter	com	Generic	4/22/2011
Guitar Center Inc	guijtarcenter	com	Generic	4/22/2011
Guitar Center Inc	guiktarcenter	com	Generic	4/22/2011
Guitar Center Inc	guit5arcenter	com	Generic	4/22/2011
Guitar Center Inc	guit6arcenter	com	Generic	4/22/2011
Guitar Center Inc	guita4center	com	Generic	4/22/2011

Guitar Center Inc	guita4rcenter	com	Generic	4/22/2011
Guitar Center Inc	guita5center	com	Generic	4/22/2011
Guitar Center Inc	guita5rcenter	com	Generic	4/22/2011
Guitar Center Inc	guitadrcenter	com	Generic	4/22/2011
Guitar Center Inc	guitafrcenter	com	Generic	4/22/2011
Guitar Center Inc	guitaqrcenter	com	Generic	4/22/2011
Musicians Friend	guitar123	biz	Generic	8/2/2011
Musicians Friend	guitar4center	com	Generic	7/23/2011
Guitar Center Inc	guitar5center	com	Generic	4/22/2011
Musicians Friend	guitarbuyingtips	com	Generic	5/6/2013
Guitar Center Inc	guitarc3enter	com	Generic	4/22/2011
Guitar Center Inc	guitarc4enter	com	Generic	4/22/2011
Guitar Center Inc	guitarcdenter	com	Generic	4/22/2011
Guitar Center Inc	guitarce3nter	com	Generic	4/22/2011
Guitar Center Inc	guitarce4nter	com	Generic	4/22/2011
Guitar Center Inc	guitarcebnter	com	Generic	4/22/2011
Guitar Center Inc	guitarcednter	com	Generic	4/22/2011
Guitar Center Inc	guitarcehnter	com	Generic	4/22/2011
Guitar Center Inc	guitarcejnter	com	Generic	4/22/2011
Guitar Center Inc	guitarcemnter	com	Generic	4/22/2011
Guitar Center Inc	guitarcen5er	com	Generic	4/22/2011
Guitar Center Inc	guitarcen5ter	com	Generic	4/22/2011
Guitar Center Inc	guitarcen6er	com	Generic	4/22/2011
Guitar Center Inc	guitarcen6ter	com	Generic	4/22/2011
Guitar Center Inc	guitarcenbter	com	Generic	4/22/2011
Guitar Center Inc	guitarcenfter	com	Generic	4/22/2011
Guitar Center Inc	guitarcengter	com	Generic	4/22/2011
Guitar Center Inc	guitarcenhter	com	Generic	4/22/2011
Guitar Center Inc	guitarcenjter	com	Generic	4/22/2011
Musicians Friend	guitarcenmter	com	Generic	1/22/2011
Guitar Center Inc	guitarcent3er	com	Generic	4/22/2011
Guitar Center Inc	guitarcent4er	com	Generic	4/22/2011
Guitar Center Inc	guitarcent5er	com	Generic	4/22/2011
Guitar Center Inc	guitarcent6er	com	Generic	4/22/2011
Guitar Center Inc	guitarcentder	com	Generic	4/22/2011
Guitar Center Inc	guitarcente3r	com	Generic	4/22/2011
Guitar Center Inc	guitarcente4	com	Generic	4/22/2011
Guitar Center Inc	guitarcente4r	com	Generic	4/22/2011
Guitar Center Inc	guitarcente5	com	Generic	4/22/2011
Guitar Center Inc	guitarcente5r	com	Generic	4/22/2011
Guitar Center Inc	guitarcentedr	com	Generic	4/22/2011
Guitar Center Inc	guitarcentefr	com	Generic	4/22/2011
Guitar Center Inc	guitarcenter	biz	Generic	11/7/2011
Guitar Center Inc	guitarcenter	com	Generic	3/18/2011
Guitar Center Inc	guitarcenter	info	Generic	9/22/2011
Guitar Center Inc	guitarcenter	name	Generic	1/15/2011
Guitar Center Inc	guitarcenter	net	Generic	12/14/2011

Guitar Center Inc	guitarcenter	org	Generic	10/20/2011
Guitar Center Inc	guitar-center	biz	Generic	5/26/2011
Guitar Center Inc	guitar-center	info	Generic	5/26/2011
Guitar Center Inc	guitar-center	net	Generic	1/25/2011
Guitar Center Inc	guitarcenter4	com	Generic	4/22/2011
Guitar Center Inc	guitarcenter5	com	Generic	4/22/2011
Guitar Center Inc	guitarcenterauction	com	Generic	11/22/2011
Guitar Center Inc	guitarcenterauctions	com	Generic	11/22/2011
Guitar Center Inc	guitarcenterblog	com	Generic	3/30/2011
Guitar Center Inc	GuitarCenterBonusCard	com	Generic	7/29/2012
Guitar Center Inc	guitarcenterd	com	Generic	4/22/2011
Guitar Center Inc	guitarcenterf	com	Generic	4/22/2011
Guitar Center Inc	guitarcenterfoundation	com	Generic	10/21/2011
Guitar Center Inc	guitarcenterfoundation	net	Generic	10/21/2011
Guitar Center Inc	guitarcenterfoundation	org	Generic	10/21/2011
Guitar Center Inc	guitarcenterhollywood	com	Generic	2/9/2011
Guitar Center Inc	guitarcenterlcom	com	Generic	4/22/2011
Guitar Center Inc	guitarcentermerch	com	Generic	7/20/2011
Guitar Center Inc	GuitarCenterMusiCard	com	Generic	7/21/2011
Guitar Center Inc	GuitarCenterMusicCard	com	Generic	7/21/2011
Guitar Center Inc	guitarcenterplatinum	com	Generic	9/30/2011
Guitar Center Inc	guitarcenterplayerrewards	com	Generic	5/19/2011
Loyalty URL	guitarcenterplayerrewards	biz	Generic	5/22/2011
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Loyalty URL	guitarcenterplayerrewards	mobi	Generic	5/22/2011
Loyalty URL	guitarcenterplayerrewards	net	Generic	5/22/2011
Loyalty URL	guitarcenterplayerrewards	org	Generic	5/22/2011
Guitar Center Inc	guitarcenterpodcasts	com	Generic	1/18/2011
Guitar Center Inc	guitarcenterprinting	com	Generic	1/9/2011
Guitar Center Inc	guitarcenterrewards	com	Generic	5/19/2011
Loyalty URL	guitarcenterrewards	biz	Generic	5/22/2011
Loyalty URL	guitarcenterrewards	info	Generic	5/22/2011
Loyalty URL	guitarcenterrewards	mobi	Generic	5/22/2011
Loyalty URL	guitarcenterrewards	net	Generic	5/22/2011
Loyalty URL	guitarcenterrewards	org	Generic	5/22/2011
Guitar Center Inc	guitarcenters	com	Generic	5/5/2011
Guitar Center Inc	guitarcentersessions	com	Generic	4/13/2018
Guitar Center Inc	guitarcentershermanoaks	com	Generic	2/9/2011
Guitar Center Inc	guitarcenterspo	com	Generic	2/14/2011
Guitar Center Inc	guitarcenterspo	net	Generic	2/14/2011
Guitar Center Inc	guitarcenterstores	com	Generic	2/17/2011
Guitar Center Inc	guitarcenterstores	net	Generic	2/17/2011
Guitar Center Inc	guitarcenterstudios	com	Generic	5/14/2011
Guitar Center Inc	guitarcenterstudios	net	Generic	5/14/2011
Guitar Center Inc	guitarcenterstudios	org	Generic	5/14/2011
Guitar Center Inc	guitarcentertraining	com	Generic	12/15/2011
Guitar Center Inc	guitarcenteruniversity	com	Generic	3/10/2011

Guitar Center Inc	guitarcenteruniversity	net	Generic	3/10/2011
Guitar Center Inc	guitarcenterused	com	Generic	7/17/2011
Guitar Center Inc	guitarcenterusedgear	biz	Generic	2/19/2011
Guitar Center Inc	guitarcenterusedgear	com	Generic	2/19/2011
Guitar Center Inc	guitarcenterusedgear	info	Generic	2/19/2011
Guitar Center Inc	guitarcenterusedgear	net	Generic	2/19/2011
Guitar Center Inc	guitarcenterusedgear	org	Generic	2/19/2011
Guitar Center Inc	guitarcentesr	com	Generic	4/22/2011
Guitar Center Inc	guitarcentetr	com	Generic	4/22/2011
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Guitar Center Inc	guitarcentfer	com	Generic	4/22/2011
Guitar Center Inc	guitarcentger	com	Generic	4/22/2011
Guitar Center Inc	guitarcentre	com	Generic	12/11/2011
Guitar Center Inc	guitarcentser	com	Generic	4/22/2011
Guitar Center Inc	guitarcentwer	com	Generic	4/22/2011
Guitar Center Inc	guitarcentyer	com	Generic	4/22/2011
Guitar Center Inc	guitarcenyter	com	Generic	4/22/2011
Guitar Center Inc	guitarcesnter	com	Generic	4/22/2011
Guitar Center Inc	guitarcfenter	com	Generic	4/22/2011
Guitar Center Inc	guitarclub	org	Generic	8/21/2011
Guitar Center Inc	guitarcntr	net	Generic	3/13/2011
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Guitar Center Inc	guitarcrenter	com	Generic	4/22/2011
Guitar Center Inc	guitarcsenter	com	Generic	4/22/2011
Guitar Center Inc	guitarcventer	com	Generic	4/22/2011
Guitar Center Inc	guitarcwenter	com	Generic	4/22/2011
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Guitar Center Inc	guitarcxenter	com	Generic	4/22/2011
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Guitar Center Inc	guitarfcenter	com	Generic	4/22/2011
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Guitar Center Inc	guitarschool	net	Generic	12/14/2011
Guitar Center Inc	guitarschool3d	com	Generic	2/1/2011
Guitar Center Inc	guitarschool3d	net	Generic	2/1/2011
Guitar Center Inc	guitarschool3d	org	Generic	2/1/2011
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Guitar Center Inc	guitarvcenter	com	Generic	4/22/2011

Guitar Center Inc	guitarxcenter	com	Generic	4/22/2011
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Guitar Center Inc	guitawrcenter	com	Generic	4/22/2011
Guitar Center Inc	guitazrcenter	com	Generic	4/22/2011
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Guitar Center Inc	guitgarcenter	com	Generic	4/22/2011
Guitar Center Inc	guitqarcenter	com	Generic	4/22/2011
Guitar Center Inc	guitsarcenter	com	Generic	4/22/2011
Guitar Center Inc	guitwarcenter	com	Generic	4/22/2011
Guitar Center Inc	guitwrcenter	com	Generic	4/22/2011
Guitar Center Inc	guitzarcenter	com	Generic	4/22/2011
Guitar Center Inc	guitzrcenter	com	Generic	4/22/2011
Guitar Center Inc	guiyarcenter	com	Generic	4/22/2011
Guitar Center Inc	gujitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gukitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gulitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gultarcenter	com	Generic	4/22/2011
Guitar Center Inc	guoitarcenter	com	Generic	4/22/2011
Guitar Center Inc	gvuitarcenter	com	Generic	4/22/2011
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Guitar Center Inc	harbingeraudio	com	Generic	7/17/2011
Guitar Center Inc	harbingeraudio	net	Generic	7/17/2011
Guitar Center Inc	harbingeraudio	org	Generic	7/17/2011
Guitar Center Inc	harbinger-audio	com	Generic	7/17/2011
Guitar Center Inc	harbinger-audio	net	Generic	7/17/2011
Guitar Center Inc	harbinger-audio	org	Generic	7/17/2011
Guitar Center Inc	harbingerpasystems	com	Generic	7/17/2011
Guitar Center Inc	harbingerpasystems	net	Generic	7/17/2011
Guitar Center Inc	harbinger-pa-systems	com	Generic	7/17/2011
Guitar Center Inc	harbinger-pa-systems	net	Generic	7/17/2011
Guitar Center Inc	harbinger-pa-systems	org	Generic	7/17/2011
Guitar Center Inc	harbingerproaudio	net	Generic	7/17/2011
Guitar Center Inc	harbingerproaudio	org	Generic	7/17/2011
Guitar Center Inc	harbinger-pro-audio	com	Generic	7/17/2011
Guitar Center Inc	harbinger-pro-audio	net	Generic	7/17/2011
Guitar Center Inc	harbinger-pro-audio	org	Generic	7/17/2011
Guitar Center Inc	harbingersystems	net	Generic	7/17/2011
Guitar Center Inc	harbingersystems	org	Generic	7/17/2011
Guitar Center Inc	harbinger-usa	com	Generic	7/17/2011
Guitar Center Inc	harbinger-usa	net	Generic	7/17/2011
Guitar Center Inc	harbinger-usa	org	Generic	7/17/2011
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Guitar Center Inc	hargingerpasystems	org	Generic	7/17/2011
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Musicians Friend	harmionycentral	com	Generic	4/22/2011
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Musicians Friend	harmojycentral	com	Generic	4/22/2011
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Musicians Friend	harmony-c4ntral	com	Generic	4/22/2011
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Musicians Friend	harmony-ccentral	com	Generic	4/22/2011
Musicians Friend	harmonycdentral	com	Generic	4/22/2011
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Musicians Friend	harmony-cdntral	com	Generic	4/22/2011

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Musicians Friend	harmonyce4ntral	com	Generic	4/22/2011
Musicians Friend	harmony-ce4ntral	com	Generic	4/22/2011
Musicians Friend	harmonycebntral	com	Generic	4/22/2011
Musicians Friend	harmony-cebntral	com	Generic	4/22/2011
Musicians Friend	harmony-cebtral	com	Generic	4/22/2011
Musicians Friend	harmonycedntral	com	Generic	4/22/2011
Musicians Friend	harmony-cedntral	com	Generic	4/22/2011
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Musicians Friend	harmony-ceentral	com	Generic	4/22/2011
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Musicians Friend	harmony-cehntral	com	Generic	4/22/2011
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Musicians Friend	harmonycejntral	com	Generic	4/22/2011
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Musicians Friend	harmonycejtral	com	Generic	4/22/2011
Musicians Friend	harmony-cejtral	com	Generic	4/22/2011
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Musicians Friend	harmony-cenmtral	com	Generic	4/22/2011
Musicians Friend	harmonycenntral	com	Generic	4/22/2011

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Musicians Friend	harmony-central	name	Generic	6/2/2012
Musicians Friend	harmony-central	org	Generic	2/13/2013
Musicians Friend	harmony—central	com	Generic	4/22/2011
Musicians Friend	harmonyc-entral	com	Generic	4/22/2011
Musicians Friend	harmonycentralcom	com	Generic	6/17/2012
Musicians Friend	harmony-centralcom	com	Generic	6/17/2012
Musicians Friend	harmonycentralk	com	Generic	4/22/2011
Musicians Friend	harmony-centralk	com	Generic	4/22/2011
Musicians Friend	harmonycentrall	com	Generic	4/22/2011
Musicians Friend	harmony-centrall	com	Generic	4/22/2011
Musicians Friend	harmonycentrallcom	com	Generic	4/22/2011
Musicians Friend	harmony-centrallcom	com	Generic	4/22/2011
Musicians Friend	harmonycentralo	com	Generic	4/22/2011
Musicians Friend	harmony-centralo	com	Generic	4/22/2011
Musicians Friend	harmonycentralp	com	Generic	4/22/2011
Musicians Friend	harmony-centralp	com	Generic	4/22/2011
Musicians Friend	harmonycentrals	com	Generic	4/22/2011
Musicians Friend	harmony-centrals	com	Generic	4/22/2011
Musicians Friend	harmonycentraltv	com	Generic	5/10/2012
Musicians Friend	harmony-centraltv	com	Generic	5/10/2012
Musicians Friend	harmonycentrao	com	Generic	4/22/2011
Musicians Friend	harmony-centrao	com	Generic	4/22/2011
Musicians Friend	harmonycentraol	com	Generic	4/22/2011
Musicians Friend	harmony-centraol	com	Generic	4/22/2011
Musicians Friend	harmonycentrap	com	Generic	4/22/2011
Musicians Friend	harmony-centrap	com	Generic	4/22/2011
Musicians Friend	harmonycentrapl	com	Generic	4/22/2011
Musicians Friend	harmony-centrapl	com	Generic	4/22/2011
Musicians Friend	harmonycentraql	com	Generic	4/22/2011
Musicians Friend	harmony-centraql	com	Generic	4/22/2011
Musicians Friend	harmony-centrasl	com	Generic	4/22/2011
Musicians Friend	harmonycentrawl	com	Generic	4/22/2011
Musicians Friend	harmony-centrawl	com	Generic	4/22/2011
Musicians Friend	harmonycentrazl	com	Generic	4/22/2011
Musicians Friend	harmony-centrazl	com	Generic	4/22/2011
Musicians Friend	harmonycentrdal	com	Generic	4/22/2011
Musicians Friend	harmony-centrdal	com	Generic	4/22/2011
Musicians Friend	harmonycentreal	com	Generic	4/22/2011
Musicians Friend	harmony-centreal	com	Generic	4/22/2011
Musicians Friend	harmonycentrfal	com	Generic	4/22/2011
Musicians Friend	harmony-centrfal	com	Generic	4/22/2011
Musicians Friend	harmony-centrl	com	Generic	4/22/2011

Musicians Friend	harmonycentrla	com	Generic	4/22/2011
Musicians Friend	harmony-centrla	com	Generic	4/22/2011
Musicians Friend	harmonycentrqal	com	Generic	4/22/2011
Musicians Friend	harmony-centrqal	com	Generic	4/22/2011
Musicians Friend	harmonycentrql	com	Generic	4/22/2011
Musicians Friend	harmony-centrql	com	Generic	4/22/2011
Musicians Friend	harmonycentrral	com	Generic	4/22/2011
Musicians Friend	harmony-centrral	com	Generic	4/22/2011
Musicians Friend	harmonycentrsal	com	Generic	4/22/2011
Musicians Friend	harmony-centrsal	com	Generic	4/22/2011
Musicians Friend	harmonycentrsl	com	Generic	4/22/2011
Musicians Friend	harmony-centrsl	com	Generic	4/22/2011
Musicians Friend	harmonycentrtal	com	Generic	4/22/2011
Musicians Friend	harmony-centrtal	com	Generic	4/22/2011
Musicians Friend	harmonycentrwal	com	Generic	4/22/2011
Musicians Friend	harmony-centrwal	com	Generic	4/22/2011
Musicians Friend	harmonycentrwl	com	Generic	4/22/2011
Musicians Friend	harmony-centrwl	com	Generic	4/22/2011
Musicians Friend	harmonycentrzal	com	Generic	4/22/2011
Musicians Friend	harmony-centrzal	com	Generic	4/22/2011
Musicians Friend	harmonycentrzl	com	Generic	4/22/2011
Musicians Friend	harmony-centrzl	com	Generic	4/22/2011
Musicians Friend	harmonycenttal	com	Generic	4/22/2011
Musicians Friend	harmony-centtal	com	Generic	4/22/2011
Musicians Friend	harmonycenttral	com	Generic	4/22/2011
Musicians Friend	harmony-centtral	com	Generic	4/22/2011
Musicians Friend	harmonycentyral	com	Generic	4/22/2011
Musicians Friend	harmony-centyral	com	Generic	4/22/2011
Musicians Friend	harmonycenyral	com	Generic	4/22/2011
Musicians Friend	harmony-cenyral	com	Generic	4/22/2011
Musicians Friend	harmonycenytral	com	Generic	4/22/2011
Musicians Friend	harmony-cenytral	com	Generic	4/22/2011
Musicians Friend	harmonycerntral	com	Generic	4/22/2011
Musicians Friend	harmony-cerntral	com	Generic	4/22/2011
Musicians Friend	harmonycesntral	com	Generic	4/22/2011
Musicians Friend	harmony-cesntral	com	Generic	4/22/2011
Musicians Friend	harmonycetnral	com	Generic	4/22/2011
Musicians Friend	harmony-cetnral	com	Generic	4/22/2011
Musicians Friend	harmonycewntral	com	Generic	4/22/2011
Musicians Friend	harmony-cewntral	com	Generic	4/22/2011
Musicians Friend	harmonycfentral	com	Generic	4/22/2011
Musicians Friend	harmony-cfentral	com	Generic	4/22/2011
Musicians Friend	harmonyclick	com	Generic	2/16/2013
Musicians Friend	harmony-click	com	Generic	7/15/2012
Musicians Friend	harmonyclicks	com	Generic	7/14/2012
Musicians Friend	harmony-clicks	com	Generic	7/15/2012
Musicians Friend	harmony-cnetral	com	Generic	4/22/2011

Musicians Friend	harmony-cntral	com	Generic	4/22/2011
Musicians Friend	harmonycrentral	com	Generic	4/22/2011
Musicians Friend	harmony-crentral	com	Generic	4/22/2011
Musicians Friend	harmonycrntral	com	Generic	4/22/2011
Musicians Friend	harmony-crntral	com	Generic	4/22/2011
Musicians Friend	harmonycsentral	com	Generic	4/22/2011
Musicians Friend	harmony-csentral	com	Generic	4/22/2011
Musicians Friend	harmonycsntral	com	Generic	4/22/2011
Musicians Friend	harmony-csntral	com	Generic	4/22/2011
Musicians Friend	harmonycventral	com	Generic	4/22/2011
Musicians Friend	harmony-cventral	com	Generic	4/22/2011
Musicians Friend	harmonycwentral	com	Generic	4/22/2011
Musicians Friend	harmony-cwentral	com	Generic	4/22/2011
Musicians Friend	harmonycwntral	com	Generic	4/22/2011
Musicians Friend	harmony-cwntral	com	Generic	4/22/2011
Musicians Friend	harmonycxentral	com	Generic	4/22/2011
Musicians Friend	harmony-cxentral	com	Generic	4/22/2011
Musicians Friend	harmonydcentral	com	Generic	4/22/2011
Musicians Friend	harmony-dcentral	com	Generic	4/22/2011
Musicians Friend	harmonydentral	com	Generic	4/22/2011
Musicians Friend	harmony-dentral	com	Generic	4/22/2011
Musicians Friend	harmonyecntral	com	Generic	4/22/2011
Musicians Friend	harmony-ecntral	com	Generic	4/22/2011
Musicians Friend	harmonyfcentral	com	Generic	4/22/2011
Musicians Friend	harmony-fcentral	com	Generic	4/22/2011
Musicians Friend	harmonyfentral	com	Generic	4/22/2011
Musicians Friend	harmony-fentral	com	Generic	4/22/2011
Musicians Friend	harmonygcentral	com	Generic	4/22/2011
Musicians Friend	harmonyg-central	com	Generic	4/22/2011
Musicians Friend	harmonyh-central	com	Generic	4/22/2011
Musicians Friend	harmonytcentral	com	Generic	4/22/2011
Musicians Friend	harmonyt-central	com	Generic	4/22/2011
Musicians Friend	harmonyucentral	com	Generic	4/22/2011
Musicians Friend	harmonyu-central	com	Generic	4/22/2011
Musicians Friend	harmonyvcentral	com	Generic	4/22/2011
Musicians Friend	harmony-vcentral	com	Generic	4/22/2011
Musicians Friend	harmonyxcentral	com	Generic	4/22/2011
Musicians Friend	harmony-xcentral	com	Generic	4/22/2011
Musicians Friend	harmonyxentral	com	Generic	4/22/2011
Musicians Friend	harmony-xentral	com	Generic	4/22/2011
Musicians Friend	harmonyycentral	com	Generic	4/22/2011
Musicians Friend	harmonyy-central	com	Generic	4/22/2011
Musicians Friend	harmoonycentral	com	Generic	4/22/2011
Musicians Friend	harmoony-central	com	Generic	4/22/2011
Musicians Friend	harmopnycentral	com	Generic	4/22/2011
Musicians Friend	harmopny-central	com	Generic	4/22/2011
Musicians Friend	harmoyncentral	com	Generic	4/22/2011

Musicians Friend	harmoyn-central	com	Generic	4/22/2011
Musicians Friend	harmpnycentral	com	Generic	4/22/2011
Musicians Friend	harmpny-central	com	Generic	4/22/2011
Musicians Friend	harmponycentral	com	Generic	4/22/2011
Musicians Friend	harmpony-central	com	Generic	4/22/2011
Musicians Friend	harnmonycentral	com	Generic	4/22/2011
Musicians Friend	harnmony-central	com	Generic	4/22/2011
Musicians Friend	harnonycentral	com	Generic	4/22/2011
Musicians Friend	harnony-central	com	Generic	4/22/2011
Musicians Friend	haromny-central	com	Generic	4/22/2011
Musicians Friend	harony-central	com	Generic	4/22/2011
Musicians Friend	harrmonycentral	com	Generic	4/22/2011
Musicians Friend	harrmony-central	com	Generic	4/22/2011
Musicians Friend	hartmonycentral	com	Generic	4/22/2011
Musicians Friend	hartmony-central	com	Generic	4/22/2011
Musicians Friend	hasrmonycentral	com	Generic	4/22/2011
Musicians Friend	hasrmony-central	com	Generic	4/22/2011
Musicians Friend	hatmonycentral	com	Generic	4/22/2011
Musicians Friend	hatmony-central	com	Generic	4/22/2011
Musicians Friend	hatrmonycentral	com	Generic	4/22/2011
Musicians Friend	hatrmony-central	com	Generic	4/22/2011
Musicians Friend	hawrmonycentral	com	Generic	4/22/2011
Musicians Friend	hawrmony-central	com	Generic	4/22/2011
Musicians Friend	hazrmonycentral	com	Generic	4/22/2011
Musicians Friend	hazrmony-central	com	Generic	4/22/2011
Musicians Friend	hbarmonycentral	com	Generic	4/22/2011
Musicians Friend	hbarmony-central	com	Generic	4/22/2011
Musicians Friend	hc-ads	com	Generic	1/9/2013
Musicians Friend	h-ctv	com	Generic	5/10/2012
Musicians Friend	h-ctv	net	Generic	5/10/2012
Musicians Friend	h-ctv	org	Generic	5/10/2012
Musicians Friend	hgarmonycentral	com	Generic	4/22/2011
Musicians Friend	hgarmony-central	com	Generic	4/22/2011
Guitar Center Inc	hguitarcenter	com	Generic	4/22/2011
Musicians Friend	hharmony-central	com	Generic	4/22/2011
Musicians Friend	hjarmonycentral	com	Generic	4/22/2011
Musicians Friend	hjarmony-central	com	Generic	4/22/2011
Musicians Friend	hnarmonycentral	com	Generic	4/22/2011
Musicians Friend	hnarmony-central	com	Generic	4/22/2011
Guitar Center Inc	hollywoodacoustics	com	Generic	1/27/2011
Musicians Friend	home-recording	biz	Generic	10/31/2012
Musicians Friend	hqarmonycentral	com	Generic	4/22/2011
Musicians Friend	hqarmony-central	com	Generic	4/22/2011
Musicians Friend	hqrmonycentral	com	Generic	4/22/2011
Musicians Friend	hqrmony-central	com	Generic	4/22/2011
Musicians Friend	hramonycentral	com	Generic	4/22/2011
Musicians Friend	hramony-central	com	Generic	4/22/2011

Musicians Friend	hsarmonycentral	com	Generic	4/22/2011
Musicians Friend	hsarmony-central	com	Generic	4/22/2011
Musicians Friend	hsrmonycentral	com	Generic	4/22/2011
Musicians Friend	hsrmony-central	com	Generic	4/22/2011
Musicians Friend	hwarmonycentral	com	Generic	4/22/2011
Musicians Friend	hwarmony-central	com	Generic	4/22/2011
Musicians Friend	hwrmonycentral	com	Generic	4/22/2011
Musicians Friend	hwrmony-central	com	Generic	4/22/2011
Musicians Friend	hyarmonycentral	com	Generic	4/22/2011
Musicians Friend	hyarmony-central	com	Generic	4/22/2011
Musicians Friend	hzarmonycentral	com	Generic	4/22/2011
Musicians Friend	hzarmony-central	com	Generic	4/22/2011
Musicians Friend	hzrmonycentral	com	Generic	4/22/2011
Musicians Friend	hzrmony-central	com	Generic	4/22/2011
Musicians Friend	inspirationalpro	com	Generic	5/8/2011
Musicians Friend	instrumentcompare	com	Generic	6/2/2013
Guitar Center Inc	inventlaguna	com	Generic	9/20/2011
Guitar Center Inc	iplaylaguna	com	Generic	5/26/2011
Guitar Center Inc	iplaylaguna	net	Generic	5/26/2011
Guitar Center Inc	iplaylaguna	org	Generic	5/26/2011
Musicians Friend	i-playmusic	com	Generic	3/14/2011
Musicians Friend	jarmonycentral	com	Generic	4/22/2011
Musicians Friend	jarmony-central	com	Generic	4/22/2011
Musicians Friend	jet-tone	com	Generic	9/16/2011
Musicians Friend	jharmonycentral	com	Generic	4/22/2011
Musicians Friend	jharmony-central	com	Generic	4/22/2011
Musicians Friend	jmusic123	com	Generic	4/22/2011
Guitar Center Inc	jmusicarts	com	Generic	4/22/2011
Musicians Friend	jmusiciansfriend	com	Generic	4/22/2011
Musicians Friend	jo-ral	com	Generic	9/16/2011
Guitar Center Inc	jusicarts	com	Generic	4/22/2011
Guitar Center Inc	jusician	com	Generic	4/22/2011
Musicians Friend	keyboard123	com	Generic	5/13/2012
Musicians Friend	keyboardtipoftheday	com	Generic	6/5/2013
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Musicians Friend	kidsmusicpark	com	Generic	7/15/2013
Musicians Friend	kidsmusicplace	com	Generic	7/15/2013
Musicians Friend	kidsmusicplayground	com	Generic	7/15/2013
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Guitar Center Inc	kingoftheblues	net	Generic	11/12/2011
Musicians Friend	kmusic123	com	Generic	4/22/2011
Guitar Center Inc	kmusicarts	com	Generic	4/22/2011
Guitar Center Inc	kmusician	com	Generic	4/22/2011
Musicians Friend	kmusiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	kusicarts	com	Generic	4/22/2011

Guitar Center Inc	kusician	com	Generic	4/22/2011
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Musicians Friend	lespaulusa	com	Generic	2/5/2011
Guitar Center Inc	livewireadvantage	com	Generic	1/14/2011
Guitar Center Inc	livewireadvantage	net	Generic	1/14/2011
Guitar Center Inc	livewirecable	net	Generic	1/14/2011
Guitar Center Inc	livewirecables	net	Generic	1/14/2011
Guitar Center Inc	livewireelite	com	Generic	1/14/2011
Guitar Center Inc	livewireelite	net	Generic	1/14/2011
Guitar Center Inc	livewireproducts	net	Generic	11/9/2011
Guitar Center Inc	livewire-solutions	net	Generic	11/9/2011
Guitar Center Inc	livewiresolutions-usa	com	Generic	11/9/2011
Guitar Center Inc	livewiresolutions-usa	net	Generic	11/9/2011
Guitar Center Inc	livewire-usa	net	Generic	11/9/2011
Musicians Friend	lmimusic	com	Generic	6/12/2011
Musicians Friend	lmi-music	com	Generic	6/13/2014
Guitar Center Inc	luceroguitars	com	Generic	6/7/2011
Guitar Center Inc	luceroguitars	net	Generic	6/7/2011
Guitar Center Inc	lucero-usa	com	Generic	6/7/2011
Guitar Center Inc	lucero-usa	net	Generic	6/7/2011
Musicians Friend	m7sic123	com	Generic	4/22/2011
Guitar Center Inc	m7sicarts	com	Generic	4/22/2011
Guitar Center Inc	m7sician	com	Generic	4/22/2011
Musicians Friend	m7siciansfriend	com	Generic	1/19/2011
Musicians Friend	m7usic123	com	Generic	4/22/2011
Guitar Center Inc	m7usicarts	com	Generic	4/22/2011
Guitar Center Inc	m7usician	com	Generic	4/22/2011
Musicians Friend	m7usiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	m8sicarts	com	Generic	4/22/2011
Guitar Center Inc	m8sician	com	Generic	4/22/2011
Musicians Friend	m8siciansfriend	com	Generic	4/22/2011
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Guitar Center Inc	m8usicarts	com	Generic	4/22/2011
Guitar Center Inc	m8usician	com	Generic	4/22/2011
Musicians Friend	m8usiciansfriend	com	Generic	4/22/2011
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Musicians Friend	makebettermusic	org	Generic	6/4/2011
Guitar Center Inc	makerockhistory	info	Generic	6/5/2011
Guitar Center Inc	makerockhistory	mobi	Generic	5/22/2011
Guitar Center Inc	makerockhistory	net	Generic	6/5/2011
Guitar Center Inc	makerockhistory	org	Generic	6/5/2011
Proprietary Brands	manuelrodriguezguitars	com	Generic	8/5/2011
Proprietary Brands	manuelrodriguezguitars	net	Generic	8/5/2011
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Musicians Friend	marsmusic	com	Generic	1/28/2014
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Musicians Friend	mfi	name	Generic	11/12/2012
Musicians Friend	mfinc	biz	Generic	11/12/2012
Musicians Friend	mfinc	info	Generic	6/2/2013
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Musicians Friend	mfsoundcheck	com	Generic	4/14/2020
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Guitar Center Inc	mhsicarts	com	Generic	4/22/2011
Guitar Center Inc	mhsician	com	Generic	4/22/2011
Musicians Friend	mhsiciansfriend	com	Generic	4/22/2011
Musicians Friend	mhusic123	com	Generic	4/22/2011
Guitar Center Inc	mhusicarts	com	Generic	4/22/2011
Guitar Center Inc	mhusician	com	Generic	4/22/2011
Musicians Friend	mhusiciansfriend	com	Generic	4/22/2011
Musicians Friend	miclick	com	Generic	2/16/2013
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Musicians Friend	mi-media	org	Generic	4/20/2011
Guitar Center Inc	misicarts	com	Generic	4/22/2011
Musicians Friend	misiciansfriend	com	Generic	12/10/2012
Musicians Friend	misupply	com	Generic	8/16/2013
Musicians Friend	misupply-email	com	Generic	7/18/2011
Guitar Center Inc	mitchellguitars	com	Generic	11/9/2011
Guitar Center Inc	mitchellguitars	net	Generic	11/9/2011
Guitar Center Inc	mitchell-usa	com	Generic	11/9/2011
Guitar Center Inc	mitchell-usa	net	Generic	11/9/2011
Guitar Center Inc	miusicarts	com	Generic	4/22/2011
Guitar Center Inc	miusician	com	Generic	4/22/2011
Musicians Friend	mivendorportal	com	Generic	10/29/2011
Guitar Center Inc	mjsicarts	com	Generic	4/22/2011
Guitar Center Inc	mjsician	com	Generic	4/22/2011
Musicians Friend	mjusic123	com	Generic	4/22/2011
Guitar Center Inc	mjusicarts	com	Generic	4/22/2011
Guitar Center Inc	mjusician	com	Generic	4/22/2011
Musicians Friend	mkusic123	com	Generic	4/22/2011
Guitar Center Inc	mkusicarts	com	Generic	4/22/2011
Guitar Center Inc	mkusician	com	Generic	4/22/2011
Musicians Friend	mkusiciansfriend	com	Generic	4/22/2011
Musicians Friend	mmusic123	com	Generic	4/22/2011
Guitar Center Inc	mmusicarts	com	Generic	4/22/2011

Guitar Center Inc	mmusician	com	Generic	4/22/2011
Musicians Friend	mmusiciansfriend	com	Generic	5/27/2012
Musicians Friend	mnusic123	com	Generic	4/22/2011
Guitar Center Inc	mnusicarts	com	Generic	4/22/2011
Guitar Center Inc	mnusician	com	Generic	4/22/2011
Musicians Friend	mobilemusiciansfriend	com	Generic	10/5/2011
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Guitar Center Inc	msicarts	com	Generic	4/22/2011
Musicians Friend	msiciansfriend	com	Generic	6/26/2014
Musicians Friend	msuic123	com	Generic	4/22/2011
Guitar Center Inc	msuicarts	com	Generic	4/22/2011
Guitar Center Inc	msuician	com	Generic	4/22/2011
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Guitar Center Inc	mu5icart5	com	Generic	4/22/2011
Guitar Center Inc	mu5icarts	com	Generic	4/22/2011
Guitar Center Inc	mu5ician	com	Generic	4/22/2011
Musicians Friend	mu5ician5friend	com	Generic	4/22/2011
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Guitar Center Inc	mu7sicarts	com	Generic	4/22/2011
Guitar Center Inc	mu7sician	com	Generic	4/22/2011
Musicians Friend	mu7siciansfriend	com	Generic	4/22/2011
Musicians Friend	mu8sic123	com	Generic	4/22/2011
Guitar Center Inc	mu8sicarts	com	Generic	4/22/2011
Guitar Center Inc	mu8sician	com	Generic	4/22/2011
Musicians Friend	mu8siciansfriend	com	Generic	4/22/2011
Guitar Center Inc	muaicarts	com	Generic	4/22/2011
Guitar Center Inc	muaician	com	Generic	4/22/2011
Musicians Friend	muasic123	com	Generic	4/22/2011
Guitar Center Inc	muasicarts	com	Generic	4/22/2011
Guitar Center Inc	muasician	com	Generic	4/22/2011
Musicians Friend	muasiciansfriend	com	Generic	4/22/2011
Musicians Friend	muciansfriend	com	Generic	12/14/2011
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Musicians Friend	mudic123	com	Generic	4/22/2011
Guitar Center Inc	mudicarts	com	Generic	4/22/2011
Guitar Center Inc	mudician	com	Generic	4/22/2011
Musicians Friend	mudsic123	com	Generic	4/22/2011
Guitar Center Inc	mudsicarts	com	Generic	4/22/2011
Guitar Center Inc	mudsician	com	Generic	4/22/2011
Musicians Friend	mudsiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	mueicarts	com	Generic	4/22/2011
Guitar Center Inc	mueician	com	Generic	4/22/2011
Musicians Friend	mueiciansfriend	com	Generic	4/22/2011
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Guitar Center Inc	muesicarts	com	Generic	4/22/2011
Guitar Center Inc	muesician	com	Generic	4/22/2011

Musicians Friend	muesiciansfriend	com	Generic	4/22/2011
Musicians Friend	muhsic123	com	Generic	4/22/2011
Guitar Center Inc	muhsicarts	com	Generic	4/22/2011
Guitar Center Inc	muhsician	com	Generic	4/22/2011
Musicians Friend	muhsiciansfriend	com	Generic	4/22/2011
Musicians Friend	muic123	com	Generic	7/2/2011
Guitar Center Inc	muicarts	com	Generic	4/22/2011
Guitar Center Inc	muician	com	Generic	4/22/2011
Musicians Friend	muicianfriends	com	Generic	1/24/2011
Musicians Friend	muiciansfriend	com	Generic	6/26/2014
Guitar Center Inc	muiscarts	com	Generic	4/22/2011
Guitar Center Inc	muiscian	com	Generic	4/22/2011
Guitar Center Inc	muisicarts	com	Generic	4/22/2011
Guitar Center Inc	mujsicarts	com	Generic	4/22/2011
Guitar Center Inc	mujsician	com	Generic	4/22/2011
Musicians Friend	mujsiciansfriend	com	Generic	4/22/2011
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Guitar Center Inc	mus8carts	com	Generic	4/22/2011
Guitar Center Inc	mus8cian	com	Generic	4/22/2011
Musicians Friend	mus8ciansfriend	com	Generic	4/22/2011
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Guitar Center Inc	mus8icarts	com	Generic	4/22/2011
Guitar Center Inc	mus8ician	com	Generic	4/22/2011
Musicians Friend	mus8iciansfriend	com	Generic	4/22/2011
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Guitar Center Inc	mus9carts	com	Generic	4/22/2011
Guitar Center Inc	mus9cian	com	Generic	4/22/2011
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Guitar Center Inc	mus9icarts	com	Generic	4/22/2011
Guitar Center Inc	mus9ician	com	Generic	4/22/2011
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Guitar Center Inc	musaicarts	com	Generic	4/22/2011
Guitar Center Inc	musaician	com	Generic	4/22/2011
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Guitar Center Inc	muscarts	com	Generic	4/22/2011
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Guitar Center Inc	musciian	com	Generic	4/22/2011
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Guitar Center Inc	musdicarts	com	Generic	4/22/2011
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Guitar Center Inc	museicarts	com	Generic	4/22/2011
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Guitar Center Inc	musi8carts	com	Generic	4/22/2011
Guitar Center Inc	musi8cian	com	Generic	4/22/2011
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Guitar Center Inc	musi9carts	com	Generic	4/22/2011
Guitar Center Inc	musi9cian	com	Generic	4/22/2011
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Guitar Center Inc	musiacrts	com	Generic	4/22/2011
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Guitar Center Inc	music8an	com	Generic	4/22/2011
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Guitar Center Inc	music9an	com	Generic	4/22/2011
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Guitar Center Inc	musica4rts	com	Generic	4/22/2011
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Guitar Center Inc	musica5rts	com	Generic	4/22/2011
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Guitar Center Inc	musicadrts	com	Generic	4/22/2011
Guitar Center Inc	musicadts	com	Generic	4/22/2011
Guitar Center Inc	musicaerts	com	Generic	4/22/2011
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Guitar Center Inc	musicandartscenters	com	Generic	5/24/2011
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Guitar Center Inc	musicaqrts	com	Generic	4/22/2011
Guitar Center Inc	musicar4ts	com	Generic	4/22/2011

Guitar Center Inc	musicar5s	com	Generic	4/22/2011
Guitar Center Inc	musicar5ts	com	Generic	4/22/2011
Guitar Center Inc	musicar6s	com	Generic	4/22/2011
Guitar Center Inc	musicar6ts	com	Generic	4/22/2011
Guitar Center Inc	musicardts	com	Generic	4/22/2011
Guitar Center Inc	musicarets	com	Generic	4/22/2011
Guitar Center Inc	musicarfs	com	Generic	4/22/2011
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Guitar Center Inc	musicargs	com	Generic	4/22/2011
Guitar Center Inc	musicargts	com	Generic	4/22/2011
Guitar Center Inc	musicarrs	com	Generic	4/22/2011
Guitar Center Inc	musicarrts	com	Generic	4/22/2011
Guitar Center Inc	musicarst	com	Generic	4/22/2011
Guitar Center Inc	musicart5	com	Generic	4/22/2011
Guitar Center Inc	musicart5s	com	Generic	4/22/2011
Guitar Center Inc	musicart6s	com	Generic	4/22/2011
Guitar Center Inc	musicartas	com	Generic	4/22/2011
Guitar Center Inc	musicartd	com	Generic	4/22/2011
Guitar Center Inc	musicartds	com	Generic	4/22/2011
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Guitar Center Inc	musicarts	asia	Generic	4/22/2011
Guitar Center Inc	musicarts	biz	Generic	4/22/2011
Guitar Center Inc	musicarts	com	Generic	6/6/2011
Guitar Center Inc	musicarts	info	Generic	4/22/2011
Guitar Center Inc	musicarts	mobi	Generic	4/22/2011
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Guitar Center Inc	musicartscenter	com	Generic	6/6/2011
Guitar Center Inc	musicartscenters	com	Generic	6/6/2011
Guitar Center Inc	musicartscom	com	Generic	4/22/2011
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Guitar Center Inc	musicartse	com	Generic	4/22/2011
Guitar Center Inc	musicartslcom	com	Generic	4/22/2011
Musicians Friend	MusicArtsonline	com	Generic	5/28/2011
Guitar Center Inc	musicartss	com	Generic	4/22/2011
Guitar Center Inc	musicartsw	com	Generic	4/22/2011
Guitar Center Inc	musicartsx	com	Generic	4/22/2011
Guitar Center Inc	musicartsz	com	Generic	4/22/2011
Guitar Center Inc	musicartts	com	Generic	4/22/2011
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Guitar Center Inc	musicartws	com	Generic	4/22/2011
Guitar Center Inc	musicartx	com	Generic	4/22/2011
Guitar Center Inc	musicartxs	com	Generic	4/22/2011
Guitar Center Inc	musicartys	com	Generic	4/22/2011
Guitar Center Inc	musicartz	com	Generic	4/22/2011
Guitar Center Inc	musicartzs	com	Generic	4/22/2011

Guitar Center Inc	musicarys	com	Generic	4/22/2011
Guitar Center Inc	musicaryts	com	Generic	4/22/2011
Guitar Center Inc	musicasrts	com	Generic	4/22/2011
Guitar Center Inc	musicatrs	com	Generic	4/22/2011
Guitar Center Inc	musicatrts	com	Generic	4/22/2011
Guitar Center Inc	musicatts	com	Generic	4/22/2011
Guitar Center Inc	musicawrts	com	Generic	4/22/2011
Guitar Center Inc	musicazrts	com	Generic	4/22/2011
Musicians Friend	musicbusinesstipoftheday	com	Generic	5/20/2013
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Guitar Center Inc	musiceducationfoundation	com	Generic	10/21/2011
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Guitar Center Inc	musiceducationfoundation	org	Generic	10/21/2011
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Guitar Center Inc	musicfian	com	Generic	4/22/2011
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Guitar Center Inc	musici8an	com	Generic	4/22/2011
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Guitar Center Inc	musici9an	com	Generic	4/22/2011
Musicians Friend	musici9ansfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciaan	com	Generic	4/22/2011
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Guitar Center Inc	musiciab	com	Generic	4/22/2011
Guitar Center Inc	musiciabn	com	Generic	4/22/2011
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Guitar Center Inc	musiciajn	com	Generic	4/22/2011
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Guitar Center Inc	musiciamn	com	Generic	4/22/2011
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Musicians Friend	musician	com	Generic	3/6/2019
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Guitar Center Inc	musicianb	com	Generic	4/22/2011
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Guitar Center Inc	musicianh	com	Generic	4/22/2011
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Guitar Center Inc	musicianj	com	Generic	4/22/2011
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Musicians Friend	musicians-friend	net	Generic	9/21/2011
Musicians Friend	musicians-friend	org	Generic	9/21/2011
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Musicians Friend	musiciansfriendr	com	Generic	4/22/2011
Musicians Friend	musiciansfriends	com	Generic	4/29/2012

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Musicians Friend	musiciansfriiend	com	Generic	5/27/2012
Musicians Friend	musiciansfrijend	com	Generic	4/22/2011
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Musicians Friend	musiciansfriwnd	com	Generic	5/27/2011
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Musicians Friend	musiciansfrliend	com	Generic	4/22/2011
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Musicians Friend	musiciansfroiend	com	Generic	4/22/2011
Musicians Friend	musiciansfrriend	com	Generic	5/27/2012
Musicians Friend	musiciansfrtiend	com	Generic	4/22/2011
Musicians Friend	musiciansfruend	com	Generic	5/27/2011
Musicians Friend	musiciansftiend	com	Generic	5/27/2011
Musicians Friend	musiciansfvriend	com	Generic	4/22/2011
Musicians Friend	musiciansgfriend	com	Generic	4/22/2011
Musicians Friend	musiciansgriend	com	Generic	5/27/2011
Musicians Friend	musicianslease	com	Generic	4/11/2012
Musicians Friend	musiciansrfriend	com	Generic	4/22/2011
Musicians Friend	musiciansriend	com	Generic	6/26/2014
Guitar Center Inc	musiciansservice	com	Generic	3/17/2011
Guitar Center Inc	musiciansservice	net	Generic	3/17/2011
Guitar Center Inc	musiciansservices	net	Generic	3/17/2011
Guitar Center Inc	musiciansservicesonline	com	Generic	3/17/2011
Musicians Friend	musicianssfriend	com	Generic	5/27/2012

Musicians Friend	musicianstfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciansunion	net	Generic	11/21/2011
Musicians Friend	musiciansvfriend	com	Generic	4/22/2011
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Musicians Friend	musicianswfriend	com	Generic	4/22/2011
Musicians Friend	musiciansxfriend	com	Generic	4/22/2011
Musicians Friend	musicianszfriend	com	Generic	4/22/2011
Guitar Center Inc	musicianware	com	Generic	5/20/2011
Musicians Friend	musicianwsfriend	com	Generic	4/22/2011
Musicians Friend	musicianxsfriend	com	Generic	4/22/2011
Musicians Friend	musicianzsfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciaqn	com	Generic	4/22/2011
Musicians Friend	musiciasfriend	com	Generic	6/26/2014
Guitar Center Inc	musiciasn	com	Generic	4/22/2011
Musicians Friend	musiciasnsfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciawn	com	Generic	4/22/2011
Musicians Friend	musiciawnsfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciazn	com	Generic	4/22/2011
Musicians Friend	musiciaznsfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciian	com	Generic	4/22/2011
Musicians Friend	musiciiansfriend	com	Generic	5/27/2012
Guitar Center Inc	musicijan	com	Generic	4/22/2011
Musicians Friend	musicijansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicikan	com	Generic	4/22/2011
Musicians Friend	musicikansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicilan	com	Generic	4/22/2011
Musicians Friend	musicilansfriend	com	Generic	4/22/2011
Musicians Friend	musicinsfriend	com	Generic	6/26/2014
Musicians Friend	music-instrument-sale	name	Generic	6/2/2014
Musicians Friend	music-instrument-sale	net	Generic	6/2/2013
Musicians Friend	music-instrument-sale	org	Generic	6/2/2013
Guitar Center Inc	musicioan	com	Generic	4/22/2011
Musicians Friend	musicioansfriend	com	Generic	5/27/2011
Musicians Friend	musicionsfriend	com	Generic	12/12/2011
Guitar Center Inc	musiciqan	com	Generic	4/22/2011
Musicians Friend	musiciqansfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciqn	com	Generic	4/22/2011
Musicians Friend	musiciqnsfriend	com	Generic	4/22/2011
Guitar Center Inc	musicisan	com	Generic	4/22/2011
Guitar Center Inc	musicisn	com	Generic	4/22/2011
Musicians Friend	musicisnsfriend	com	Generic	5/27/2011
Guitar Center Inc	musiciuan	com	Generic	4/22/2011
Guitar Center Inc	musiciwan	com	Generic	4/22/2011
Musicians Friend	musiciwansfriend	com	Generic	4/22/2011
Guitar Center Inc	musiciwn	com	Generic	4/22/2011
Musicians Friend	musiciwnsfriend	com	Generic	4/22/2011
Guitar Center Inc	musicizan	com	Generic	4/22/2011

Musicians Friend	musicizansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicizn	com	Generic	4/22/2011
Musicians Friend	musiciznsfriend	com	Generic	4/22/2011
Musicians Friend	musicjansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicjian	com	Generic	4/22/2011
Musicians Friend	musicjiansfriend	com	Generic	4/22/2011
Musicians Friend	musickansfriend	com	Generic	4/22/2011
Guitar Center Inc	musickian	com	Generic	4/22/2011
Musicians Friend	musickiansfriend	com	Generic	4/22/2011
Musicians Friend	musicl123	com	Generic	4/22/2011
Musicians Friend	musicl23	com	Generic	4/22/2011
Musicians Friend	musiclansfriend	com	Generic	4/22/2011
Musicians Friend	musicliansfriend	com	Generic	4/22/2011
Musicians Friend	music-machine	net	Generic	10/24/2011
Musicians Friend	musicmachinegibson	biz	Generic	12/21/2011
Musicians Friend	musicmachinegibson	com	Generic	12/21/2011
Musicians Friend	musico123	com	Generic	11/10/2011
Guitar Center Inc	musicoan	com	Generic	4/22/2011
Guitar Center Inc	musicoian	com	Generic	4/22/2011
Musicians Friend	musicoiansfriend	com	Generic	4/22/2011
Musicians Friend	musicplayroom	com	Generic	7/28/2013
Musicians Friend	music-poster	net	Generic	5/21/2013
Guitar Center Inc	musicqarts	com	Generic	4/22/2011
Guitar Center Inc	musicqrts	com	Generic	4/22/2011
Guitar Center Inc	musicrts	com	Generic	4/22/2011
Guitar Center Inc	musicsarts	com	Generic	4/22/2011
Musicians Friend	musicsfriend	com	Generic	12/20/2011
Guitar Center Inc	musicsrts	com	Generic	4/22/2011
Musicians Friend	musicstore123	com	Generic	4/13/2011
Musicians Friend	musictipoftheday	com	Generic	5/20/2013
Guitar Center Inc	musicuan	com	Generic	4/22/2011
Musicians Friend	musicuansfriend	com	Generic	5/27/2011
Guitar Center Inc	musicuian	com	Generic	4/22/2011
Musicians Friend	musicuiansfriend	com	Generic	4/22/2011
Musicians Friend	musicv123	com	Generic	4/22/2011
Guitar Center Inc	musicvarts	com	Generic	4/22/2011
Guitar Center Inc	musicvian	com	Generic	4/22/2011
Musicians Friend	musicviansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicwarts	com	Generic	4/22/2011
Guitar Center Inc	musicwrts	com	Generic	4/22/2011
Musicians Friend	musicx123	com	Generic	4/22/2011
Guitar Center Inc	musicxarts	com	Generic	4/22/2011
Guitar Center Inc	musicxian	com	Generic	4/22/2011
Musicians Friend	musicxiansfriend	com	Generic	4/22/2011
Guitar Center Inc	musicyard	net	Generic	11/21/2011
Guitar Center Inc	musiczarts	com	Generic	4/22/2011
Guitar Center Inc	musiczrts	com	Generic	4/22/2011

Guitar Center Inc	musidarts	com	Generic	4/22/2011
Musicians Friend	musidc123	com	Generic	4/22/2011
Guitar Center Inc	musidcarts	com	Generic	4/22/2011
Guitar Center Inc	musidcian	com	Generic	4/22/2011
Musicians Friend	musidciansfriend	com	Generic	4/22/2011
Guitar Center Inc	musidian	com	Generic	4/22/2011
Guitar Center Inc	musifarts	com	Generic	4/22/2011
Musicians Friend	musifc123	com	Generic	4/22/2011
Guitar Center Inc	musifcarts	com	Generic	4/22/2011
Guitar Center Inc	musifcian	com	Generic	4/22/2011
Musicians Friend	musifciansfriend	com	Generic	4/22/2011
Guitar Center Inc	musifian	com	Generic	4/22/2011
Guitar Center Inc	musiian	com	Generic	4/22/2011
Musicians Friend	musiianfriend	com	Generic	6/24/2011
Musicians Friend	musiiansfriend	com	Generic	6/26/2014
Musicians Friend	musiic123	com	Generic	4/22/2011
Guitar Center Inc	musiican	com	Generic	4/22/2011
Guitar Center Inc	musiicarts	com	Generic	4/22/2011
Guitar Center Inc	musiician	com	Generic	4/22/2011
Musicians Friend	musiiciansfriend	com	Generic	5/27/2012
Musicians Friend	musijc123	com	Generic	4/22/2011
Guitar Center Inc	musijcarts	com	Generic	4/22/2011
Guitar Center Inc	musijcian	com	Generic	4/22/2011
Musicians Friend	musijciansfriend	com	Generic	4/22/2011
Musicians Friend	musik123	com	Generic	5/15/2011
Musicians Friend	musikc123	com	Generic	4/22/2011
Guitar Center Inc	musikcarts	com	Generic	4/22/2011
Guitar Center Inc	musikcian	com	Generic	4/22/2011
Musicians Friend	musikciansfriend	com	Generic	4/22/2011
Musicians Friend	musilc123	com	Generic	4/22/2011
Guitar Center Inc	musilcarts	com	Generic	4/22/2011
Guitar Center Inc	musilcian	com	Generic	4/22/2011
Musicians Friend	musilciansfriend	com	Generic	4/22/2011
Musicians Friend	musioc123	com	Generic	4/22/2011
Guitar Center Inc	musiocarts	com	Generic	4/22/2011
Guitar Center Inc	musiocian	com	Generic	4/22/2011
Musicians Friend	musique123	com	Generic	4/13/2011
Musicians Friend	musique123	net	Generic	4/13/2011
Musicians Friend	musisiansfriend	com	Generic	8/21/2012
Musicians Friend	musisionsfriend	com	Generic	9/16/2011
Musicians Friend	musitiansfriend	com	Generic	2/27/2012
Musicians Friend	musitionsfriend	com	Generic	12/15/2011
Musicians Friend	musiuc123	com	Generic	4/22/2011
Guitar Center Inc	musiucarts	com	Generic	4/22/2011
Guitar Center Inc	musiucian	com	Generic	4/22/2011
Musicians Friend	musiv123	com	Generic	4/22/2011
Musicians Friend	musivc123	com	Generic	4/22/2011

Guitar Center Inc	musivcarts	com	Generic	4/22/2011
Guitar Center Inc	musivcian	com	Generic	4/22/2011
Musicians Friend	musivciansfriend	com	Generic	4/22/2011
Guitar Center Inc	musivian	com	Generic	4/22/2011
Musicians Friend	musix123	com	Generic	4/22/2011
Guitar Center Inc	musixarts	com	Generic	4/22/2011
Musicians Friend	musixc123	com	Generic	4/22/2011
Guitar Center Inc	musixcarts	com	Generic	4/22/2011
Guitar Center Inc	musixcian	com	Generic	4/22/2011
Guitar Center Inc	musjcarts	com	Generic	4/22/2011
Guitar Center Inc	musjcian	com	Generic	4/22/2011
Musicians Friend	musjciansfriend	com	Generic	4/22/2011
Guitar Center Inc	musjcjan	com	Generic	4/22/2011
Musicians Friend	musjcjansfrjend	com	Generic	4/22/2011
Musicians Friend	musjic123	com	Generic	4/22/2011
Guitar Center Inc	musjicarts	com	Generic	4/22/2011
Guitar Center Inc	musjician	com	Generic	4/22/2011
Musicians Friend	musjiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	muskcarts	com	Generic	4/22/2011
Guitar Center Inc	muskcian	com	Generic	4/22/2011
Musicians Friend	muskciansfriend	com	Generic	4/22/2011
Musicians Friend	muskic123	com	Generic	4/22/2011
Guitar Center Inc	muskicarts	com	Generic	4/22/2011
Guitar Center Inc	muskician	com	Generic	4/22/2011
Musicians Friend	muskiciansfriend	com	Generic	4/22/2011
Musicians Friend	muslc123	com	Generic	4/22/2011
Guitar Center Inc	muslcarts	com	Generic	4/22/2011
Guitar Center Inc	muslcian	com	Generic	4/22/2011
Musicians Friend	muslciansfriend	com	Generic	4/22/2011
Musicians Friend	muslic123	com	Generic	4/22/2011
Guitar Center Inc	muslicarts	com	Generic	4/22/2011
Guitar Center Inc	muslician	com	Generic	4/22/2011
Musicians Friend	musliciansfriend	com	Generic	4/22/2011
Guitar Center Inc	musocarts	com	Generic	4/22/2011
Guitar Center Inc	musocian	com	Generic	4/22/2011
Musicians Friend	musoic123	com	Generic	4/22/2011
Guitar Center Inc	musoicarts	com	Generic	4/22/2011
Guitar Center Inc	musoician	com	Generic	4/22/2011
Musicians Friend	mussic123	com	Generic	4/22/2011
Guitar Center Inc	mussicarts	com	Generic	4/22/2011
Guitar Center Inc	mussician	com	Generic	4/22/2011
Musicians Friend	mussiciansfriend	com	Generic	5/27/2012
Musicians Friend	musuc123	com	Generic	9/12/2011
Guitar Center Inc	musucarts	com	Generic	4/22/2011
Guitar Center Inc	musucian	com	Generic	4/22/2011
Musicians Friend	musuic123	com	Generic	4/22/2011
Guitar Center Inc	musuicarts	com	Generic	4/22/2011

Guitar Center Inc	musuician	com	Generic	4/22/2011
Musicians Friend	musuiciansfriend	com	Generic	4/22/2011
Musicians Friend	muswic123	com	Generic	4/22/2011
Guitar Center Inc	muswicarts	com	Generic	4/22/2011
Guitar Center Inc	muswician	com	Generic	4/22/2011
Musicians Friend	muswiciansfriend	com	Generic	4/22/2011
Musicians Friend	musxic123	com	Generic	4/22/2011
Guitar Center Inc	musxicarts	com	Generic	4/22/2011
Guitar Center Inc	musxician	com	Generic	4/22/2011
Musicians Friend	musxiciansfriend	com	Generic	4/22/2011
Musicians Friend	muszic123	com	Generic	4/22/2011
Guitar Center Inc	muszicarts	com	Generic	4/22/2011
Guitar Center Inc	muszician	com	Generic	4/22/2011
Musicians Friend	musziciansfriend	com	Generic	4/22/2011
Musicians Friend	muusic123	com	Generic	4/22/2011
Guitar Center Inc	muusicarts	com	Generic	4/22/2011
Guitar Center Inc	muusician	com	Generic	4/22/2011
Musicians Friend	muusiciansfriend	com	Generic	5/27/2012
Guitar Center Inc	muwicarts	com	Generic	4/22/2011
Guitar Center Inc	muwician	com	Generic	4/22/2011
Musicians Friend	muwsic123	com	Generic	4/22/2011
Guitar Center Inc	muwsicarts	com	Generic	4/22/2011
Guitar Center Inc	muwsician	com	Generic	4/22/2011
Musicians Friend	muwsiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	muxicarts	com	Generic	4/22/2011
Musicians Friend	muxsic123	com	Generic	4/22/2011
Guitar Center Inc	muxsicarts	com	Generic	4/22/2011
Guitar Center Inc	muxsician	com	Generic	4/22/2011
Musicians Friend	muxsiciansfriend	com	Generic	4/22/2011
Musicians Friend	muysic123	com	Generic	4/22/2011
Guitar Center Inc	muysicarts	com	Generic	4/22/2011
Guitar Center Inc	muysician	com	Generic	4/22/2011
Musicians Friend	muysiciansfriend	com	Generic	10/28/2011
Guitar Center Inc	muzet	com	Generic	2/24/2011
Guitar Center Inc	muzicarts	com	Generic	4/22/2011
Guitar Center Inc	muzicartz	com	Generic	4/22/2011
Musicians Friend	muzicianzfriend	com	Generic	4/22/2011
Musicians Friend	muzsic123	com	Generic	4/22/2011
Guitar Center Inc	muzsicarts	com	Generic	4/22/2011
Guitar Center Inc	muzsician	com	Generic	4/22/2011
Musicians Friend	muzsiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	mygcstudios	com	Generic	10/21/2011
Musicians Friend	mysic123	com	Generic	4/22/2011
Guitar Center Inc	mysicarts	com	Generic	4/22/2011
Guitar Center Inc	myusicarts	com	Generic	4/22/2011
Guitar Center Inc	myusician	com	Generic	4/22/2011
Musicians Friend	narmonycentral	com	Generic	4/22/2011

Musicians Friend	narmony-central	com	Generic	4/22/2011
Musicians Friend	needstrings	com	Generic	6/14/2012
Musicians Friend	netdrummer	com	Generic	2/23/2011
Musicians Friend	nharmonycentral	com	Generic	4/22/2011
Musicians Friend	nharmony-central	com	Generic	4/22/2011
Musicians Friend	nmusic123	com	Generic	4/22/2011
Guitar Center Inc	nmusicarts	com	Generic	4/22/2011
Guitar Center Inc	nmusician	com	Generic	4/22/2011
Musicians Friend	northwest-wholesale	com	Generic	9/16/2011
Musicians Friend	nusic123	com	Generic	7/2/2011
Guitar Center Inc	nusicarts	com	Generic	4/22/2011
Musicians Friend	nw-music	com	Generic	9/16/2011
Musicians Friend	oboes123	com	Generic	10/19/2013
Guitar Center Inc	ocdrum	net	Generic	9/15/2011
Guitar Center Inc	OnYourRecord	com	Generic	12/9/2011
Musicians Friend	orchestra123	com	Generic	5/13/2012
Guitar Center Inc	OSUBonusCard	com	Generic	7/29/2012
Guitar Center Inc	OSUMusicard	com	Generic	7/20/2011
Guitar Center Inc	osumusiccard	com	Generic	7/19/2011
Musicians Friend	percussionmall	com	Generic	2/23/2011
Musicians Friend	percussionstore	com	Generic	2/23/2011
Musicians Friend	percussionunlimited	com	Generic	2/23/2011
Guitar Center Inc	performanceguarantee	com	Generic	10/27/2011
Guitar Center Inc	platinumguitar	net	Generic	6/20/2011
Guitar Center Inc	platinumguitars	net	Generic	9/30/2011
Guitar Center Inc	polarisdjgear	com	Generic	6/12/2011
Guitar Center Inc	polarisdjgear	net	Generic	6/12/2011
Guitar Center Inc	polaris-global	com	Generic	6/12/2011
Guitar Center Inc	polaris-global	net	Generic	6/12/2011
Guitar Center Inc	polarisparty	com	Generic	6/12/2011
Guitar Center Inc	polarisparty	net	Generic	6/12/2011
Guitar Center Inc	polarisworldwide	com	Generic	6/12/2011
Musicians Friend	poplarstreetguitars	com	Generic	1/31/2013
Musicians Friend	poplarstreetguitars	net	Generic	1/31/2013
Musicians Friend	poplarstreetguitars	org	Generic	1/31/2013
Musicians Friend	premierewinds	com	Generic	11/30/2011
Musicians Friend	prguitars	com	Generic	3/21/2012
Musicians Friend	prguitars	net	Generic	3/21/2012
Musicians Friend	private-music-teachers	com	Generic	4/16/2011
Musicians Friend	privatereserveguitars	com	Generic	3/21/2012
Musicians Friend	privatereserveguitars	net	Generic	3/21/2012
Musicians Friend	private-reserve-guitars	com	Generic	3/21/2012
Musicians Friend	private-reserve-guitars	net	Generic	3/21/2012
Musicians Friend	privateteachersclub	com	Generic	4/16/2011
Musicians Friend	processaudio	com	Generic	7/9/2013
Guitar Center Inc	prolinecd	com	Generic	2/5/2011
Guitar Center Inc	prolinecd	net	Generic	2/5/2011

Guitar Center Inc	prolinedigital	net	Generic	2/19/2011
Guitar Center Inc	prolinedvd	com	Generic	2/5/2011
Guitar Center Inc	prolinedvd	net	Generic	2/5/2011
Guitar Center Inc	prolinepublications	com	Generic	11/9/2011
Guitar Center Inc	prolinepublications	net	Generic	11/9/2011
Guitar Center Inc	prolinerecordingmedia	com	Generic	2/5/2011
Guitar Center Inc	prolinerecordingmedia	net	Generic	2/5/2011
Guitar Center Inc	prolinestand	com	Generic	1/14/2011
Guitar Center Inc	prolinestand	net	Generic	1/14/2011
Guitar Center Inc	prolinestands	net	Generic	1/14/2011
Guitar Center Inc	proline-usa	com	Generic	11/9/2011
Guitar Center Inc	proline-usa	net	Generic	11/9/2011
Guitar Center Inc	pulsedrums	net	Generic	4/6/2011
Guitar Center Inc	pulsedrumsandpercussion	com	Generic	4/9/2011
Guitar Center Inc	pulsepercussionanddrums	com	Generic	4/9/2011
Musicians Friend	pulsepropercussion	info	Generic	6/17/2012
Musicians Friend	pulsepropercussion	net	Generic	6/17/2012
Musicians Friend	pulsepropercussion	org	Generic	6/17/2012
Musicians Friend	qwwbw	com	Generic	4/22/2011
Guitar Center Inc	random-acts-of-coolness	com	Generic	2/24/2011
Musicians Friend	raredrums	com	Generic	2/23/2011
Guitar Center Inc	ravenamplification	com	Generic	7/25/2011
Guitar Center Inc	ravenamplification	net	Generic	7/25/2011
Guitar Center Inc	ravenamplifiers	com	Generic	7/25/2011
Guitar Center Inc	ravenamplifiers	net	Generic	7/25/2011
Guitar Center Inc	ravenamps	net	Generic	7/25/2011
Guitar Center Inc	ravenguitaramps	com	Generic	7/25/2011
Guitar Center Inc	ravenguitaramps	net	Generic	7/25/2011
Guitar Center Inc	realguitar4me	com	Generic	9/19/2011
Guitar Center Inc	realguitartime	com	Generic	9/19/2011
Musicians Friend	recordingtipoftheday	com	Generic	5/20/2013
Guitar Center Inc	rhythmcity	com	Generic	8/9/2011
Guitar Center Inc	roadrunnerbags	com	Generic	4/22/2011
Guitar Center Inc	roadrunnerbags	net	Generic	4/22/2011
Guitar Center Inc	roadrunnerbagsandcases	com	Generic	4/22/2011
Guitar Center Inc	roadrunnerbagsandcases	net	Generic	4/22/2011
Guitar Center Inc	roadrunnercases	net	Generic	4/22/2011
Guitar Center Inc	roadrunnerprotection	com	Generic	11/9/2011
Guitar Center Inc	roadrunnerprotection	net	Generic	11/9/2011
Guitar Center Inc	roadrunner-usa	net	Generic	11/9/2011
Musicians Friend	robeastman	com	Generic	9/21/2013
Musicians Friend	rocknrhythm	com	Generic	7/8/2011
Guitar Center Inc	rocktheempire	net	Generic	5/2/2011
Guitar Center Inc	rocktheempire	org	Generic	5/2/2011
Guitar Center Inc	rocktheie	com	Generic	4/24/2011
Guitar Center Inc	rockwalk	com	Generic	6/13/2011
Musicians Friend	rockwind	biz	Generic	8/24/2011

Musicians Friend	rogueamps	com	Generic	9/16/2011
Musicians Friend	rogueguitars	com	Generic	9/16/2011
Musicians Friend	saxophones123	com	Generic	10/19/2013
Musicians Friend	schoolmusic	com	Generic	7/11/2011
Guitar Center Inc	scottimusic	com	Generic	11/30/2011
Guitar Center Inc	SeHablaMusica	com	Generic	4/13/2011
Musicians Friend	sheetmusic123	com	Generic	3/18/2011
Guitar Center Inc	shermanoaksguitarcenter	com	Generic	2/9/2011
Musicians Friend	silvercreekusa	com	Generic	6/26/2011
Musicians Friend	silvercreekusa	net	Generic	6/26/2011
Guitar Center Inc	simmonsdrum	com	Generic	2/9/2011
Guitar Center Inc	simmonsdrum	net	Generic	2/9/2011
Guitar Center Inc	simmonsdrum	org	Generic	2/9/2011
Guitar Center Inc	simmons-drum	net	Generic	2/9/2011
Guitar Center Inc	simmons-drum	org	Generic	2/9/2011
Guitar Center Inc	simmonsdrums	org	Generic	2/9/2011
Guitar Center Inc	simmons-drums	com	Generic	2/9/2011
Guitar Center Inc	simmons-drums	net	Generic	2/9/2011
Guitar Center Inc	simmons-drums	org	Generic	2/9/2011
Musicians Friend	smokindealoftheday	com	Generic	4/3/2011
Musicians Friend	solodrummer	com	Generic	2/23/2011
Musicians Friend	songwritingtipoftheday	com	Generic	5/20/2013
Guitar Center Inc	soundpercussion	net	Generic	1/14/2011
Guitar Center Inc	soundpercussiondrums	net	Generic	11/9/2011
Guitar Center Inc	soundpercussion-usa	com	Generic	11/9/2011
Guitar Center Inc	soundpercussion-usa	net	Generic	11/9/2011
Guitar Center Inc	spectralcomputer	net	Generic	2/17/2012
Guitar Center Inc	spectral-usa	com	Generic	11/9/2011
Guitar Center Inc	spectral-usa	net	Generic	11/9/2011
Musicians Friend	sproutsmusic	com	Generic	7/15/2013
Guitar Center Inc	sterling-audio	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudioheadphones	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudioheadphones	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomicrophones	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomicrophones	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomics	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomics	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomonitors	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudiomonitors	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudiospeakers	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudiospeakers	net	Generic	6/8/2011
Guitar Center Inc	sterlingaudio-usa	com	Generic	6/8/2011
Guitar Center Inc	sterlingaudio-usa	net	Generic	6/8/2011
Guitar Center Inc	sterlingheadphones	com	Generic	6/8/2011
Guitar Center Inc	sterlingheadphones	net	Generic	6/8/2011
Guitar Center Inc	sterlingmicrophones	com	Generic	6/8/2011
Guitar Center Inc	sterlingmicrophones	net	Generic	6/8/2011

Guitar Center Inc	sterlingmics	com	Generic	6/8/2011
Guitar Center Inc	sterlingmics	net	Generic	6/8/2011
Guitar Center Inc	sterlingmonitors	com	Generic	6/8/2011
Guitar Center Inc	sterlingmonitors	net	Generic	6/8/2011
Guitar Center Inc	sterlingprosound	com	Generic	6/8/2011
Guitar Center Inc	sterlingspeakers	net	Generic	6/8/2011
Guitar Center Inc	stratathon	com	Generic	5/14/2011
Guitar Center Inc	stratathongc	com	Generic	5/14/2011
Musicians Friend	stringwind	com	Generic	4/14/2011
Proprietary Brands	supportyourmusic	com	Generic	5/8/2011
Proprietary Brands	supportyourmusic	net	Generic	5/8/2011
Musicians Friend	swwbw	com	Generic	4/22/2011
Musicians Friend	tabmonkey	com	Generic	4/26/2013
Guitar Center Inc	takincareofbusinessmusic	com	Generic	2/4/2011
Guitar Center Inc	takincareofbusinessmusic	net	Generic	2/4/2011
Guitar Center Inc	takingcareofbusinessmusic	net	Generic	2/4/2011
Guitar Center Inc	tcbglobal	net	Generic	2/20/2011
Guitar Center Inc	tcbmusic	net	Generic	2/4/2011
Guitar Center Inc	tguitarcenter	com	Generic	4/22/2011
Musicians Friend	thefriend	com	Generic	7/20/2011
Musicians Friend	thefriend	name	Generic	11/12/2012
Guitar Center Inc	thegcfoundation	com	Generic	10/21/2011
Guitar Center Inc	thegcfoundation	net	Generic	10/21/2011
Guitar Center Inc	thegcfoundation	org	Generic	10/21/2011
Guitar Center Inc	thegearcard	com	Generic	4/14/2011
Guitar Center Inc	thegreatestprizeinrock	com	Generic	6/4/2011
Guitar Center Inc	thegreatestprizeinrock	info	Generic	6/4/2011
Guitar Center Inc	thegreatestprizeinrock	mobi	Generic	5/20/2011
Guitar Center Inc	thegreatestprizeinrock	net	Generic	6/4/2011
Guitar Center Inc	thegreatestprizeinrock	org	Generic	6/4/2011
Guitar Center Inc	theguitarcenter	net	Generic	2/17/2011
Guitar Center Inc	the-guitar-center	com	Generic	8/26/2011
Guitar Center Inc	theguitarcenterfoundation	com	Generic	10/21/2011
Guitar Center Inc	theguitarcenterfoundation	net	Generic	10/21/2011
Guitar Center Inc	theguitarcenterfoundation	org	Generic	10/21/2011
Guitar Center Inc	theguitarcentermusiceducationfoundation	com	Generic	10/21/2011
Guitar Center Inc	theguitarcentermusiceducationfoundation	net	Generic	10/21/2011
Guitar Center Inc	theguitarcentermusiceducationfoundation	org	Generic	10/21/2011
Guitar Center Inc	themusicianfinder	com	Generic	5/16/2011
Guitar Center Inc	themusiciansunion	com	Generic	11/21/2011
Guitar Center Inc	themusicyard	com	Generic	11/21/2011
Guitar Center Inc	themusicyard	net	Generic	11/21/2011
Musicians Friend	therockwind	com	Generic	7/27/2011
Musicians Friend	therockwind	net	Generic	7/27/2011
Musicians Friend	thestringcenter	com	Generic	9/8/2012
Musicians Friend	thestringcentre	com	Generic	9/8/2012
Musicians Friend	thewoodwindandbrasswind	com	Generic	4/26/2011

Musicians Friend	topdrum	com	Generic	11/5/2013
Musicians Friend	tradeincashout	biz	Generic	1/22/2011
Musicians Friend	tradeincashout	com	Generic	1/22/2011
Musicians Friend	tradeincashout	info	Generic	1/22/2011
Musicians Friend	tradeincashout	name	Generic	1/22/2011
Musicians Friend	tradeincashout	net	Generic	1/22/2011
Musicians Friend	tradeincashout	org	Generic	1/22/2011
Musicians Friend	trombone123	com	Generic	5/13/2012
Musicians Friend	trumpet123	com	Generic	4/1/2012
Musicians Friend	umsic123	com	Generic	4/22/2011
Guitar Center Inc	umsicarts	com	Generic	4/22/2011
Guitar Center Inc	umsician	com	Generic	4/22/2011
Guitar Center Inc	underthetree4me	com	Generic	9/19/2011
Musicians Friend	usadrums	com	Generic	2/23/2011
Musicians Friend	usagibsonguitars	biz	Generic	12/21/2011
Musicians Friend	usalespaul	com	Generic	2/5/2011
Guitar Center Inc	usicarts	com	Generic	4/22/2011
Guitar Center Inc	usician	com	Generic	4/22/2011
Musicians Friend	usiciansfriend	com	Generic	6/26/2014
Guitar Center Inc	veneman	com	Generic	1/30/2011
Guitar Center Inc	venuelightingeffects	net	Generic	2/16/2011
Guitar Center Inc	venuelights	com	Generic	2/15/2011
Guitar Center Inc	venuelights	net	Generic	2/15/2011
Guitar Center Inc	vguitarcenter	com	Generic	4/22/2011
Guitar Center Inc	vintagecollectorseries	com	Generic	6/20/2011
Guitar Center Inc	vintagecollectorseries	net	Generic	6/20/2011
Musicians Friend	vintagedrumsales	com	Generic	2/23/2011
Musicians Friend	vintagegibson	com	Generic	11/30/2011
Guitar Center Inc	vintageguitars	net	Generic	5/19/2011
Musicians Friend	vintagepercussion	com	Generic	2/23/2011
Musicians Friend	w2wbw	com	Generic	4/22/2011
Musicians Friend	w3bw	com	Generic	4/22/2011
Musicians Friend	w3wbw	com	Generic	4/22/2011
Musicians Friend	wab-cg	com	Generic	11/4/2011
Musicians Friend	wawbw	com	Generic	4/22/2011
Musicians Friend	wewbw	com	Generic	4/22/2011
Guitar Center Inc	wguitarcenter	com	Generic	4/22/2011
Musicians Friend	wharmonycentral	com	Generic	4/22/2011
Musicians Friend	wharmony-central	com	Generic	4/22/2011
Guitar Center Inc	williamspiano	net	Generic	1/14/2011
Guitar Center Inc	williamspianos	asia	Generic	4/26/2011
Guitar Center Inc	williamspianos	net	Generic	1/14/2011
Guitar Center Inc	williamsusa	net	Generic	1/14/2011
Guitar Center Inc	wmusicarts	com	Generic	4/22/2011
Guitar Center Inc	wmusician	com	Generic	4/22/2011
Musicians Friend	wmusiciansfriend	com	Generic	4/22/2011
Guitar Center Inc	wolfpackcases	com	Generic	2/9/2012

Guitar Center Inc	wolfpakcases	com	Generic	11/4/2011
Musicians Friend	woodbrassaffiliates	com	Generic	6/12/2011
Musicians Friend	woodwind123	com	Generic	4/6/2012
Musicians Friend	woodwindandbrasswind	com	Generic	9/16/2011
Musicians Friend	woodwindbrasswind	com	Generic	9/16/2011
Musicians Friend	wswbw	com	Generic	4/22/2011
Musicians Friend	ww2bw	com	Generic	4/22/2011
Musicians Friend	ww3bw	com	Generic	4/22/2011
Musicians Friend	wwabw	com	Generic	4/22/2011
Musicians Friend	wwandbw	com	Generic	7/8/2011
Musicians Friend	wwb2w	com	Generic	4/22/2011
Musicians Friend	wwb3	com	Generic	4/22/2011
Musicians Friend	wwb3w	com	Generic	4/22/2011
Musicians Friend	wwbaw	com	Generic	4/22/2011
Musicians Friend	wwbew	com	Generic	4/22/2011
Musicians Friend	wwbgw	com	Generic	4/22/2011
Musicians Friend	wwbhw	com	Generic	4/22/2011
Musicians Friend	wwbnw	com	Generic	4/22/2011
Musicians Friend	wwbsw	com	Generic	4/22/2011
Musicians Friend	wwbw	asia	Generic	4/22/2011
Musicians Friend	wwbw	biz	Generic	4/22/2011
Musicians Friend	wwbw	com	Generic	4/26/2014
Musicians Friend	wwbw	info	Generic	6/29/2013
Musicians Friend	wwbw	mobi	Generic	5/22/2011
Musicians Friend	wwbw	net	Generic	4/26/2011
Musicians Friend	wwbw	org	Generic	6/29/2013
Musicians Friend	wwbw2	com	Generic	4/22/2011
Musicians Friend	wwbw3	com	Generic	4/22/2011
Musicians Friend	wwbwa	com	Generic	4/22/2011
Musicians Friend	wwbwcom	com	Generic	4/22/2011
Musicians Friend	wwbwe	com	Generic	4/22/2011
Musicians Friend	wwbw-email	com	Generic	7/18/2013
Musicians Friend	wwbwlcom	com	Generic	4/22/2011
Musicians Friend	wwbwq	com	Generic	4/22/2011
Musicians Friend	wwbws	com	Generic	4/22/2011
Musicians Friend	wwbwstore	com	Generic	10/9/2012
Musicians Friend	wwgbw	com	Generic	4/22/2011
Guitar Center Inc	wwguitarcenter	com	Generic	4/22/2011
Musicians Friend	wwharmonycentral	com	Generic	4/22/2011
Musicians Friend	wwharmony-central	com	Generic	4/22/2011
Musicians Friend	wwhbw	com	Generic	4/22/2011
Guitar Center Inc	wwmusicarts	com	Generic	4/22/2011
Musicians Friend	wwnbw	com	Generic	4/22/2011
Musicians Friend	wwqbw	com	Generic	4/22/2011
Musicians Friend	wwsbw	com	Generic	4/22/2011
Guitar Center Inc	wwwguitarcentercom	com	Generic	4/22/2011
Musicians Friend	www-harmonycentral	com	Generic	4/22/2011

Musicians Friend	wwwharmony-central	com	Generic	2/16/2013
Musicians Friend	www-harmony-central	com	Generic	4/22/2011
Musicians Friend	wwwharmonycentralcom	com	Generic	4/22/2011
Musicians Friend	wwwharmony-centralcom	com	Generic	4/22/2011
Guitar Center Inc	wwwlguitarcenter	com	Generic	4/22/2011
Musicians Friend	wwwlharmonycentral	com	Generic	4/22/2011
Musicians Friend	wwwlharmony-central	com	Generic	4/22/2011
Guitar Center Inc	wwwlmusicarts	com	Generic	4/22/2011
Guitar Center Inc	wwwlmusician	com	Generic	4/22/2011
Musicians Friend	wwwlwwbw	com	Generic	4/22/2011
Musicians Friend	www-music123	com	Generic	4/22/2011
Musicians Friend	wwwmusic123com	com	Generic	4/22/2011
Guitar Center Inc	www-musicarts	com	Generic	4/22/2011
Guitar Center Inc	wwwmusicartscom	com	Generic	4/22/2011
Guitar Center Inc	wwwmusiciancom	com	Generic	4/22/2011
Musicians Friend	wwwmusiciansfriend	com	Generic	5/3/2012
Musicians Friend	www-musiciansfriend	com	Generic	4/22/2011
Musicians Friend	wwwmusiciansfriendcom	com	Generic	4/22/2011
Musicians Friend	wwwwbw	com	Generic	4/22/2011
Musicians Friend	www-wwbw	com	Generic	4/22/2011
Musicians Friend	wwwwwbwcom	com	Generic	4/22/2011
Musicians Friend	yarmonycentral	com	Generic	4/22/2011
Musicians Friend	yarmony-central	com	Generic	4/22/2011
Musicians Friend	yharmonycentral	com	Generic	4/22/2011
Musicians Friend	yharmony-central	com	Generic	4/22/2011
Guitar Center Inc	yourchancetomakerockhistory	com	Generic	6/5/2011
Guitar Center Inc	yourchancetomakerockhistory	info	Generic	6/5/2011
Guitar Center Inc	yourchancetomakerockhistory	mobi	Generic	5/20/2011
Guitar Center Inc	yourchancetomakerockhistory	net	Generic	6/5/2011
Guitar Center Inc	yourchancetomakerockhistory	org	Generic	6/5/2011
Guitar Center Inc	yourfamilymusicstore	com	Generic	6/9/2011
Guitar Center Inc	YourNextRecord	com	Generic	12/14/2011
Guitar Center Inc	YourRockAnthem	com	Generic	12/9/2011

Internet Domain Name Registrations- Attachment No.2

Account	Domain	Ext	Country	Renewal
Musicians Friend	acousticicon	cc	Cocos (Keeling) Islands	9/6/2011
Musicians Friend	acousticicon	tv	Tuvalu	6/18/2011
Musicians Friend	acousticicon	us	United States	6/3/2011
Musicians Friend	acousticicon	ws	Western Samoa	9/6/2012
Musicians Friend	acousticicons	cn	China	12/15/2011
Musicians Friend	acousticicons	com.cn	China	12/15/2011
Musicians Friend	acousticicons	net.cn	China	12/15/2011
Musicians Friend	acousticicons	org.cn	China	12/15/2011
Musicians Friend	acousticicons	cc	Cocos (Keeling) Islands	12/14/2011
Musicians Friend	acousticicons	tv	Tuvalu	6/18/2011
Musicians Friend	acousticicons	us	United States	6/3/2011
Musicians Friend	acousticicons	ws	Western Samoa	12/14/2011
Musicians Friend	audiovideofriend	cn	China	6/9/2013
Musicians Friend	audiovideofriend	cc	Cocos (Keeling) Islands	4/6/2011
Musicians Friend	audiovideofriend	tv	Tuvalu	6/18/2011
Musicians Friend	audiovideofriend	us	United States	6/3/2011
Musicians Friend	audiovideofriend	ws	Western Samoa	4/6/2012
Guitar Center Inc	certifiedreserve	us	United States	5/28/2011
Musicians Friend	customdirectguitars	bz	Belize	6/18/2011
Musicians Friend	customdirectguitars	cc	Cocos (Keeling) Islands	2/8/2011
Musicians Friend	customdirectguitars	tv	Tuvalu	6/18/2011
Musicians Friend	customdirectguitars	us	United States	6/3/2011
Musicians Friend	customdirectguitars	ws	Western Samoa	2/7/2013
Musicians Friend	dinardis	us	United States	6/3/2011
Musicians Friend	electricicons	cn	China	12/15/2011
Musicians Friend	electricicons	com.cn	China	12/15/2011
Musicians Friend	electricicons	org.cn	China	12/15/2011
Musicians Friend	electricicons	cc	Cocos (Keeling) Islands	12/14/2011
Musicians Friend	electricicons	tv	Tuvalu	6/18/2011
Musicians Friend	electricicons	us	United States	6/3/2011
Musicians Friend	electricicons	ws	Western Samoa	12/14/2011
Musicians Friend	es339	cc	Cocos (Keeling) Islands	8/6/2011
Musicians Friend	es339	tv	Tuvalu	6/18/2011
Musicians Friend	es339	us	United States	6/3/2011
Musicians Friend	es339	ws	Western Samoa	8/6/2011
Musicians Friend	es-339	cc	Cocos (Keeling) Islands	8/6/2011
Musicians Friend	es-339	tv	Tuvalu	6/18/2011
Musicians Friend	es-339	us	United States	6/3/2011
Musicians Friend	es-339	ws	Western Samoa	8/6/2011
Guitar Center Inc	gcindependent	tv	Tuvalu	5/20/2011
Guitar Center Inc	gcindie	tv	Tuvalu	5/20/2011
Guitar Center Inc	gckids	us	United States	5/28/2011
Guitar Center Inc	gcmef	us	United States	5/28/2011
Guitar Center Inc	gcmusiceducation	us	United States	5/28/2011
Guitar Center Inc	gcmusiceducationfoundation	us	United States	5/28/2011
Guitar Center Inc	gcmusicfoundation	us	United States	5/28/2011

Guitar Center Inc	gcnation	us	United States	5/20/2011
Guitar Center Inc	gconstage	tv	Tuvalu	5/20/2011
Guitar Center Inc	gcon-stage	tv	Tuvalu	5/20/2011
Musicians Friend	gcreserve	cc	Cocos (Keeling) Islands	7/21/2011
Musicians Friend	gcreserve	tv	Tuvalu	6/18/2011
Musicians Friend	gcreserve	us	United States	6/3/2011
Musicians Friend	gcreserve	ws	Western Samoa	7/20/2012
Guitar Center Inc	gcstudios	us	United States	5/20/2011
Musicians Friend	giardinelli	at	Austria	4/7/2011
Musicians Friend	giardinelli	co.at	Austria	4/10/2011
Musicians Friend	giardinelli	be	Belgium	5/28/2011
Musicians Friend	giardinelli	com.br	Brazil	4/10/2011
Musicians Friend	giardinelli	ca	Canada	7/28/2011
Musicians Friend	giardinelli	cn	China	4/8/2011
Musicians Friend	giardinelli	com.cn	China	4/8/2011
Guitar Center Inc	Giardinelli	com.co	Colombia	2/5/2011
Musicians Friend	giardinelli	co.dk	Denmark	4/10/2011
Musicians Friend	giardinelli	dk	Denmark	4/30/2011
Musicians Friend	giardinelli	fr	France	1/13/2011
Musicians Friend	giardinelli	de	Germany	5/2/2011
Musicians Friend	giardinelli	com.gr	Greece	5/10/2012
Musicians Friend	giardinelli	gr	Greece	5/10/2012
Musicians Friend	giardinelli	co.in	India	4/7/2011
Musicians Friend	giardinelli	in	India	4/7/2011
Musicians Friend	giardinelli	ie	Ireland	4/18/2011
Musicians Friend	giardinelli	co.it	Italy	5/27/2011
Musicians Friend	giardinelli	jp	Japan	4/30/2011
Musicians Friend	giardinelli	lu	Luxembourg	5/13/2011
Musicians Friend	giardinelli	com.mx	Mexico	4/6/2011
Musicians Friend	giardinelli	me	Montenegro	9/15/2012
Musicians Friend	giardinelli	nl	Netherlands	6/2/2011
Musicians Friend	giardinelli	no	Norway	4/18/2011
Musicians Friend	giardinelli	co.pt	Portugal	5/1/2011
Musicians Friend	giardinelli	com.pt	Portugal	5/6/2011
Musicians Friend	giardinelli	com.sg	Singapore	4/21/2011
Musicians Friend	giardinelli	sg	Singapore	4/21/2011
Musicians Friend	giardinelli	com.es	Spain	4/7/2011
Musicians Friend	giardinelli	es	Spain	4/7/2011
Musicians Friend	giardinelli	se	Sweden	4/7/2011
Musicians Friend	giardinelli	co.uk	United Kingdom	4/7/2012
Guitar Center Inc	greatestprizeinrock	tv	Tuvalu	5/20/2011
Guitar Center Inc	guitarcenter	co.at	Austria	4/4/2011
Guitar Center Inc	guitarcenter	com.br	Brazil	4/4/2011
Guitar Center Inc	guitarcenter	cl	Chile	3/4/2012
Guitar Center Inc	guitarcenter	cn	China	5/8/2011
Guitar Center Inc	Guitarcenter	com.co	Colombia	2/5/2011
Guitar Center Inc	guitarcenter	co.dk	Denmark	4/4/2011

Guitar Center Inc	guitarcenter	com.hk	Hong Kong	5/4/2011
Guitar Center Inc	guitarcenter	hk	Hong Kong	5/4/2011
Guitar Center Inc	guitarcenter	co.hu	Hungary	5/22/2011
Guitar Center Inc	guitarcenter	hu	Hungary	6/8/2011
Guitar Center Inc	guitarcenter	co.in	India	4/4/2011
Guitar Center Inc	guitarcenter	in	India	4/4/2011
Guitar Center Inc	guitarcenter	ie	Ireland	4/7/2011
Guitar Center Inc	guitarcenter	co.il	Israel	5/5/2011
Guitar Center Inc	guitarcenter	co.it	Italy	5/27/2011
Guitar Center Inc	guitarcenter	jp	Japan	6/30/2011
Guitar Center Inc	guitarcenter	li	Liechtenstein	3/5/2011
Guitar Center Inc	guitarcenter	lu	Luxembourg	5/11/2011
Guitar Center Inc	guitarcenter	com.my	Malaysia	5/5/2011
Guitar Center Inc	guitarcenter	my	Malaysia	5/5/2011
Guitar Center Inc	guitarcenter	com.mx	Mexico	6/14/2011
Guitar Center Inc	guitarcenter	mx	Mexico	3/5/2011
Musicians Friend	guitarcenter	me	Montenegro	7/9/2013
Guitar Center Inc	guitarcenter	co.nl	Netherlands	5/19/2011
Guitar Center Inc	guitarcenter	co.nz	New Zealand	3/5/2011
Guitar Center Inc	guitarcenter	no	Norway	4/11/2011
Guitar Center Inc	guitarcenter	com.pk	Pakistan	8/11/2011
Guitar Center Inc	guitarcenter	pk	Pakistan	8/11/2011
Guitar Center Inc	guitarcenter	com.pe	Peru	3/4/2011
Guitar Center Inc	guitarcenter	pe	Peru	3/4/2011
Guitar Center Inc	guitarcenter	co.pt	Portugal	5/1/2011
Guitar Center Inc	guitarcenter	com.pt	Portugal	5/6/2011
Guitar Center Inc	guitarcenter	pt	Portugal	5/29/2011
Guitar Center Inc	guitarcenter	com.ro	Romania	3/5/2011
Guitar Center Inc	guitarcenter	ro	Romania	3/5/2011
Guitar Center Inc	guitarcenter	com.sg	Singapore	4/5/2011
Guitar Center Inc	guitarcenter	sg	Singapore	4/5/2011
Guitar Center Inc	guitarcenter	co.za	South Africa	4/27/2011
Guitar Center Inc	guitarcenter	kr	South Korea	5/4/2011
Guitar Center Inc	guitarcenter	com.es	Spain	4/5/2011
Guitar Center Inc	guitarcenter	se	Sweden	4/4/2011
Guitar Center Inc	guitarcenter	com.tw	Taiwan	4/23/2011
Guitar Center Inc	guitarcenter	tw	Taiwan	4/23/2011
Guitar Center Inc	guitarcenter	com.tr	Turkey	4/30/2011
Guitar Center Inc	guitarcenter	co.ve	Venezuela	3/5/2011
Guitar Center Inc	guitarcenter	com.ve	Venezuela	3/5/2011
Guitar Center Inc	Guitar-Center	co	Colombia	6/28/2011
Guitar Center Inc	guitar-center	us	United States	5/28/2011
Guitar Center Inc	guitarcenterfoundation	us	United States	5/28/2011
Guitar Center Inc	guitarcenterstores	co.uk	United Kingdom	2/17/2012
Guitar Center Inc	guitarcenterstores	us	United States	5/28/2011
Guitar Center Inc	guitarcentre	us	United States	5/28/2011
Guitar Center Inc	guitarclub	us	United States	5/28/2011

Guitar Center Inc	guitarschool	us	United States	5/28/2011
Musicians Friend	harmonycentral	com.ar	Argentina	12/9/2011
Musicians Friend	harmonycentral	at	Austria	4/7/2011
Musicians Friend	harmonycentral	co.at	Austria	4/10/2011
Musicians Friend	harmonycentral	be	Belgium	5/28/2011
Musicians Friend	harmonycentral	com.br	Brazil	4/10/2011
Musicians Friend	harmonycentral	ca	Canada	7/28/2011
Musicians Friend	harmonycentral	cn	China	4/8/2011
Musicians Friend	harmonycentral	com.cn	China	4/8/2011
Musicians Friend	harmonycentral	cc	Cocos (Keeling) Islands	6/2/2011
Guitar Center Inc	HarmonyCentral	co	Colombia	6/28/2011
Guitar Center Inc	Harmonycentral	com.co	Colombia	2/5/2011
Musicians Friend	harmonycentral	cz	Czech Republic	4/23/2011
Musicians Friend	harmonycentral	co.dk	Denmark	4/10/2011
Musicians Friend	harmonycentral	dk	Denmark	4/30/2011
Musicians Friend	harmonycentral	com.fr	France	1/13/2011
Musicians Friend	harmonycentral	fr	France	1/14/2011
Musicians Friend	harmonycentral	com.gr	Greece	5/10/2012
Musicians Friend	harmonycentral	gr	Greece	5/10/2012
Musicians Friend	harmonycentral	com.hk	Hong Kong	5/4/2011
Musicians Friend	harmonycentral	hk	Hong Kong	5/4/2011
Musicians Friend	harmonycentral	co.hu	Hungary	5/22/2011
Musicians Friend	harmonycentral	hu	Hungary	6/8/2011
Musicians Friend	harmonycentral	co.in	India	4/7/2011
Musicians Friend	harmonycentral	in	India	4/7/2011
Musicians Friend	harmonycentral	ie	Ireland	4/18/2011
Musicians Friend	harmonycentral	co.il	Israel	5/5/2011
Musicians Friend	harmonycentral	co.it	Italy	5/27/2011
Musicians Friend	harmonycentral	it	Italy	5/27/2011
Musicians Friend	harmonycentral	jp	Japan	4/30/2011
Musicians Friend	harmonycentral	lu	Luxembourg	5/11/2011
Musicians Friend	harmonycentral	com.mx	Mexico	4/6/2011
Musicians Friend	harmonycentral	me	Montenegro	9/15/2012
Musicians Friend	harmonycentral	co.nl	Netherlands	5/19/2011
Musicians Friend	harmonycentral	nl	Netherlands	6/2/2011
Musicians Friend	harmonycentral	no	Norway	4/18/2011
Musicians Friend	harmonycentral	com.pl	Poland	4/23/2011
Musicians Friend	harmonycentral	pl	Poland	4/30/2011
Musicians Friend	harmonycentral	co.pt	Portugal	5/1/2011
Musicians Friend	harmonycentral	com.pt	Portugal	5/6/2011
Musicians Friend	harmonycentral	com.sg	Singapore	4/21/2011
Musicians Friend	harmonycentral	sg	Singapore	4/21/2011
Musicians Friend	harmonycentral	co.za	South Africa	4/27/2011
Musicians Friend	harmonycentral	kr	South Korea	5/4/2011
Musicians Friend	harmonycentral	com.es	Spain	4/7/2011
Musicians Friend	harmonycentral	es	Spain	4/7/2011
Musicians Friend	harmonycentral	se	Sweden	4/7/2011

Musicians Friend	harmonycentral	ch	Switzerland	4/30/2011
Musicians Friend	harmonycentral	com.tw	Taiwan	4/23/2011
Musicians Friend	harmonycentral	tw	Taiwan	4/23/2011
Musicians Friend	harmonycentral	com.tr	Turkey	5/16/2011
Musicians Friend	harmonycentral	tv	Tuvalu	6/18/2011
Musicians Friend	harmonycentral	us	United States	6/8/2011
Musicians Friend	harmonycentral	ws	Western Samoa	6/2/2012
Musicians Friend	harmony-central	com.ar	Argentina	12/9/2011
Musicians Friend	harmony-central	com.au	Australia	5/5/2011
Musicians Friend	harmony-central	at	Austria	4/10/2011
Musicians Friend	harmony-central	co.at	Austria	4/10/2011
Musicians Friend	harmony-central	be	Belgium	5/28/2011
Musicians Friend	harmony-central	com.br	Brazil	4/10/2011
Musicians Friend	harmony-central	ca	Canada	7/28/2011
Musicians Friend	harmony-central	cn	China	6/17/2011
Musicians Friend	harmony-central	com.cn	China	4/8/2011
Musicians Friend	harmony-central	net.cn	China	11/16/2011
Musicians Friend	harmony-central	org.cn	China	11/16/2011
Musicians Friend	harmony-central	cc	Cocos (Keeling) Islands	6/2/2011
Guitar Center Inc	Harmony-Central	co	Colombia	6/28/2011
Musicians Friend	harmony-central	cz	Czech Republic	4/23/2011
Musicians Friend	harmony-central	co.dk	Denmark	4/10/2011
Musicians Friend	harmony-central	dk	Denmark	4/30/2011
Musicians Friend	harmony-central	com.fr	France	1/13/2011
Musicians Friend	harmony-central	fr	France	1/13/2011
Musicians Friend	harmony-central	com.gr	Greece	5/10/2012
Musicians Friend	harmony-central	gr	Greece	5/10/2012
Musicians Friend	harmony-central	com.hk	Hong Kong	5/4/2011
Musicians Friend	harmony-central	hk	Hong Kong	5/4/2011
Musicians Friend	harmony-central	co.hu	Hungary	5/22/2011
Musicians Friend	harmony-central	hu	Hungary	6/8/2011
Musicians Friend	harmony-central	co.in	India	4/7/2011
Musicians Friend	harmony-central	in	India	4/7/2011
Musicians Friend	harmony-central	ie	Ireland	4/18/2011
Musicians Friend	harmony-central	co.il	Israel	5/5/2011
Musicians Friend	harmony-central	co.it	Italy	5/27/2011
Musicians Friend	harmony-central	it	Italy	5/27/2011
Musicians Friend	harmony-central	jp	Japan	4/30/2011
Musicians Friend	harmony-central	lu	Luxembourg	5/11/2011
Musicians Friend	harmony-central	com.my	Malaysia	5/5/2011
Musicians Friend	harmony-central	my	Malaysia	5/5/2011
Musicians Friend	harmony-central	com.mx	Mexico	4/6/2011
Musicians Friend	harmony-central	me	Montenegro	9/15/2012
Musicians Friend	harmony-central	co.nl	Netherlands	5/19/2011
Musicians Friend	harmony-central	nl	Netherlands	6/2/2011
Musicians Friend	harmony-central	no	Norway	4/18/2011
Musicians Friend	harmony-central	com.pl	Poland	4/23/2011

Musicians Friend	harmony-central	co.pt	Portugal	5/1/2011
Musicians Friend	harmony-central	com.pt	Portugal	5/6/2011
Musicians Friend	harmony-central	com.sg	Singapore	4/21/2011
Musicians Friend	harmony-central	sg	Singapore	4/21/2011
Musicians Friend	harmony-central	co.za	South Africa	4/27/2011
Musicians Friend	harmony-central	co.kr	South Korea	5/4/2011
Musicians Friend	harmony-central	kr	South Korea	5/4/2011
Musicians Friend	harmony-central	com.es	Spain	4/7/2011
Musicians Friend	harmony-central	es	Spain	12/28/2011
Musicians Friend	harmony-central	se	Sweden	4/7/2011
Musicians Friend	harmony-central	ch	Switzerland	4/30/2011
Musicians Friend	harmony-central	com.tw	Taiwan	4/23/2011
Musicians Friend	harmony-central	tw	Taiwan	4/23/2011
Musicians Friend	harmony-central	com.tr	Turkey	5/16/2011
Musicians Friend	harmony-central	tv	Tuvalu	6/18/2011
Musicians Friend	harmony-central	us	United States	6/8/2011
Musicians Friend	harmony-central	ws	Western Samoa	6/16/2012
Musicians Friend	makebettermusic	cn	China	6/5/2011
Musicians Friend	makebettermusic	com.cn	China	6/5/2011
Musicians Friend	makebettermusic	net.cn	China	6/5/2011
Musicians Friend	makebettermusic	cc	Cocos (Keeling) Islands	6/4/2011
Musicians Friend	makebettermusic	tv	Tuvalu	6/18/2011
Musicians Friend	makebettermusic	us	United States	6/3/2011
Musicians Friend	makebettermusic	ws	Western Samoa	6/4/2011
Guitar Center Inc	makerockhistory	tv	Tuvalu	5/22/2011
Musicians Friend	marsmusic	cc	Cocos (Keeling) Islands	12/11/2011
Musicians Friend	marsmusic	tv	Tuvalu	6/18/2011
Musicians Friend	marsmusic	us	United States	6/3/2011
Musicians Friend	marsmusic	ws	Western Samoa	12/11/2011
Musicians Friend	mfinc	cc	Cocos (Keeling) Islands	6/2/2011
Musicians Friend	mfinc	tv	Tuvalu	6/18/2011
Musicians Friend	mfinc	us	United States	6/10/2011
Musicians Friend	mfinc	ws	Western Samoa	6/2/2012
Musicians Friend	mi-media	cc	Cocos (Keeling) Islands	4/20/2011
Musicians Friend	mi-media	tv	Tuvalu	6/18/2011
Musicians Friend	mi-media	ws	Western Samoa	4/19/2012
Musicians Friend	music123	at	Austria	6/30/2011
Musicians Friend	music123	co.at	Austria	4/29/2011
Musicians Friend	music123	be	Belgium	4/29/2011
Musicians Friend	music123	bz	Belize	6/17/2011
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Guitar Center Inc	Music123	co	Colombia	7/21/2011
Guitar Center Inc	Music123	com.co	Colombia	2/5/2011
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Musicians Friend	music123	gr	Greece	4/29/2011
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Musicians Friend	music123	hu	Hungary	6/8/2011
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Musicians Friend	music123	in	India	4/23/2011
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Musicians Friend	music123	my	Malaysia	5/5/2011
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Guitar Center Inc	music123com	co	Colombia	6/28/2011
Guitar Center Inc	music123-com	co	Colombia	6/28/2011
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Musicians Friend	musica123	tv	Tuvalu	6/18/2011
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Guitar Center Inc	musicarts	com.ar	Argentina	4/30/2011
Guitar Center Inc	musicarts	com.au	Australia	5/5/2011
Guitar Center Inc	musicarts	at	Austria	4/23/2011
Guitar Center Inc	musicarts	co.at	Austria	4/23/2011
Guitar Center Inc	musicarts	be	Belgium	4/23/2011

Guitar Center Inc	musicarts	com.br	Brazil	4/23/2011
Guitar Center Inc	musicarts	ca	Canada	5/3/2011
Guitar Center Inc	musicarts	com.cn	China	5/1/2011
Guitar Center Inc	Musicarts	com.co	Colombia	2/5/2011
Guitar Center Inc	musicarts	cz	Czech Republic	4/23/2011
Guitar Center Inc	musicarts	co.dk	Denmark	5/8/2011
Guitar Center Inc	musicarts	dk	Denmark	4/28/2011
Guitar Center Inc	musicarts	fi	Finland	8/9/2011
Guitar Center Inc	musicarts	com.gr	Greece	4/29/2011
Guitar Center Inc	musicarts	gr	Greece	4/29/2011
Guitar Center Inc	musicarts	com.hk	Hong Kong	5/4/2011
Guitar Center Inc	musicarts	hk	Hong Kong	5/4/2011
Guitar Center Inc	musicarts	co.hu	Hungary	5/22/2011
Guitar Center Inc	musicarts	hu	Hungary	6/8/2011
Guitar Center Inc	musicarts	co.in	India	4/23/2011
Guitar Center Inc	musicarts	in	India	4/23/2011
Guitar Center Inc	musicarts	ie	Ireland	5/21/2011
Guitar Center Inc	musicarts	co.il	Israel	5/5/2011
Guitar Center Inc	musicarts	co.it	Italy	6/9/2011
Guitar Center Inc	musicarts	jp	Japan	5/1/2011
Guitar Center Inc	musicarts	lu	Luxembourg	5/12/2011
Guitar Center Inc	musicarts	com.my	Malaysia	5/5/2011
Guitar Center Inc	musicarts	my	Malaysia	5/5/2011
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Guitar Center Inc	musicarts	co.nl	Netherlands	5/19/2011
Guitar Center Inc	musicarts	no	Norway	5/11/2011
Guitar Center Inc	musicarts	com.pl	Poland	4/23/2011
Guitar Center Inc	musicarts	pl	Poland	4/30/2011
Guitar Center Inc	musicarts	co.pt	Portugal	5/8/2011
Guitar Center Inc	musicarts	com.pt	Portugal	4/23/2011
Guitar Center Inc	musicarts	ru	Russian Federation	4/23/2011
Guitar Center Inc	musicarts	com.sg	Singapore	5/5/2011
Guitar Center Inc	musicarts	sg	Singapore	5/5/2011
Guitar Center Inc	musicarts	co.za	South Africa	4/30/2011
Guitar Center Inc	musicarts	co.kr	South Korea	5/4/2011
Guitar Center Inc	musicarts	kr	South Korea	5/4/2011
Guitar Center Inc	musicarts	com.es	Spain	4/23/2011
Guitar Center Inc	musicarts	se	Sweden	4/28/2011
Guitar Center Inc	musicarts	ch	Switzerland	4/23/2011
Guitar Center Inc	musicarts	com.tw	Taiwan	4/23/2011
Guitar Center Inc	musicarts	tw	Taiwan	4/23/2011
Guitar Center Inc	musicarts	gen.tr	Turkey	8/25/2011
Guitar Center Inc	musicarts	com.ua	Ukraine	4/23/2011
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Guitar Center Inc	musician	at	Austria	4/7/2011
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Guitar Center Inc	musician	com.br	Brazil	4/23/2011
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Guitar Center Inc	musician	co.dk	Denmark	4/10/2011
Guitar Center Inc	musician	com.gr	Greece	5/10/2012
Guitar Center Inc	musician	hk	Hong Kong	5/4/2011
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Guitar Center Inc	musician	com.mx	Mexico	4/6/2011
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